Exhibit 99.1

Global Crossing (UK) Telecommunications Limited

Annual Report

for the Year Ended December 31, 2004

Global Crossing (UK) Telecommunications Limited is hereby furnishing its

Annual Report for the year ended December 31, 2004 to the holders of the senior secured notes of Global Crossing (UK) Finance Plc.

ii

Explanatory Note:

This annual report is furnished pursuant to the Indenture, dated December 23, 2004, among Global Crossing (UK) Finance Plc as issuer, Global Crossing Telecommunications (UK) Limited as guarantor and The Bank of New York as Trustee. This annual report is not required to be and will not be filed with the Securities and Exchange Commission. For ease of reference for the reader, the Item numbers and captions of this annual report are keyed to the numbers and captions set forth in the Form 20-F promulgated by the Securities and Exchange Commission for use by foreign private issuers under the Securities Exchange Act of 1934.

iii

PART I

PRESENTATION OF INFORMATION

Corporate Organization

All references in this annual report to:

•	“we,” “us,” “our,” the “company,” and “GCUK” refer to Global Crossing (UK) Telecommunications Limited and its consolidated subsidiaries, including the issuer, except where expressly stated otherwise or the context otherwise requires;

•	the “issuer” refer to Global Crossing (UK) Finance Plc, a company organized under the laws of England and Wales, and our direct, wholly owned finance subsidiary that is the issuer of the 10.75% dollar-denominated senior secured notes and the 11.75% sterling-denominated senior secured notes guaranteed by us and has had no trading activity, except where expressly stated otherwise or the context otherwise requires;

•	“GCL,” “Global Crossing,” “our parent” and “our parent company” refer to Global Crossing Limited, a company organized under the laws of Bermuda and our indirect parent company by which we are indirectly wholly owned;

•	“old parent company” or “old parent” refer to Global Crossing Ltd., a company formed under the laws of Bermuda and our parent company’s predecessor;

•	“BidCo,” “our immediate parent” and “our immediate parent company” refer to Global Crossing BidCo Limited, a company organized under the laws of England and Wales and our direct parent company by which we are directly wholly owned and which is indirectly wholly owned by GCL;

•	“group companies” refers to the group of companies owned directly or indirectly by GCL, including us; and

•	“Racal” refer to the network services arm of Racal Telecommunications Limited, our predecessor.

Financial and Other Information

All references in this annual report to:

•	the “UK” refer to the United Kingdom;

•	“pounds sterling,” “sterling,” “£” or “pence” refer to the lawful currency of the United Kingdom;

•	the “United States” or the “US” refer to the United States of America;

•	“US$,” “US Dollars,” “dollars” or “$” refer to the lawful currency of the United States;

•	the “EU” refer to the European Union;

•	“euro” or “€” refer to the lawful currency of the European Union; and

•	the “notes” refer to the 10.75% dollar-denominated senior secured notes and the 11.75% sterling-denominated senior secured notes issued by the issuer on December 23, 2004 and to the exchange notes that the issuer proposes to issue pursuant to a registered exchange offer.

The financial statements and the related notes in this annual report have been prepared in accordance with applicable UK accounting standards, or UK GAAP. UK GAAP differs in certain material respects from accounting principles generally accepted in the US, or US GAAP. For a discussion of the differences between UK GAAP and US GAAP as they apply to us, see note 26 to the audited financial statements included elsewhere in this annual report. Unless otherwise indicated, financial information in this annual report has been prepared in accordance with UK GAAP.

Some financial information has been rounded and, as a result, the numerical figures shown as totals in this annual report may vary slightly from the exact arithmetic aggregation of figures that precede them.

In this annual report, we refer to “EBITDA,” by which we mean profit/(loss) before finance charges, taxes, depreciation and amortization. Although EBITDA is not a measure of operating profit/(loss), operating performance or liquidity under UK GAAP and US GAAP, we have presented EBITDA because we use EBITDA as a measure of our performance without regard to depreciation and amortization and we believe that some of our investors use this measurement in a consistent manner and to determine our ability to service our indebtedness and fund ongoing capital expenditures. See Item 3.A. “Key Information—Selected Financial Data” footnote 6, for further information. Although EBITDA is not a measure of operating profit/(loss), operating performance or liquidity under UK GAAP or US GAAP, we have presented EBITDA because we believe that some of our investors use this measurement to determine our ability to service our indebtedness and fund ongoing capital expenditures and because some of the covenants in our debt agreements require the calculation of similar measures. You should not, however, construe EBITDA in isolation or as a substitute for operating income as determined by UK GAAP or US GAAP, or as an indicator of our operating performance or of our cash flows from operating activities as determined in accordance with UK GAAP or US GAAP. You should not use this non-GAAP measure as a substitute for the analysis provided in our profit and loss accounts or in our cash flow statements.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

The following table sets forth, for the periods indicated, certain information concerning the noon buying rate in the City of New York for cable transfers in pounds sterling as announced by the Federal Reserve Bank of New York for customs purposes, or the “noon buying rate,” for pounds sterling expressed in dollars per £1.00. As of April 26, 2005, the noon buying rate for pounds sterling expressed in dollars per £1.00 was 1.904.

	Dollars per £1.00
	2000	2001	2002	2003	2004	2005 (through April 26)
Exchange rate at end of period (Year ended December 31, except 2005)	1.496	1.454	1.609	1.784	1.916	1.904
Average exchange rate during period*	1.513	1.438	1.508	1.645	1.836	1.892
Highest exchange rate during period	1.654	1.503	1.610	1.784	1.948	1.929
Lowest exchange rate during period	1.400	1.373	1.407	1.550	1.754	1.857

*	The average of the noon buying rates for cable transfer in pound sterling as certified for customs purposes by the Federal Reserve Bank of New York on the last business day of each month during the applicable period (through April 26 in the case of 2005).

Month	Highest exchange rate during the month	Lowest exchange rate during the month
January 2005	1.906	1.865
February 2005	1.925	1.857
March 2005	1.929	1.866
April 2005 (through April 26)	1.920	1.873

MARKET AND INDUSTRY DATA

In this annual report, we rely on and refer to information and statistics regarding our industry. We obtained these market data from independent industry publications or other publicly available information. Although we believe that these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This annual report contains “forward-looking statements,” as such term is defined in Section 21E of the US Securities Exchange Act of 1934. These statements set forth anticipated results based on our management’s plans and assumptions. From time to time, we also provide forward-looking statements in other materials we release to the public as well as in oral forward-looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify these forward-looking statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance or strategies.

We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects. Also note that we provide a discussion of risks and uncertainties related to our businesses. See Item 3.D. “Key Information—Risk Factors.” These are factors that we believe, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider the “Risk Factors” section to be a complete discussion of all potential risks or uncertainties. As described in this annual report, such risks, uncertainties and other important factors include, among others:

•	deficiencies we have identified in our internal controls, processes and procedures;

•	our parent’s recent chapter 11 reorganization, financial restatement and other matters;

•	the potential adverse effect on us of a change in financial reporting in accordance with international financial reporting standards, or IFRS;

•	we rely on the services of our key personnel;

•	periodic reviews of our financial condition by certain of our governmental customers;

•	the level of competition in the marketplace;

•	surplus industry capacity and other factors that might decrease the price of our products and services;

•	weakness in the telecommunications industry;

•	the fact that our turnover is concentrated in a limited number of customers;

•	a substantial portion of our network is subject to a finance lease with Network Rail, the term of which expire with respect to certain network assets, prior to the maturity of the notes;

•	insolvency could lead to termination of certain of our contracts;

•	a change of control could lead to the termination of many of our government contracts;

•	the absence of firm commitments to purchase minimum levels of turnover or services in our commercial customer contracts;

•	our ability to avoid and mitigate any disruptions in the availability or quality of our service;

•	risks relating to the rating of our notes;

•	a review of our prices and services that is being conducted by the UK Foreign & Commonwealth Office;

•	increases in industry competition due to rapid technological changes;

•	limitations on our ability to control our costs while maintaining and improving our service levels;

•	the UK Office of Fair Trading is investigating concerns as to certain collusive behavior;

•	changes in government regulation of telecommunications services;

•	our reliance on third parties for the timely supply of equipment and services;

•	limitations on our ability to continue to develop effective business support systems;

•	the influence of our parent;

•	the sharing of corporate and operational services with our parent;

•	our directors’ potential conflicts of interest due to ownership of, or options to purchase, our parent’s stock;

•	limitations on our ability to develop and market new or existing commercial services successfully;

•	the return of assets to our parent if fraudulent conveyances to us by our parent occur;

•	major rail accidents or significant acts of vandalism;

•	terrorist attacks or other acts of violence; and

•	increased scrutiny of financial disclosure and the possibility of litigation.

We cannot guarantee that any forward-looking statement will be realized. Our achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements.

ITEM 1.	IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISORS

Not applicable.

ITEM 2.	OFFER STATISTICS AND EXPECTED TIMETABLE

Not applicable.

ITEM 3.	KEY INFORMATION

A.	Selected Financial Data

You should read the following selected financial data together with the Item 5 “Operating and Financial Review and Prospects” and our financial statements and the accompanying notes thereto included elsewhere in this annual report.

The selected financial data at December 31, 2000 and for the period from November 25, 1999 (inception) to December 31, 2000 were derived from our unaudited consolidated financial statements which are not included in this annual report. The selected financial data at December 31, 2001 and 2002 and for the year ended December 31, 2001 were derived from our financial statements which are not included in this annual report. The selected financial data at December 31, 2003 and 2004 and for each of the three years ended December 31, 2004 have been derived from our audited financial statements and related notes thereto included elsewhere in this annual report.

Unless otherwise indicated, the historical financial data have been prepared in accordance with UK GAAP. UK GAAP differs in certain significant respects from US GAAP. For a discussion of the differences between UK GAAP and US GAAP as they apply to us, see note 26 to our audited financial statements included elsewhere in this annual report.

Period from Inception to December 31, 2000(1)	Years ended December 31
2001	2002	2003	2004
(unaudited)	(in thousands, except ratios)
Profit and Loss Account Data:
Turnover(2)	£251,412	£292,887	£262,279	£288,020	£269,889
Cost of sales	(273,982)	(233,735)	(219,835)	(199,124)	(177,283)

Gross profit	(22,570)	59,152	42,444	88,896	92,606

Operating expenses:
Distribution costs	(21,463)	(22,073)	(12,276)	(9,647)	(10,128)
Administrative expenses	(97,196)	(129,874)	(74,531)	(54,424)	(36,973)
Exceptional fixed asset impairment	(95,107)	(66,374)	—	—	—

(213,766)	(218,321)	(86,807)	(64,071)	(47,101)

Operating profit/(loss)(2)	(236,336)	(159,169)	(44,363)	24,825	45,505
Finance charges, net	(5,559)	(1,789)	(1,406)	(3,753)	(4,787)
Tax on profit/(loss) on ordinary activities	—	—	—	—	5,064

Profit/(loss)	£(241,895)	£(160,958)	£(45,769)	£21,072	£45,782

Balance Sheet Data (at period end):
Cash at bank and in hand	£6,534	£3,231	£4,565	£15,403	£466
Debtors, net(3)	127,348	160,363	152,442	128,712	83,560
Working capital/(deficit)(4)	(353,517)	(526,515)	(523,545)	(326,675)	(7,630)
Tangible assets, net	223,770	220,052	197,728	185,981	186,477
Total assets	357,655	383,650	391,739	365,100	291,234
Total debt(5)	374,561	497,068	512,719	371,867	234,950
Total shareholder’s deficit	(243,807)	(421,647)	(467,416)	(308,845)	(159,167)
Financial Ratios and Other Data:
EBITDA(6)	£(78,562)	£(108,505)	£(1,210)	£66,554	£86,538
Depreciation and amortization	62,667	50,664	43,153	41,729	41,033
Capital expenditures	110,875	98,739	55,059	28,239	7,811
Ratio of earnings to fixed charges(7)	(7)	(7)	(7)	2.5	x	3.6	x

	Period from Inception to December 31, 2000	Years ended December 31,
		2001	2002	2003		2004
	(unaudited)	(in thousands, except ratios)
US GAAP Data(8)
Profit and Loss Account Data:
Revenue	(10)	(10)	265,663	290,922		263,776
Operating profit/(loss)	(10)	(10)	(43,512)	23,633		53,712
Income/(loss) from continuing activities(9)	(10)	(10)	(17,271)	330,062		39,846
Net income/(loss)	(10)	(10)	(18,607)	330,062		39,846
Balance Sheet Data:
Cash and cash equivalents	(10)	(10)	41,565	50,403		21,193
Fixed assets	(10)	(10)	202,602	112,404		132,407
Total assets	(10)	(10)	385,134	293,823		235,577
Total debt	(10)	(10)	512,719	371,867		245,415
Total shareholder’s deficit	(10)	(10)	(477,790)	(307,289)		(146,672)
Financial Ratios and Other Data
EBITDA(11)	(10)	(10)	17,547	377,786		84,782
Depreciation and amortization	(10)	(10)	46,336	43,613		23,915
Ratio of earnings to fixed charges(12)	(10)	(10)	(12)	25.3	x	4.7	x

(1)	Includes the results of operations and cash flows from November 25, 1999, the date of our acquisition of Racal Electronics plc, through December 31, 2000. This selected financial data is not presented for the year ended December 31, 2000 as such information is not reasonably obtainable at other than onerous expense.

(2)	Our results for the years ended December 31, 2000, 2001 and 2002 include our cellular business, which was discontinued in 2001. This includes turnover of £7.6 million and £7.0 million for the years ended December 31, 2000 and 2001 and net operating loss of £0.1 million, £0.8 million and £1.3 million for the years ended December 31, 2000, 2001 and 2002, respectively.

(3)	Net debtors include operating and non-operating debtors from other group companies. Excluding the debtors from other group companies, net debtors are £119.9 million, £152.1 million, £94.3 million, £85.7 million and £79.8 million at December 31, 2000, 2001, 2002, 2003 and 2004, respectively.

(4)	Working capital consists of current assets (excluding debtors due in more than one year) less creditors falling due within one year. Working capital includes operating and non-operating debtors and creditors from other group companies. Excluding all debtors and creditors from other group companies, working capital/(deficit) is £17.0 million, £(17.3) million, £(0.6) million, £26.3 million and (£5.7) million at December 31, 2000, 2001, 2002, 2003 and 2004, respectively.

(5)	Total debt represents obligations under finance leases and hire purchase contracts, third-party indebtedness and loans owed to group companies.

(6)	UK GAAP EBITDA consists of profit/(loss) for the period before taxation, finance charges, depreciation expense and the amortization of connection costs. Although EBITDA is not a measure of operating profit/(loss), operating performance or liquidity under UK GAAP, we have presented EBITDA because we use EBITDA as a measure of our performance without regard to depreciation and amortization and we believe that some of our investors use this measurement in a consistent manner and to determine our ability to service our indebtedness and fund ongoing capital expenditures. You should not, however, construe EBITDA in isolation or as a substitute for operating income as determined by UK GAAP, or as an indicator of our operating performance or of our cash flows from operating activities as determined in accordance with UK GAAP. You should not use this non-GAAP measure as a substitute for the analysis provided in our profit and loss accounts or in our cash flow statements.

	Period from Inception to December 31, 2000	Year ended December 31,
		2001	2002	2003	2004
	unaudited	(in thousands)
Profit/(loss)	£(241,895)	£(160,958)	£(45,769)	£21,072	£45,782
Finance charges, net	5,559	1,789	1,406	3,753	4,787
Taxes	—	—	—	—	(5,064)
Depreciation	62,667	49,412	36,537	35,831	34,433
Amortization		1,252	6,616	5,898	6,600

EBITDA	£(173,669)	£(108,505)	£(1,210)	£66,554	£86,538

(7)	In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes from continuing operations plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, and of one-third of operating lease rental expense (deemed representative of that portion of rental expense estimated to be attributable to interest).

This table provides the calculations of the ratio of earnings to fixed charges:

	Period from Inception to December 31, 2000	Year ended December 31,
		2001	2002	2003		2004
	(in thousands)
Earnings:
Profit/(loss) from continuing operations before tax	£(241,895)	£(160,165)	£(44,433)	£21,072		£40,718
Fixed charges	11,130	7,994	14,208	13,653		15,500

Total	£(230,765)	£(152,171)	£(30,225)	£34,725		£56,218

Fixed charges:
Interest	7,807	£3,756	£4,099	£3,797		£5,040
Amortization of debt issuance costs	—	—	—	—		26
Interest component of rent expense	3,323	4,238	10,109	9,856		10,434

Total fixed charges	£11,130	£7,994	£14,208	£13,653		£15,500

Ratio of earnings to fixed charges	—	—	—	2.5	x	3.6	x

The earnings are insufficient to cover fixed charges by £241.9 million, £160.2 million and £44.4 million for the years ended December 31, 2000, 2001 and 2002, respectively.

(8)	Upon its emergence from bankruptcy on December 9, 2003, our parent company implemented “fresh start” accounting and reporting in accordance with the AICPA SOP 90-7. Fresh start accounting required our parent company to allocate the reorganization value of its assets and liabilities based upon their estimated fair values. Although GCUK itself was not part of the bankruptcy proceedings, under US GAAP, fresh start accounting is pushed down to the entity level. This results in a split of the 2003 year between the predecessor period, from January 1, 2003 to December 9, 2003, and the successor for the period from December 10, 2003 to December 31, 2003. See Note 26 to the financial statements included elsewhere in this annual report for an allocation of the 2003 profit between the periods.

(9)	Profit/(loss) from continuing operations represents the profit/(loss) adjusted to exclude the discontinued operations.

(10)	US GAAP information is not available for these periods.

(11)	US GAAP EBITDA consists of profit/(loss) for the period before taxation, finance charges, depreciation expense, amortization expense and the amortization of connection costs. Although EBITDA is not a measure of operating profit/(loss), operating performance or liquidity under US GAAP, we have presented EBITDA because we use EBITDA as a measure of our performance without regard to depreciation and amortization and we believe that some of our investors use this measurement in a consistent manner and to determine our ability to service our indebtedness and fund ongoing capital expenditures. You should not, however, construe EBITDA in isolation or as a substitute for operating income as determined by US GAAP, or as an indicator of our operating performance or of our cash flows from operating activities as determined in accordance with US GAAP. You should not use this non-GAAP measure as a substitute for the analysis provided in our profit and loss accounts or in our cash flow statements.

	Year ended December 31,
	2002	2003	2004
	(in thousands)
Net income/(loss)	£(18,607)	£330,062	£39,846
Interest, net	2,416	2,760	3,962
Taxes	(12,598)	1,351	17,059
Depreciation	39,720	37,629	15,597
Amortization of connection costs	6,616	5,898	6,600
Amortization expense	—	86	1,358

EBITDA	£17,547	£377,786	£84,782

(12)	This table provides the calculations of the ratio of earnings to fixed charges under US GAAP:

	Year ended December 31,
	2002	2003	2004
	(in thousands, except ratios)
Earnings:
Profit/(loss) from continuing operations before tax	£(29,869)	£331,413	£56,905
Fixed charges	14,208	13,653	15,500

Total	£(15,661)	£345,066	£72,405

Fixed charges:
Interest	£4,099	£3,797	£5,066
Interest component of rent expenses	10,109	9,856	10,434

Total fixed charges	£14,208	£13,653	£15,500

Ratio of earnings to fixed charges	—	25.3

The earnings are insufficient to cover fixed charges by £29.9 million for the year ended December 31, 2002.

B.	Capitalization and Indebtedness

Not applicable.

C.	Reasons for the Offer and Use of Proceeds

Not applicable.

D.	Risk Factors

Our business, and an investment in us, are subject to a number of significant risks, including those described below. Additional risks and uncertainties not presently known to us, or that we currently believe are immaterial, could also impair our business, financial condition, results of operations and our ability to fulfill our obligations under the notes. See Item 5.B. “Operating and Financial Review and Prospects – Liquidity and Capital Resources – Indebtedness – Senior Secured Notes.”

Risks Related to Our Business and Industry

We have identified a number of deficiencies in our internal controls, processes and procedures and may face difficulties in strengthening our internal accounting systems and controls and in our ability to satisfy our financial reporting obligations on a timely basis.

GCL, our parent company, has identified material weaknesses in its internal controls. Given that we are subject to a shared control environment with GCL, and in light of certain additional control issues specific to us, we have concluded that we had a material weakness in our internal control over financial reporting with respect to our overall financial close process as of December 31, 2004. This material weakness means that there is more than a remote likelihood that we will not prevent or detect a material misstatement of our financial statements. See Item 15 “Controls and Procedures.”

Although we and our parent company are creating and have already begun implementing plans to remediate the identified control issues, there can be no assurance that we or our parent company will be successful in this regard.

We may face some difficulties or experience delays in developing changes and improvements to our internal accounting systems and controls. We will also need to commit substantial resources, including substantial time from our management team’s new and existing accounting personnel and from external consultants to implement and integrate into our organization improved systems controls and additional procedures generally, and to improve our financial reporting systems. In addition, the remedial actions are not solely within our control, and we are dependent upon the timely and effective improvement in internal controls by our parent company. The failure or delay in implementing all required changes and improvements to our internal controls and any failure to maintain such control could in each case by us or our parent company adversely affect our ability to timely fulfill our financial reporting obligations as a stand-alone company. Any misstatements or adjustments due to errors or the failure to satisfy our reporting obligations on a timely basis could have an adverse effect on our business, results of operations and the value of the notes.

Our parent’s chapter 11 bankruptcy, the failure of our parent to execute its business plan, our parent’s financial condition, its restatement of certain previously reported financial statements and resulting litigation may harm our business and our brand name.

GCL, our parent company, emerged from chapter 11 bankruptcy proceedings in December 2003. Negative publicity or news coverage regarding our parent’s financial condition could have an adverse effect on certain business segments. We may find it difficult to convince customers to purchase our services and any negative publicity or news coverage may be used by our competition to convince customers to discontinue using our service. Although the chapter 11 proceedings regarding our parent have concluded, it is possible that this negative publicity will have a long-term effect on us and our brand name. In addition, the failure of our parent to execute its business plan or failure to fund its business plan could harm our business and results of operations. For example, the recent reorganization has had an adverse impact on our credit standing with our suppliers and other trade creditors. This increases our cost of doing business and hinders our negotiating power with our suppliers and other trade creditors. Similarly, negative press about the financial condition of our parent company or even about competitors in our industry in general may affect our reputation.

The results of operations of our parent and its ability to execute its business plan successfully is subject to risks and uncertainty including, among other things: its history of (and continuing) substantial operating losses; the risk that, in the near term and long-term, funds from operations will not satisfy cash requirements; the support of our parent’s controlling shareholder, Singapore Technologies Telemedia Pte Ltd, a Singapore company, or STT; the ability of our parent to arrange the necessary financing to fund its liquidity requirements; funding from us that is dependent upon our ability to loan or dividend funds to our parent and its subsidiaries; and the success of our parent’s business realignment plan and the realization of anticipated cost savings. Adverse developments in our parent’s financial condition and liquidity position could have a material and adverse effect on our reputation, business and results of operations.

In the course of preparing its financial statements for the first quarter of 2004 in early April 2004 and after the filing of its 2003 annual report with the SEC, the management of our parent company became concerned about the adequacy of its accrued cost of access liabilities. Our parent company immediately undertook extensive procedures to quantify and understand the reasons for the apparent accrual shortfall and promptly reported the situation to its audit committee. On April 29, 2004, our parent company filed a report with the SEC indicating that Grant Thornton LLP, the auditors of its financial statements for the periods from January 1, 2001 through December 31, 2003, had withdrawn its reports on our parent company’s financial statements, and that its reports could no longer be relied upon. On October 8, 2004, our parent company restated its previously issued financial statements for the year ended December 31, 2003 and for the related interim periods, and Grant Thornton reissued its audit reports. The restatements resulted in certain increases in the cost of access liabilities and in our parent company’s cost of access expense.

Our parent company retained a major US accounting firm to conduct an independent investigation of the facts and circumstances surrounding the underestimate of the cost of access liabilities and expenses and the causes that may have given rise to it, including, if relevant, associated internal control issues and issues of management integrity. Based upon the investigative procedures it performed, the accounting firm observed that the issues surrounding the cost of access accounting in North America did not appear to exist in its operations in Europe, including in our company.

On June 21, 2004, our parent announced that the accounting firm had completed its investigation and that the investigative procedures it performed, including reading more than 90,000 e-mails and numerous other documents and interviewing 26 employees, did not reveal any management integrity issues related to the cost of access liabilities and expenses, or any management knowledge of an underestimate until after the filing of our parent’s December 31, 2003 financial statements in its annual report on Form 10-K on March 26, 2004.

Following our parent company’s announcement that it expected to restate certain of its financial statements, plaintiffs brought eight separate class action lawsuits all purportedly on behalf of our parent company’s shareholders against our parent company and certain of its officers and directors. The multi district litigation panel granted the parties’ request to transfer and consolidate the cases in the United States District Court for the Southern District of New York in an order dated October 22, 2004. We cannot predict the effect, if any, that the restatement will have on our parent company or on us. On December 16, 2004, the court appointed lead plaintiffs and lead council. On February 18, 2005, the plaintiffs filed their consolidated amended complaint, which discontinued any claims against our parent’s directors. We cannot predict the effect, if any, of the class action lawsuits because they are all at very early stages. Any adverse determination in these lawsuits could have a material and adverse effect on our business, operations and financial condition.

A change in financial reporting in accordance with international financial reporting standards (IFRS) could have an adverse effect on us.

We maintain our internal financial reporting systems to report in UK GAAP for purposes of our own accounts and in US GAAP for reporting to GCL, our parent, to enable it to prepare its consolidated financial statements. We intend to provide financial information under IFRS for our financial year ending December 31, 2005 (and comparable IFRS information for the financial year ending December 31, 2004). It is not possible to quantify the impact that the switch from our current financial reporting system to IFRS will have on us, although its implementation could adversely affect our reported results. We have initiated a project to manage the transition from UK GAAP to IFRS and have begun the process of interpreting the accounting standards that will apply from 2005 onwards. We will need the assistance of an outside consultant to devise a plan to address the transition to IFRS and hired such a consultant in the first quarter of 2005. Because this project is still being planned, we are not, as yet, in a position to quantify the effect of the differences between IFRS and UK GAAP on our results or financial position.

We depend in large part on the efforts of our key personnel. Maintaining key personnel is vital for our business, and there is no guarantee we can keep such personnel. Our financial reorganization resulted in a loss of historical knowledge.

Our future success largely depends on the continued employment of certain of our key personnel, any of whom could terminate their employment at any time. In addition to our senior management, we rely upon key personnel of GCL, our parent company. In addition, many of our key personnel spend time working for our parent or its affiliates and the amount of time they spend doing so is often out of our control. Our business and operations depend upon qualified personnel successfully implementing our business plan. We can offer no assurance that we will not lose our own key personnel or key personnel employed by our parent or that they will not need to spend additional time working for our parent or its affiliates and this could have a material and adverse effect on our business and operations.

Moreover, due to the recent financial reorganization of our business, we have reduced our headcount from a peak in late 2000 of approximately 1,700 full-time employees and contractors to 553 full-time employees and eight contractors at December 31, 2004. This reduction has led to a loss of some historical knowledge within our company and any further reductions in headcount could lead to further losses.

Certain of our governmental commercial customers periodically review our financial condition.

In connection with the offering of the notes, the UK Foreign & Commonwealth Office, or the FCO, our largest direct government commercial customer, and OGCbuying.solutions, the counterparty under our largest government framework agreement, initiated a review of our financial condition with a view towards, among other things, evaluating the impact of the offering on the finances of and stakeholders in GCUK, reviewing our general financial position and considering our parent company’s financial position so as to assess our ability to continue providing services under their respective customer contracts. The FCO and OGCbuying.solutions retained an internationally recognized accounting firm to assist in this review and we cooperated with these parties in order to provide them with information useful in completing their review process. This review was satisfactorily completed before the offering.

We intend to provide to and review with these customers periodic financial information about us and about our parent company. We regard these reviews as part of our ongoing cooperative relationship with some of our most important government customers. However, should the FCO or OGCbuying.solutions or other customers become concerned about our financial stability and therefore our ability to honor our contractual commitments, there may be a material and adverse effect on our business. While customers may not necessarily be able to terminate our contracts with them, they could simply choose not to use services and move to another telecommunications provider. Although we believe there are costs associated with established long-term customers moving services from GCUK to another provider, the FCO and OGCbuying.solutions had established contingency plans to transfer telecommunications services from GCUK to another provider or take the management of the service in-house at the time of our parent company’s bankruptcy. They could rely upon such contingency plans to assist them in the orderly transition of services. The reduction in, or cessation of, the use of our services or any of our major customers would have a material effect on our business.

We face significant competition in the marketplace.

In the commercial voice and data market, we compete chiefly with various divisions of BT, MCI, Cable and Wireless and Energis. In the carrier voice and data services market, we compete primarily with BT, Cable and Wireless and MCI which, on a combined basis, have a majority of the market share for these services. Concerning the government and rail sectors in particular, our principal competitors are Energis and BT. Other competitors include COLT, NTL, Fibernet and Kingston. Depending on the type of customer, we will compete on the basis of level of service, quality of technology and price. We have recently seen particular competition from BT with aggressive pricing, especially in the rail sector. Our network reach, which includes not only the ability to connect with customers but also the ability to decrease the distance between commercial entities and their point of interconnection with our network, is also a significant factor that determines our ability to compete for customers in the commercial sector. Many of these competitors are better capitalized than we are, in some instances as a result of recent reorganizations. This competition could lead to a reduction in our margins as well as other material adverse effects on our business, operations and financial condition.

Surplus industry capacity and other factors could lead to lower prices for some of our carrier products and services.

In certain geographic areas, capacity significantly exceeds demand for services in the marketplace. In these areas, any additional capacity of fiber optic networks, which could arise through new construction or technological advances that permit increased capacity over existing fiber optic infrastructure, may decrease prices for our services and may encourage our competitors to offer lower rates. Prices may also decline due to operating efficiencies or capacity increases. If consolidation occurs, we may not be able to compete effectively. Increased industry capacity and consolidation has already led to a decline in rates charged for various telecommunications services.

Continuing weakness in the telecommunications industry could harm us.

The downturn in general economic conditions, particularly in the telecommunications services industry, has forced several of our competitors to take extraordinary actions to reconfigure their capital structures, and some have filed for protection from creditors under applicable bankruptcy laws. In large part, this has precipitated a weakness in demand for commercial telecommunications services and in carrier demand for wholesale services. Pricing pressure, particularly in the wholesale services market, was also a major factor leading to weakness in the market in which we compete. Therefore, if general economic conditions in the United Kingdom worsen, or if the telecommunications services industry experiences continuing weakness in demand for its services or continuing pricing pressure, our business, operations and financial condition could be materially and adversely affected.

Our turnover is concentrated in a limited number of customers.

A significant portion of our turnover comes from a limited number of customers. For example, 58.5% of our turnover for the year ended December 31, 2004 came from our 10 top customers. The public sector generated 47.6% of our turnover and the FCO 10.8% of our turnover for the year ended December 31, 2004.

If we lose one or more of our major customers, or if one or more of our major customers significantly decreases use of our services, our business would be materially and adversely affected. Our future operating results will depend on the success of these customers and our other large customers, and our success in selling services to them. If we were to lose a significant portion of the turnover from any of our top customers, we would not be able to replace that turnover in the short term.

Historically, our attrition rate on commercial turnover from existing customers has approximated one to two percent on an annual basis. We expect our attrition rate to be slightly higher in 2005. For example, the Department of Work & Pensions of the UK Government and Fujitsu (as prime contractor under a contract through which we provide services to Her Majesty’s Customs & Excise, or HMCE) have notified us that they will be discontinuing the purchase of certain of our data services. In addition, BT Global Solutions and Royal Bank of Scotland have discontinued their voice and data services, respectively. As a result, our turnover streams on those contracts have decreased substantially.

A substantial portion of our network is subject to a finance lease with Network Rail, the terms of which expire with respect to certain network assets prior to the maturity of the notes.

Based on route kilometers, approximately 23.8% of the lit fiber in our network (based on fiber kilometers) is subject to a finance lease with Network Rail, which owns the United Kingdom’s railway infrastructure. In addition to portions of our fiber optic network, This lease covered certain copper cable and private area branch exchange, or PABX, equipment which we use to deliver managed voice services to the train operating companies, or TOCs. We refer to these latter items of the lease as the copper assets. In connection with its plans to modernize the signaling system on the UK railways, Network Rail issued a notice to terminate our entitlement to use the copper assets, which termination was to become effective March 31, 2005. In November 2004, we entered into a capacity purchase agreement with Network Rail that provides us with the right to use capacity over these copper assets until March 2010.

Our leasehold interests over certain of the fiber assets begin to expire in 2008 and will be fully expired in 2015. As our leasehold interest over the fiber optic assets and ancillary equipment expires and when the capacity purchase agreement relating to the copper cable and PABX equipment terminates, we will need to renew our agreements or find alternative solutions in order to continue providing services that require these assets or capacity. We cannot assure you that the lease provisions or the capacity purchase agreement could be renewed on a timely basis or on satisfactory terms, or that we could find alternative solutions. Failure to do so could have a material and adverse effect on our business, operations and financial condition.

Insolvency could lead to termination of certain of our contracts.

The lease to us by Network Rail of fiber optic cable and ancillary equipment and the capacity purchase agreement enabling our use of the copper cable and PABXs comprise a key set of contractual documents in our relationship with Network Rail. The deed of grant is a related agreement that gives us wayleave rights until at least 2046 that permit us to maintain existing leased and owned fiber and network equipment and to lay new fiber and install new equipment, subject to specified payments to Network Rail. If we become insolvent, Network Rail becomes entitled, but not obligated, with certain exceptions, to terminate the lease, the related deed of grant and the capacity purchase agreement described above. Certain of our other commercial contracts, including many of our government contracts, contain clauses entitling the counterparty to terminate should we become insolvent. Some of these contracts contain similar termination provisions that would apply if a direct or indirect parent company of us, including GCL, becomes insolvent. The loss of rights under the lease with Network Rail, the deed of grant, the capacity purchase agreement or any of the commercial contracts containing similar termination provisions could have a material and adverse effect on our business, operations and financial conditions.

Many of our most important government customers have the right to terminate their contracts with us if a change of control occurs.

Many of our government contracts contain broad change of control provisions that permit the customer to terminate the contract in the event that we undergo a change of control. A termination in many instances gives rise to other rights of the government customer, including, in some cases, the right to purchase certain of our assets used in servicing those contracts. Certain change of control provisions may be triggered when any lender (other than a bank lender in the normal course of business) or a noteholder or group of noteholders would have the right to control us or the majority of our assets upon any event, including upon bankruptcy. If the noteholders have the right to control us or the majority of our assets upon such event, it could be deemed to be a change of control of GCUK. In addition, if STT’s ownership interest in GCL falls below certain levels, it could be deemed to be an indirect change of control of GCUK. See Item 7.B. “Major Shareholders and Related Party Transactions – Related Party Transactions – The Security Arrangement Agreement.” This could include a situation in which (assuming the sale or transfer of its equity interests or dilution thereof) STT sells or transfers all or a portion of the $250.0 million aggregate principal amount of mandatory convertible notes, or the mandatory convertible notes, issued by GCL concurrently with the completion of the offering of the notes. If we undergo a change of control under any of these government contracts and the customer decides to exercise its termination or other rights resulting from that change of control, we could experience a material and adverse effect on our business, operations and financial condition.

Our commercial customer contracts do not provide for committed minimum levels of turnover or services purchased.

With few exceptions, our commercial contracts do not provide for committed minimum prices or service usage thresholds. Moreover, many of them contain benchmarking or similar provisions permitting or requiring the periodic renegotiation or adjustment of prices for our services based upon, among other things, changes in market prices within the industry. Accordingly, we cannot assure you that, even with respect to commercial customer contracts of significant duration, we will be able to maintain per-unit pricing or overall turnover streams at current levels. If unit pricing declines, and we are unable to sell additional services to such customers, or commensurately reduce costs, there could be a material adverse effect on our business, operations and financial condition.

We may lose customers or be forced to provide them with credits if they experience failures that significantly disrupt the availability and quality of the services we provide.

Our operations depend on our ability to avoid and mitigate any interruptions in service or reduced capacity for our customers. Any interruptions in service or performance problems could undermine confidence in our services and cause us to lose customers, or make it more difficult to attract new ones. Because many of our services are critical to many of our customers’ businesses, any significant interruption in service could result in lost profits or other losses to customers. Although we attempt to disclaim liability in our customer agreements, a court might not enforce a limitation on liability, which could expose us to financial loss. In addition, we often provide our customers with guaranteed service level commitments. If we are unable to meet these guaranteed service level commitments as a result of service interruptions, we may be obligated to provide credits to our customers, which could negatively affect our operating results. Equipment failure on our network could interrupt customer service until necessary repairs are effected or replacement equipment is installed. Failures, faults or errors could also result from natural disasters, terrorist acts, power losses or security breaches. These failures, faults or errors could cause delays or service interruptions, expose us to customer liability or require expensive modifications that could have a material and adverse effect on our business, operations and financial condition.

There is an annual “value review” of the prices we charge for services to the FCO, which may potentially give rise to price reductions and, failing agreement, a termination of the contract in 2007.

We conduct a “value review” with the FCO on an annual basis each February. The purpose of these reviews is to agree to an overall discount amount for the FCO, for services provided by us, for the next financial year, and to agree an indicative overall discount amount for the subsequent financial year. In relation to the February 2005 review only, the FCO has a single right to terminate the contract if the review is not completed, with an agreement with respect to the discount amounts, by June 2005. In this case the FCO has the option to terminate the contract in May 2007, without payment of compensation to us, on a minimum of 12 months’ notice. The February 2005 review is progressing well and we expect a satisfactory conclusion to it in May 2005, one month earlier than the contractual deadline. Additionally, tentatively agreed figures with respect to the discount amounts are in place up to and including 2008.

Rapid technological changes can lead to further competition in our industry.

The communications industry is subject to rapid and significant changes in technology. The introduction of new products or technologies, as well as the further development of existing products and technologies by our competitors, may reduce the cost or increase the supply of some services that are similar to the products we provide. Our most significant competitors in the future may be new entrants to the communications and information services industry. These new entrants may not be burdened by an installed base of existing equipment that may require updating or replacing. Our future success depends, in part, on our ability to anticipate and adapt to technological changes in a timely manner. Technological changes, the resulting competition from existing competitors or new entrants and the capital expenditure required to adapt to these changes could have a material adverse effect on our business, operations and financial condition.

Our prospects will depend in part on our ability to control our costs while maintaining and improving our service levels.

As a result of financial constraints imposed on our business during the restructuring of our parent company and certain of its affiliates, we reduced expenditures in a variety of areas, and this included a substantial reduction in capital expenditures, a reduction in the number of employees and the outsourcing of some functions. Some of these expenditures, particularly capital expenditures and employee costs, may increase in future periods to accommodate growth in our business and changes in technology. Our prospects will depend in part on our ability to continue to control costs and operate efficiently, while maintaining and improving our existing service levels. The most substantial cost we must control is our cost of access, which is the cost we must pay to other telecommunications providers (principally BT) to initiate or terminate traffic on their networks. Although we are able to attempt to influence these costs through, for example, influencing regulatory measures, these costs are not fully within our control. Regardless of the state of the economy or the position we are in regarding our restructuring, everyday business costs and the cost of access will continually be a concern for our business. If we cannot continue to control our costs, there could be a material and adverse effect on our business, operations and financial condition.

The UK Office of Fair Trading is investigating concerns as to certain collusive behavior and the outcome of that investigation remains uncertain.

In 2002, the UK Office of Fair Trading, or the OFT, commenced an investigation regarding an allegation that various subsea cable operator entities, including us, had engaged in an illegal agreement collectively to boycott a location in the United Kingdom as a location for the landing of subsea telecommunications cables. We responded to that investigation in 2002, denying any wrongdoing. In August 2003, the OFT extended its investigation regarding allegations of price fixing and information sharing on the level of fees that the subsea entities would pay landowners for permission to place submarine telecommunication cables on their land. We responded to this part of the investigation on October 10, 2003. We have cooperated fully with the investigation and have supplied substantial volumes of factual materials, including a number of formal witness statements. By a letter dated December 2, 2004, the OFT informed us that its investigation will be continuing and that it will be issuing a Statement of Objections to a number of parties under investigation. The OFT has not, however, indicated which parties will be receiving such a statement and to date no findings have been made against us, and we continue to deny any wrongdoing. On April 5, 2005, we received a request for the production of certain information to which we have responded. If the OFT determines that we engaged in anti-competitive behavior, the OFT may impose a fine up to a maximum of 10% of our turnover in this field of activity in the United Kingdom for up to three years preceding the year in which the infringement ended.

We are subject to significant regulation that could change in an adverse manner.

Telecommunications services are subject to significant regulation at many levels of government. These regulations affect us and our existing and potential competitors. Delays in receiving required regulatory approvals or the enactment of new and adverse regulations or regulatory requirements may have a material adverse effect on our business, operations and financial condition. Future legislative, judicial and regulatory agency actions could also have a material adverse effect on our business, operations and financial condition or may benefit our competition relative to us.

The Office of Communications, or OFCOM, the UK regulatory authority, is encouraging new operators to build their own infrastructures to compete with BT. This could have both positive and negative effects on our business. Regulation provided for the expansion of competition in the marketplace and the subsequent lowering of tariffs charged across the industry. However, there is no way to know what regulatory actions OFCOM and other governmental and regulatory agencies may take in the future, some of which could materially and adversely affect our business, operations and financial condition.

We rely on a limited number of third parties for the timely supply of equipment and services and, if we experience problems with delivery from them, our business and operations could suffer.

We depend on a limited number of suppliers and vendors for equipment and services relating to our network infrastructure. If these suppliers or vendors:

•	experience financial or technical problems;

•	favor our competitors;

•	experience interruptions or other problems in their own businesses; or

•	cannot or do not deliver these network components or services on a timely basis,

then we could fail to obtain sufficient quantities of the products and services we require to operate our business successfully, and our business and operating results could suffer significantly. In certain instances, we may rely on a single supplier that has proprietary technology that has become core to our infrastructure and business. As a result, we have come to rely upon a limited number of network equipment manufacturers and other suppliers, including BT, Marconi and Siemens. If we needed to seek alternative suppliers, we may be unable to obtain satisfactory replacement suppliers on economically attractive terms, on a timely basis or at all.

Our business requires the continued development of effective business support systems to implement customer orders and to provide and bill for services and manage access costs.

Our business depends on our ability to continue to develop effective business support systems. This is a complicated undertaking requiring significant resources and expertise and support from third-party vendors. We need business support systems for:

•	implementing customer orders for services;

•	provisioning, installing and delivering these services;

•	timely billing for these services; and

•	ensuring that we manage access costs efficiently.

We need these business support systems to expand and adapt to our continued growth. We have generally been quite successful in moving customers to new services, but not universally so, and we therefore face a continuing challenge as systems become outdated, difficult and expensive to maintain and limited in the support available to them. We are now migrating our customers to a new billing platform and launching a new service, delivery and trouble ticketing program which includes systems to enhance our ability to monitor the network. If these migrations fail or if we do not continue to develop effective business support systems, our ability to implement our business plan could be materially and adversely affected.

Our parent company can influence us because it owns indirectly all of our common stock.

Our parent company indirectly owns 100% of our share capital. Because our parent’s interests may differ from ours, actions our parent takes as a stockholder with respect to us may not be favorable to us or to our noteholders. Although we put into place upon the closing of the offering of the notes operational agreements to address the relationship between us and our parent, we remain somewhat dependent on the decisions regarding corporate strategies, our parent’s financial performance and other factors which may affect our parent as our sole stockholder. Also, the interests of our parent’s controlling stockholder, STT, may differ from ours. STT might impose certain strategic and other decisions on us through their control of our parent. We can offer no assurance that the interests of our parent or STT will not conflict with the interests of the noteholders regarding these matters.

In addition to our operational agreements, our parent company can influence what we do with available cash flow. For example, since the second quarter of 2003, we have periodically upstreamed a portion of our cash on hand and operating cash flow to our parent company and its affiliates to repay loans. During the year ended December 31, 2004, we upstreamed £264.3 million of which £73.0 million was from cash on hand and operating cash flow, £68.6 million was from borrowings under the STT bridge facility (a bridge loan agreement that we, GCL and an affiliate of STT entered into in 2004 under which, as amended, we borrowed $125.0 million) and £122.7 million was from the offering of the notes. After settlement of the STT bridge facility and holdback of £8.3 million for working capital, we utilized the remaining net proceeds of the offering of the notes to repay in part the debt to our parent company and its subsidiaries and, after waiver of the remaining amount, we had a zero inter-company debt balance as at December 31, 2004. See Item 5.B. “Operating and Financial Review and Prospects – Liquidity and Capital Resources – Indebtedness – The STT Bridge Facility.” We expect that our parent company will continue to use us as a source of funding, subject to the terms of the notes and applicable restrictions under English law, and that we will, if approved by our board of directors, continue to upstream available cash to fund our parent’s and its subsidiaries’ operations. The terms of the notes permit certain upstream payments including, subject to certain restrictions, upstreaming at least 50% of our operating cash flow, as defined in the indenture governing the notes.

Our business may be disrupted due to the sharing of corporate and operational services with our parent, and these and other arrangements with our parent may not be sustained on the same terms.

We are a wholly owned, indirect subsidiary of our parent and have received, and will receive in the future, corporate and operational services from our parent and its affiliates. In connection with the offering of the notes, we entered into a series of agreements formalizing the agreements under which we receive these services. See Item 7.B. “Major Shareholders and Related Party Transactions—Related Party Transactions—Inter-company Agreements.” We rely, and will continue to rely, on our parent and its affiliates to maintain the integrity of these services. Under certain circumstances, the pricing formulas may change for these services and, in other instances, our parent may cease to provide these services, including by terminating the agreements on one year’s prior notice. In the event our parent discontinues providing these services, there can be no assurance that we could obtain them on the same terms. Moreover, deterioration in the financial situation of our parent may adversely affect our ability to operate due to our reliance on our parent and its affiliates in some of these areas. This could have a material and adverse affect on our business, operations and financial condition.

Our directors may have conflicts of interest because of their ownership of our parent’s stock.

Some of our directors own or have options to purchase our parent’s common stock and participate in our parent company’s incentive compensation programs. This could create, or appear to create, potential conflicts of interest when our directors are faced with decisions that could have different implications for our parent than they do for us. Such directors will not be liable to us or our stockholders for a breach of any fiduciary duty as one of our directors by reason of the fact that our parent or any of its affiliates pursues or acquires a corporate opportunity for itself, directs a corporate opportunity to another person or such director does not communicate information regarding such corporate opportunity to us.

We rely on our commercial service line for the majority of our turnover and, therefore, our failure to successfully develop and market new or existing commercial services could weaken our competitive position.

We currently derive the majority of our turnover from sales of our commercial services, which include a wide range of managed network services, Internet Protocol, or IP, based services and other data and voice products for UK customers. We expect that turnover from this product line will continue to account for a substantial part of our total turnover for the foreseeable future. Any factor adversely affecting sales or the pricing levels of these services could have a material adverse effect on our business, operations and financial condition. In addition, we cannot assure you that market acceptance of these services will increase or even remain at current levels. Factors that may affect the market acceptance of these services include the availability and price of competing services and technologies and the success of our sales effort.

Our future performance will also depend in part on the successful development, introduction and market acceptance of new and enhanced commercial services. We cannot assure you that we will be able to successfully develop, introduce or market any new commercial services, and failure to do so would have a material adverse effect on our business, operations and financial condition. Furthermore, organizations that have already invested substantial resources in competing telecommunications products may be reluctant or slow to change to our services. Thus, there are challenges inherent in increasing our existing customer base.

If any transfers of assets to us by our parent or its other subsidiaries are deemed to be fraudulent conveyances, we may be required to return such assets to our parent or its other subsidiaries.

If any transfers of assets to us by our parent or its other subsidiaries are found to be fraudulent conveyances, we may be required to return such assets to our parent or its other subsidiaries or may be held liable to our parent or its other subsidiaries or their creditors for damages alleged to have resulted from the conveyances. A court could hold a transfer to be a fraudulent conveyance if our parent or its other subsidiaries received less than reasonably equivalent value and our parent or its other subsidiaries were insolvent at the time of the transfer, were rendered insolvent by the transfer or were left with unreasonably small capital to engage in its business. A transfer may also be held to be a fraudulent conveyance if it was made to hinder, delay or defraud creditors. US courts have held that liabilities that are unknown, or that are known to exist but whose magnitude is not fully appreciated at the time of the transfer, may be taken into account in the context of a future determination of insolvency. This could make it very difficult to know whether a transferor is solvent at the time of transfer and would increase the risk that a transfer may be found to be a fraudulent conveyance in the future.

A major rail accident or any significant acts of vandalism could affect our business.

A major rail accident or any significant acts of vandalism could affect our ability to operate our business. The majority of our fiber optic network runs along the United Kingdom’s rail network and, therefore, any major rail accidents could potentially have an adverse effect on our network due to damage to the fiber optic cables. Similarly, because our network consists of approximately 10,300 route kilometers of fiber optic cable, there is a significant amount of geographical exposure to acts of vandalism to those cables. Our current insurance coverage does not cover acts of terrorism. Although our system has built-in redundancies, we are unable to predict the type of service disruptions that could occur if there were significant damage to the fiber optic cable. Therefore, either a major rail accident or a significant act of vandalism could materially adversely affect our business, operations and financial condition.

Terrorist attacks or other acts of violence or war may adversely affect the financial markets and our business.

As a result of the terrorist attacks on September 11, 2001 in the United States, and subsequent events, including the Iraq conflict, there has been considerable uncertainty in world financial markets. The full effect on the financial markets of these events, as well as concerns about future terrorist attacks, is still unknown. They could, however, adversely affect our ability to obtain financing on terms acceptable to us, or at all. Future attacks or other armed conflicts may directly affect our physical facilities or those of our customers. These events could cause consumer confidence and spending to decrease or result in increased volatility in the United Kingdom and United States, and in the world financial markets and economy. Any of these occurrences could materially adversely affect our business, operations and financial condition.

Increased scrutiny of financial disclosure, particularly in the industry in which we operate, could adversely affect investor confidence, and any restatement of earnings could increase litigation risks and limit our ability to access the capital markets.

Regulatory authorities and the media are intensely scrutinizing a number of financial reporting issues and practices. Although all businesses face uncertainty with respect to how this process may impact the UK and US financial disclosure regimes, regulators have recently focused on the telecommunications industry and companies’ interpretations of GAAP. If we were required to restate our financial statements as a result of a determination that we had incorrectly applied UK or US GAAP, or IFRS, that restatement could adversely affect our ability to access the capital markets or the trading price of the notes. The recent scrutiny regarding financial reporting has also resulted in an increase in litigation in the telecommunications industry. We cannot assure you that any such litigation against us would not materially and adversely affect our business, operations and financial condition.

Risk Related to the Notes and the Structure

Service of the debt represented by the notes requires a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

The ability to make payments on the notes and to fund planned operating and capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Similarly, many telecommunications companies, including our old parent company, have defaulted on debt securities and bank loans in recent years and had their equity positions eliminated in bankruptcy reorganizations. This history has led to limited access to the capital markets by companies in our industry. Our access to the capital markets may also be limited in the future if our parent were to become financially distressed.

We cannot assure our noteholders that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including payments required to service the notes. Nor can we assure our noteholders that we will generate sufficient cash flow to fund our other liquidity needs. The issuer may need to refinance all or a portion of its debt, including the notes, on or before maturity. The issuer cannot assure our noteholders that it will be able to refinance any of its debt, including the notes, on commercially reasonable terms or at all.

The noteholders should not rely upon funds from our parent company or its affiliates to service obligations under the notes.

We serve as a source of funding for our parent company and its affiliates. Prior to 2003, we incurred substantial amounts of inter-company indebtedness owed to our parent company and its affiliates. Since the second quarter of 2003, we have periodically made repayments on this indebtedness from our positive cash flow. Moreover, we upstreamed substantially all of the net proceeds of the offering of the notes, through repayment of debt or otherwise, to our parent company and its subsidiaries.

We expect that our parent company will continue to use us as a source of funding, subject to the terms of the notes, and that we will continue to upstream available cash to fund our parent’s operations, subject to the restrictions in the indenture that governs the terms of the notes and English company law. This may happen in the form of loans or dividends or other distributions. To the extent that these amounts take the form of loans, we are subject to the risk that our parent company and its affiliates will be unable to repay these amounts. The ability of our parent to repay these amounts is predicated upon, among other things, its financial condition and solvency. In addition, under the terms of the indenture governing our parent’s mandatory convertible notes, loans that we make to our parent or its subsidiaries may be required to be subordinated to the payment of their obligations to the holders of the mandatory convertible notes in the event of a default. Such subordination would restrict our ability to recover amounts under such inter-company loans during periods in which our parent would be experiencing financial difficulties. To the extent that these amounts take the form of dividends or other corporate distributions, there will be no obligation at all on the part of our parent company or its affiliates to repay these amounts. Although the terms of the notes restrict our ability to upstream amounts to our parent company and its affiliates in the future, these restrictions are subject to a number of important qualifications and exceptions that are described in the indenture governing the notes. The terms of the notes permit certain upstream payments including, subject to certain restrictions, upstreaming at least 50% of our operating cash flow, as defined in the indenture governing the notes.

Accordingly, we cannot assure our noteholders that we will have any access to funds from our parent company or its affiliates and the noteholders, therefore, should not rely upon funds from them to service obligations under the notes.

The restrictive covenants in the indenture governing the notes or future debt instruments may limit our operating flexibility. Our failure to comply with these covenants could result in defaults under the indenture and any future debt instruments even though we may be able to meet our debt service obligations.

The indenture governing the notes imposes significant operating and financial restrictions on us. These restrictions significantly limit, among other things, our ability to:

•	incur additional debt;

•	pay dividends;

•	repay junior debt;

•	sell assets;

•	make investments;

•	engage in affiliate transactions;

•	create liens; and

•	engage in some types of mergers or acquisitions.

Any future debt instruments may also contain similar or more restrictive provisions that may affect our ability to engage in certain transactions in the future. Although the indenture governing the mandatory convertible notes of our parent does not restrict us from engaging in transactions that are not restricted by the indenture governing the notes, the indenture for the mandatory convertible notes may be amended without the consent of the holders of our notes. It is possible that amendments to the indenture governing the mandatory convertible notes could restrict our operating flexibility or conflict with the provisions or covenants in the indenture governing the notes, which in each case could be in ways that are adverse to the noteholders.

The restrictions in the indenture governing the notes and such other restrictions could limit our ability to obtain future financing, incur capital expenditures, withstand a future downturn in our business or the economy in general or otherwise take advantage of business opportunities that may arise. If we fail to comply with these restrictions, our noteholders, or lenders under any future debt instrument, could declare a default under the terms of the relevant debt, even though we are able to meet debt service obligations and this could cause certain of our debt to become immediately due and payable. If our parent company or the guarantors of the mandatory convertible notes fail to comply with the terms of those notes, then the holders of those notes could declare a default. A declaration of default under the mandatory convertible notes would have a material adverse effect on our parent, and consequently, would be likely to have a material adverse effect on us.

If a creditor accelerated any debt, we cannot assure our noteholders that we would have sufficient funds available, or that we would have access to sufficient capital from other sources, to repay the debt. Even if we could obtain additional financing, we cannot assure our noteholders that the terms would be favorable to us. If we default on any secured debt, the secured creditors could foreclose on their liens. As a result, any event of default could have a material adverse effect on our business and financial condition and could prevent us from paying amounts due under the notes.

Holders of the mandatory convertible notes have certain rights relating to and affecting the notes.

A security arrangement agreement governs certain rights and obligations between holders of the mandatory convertible notes and the noteholders. See Item 7.B. “Major Shareholders and Related Party Transactions — Related Party Transactions — The Security Arrangement Agreement.” Certain affiliates of STT are the initial holders of all of the mandatory convertible notes. In particular, this agreement provides that the security documents for the notes are subject to a restriction on the exercise of remedies. Specifically, no noteholder nor anyone acting on a noteholder’s behalf can dispose of the issuer’s or our assets pursuant to an enforcement action unless:

•	all of our assets or all of the issuer’s assets, as the case may be, are sold;

•	the sale is for cash consideration payable at the closing of the transaction;

•	all claims of the holders of the notes are unconditionally released and discharged concurrently with that sale and all liens for the benefit of the holders are unconditionally released and discharged; and

•	the sale is made pursuant to a public auction or for fair market value (taking into account the circumstances giving rise to such sale) as certified by an independent, internationally recognized investment bank selected by the holders of the mandatory convertible notes.

These provisions may significantly limit the ability of a noteholder to realize value from a sale of the collateral.

The indenture governing the notes provides that if there is a payment default on or an acceleration of the notes, or in the case of certain enforcement events, then on giving not less than 10 business days’ notice, STT Communications Ltd (or one of its affiliates) for so long as it, together with its affiliates, holds not less than 50% of the then outstanding aggregate amount of the mandatory convertible notes may, but is not required to, purchase the notes from the noteholders at a price equal to 100% of principal amount of the notes plus accrued and unpaid interest.

The issuer is a subsidiary formed for the purpose of facilitating the issuance of the notes and has limited assets.

The issuer was formed as our wholly owned subsidiary for the purpose of facilitating the notes issuance. The issuer has no operations and does not serve as a holding company for any operating subsidiaries. The inter-company loan resulting from the issuer’s upstreaming to us of the gross proceeds of the offering of the notes is the issuer’s only significant asset. As such, the issuer will be wholly dependent upon us to make payments on the inter-company loan or to make other funding arrangements in order for it to pay amounts due on the notes.

A significant portion of our assets will not be pledged in favor of the notes and the collateral securing the notes, and the guarantee may be diluted under certain circumstances. The value of the collateral securing the notes and the guarantee may not be sufficient to satisfy our obligations to our noteholders.

The notes will be secured by certain of our assets and the assets of the issuer, including the capital stock of the issuer, but a significant portion of our assets will not serve as collateral for the notes. In particular, we will not pledge:

•	certain parts of the network leased by us, including any telecommunications cables and other equipment under a finance lease with Network Rail under which we lease approximately 23% of our lit fiber (calculated by fiber kilometers);

•	any rights, title, interest or obligations under certain specified excluded contracts, including (i) any contracts in which our counterparty is a UK governmental entity and (ii) any contract in which our counterparty is a contractor or subcontractor to a UK governmental entity (these excluded contracts include those with the FCO, OGCbuying.solutions and other important customers);

•	any equipment or assets owned by us located on the premises of the parties to excluded contracts and any equipment or assets used exclusively by us in connection with the provision of services and the performance of obligations under such contracts;

•	property that we have pledged to Camelot in connection to our relationship with them and any equipment subject to our contract relating to Freenet; or

•	any contract or agreement (or rights or interests thereunder) which, if charged, would constitute a breach or default or result in the invalidation or unenforceability of any rights, title or interest of the chargor under such contract or agreement.

Because these exceptions to the pledge mean that security will not be given over all or substantially all of our assets, the collateral agent will not be able to appoint either an administrative receiver or an administrator via an out of court procedure. These options would likely otherwise have been available under applicable English insolvency law.

Moreover, the collateral that secures the notes and the guarantee may also secure additional debt to the extent permitted by the terms of the indenture governing the notes, including additional notes governed by the indenture. The rights of the noteholders to the collateral would be diluted by any increase in the debt secured by the collateral, including debt represented by additional notes issued under the indenture.

We have entered into a five-year cross-currency interest rate swap transaction with an affiliate of Goldman, Sachs & Co. to minimize exposure to any dollar/sterling currency fluctuations related to interest payments on the dollar-denominated ($200 million) notes. The swap transaction converts the US dollar currency rate on interest payments to a specified pound sterling rate. At December 31, 2004 there was an unrecognized liability of £2.4 million on the swap. In connection with the swap transaction, the affiliate of Goldman, Sachs & Co. was granted a security interest in the collateral securing the notes ranking equally with the security interest of the noteholders. The security interest secures all obligations owed to the affiliate of Goldman, Sachs & Co. if a default occurs on the swap transaction or if the swap transaction is terminated. Depending on prevailing currency exchange rates, these obligations may be substantial. Any proceeds resulting from the exercise of security interests in the collateral will be shared pro rata among it and the noteholders.

The value of the collateral and the amount to be received upon a sale of such collateral will depend upon many factors including, among others:

•	the condition of the collateral;

•	the ability to sell the collateral in an orderly sale;

•	factors then affecting the telecommunications industry;

•	the condition of the economy;

•	the availability of buyers;

•	the time at which the collateral is sold; and

•	the market price for assets that are similar to the collateral.

By their nature, portions of the collateral, including pledged capital stock of the issuer and real property and real property rights, may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the collateral consists of assets that may only be usable, and thus retain value, as part of our existing operating business. For example, although the collateral includes the portion of our fiber optic cable network that we own and that we are not prohibited by contract to pledge, it does not include the portion of our fiber optic cable network that is subject to the lease from Network Rail. And although the collateral includes certain of our premises and other equipment that we are not prohibited by contract to pledge, it does not include such equipment that is subject to a right to purchase by certain of our government agency end-users. Accordingly, any such sale of the collateral separate from the sale of certain operating businesses may not be feasible or of significant value. To the extent that holders of other secured debt or third parties enjoy liens (including statutory liens), whether or not permitted by the indenture, such holders or third parties may have rights and remedies with respect to the collateral securing the notes and the guarantee that, if exercised, could reduce proceeds available to satisfy the obligations under the notes and the guarantee.

The ability of the collateral agent to foreclose on the secured property may be limited.

Bankruptcy law could prevent the collateral agent on behalf of the holders of the notes from repossessing and disposing of the collateral if an event of default occurs if we or the issuer or its or our creditors commence a bankruptcy proceeding before the collateral agent repossesses and disposes of the collateral. Under bankruptcy laws in certain jurisdictions, including the United States, secured creditors such as the holders of the notes are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. It is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, and to what extent such payments would be made, and whether or when the collateral agent could repossess or dispose of the collateral or whether or to what extent a holder of the notes would be compensated for any delay in payment or loss of value of the collateral.

The noteholders may have difficulty enforcing their rights against the issuer, us or the issuer’s or our directors and officers.

The issuer is, and we are, incorporated under the laws of England and Wales. Most of the issuer’s and our directors and executive officers are not US residents and almost all of the issuer’s and our assets and most of the assets of the issuer’s and our directors and executive officers are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon the issuer, us and most of the issuer’s and our directors and executive officers or to enforce against the issuer, us or the issuer’s or our directors and executive officers judgments obtained in US courts predicated upon civil liability provisions of US federal securities laws.

We may not have the ability to raise the funds necessary to finance a change of control offer if required by the indenture.

Upon the occurrence of a change of control, as defined in the indenture, the issuer will be required to make an offer to purchase the notes at a price in cash equal to 101% of their aggregate principal amount, plus any accrued and unpaid interest to the date of repurchase. Events involving a change of control may result in an event of default under any other debt that may be incurred in the future. This could result in an acceleration of the payment of that debt as well. We cannot assure our noteholders that the issuer would have sufficient resources to repurchase the notes or pay its obligations under the notes or that we would have sufficient resources to do so if the debt under any other future debt were accelerated upon the occurrence of a change of control. If a change of control occurs at a time when we or the issuer are prohibited from purchasing the notes under any other debt agreements, we or the issuer could seek the consent of any lenders to purchase the notes or could attempt to refinance the borrowings that prohibit our repurchase of the notes. If we or the issuer do not obtain that consent or repay the borrowings, the prohibition from purchasing the notes would remain. In that case, failure to repurchase any of the tendered notes would constitute an event of default under the indenture, which would likely cause a default under any other indebtedness.

We could be substantively consolidated into a bankruptcy proceeding with our parent company or its subsidiaries if it were to seek protection from its creditors in bankruptcy.

Substantive consolidation is a doctrine used by courts in the United States to treat the assets and liabilities of different, but related, entities as though a single merged entity held those assets and liabilities in order to ensure the equitable treatment of all creditors. Under existing case law, application of the doctrine of substantive consolidation does not affect the interests of secured creditors in the collateral securing their claims. The case law applying the doctrine generally states that courts should use it sparingly because of the inequities that could result from its application, including the harm its invocation could cause to creditors who relied on the separate legal existence of any of the entities being consolidated in extending credit to that entity.

Different courts purport to follow different tests in the application of the doctrine, but in the majority of jurisdictions, the application of the doctrine is fact intensive and requires the consideration of factors, among others, such as whether creditors relied on the separate legal existence of one of the entities sought to be consolidated in extending credit and the manner in which the entities conducted themselves, both as a legal matter (for example, whether corporate formalities were followed) and as a business matter (for example, whether the entities held themselves out as separate and distinct entities instead of a single, integrated business entity). Other jurisdictions also consider, among other things, whether the benefits of consolidation to the combined creditor pool outweigh the harm that consolidation may cause.

If our parent company were the subject of voluntary or involuntary bankruptcy proceedings in the United States, it and its other subsidiaries and their creditors could seek to have a US court substantively consolidate our assets and liabilities with those of our parent company and its other subsidiaries. Based on existing facts, we believe that any effort to substantively consolidate us with our parent company or its other subsidiaries would be without merit. However, as the application of the doctrine is fact-intensive, such applications may take into account both facts existing as of the date of this annual report and subsequent facts (such as the manner in which the legal affairs of our parent and its subsidiaries are conducted). If a US court were to substantively consolidate us with our parent company or its other subsidiaries and, in the event that:

•	the claims of the holders of the notes were undersecured; or

•	the court held that the substantive consolidation would not give effect to the security interests and liens in favor of the notes to the same extent (or at least not to a lesser extent) as such security interests and liens would have been enforced without consolidation, then there could be a material adverse effect on our ability to make payments on the notes.

Noteholders may have difficulty enforcing their rights across multiple jurisdictions.

The issuer, Global Crossing (UK) Finance Plc, is incorporated under the laws of England and Wales. Global Crossing (UK) Telecommunications Limited, which is also incorporated under the laws of England and Wales, is the guarantor for the notes. Our parent company is incorporated under the laws of Bermuda and has substantial ties to the United States and its other subsidiaries are incorporated in various jurisdictions. In the event that any one or more of us, the issuer, our parent company or any of its subsidiaries experiences financial difficulty, it is not possible to predict with certainty the jurisdiction or jurisdictions in which insolvency or similar proceedings would be commenced or the outcome of such proceedings.

If a bankruptcy, insolvency or similar event occurs, there could be proceedings involving our parent company or its subsidiaries in England, Bermuda, the United States or elsewhere and it is possible that we and the issuer could be made a part of these proceedings. Multi-jurisdictional proceedings are likely to be complex and costly for creditors and otherwise may result in greater uncertainty and delay regarding the enforcement of the noteholders’ rights. The rights of the noteholders under the notes and the guarantee could be subject to the insolvency and administrative laws of several jurisdictions, and therefore we cannot assure noteholders that they will be able to effectively enforce their rights in such complex multiple bankruptcy, insolvency or similar proceedings.

In addition, the bankruptcy, insolvency, administrative and other laws of these various jurisdictions may be materially different from, or be in conflict with, one another and those with which noteholders may be familiar, including in the areas of the rights of creditors, the priority of governmental and other creditors, the ability to obtain post-petition interest and the duration of the proceedings. These laws may also not be as favorable to the interests of the noteholders as the laws with which they may be familiar. The application of these laws, or any conflict among them, could call into question whether any particular jurisdiction’s laws should apply and could adversely affect the ability of the noteholders to enforce their rights under the notes and the guarantee in the relevant jurisdictions or limit any amounts that they may receive.

English insolvency laws may limit the ability of the noteholders to recover amounts due on the notes and the guarantee.

Because we and the issuer are UK-registered corporations and our respective centers of main interest (as defined in the European Insolvency Regulations) is England, any insolvency proceedings by or directed against us or the issuer are likely to be pursuant to English laws (although, as mentioned in “ — Noteholders may have difficulty enforcing their rights across multiple jurisdictions” we cannot exclude the possibility that, given our parent company’s ties to the United States, the US bankruptcy jurisdiction might apply). Due to the nature of English insolvency laws, the claims of the noteholders against the issuer and, under the guarantee, against us, and their ability to protect their interests will be affected in a different manner and by different factors than they would be under US bankruptcy law. Although both systems have as a basic principle the fair distribution of a company’s assets among its creditors, there are differences between the two systems. Creditors who benefit from a fixed charge may be able to realize the relevant asset by the appointment of a receiver. The charge securing the notes is a fixed charge over certain assets and a floating charge over certain of the other assets.

Under English law, certain claims receive priority over claims secured by way of a floating charge, including contributions to occupational pension plans, salaries owed to employees, and administration and liquidation expenses. Obligations owed to the UK Inland Revenue and to HMCE rank alongside all other unsecured creditors of an insolvent company.

Where the property of a company is subject to a floating charge and the company enters into a formal insolvency process, the insolvency practitioner is obligated to “ring-fence” a proportion of assets covered by that floating charge for distribution to that company’s unsecured creditors. Such proportion will not be available for distribution to holders of a floating charge over those assets except to the extent that the amount exceeds the amount required to satisfy unsecured debts. The proportion which will be set aside is 50% of the first £10,000 and 20% of property exceeding £10,000, to a maximum ring-fenced amount of £600,000.

Under the relevant English insolvency statute, the English courts may, on an application by the company or one or more creditors, make an administration order in respect of an English company if the court is satisfied that the company is or is likely to become “unable to pay its debts.” The court must be satisfied that one of the statutory objectives specified in the legislation may be met by the making of the order: an administrator must perform his functions with the objective of rescuing the company as a going concern; or achieving a better result for the company’s creditors as a whole than would be likely if the company were wound up (without first being in administration); or realizing property in order to make a distribution to one or more secured or preferential creditors. During the administration, no proceedings or other legal process may be commenced or continued against the debtor, except with the leave of the court or the consent of the administrator. If either we or the issuer were to commence administration proceedings, the notes and the guarantee could not be enforced while in administration without having obtained such permission.

The holder of a floating charge relating to the whole or substantially the whole of the company’s property, or the company itself or its directors may place a company into administration using an out-of-court procedure. The trustee will not hold such a charge, will not be entitled to commence an administration out of court and will not be given prior notice of the making of, or an intention to make, an administration order.

Transactions entered into by the company during certain time frames before the commencement of insolvency may be set aside or adjusted in certain circumstances.

A company enters into a transaction with a person at an undervalue if, at a time in the period of six months ending with the onset of the insolvency of a company (or at a time in the period of two years ending with the onset of the insolvency of the company if the transaction is with a person with specified affiliations with the company):

•	the company makes a gift to that person;

•	the company enters into a transaction with that person on terms that provide for the company to receive no consideration; or

•	the company enters into a transaction with that person for a consideration the value of which, in money or money’s worth, is significantly less than the value in money or money’s worth of the consideration provided by the company.

An administrator or liquidator of the company may apply to the court where there is shown to have been a transaction at an undervalue, and the court may make an order to restore the position to what it would have been if the company had not entered into the transaction (unless the court is satisfied that the company that entered into the transaction did so in good faith and for the purpose of carrying on its business, and that, at the time it did so, there were reasonable grounds for believing that the transaction would benefit the company).

If there has been a transaction at an undervalue and it can be shown that the transaction was undertaken in order to put the company’s assets beyond the reach of a potential creditor (otherwise known as a transaction defrauding creditors), it is also possible for an administrator or liquidator, or any other person who has been the victim of the transaction, to make an application to the court. There is no time limit for such an application. In such circumstances, the court may make such order as it thinks fit to restore the rightful position.

If the liquidator or administrator can show that a company has given a “preference” to any person at a time in the period of six months ending with the onset of liquidation or administration (or at a time in the period of two years ending with the onset of the insolvency of the company if the preference is to a person with specified affiliations with the company) and, at the time of the preference, the company was technically insolvent or became so as a result of the preferential transaction, a court has the power, among other things, to void the preferential transaction.

For these purposes, a company gives preference to a person if that person is one of the company’s creditors (or a surety or guarantor for any of the company’s debts or liabilities) and the company takes an action that has the effect of putting that person into a position which, in the event of the company going into insolvent liquidation, will be better than the position that person would have been in if that action had not been taken. The court may not make an order avoiding a preferential transaction unless it is satisfied that the company was influenced by a desire to put that person in a better position. If a court were to find that payments on the notes or the guarantee are preferences, this provision of English law may lead to an adjustment of our and the issuer’s obligations in relation to the notes.

Where a floating charge is created in favor of any person at a time in the period of twelve months ending with the onset of that company’s insolvency (or at a time in the period of two years ending with the onset of that company’s insolvency if the charge is given in favor of a person with specified affiliations with the company), that floating charge is invalid except to the extent that it has received valuable consideration in return for creating the charge. However, the collateral agent could not appoint an administrator out of court but instead would have to apply to the court to have an administrator appointed. This is because the exceptions to the pledge mean that security will not be given over the whole or substantially the whole of our assets. For the same reason, the collateral agent could not appoint an administrative receiver under the capital markets exception to the prohibition of appointment of an administrative receiver in the UK Insolvency Act 1986. The security documents therefore do not contain provisions dealing with the appointment of an administrator out of court or an administrative receiver.

Under English insolvency law, any debt payable in a currency other than pounds sterling (such as US dollars, in the case of certain of the notes and the guarantee) must be converted into pounds sterling at the “official exchange rate” prevailing on the date when the debtor went into liquidation. The “official exchange rate” for these purposes is the middle market rate at the Bank of England as published for the date in question or, if no such rate is published, such rate as the court determines. Accordingly, if we or the issuer are insolvent, holders of the dollar-denominated notes may be subject to exchange rate risk between the date that the issuer or we went into liquidation and receipt of any amounts to which such holders of notes may become entitled.

ITEM 4.	INFORMATION ON THE COMPANY

A.	History and Development of the Company

We are one of the leading UK providers of managed network communications services. We are an indirect, wholly owned subsidiary, and the principal UK telecommunications business, of Global Crossing. We have a strong and established commercial customer base, including over 100 UK government departments, as well as information technology systems integrators, rail sector customers and major corporate clients. We provide our commercial customers with a range of services generally tailored to their specific requirements. Turnover from commercial customers with whom we have a multi-year contractual relationship provided 76.9% of our turnover in 2004 and, in total, commercial customers represented 87.2% of our turnover in 2004. We also provide carrier services to national and international communications service providers.

We operate the most extensive fiber optic network in the UK after BT and Cable and Wireless, reaching within two kilometers of 64% of UK central business delivery addresses tracked by Royal Mail. Because of our network’s reach and capacity, we believe that we are well positioned to take advantage of new business opportunities with modest relative incremental capital expenditure.

Despite an economic downturn and a challenging telecommunications spending environment, we have been able to achieve financial stability through our significant contract-based recurring turnover stream, strong product and service suite and customer relationships. Our financial results for the year ended December 31, 2004 included turnover of £269.9 million, EBITDA of £86.5 million (amounting to an EBITDA margin of 32.1%) and operating cash flow less capital expenditure of £51.1 million.

The company was incorporated on April 25, 1990 as a limited company under the laws of England and Wales. Global Crossing (UK) Finance Plc, our finance subsidiary and the issuer of the notes, was incorporated on October 22, 2004 as a limited company under the laws of England and Wales. The address of our registered office is Centennium House, 100 Lower Thames Street, London EC3R 6DL, England, our telephone number is +44 845 000 1000. The address of the registered office of our finance subsidiary is Centennium House, 100 Lower Thames Street, London EC3R 6DL, England.

Ownership and History

Racal

We originated as the network services arm of Racal. Racal began operations in fixed line communications in 1988 when the UK government awarded it the contract to establish and maintain the Government Data Network. Through this contract, Racal’s network services business provided managed voice and data services and other communications offerings to numerous UK government departments.

As the volume of this business increased, it made commercial sense for Racal to own its own network infrastructure and assets, allowing it to lower its cost base and provide a platform to offer more advanced services at improved margins. In December 1995, Racal acquired BR Telecommunications, one of the companies that emerged out of the UK railway privatization process. BR Telecommunications owned the rights and assets that Racal considered necessary to create a viable telecommunications company based on the fiber network originally created for the UK national railway, together with associated contracts.

Acquiring BR Telecommunications provided Racal with the opportunity to manage a substantial communications network infrastructure. It also allowed Racal to extend this infrastructure on a cost-effective basis through its long-term wayleave rights over the land of the British Railways Board as well as Network Rail, then called Railtrack, that was the new operator of the national railway infrastructure (although not the trains themselves). In addition, BR Telecommunications brought to Racal a series of medium- and long-term contracts for services provided to the newly privatized national railway infrastructure, as well as to the TOCs. The addition of these customer contracts significantly increased Racal’s telecommunications customer base.

Leveraging its network assets, Racal was able to market and deliver advanced managed network services to a growing range of customers, while retaining its core focus on the government and rail sectors. Meanwhile, our old parent company was building the world’s largest integrated IP network, based on fiber-optic technology. As part of its overall strategy, our old parent acquired us in November 1999. In addition, as part of our old parent’s acquisition of Frontier Communications in September 1999, we acquired Frontier’s UK businesses, including the termination of national and international voice services, which now constitutes part of our business.

B.	Business Overview

Business Strategy

Our strategy is to capitalize on the expected growth in demand for complex, converged IP, managed telecommunications services and capacity while maintaining our recurring turnover stream and stable margins:

•	Focus on managed services to commercial customers. Our primary focus is on further developing our managed service business by maintaining and growing turnover from our existing commercial customer base and adding new customers, which we believe will allow us to preserve a recurring turnover stream and stable margins. The delivery of complex and tailored managed services under long-term contracts allows us to become an integrated and embedded component of our customers’ telecommunications requirements. Our strategy is to maintain turnover from commercial customers at over 80% of total turnover. As a secondary focus, we will continue to offer services, primarily data services, to carrier customers, where we believe the terms are sufficiently attractive.

•	Leverage embedded infrastructure and existing customer relationships. We benefit from a large existing customer base, which provides us with a potential market for additional turnover streams. We intend to increase our turnover from existing customers both by selling increased volumes of the services we currently offer (for example, by growing the number of end-users at customer sites) and by introducing new services in the future, including IP-based services. For a number of our customers, we have invested in developing customer-specific service offerings and we have also upgraded customer premises equipment, including routers, switches and handsets. We believe this investment and the depth of our involvement in our customers’ businesses reduces churn and provides the basis to offer additional services to our existing customers at lower incremental costs and, we believe, improved margins. By purchasing these additional services from us, our customers are able to avoid the disruption risks associated with adding a new telecommunications provider.

•	Migrate technology to IP-based services. Current technology allows us to provide integrated voice and data services over a single IP-based platform. We have commenced, and intend over the next three years to complete, the migration of our entire customer base from legacy voice and data services to IP-based services, including IP-based virtual private network, or IP VPN and voice over IP, or VoIP, which will allow us to provide converged voice and data services. We are currently developing a platform that integrates voice, data and video services on a fully converged basis. We anticipate that these initiatives will increase our total turnover and enable us to realize network operating efficiencies by allowing us to introduce new data and voice services, and provide those services to our customers at lower unit costs than they currently pay for legacy services.

•	Build cooperative sales efforts with systems integrators and others. We deliver new products and enhance our sales penetration through cooperative approaches with systems integrators, network suppliers, equipment manufacturers and other parties. We believe we are an attractive partner for such parties due to our network reach, our experience in the provisioning of managed services and our IP capabilities. These parties assist us in pursuing new customers and allow us to bundle our services with their equipment or applications. We currently cooperate with a number of companies, including Siemens, Ericsson, Fujitsu and Lockheed Martin.

•	Continue to reduce cost of access and control operating expenses. We intend to continue to reduce our cost of access by taking advantage of regulatory developments and we actively participate in their further development. In addition, we are focused on improving network optimization, including new access technologies such as digital subscriber line, or DSL, and wireless, which will provide lower cost of access for specific applications. We have reduced our cost of access from 48.8% of turnover for the year ended December 31, 2001 to 32.8% of turnover for the year ended December 31, 2004, and see further opportunities to continue to do so. In addition, we intend to continue our strategy of reducing maintenance costs, implementing systems enhancements and improving the efficiency of resource use. These strategies include, for example, billing enhancements, network inventory management, order handling and trouble ticket management improvements. We have successfully implemented cost reduction strategies that in the past helped improve EBITDA margins from negative levels for the year ended December 31, 2001 to 32.1% for the year ended December 31, 2004.

Services Offered

We provide a wide range of telecommunications services, including voice, data and IP services, to government and other public sector organizations, major corporations and other communications companies.

Commercial Services

In general, we provide commercial customers with a range of managed services that typically are complex in character and we often tailor them to address these customers’ specific data networking requirements. We also supply basic and advanced voice services, including national and international direct dial, teleconferencing and non-geographic number services (for example, toll-free services). We frequently bundle our telephone services with data services and supply them on a competitive basis with customized tariff structures.

We provide both traditional voice and managed data services and more recently introduced IP-based services. The components of our traditional voice and data communications services consist of the following products:

•	Managed services. We provide managed data and voice services, offering all of the benefits of a private corporate telecommunications network, with full management of the network infrastructure, including technology refreshes, security and maintenance. We offer a range of data services, public switched telephone voice services; and extension calling across multiple sites. Our managed data and voice services offer 24-hour network monitoring, fault reporting and competitive service level agreements, or SLAs.

•	High speed connectivity through access to our national ATM and frame relay networks. While often bundled with our other products, customers can purchase asynchronous transfer mode, or ATM, and frame relay services to increase the speed and efficiency of their data networks. ATM enables our network to carry voice, data and video traffic at very high speeds with a high level of performance management, making it an ideal service for customers such as financial, media and entertainment organizations, with high-capacity bandwidth needs. Frame relay service allows our customers to link to multiple geographically diverse low-bandwidth locations without having to implement dedicated lines.

•	Leased lines and international private leased lines. We provide both domestic private leased lines and international private leased lines. Our private leased lines provide point-to-point capacity on a cost-effective basis with security and 24-hour availability. Our international private leased lines, provided by means of trading agreements with our parent, provide cost-effective service, uncompromised security and 24-hour availability. Both our domestic private leased lines and our international private leased lines are suitable for voice, video and data transmission.

•	Direct dial voice services. We provide direct dial voice calling to fixed geographic and non-geographic numbers in the UK and international locations. We also provide routing and delivery of calls over our own voice transmission network and with links to outside voice transmission networks to support these services.

The components of our IP-based services include IP VPN and certain prospective services, including VoIP and IP Video:

•	IP VPN. IP VPNs enable the secure connection of offices, business partners and customers within a virtual private network consisting of intranets and extranets running over our backbone. This service is convenient for customers, allowing them the flexibility to change capacity requirements and reconfigure their IP VPNs as required. IP VPNs also provide for a more flexible and efficient use of network infrastructure because information is transferred in a packetized form with dynamic routing instead of with dedicated routing, and therefore greater throughput of information is possible.

•	VoIP. We intend to offer VoIP by the end of this year. VoIP will enable cost effective transport of voice over our IP network. Currently customers using our IP VPN products have the benefit of transferring voice as data over their IP VPNs. With a fully enabled VoIP functionality, however, a customer will be able to transfer voice as data over our IP network to third parties when using our managed voice or direct dial services.

•	IP Video. We intend to offer IP Video by the end of the second quarter of 2005. IP Video is a point-to-point video connectivity offering provided over our IP network, enabling such applications as video conferencing from the desktop.

Carrier Services

Our capacity sales consist of sales to other network operators and communications providers of IP transit, structured capacity, wavelengths and private lines. We also sell wholesale voice services that include carrier voice service, “One Rate” service, carrier pre-select and non-geographic numbering to carriers. We currently provide capacity, dark fiber and empty fiber ducts to third parties pursuant to indefeasible right to use agreements, or IRUs.

Our data communications carrier offerings include:

•	Structured capacity. Structured capacity service offerings encompass point-to-point connectivity and maintenance services for which we charge annual service fees. These offerings consist of:

•	Wavelengths. Wavelengths (usually 2.5 Gbit/s or 10 Gbit/s) have recently become a popular product for carriers looking to acquire large quantities of capacity.

•	Private Line. ”Global Crossing Private Line” is a basic connectivity, structured capacity service allowing customers to build private networks and carry a full range of their business-critical applications.

•	Capacity, dark fiber and empty duct IRUs. We sell the right to use capacity on our network which can take the form of structured capacity, dark fiber or space in empty fiber ducts on our terrestrial networks.

•	IP Transit. The “IP Transit Service” offers international carriers and internet service providers, or ISPs, wholesale internet connectivity to all worldwide domains.

In addition to our data communications carrier offerings, carriers also purchase the following voice services from us:

•	Carrier Voice Service. Carrier voice service is a service that offers wholesale voice call completion to most destinations throughout the world (whether on a fixed or mobile network).

•	One Rate. Our “One Rate” service is a special pricing and billing option allowing customers to terminate very significant volumes of voice traffic to pre-determined UK fixed destinations for a single monthly charge.

•	Carrier Pre-Select. Carrier pre-selection enables carrier customers to automatically pre-select us as a carrier of choice for voice traffic without the need to create their own network infrastructure or links into our network. We provide these services through a web-based interface.

•	Non-geographic Numbering. Our non-geographic number service provides our customers with the ability to offer toll-free local or national rate access for most western European nations, such as 1-800 services.

Customers

We have two types of customers: commercial customers and carrier customers (including mobile network operator customers). Turnover from commercial customers and carrier customers represented 87.2% and 12.6%, respectively, of our total turnover in 2004.

Commercial Customers

Since November 1999, the majority of our turnover has derived from UK government departments and rail transport agencies. Over time, we have experienced growth through a number of sources including the expansion of existing government relationships, such as technology refreshes and capacity upgrades, and the signing of new customers. We renewed nearly all of our customer contracts due for expiry during our parent’s chapter 11 proceedings. Our commercial turnover was £215.9 million in the year ended December 31, 2002, £235.8 million in the year ended December 31, 2003, and £235.3 million in the year ended December 31, 2004.

Our managed service portfolio helps ensure that we retain our integrated partner status with all key customers as they develop and deploy their telecommunications strategies. Our customers are typically large organizations with significant annual telecommunications budgets that, along with the long-term nature of the contracts, provide us with significant recurring turnover. The chart below demonstrates the breakdown of our 2004 commercial customer base by turnover.

We derived 54.6% of our commercial turnover for the year ended December 31, 2004 from public sector clients, including the Foreign & Commonwealth Office, OGCbuying.solutions (Managed Telecom Service), HMCE (through our relationship with Fujitsu) and the Department for Work and Pensions.

We have three types of government contracts:

•	direct contracts with governmental departments;

•	indirect contracts through systems integrators with governmental departments; and

•	framework agreements, including our agreement with OGCbuying.solutions, the UK government’s central purchasing agency (part of Her Majesty’s Treasury), under which various UK government agencies can contract for our services through a central governmental body.

Our second largest group of customers, which contributed 28.0% of commercial turnover for the year ended December 31, 2004, were commercial organizations outside the rail industry. This group included Camelot, Lockheed Martin and The Royal Bank of Scotland for 2004.

Our other significant group of customers, generating 17.4% of commercial turnover for the year ended December 31, 2004, is the rail industry. This group includes Network Rail, Virgin Rail, National Express Group, South West Trains, English, Welsh and Scottish Railways and many other train operating companies.

Our top six commercial customers by turnover for the year ended December 31, 2004 were OGCbuying.solutions (Managed Telecom Service), Foreign & Commonwealth Office, Camelot, HMCE (through our relationship with Fujitsu), EDS (Her Majesty’s Prisons) and Network Rail, which in aggregate generated 51.9% of our commercial turnover for the year ended December 31, 2003 and 54.6% of our commercial turnover for the year ended December 31, 2004.

We provide a portion of our services to the public sector and commercial organizations outside the rail industry through systems integrators that include EDS, Fujitsu and Lockheed Martin. This channel represented 22.2% of our commercial turnover in 2004, including 20.6% of our turnover from public sector clients and 1.6% of our turnover from commercial organizations outside of the rail industry.

Certain of our principal customer relationships in 2004 included:

Commercial Customers	Initial Contract Length/Term(1)

Camelot (National Lottery)	7

EDS (Her Majesty’s Prisons) (3)	12

Foreign & Commonwealth Office	10

Fujitsu (Her Majesty’s Customs and Excise) (3)	10

Fujitsu (Magistrates Courts/Libra)(3)(5)	3

Lockheed Martin(4)	7 years, 3 months

Network Rail	5

OGCbuying.solutions (Managed Telecom Service)(2)	12

Train Operating Companies	Various

(1)	This table measures the term of our key commercial contracts from the signing of each contract, the earliest of which was signed by our predecessor in March 23, 1989. The remaining life of these contracts may be significantly shorter than the initial contract length/term reflected in this table.

(2)	This framework contract contains a clause that permits end-users (the government agencies and departments that agree to purchase our services under this framework contract) to terminate after a three-year period. The framework contract has a term of 12 years.

(3)	We provide these services to systems integrators, which large organizations typically use to coordinate and manage the outsourcing of, among other things, their telecommunications services. For these contracts, we act as a subcontractor to the systems integrator who holds the contract with the entity noted in parenthesis.

(4)	In February 2005, this contract was extended until March 31, 2011.

(5)	The Magistrates Courts/Libra contract was for an initial term of three years from November 2000. It has been extended until March 2007.

	December 31,
	2002	2003	2004
	(in millions)
Commercial Turnover from Top 20 Customers(1)	£161.0	£178.6	£187.7
Other Commercial Turnover(1)	54.9	57.2	47.6

Total Commercial Turnover(1)	£215.9	£235.8	£235.3

(1)	This turnover is based on historical information and does not necessarily indicate future turnover-generating capability. Few of our contracts provide for a minimum committed or threshold turnover stream or usage base and, accordingly, it is not possible to predict the future turnover that will be generated from our contracts. Turnover shown above excludes carrier figures which constituted £44.5, £50.9 and £34.0 million for each of the years ended December 31, 2002, 2003 and 2004.

In 2004, we entered into 668 new commercial customers contracts and have added 114 new commercial customers. Examples of these new customers include Taylor Woodrow, for which we are providing a nationwide IP VPN; and the UK’s Immigration & Nationality Directorate, or IND, for which we are supplying managed voice services through our managed telecom service, or MTS, framework agreement. In addition, we expanded certain existing contracts, including in May 2004, the MTS framework agreement to provide for migration of existing customers to IP-converged services.

We provide our managed voice and data services largely via multi-year contracts which provide a recurring turnover stream. Turnover from commercial customers with which we have a multi-year contractual relationship represented 76.9% of our turnover in 2004. Our strong customer relationships, our service capabilities and the complexity and highly integrated nature of the services we provide to our customers contributed to the stability of our customer base and turnover. We believe that in many cases, our customers would incur significant expense and logistical challenges if they were to transition to an alternative provider. As a result, we have not experienced significant customer turnover in recent years.

Carrier Customers

We provide wholesale carrier services to a range of leading mobile and fixed line operators. We serve Vodafone, BT, Cable and Wireless, Thus, Kingston, NTL, Telewest and COLT. The products that these operators require vary according to the current reach and capacity and planned build of their assets in the United Kingdom and include, for example, usage-based interconnection services and prepaid leases.

We also provide wholesale services to carrier customers on a selective basis. We analyze these incremental turnover streams and their associated costs and overheads to ensure that these customer opportunities generate sufficient returns. A recent successful carrier contract is a core optical fiber-based network for a 20-year indefeasible right of use for Vodafone UK. We supply Vodafone UK with dark fiber routes between all of their switch sites, allowing Vodafone UK control over their own network. In addition, we believe that, in certain instances, we may be able to migrate some portion of our carrier customer base to higher-margin managed services. Our carrier customers accounted for 12.6% of our 2004 turnover. For the year ended December 31, 2004, we generated 21.1% of our carrier customer turnover through the sale of capacity and the remainder through the sale of wholesale voice and data communications service. Our top five carrier customers by turnover for the year ended December 31, 2004, were Fibernet (Tanet), Hutchison Network Services, Energis, NTL and MCI.

Although we categorize them as carrier customers, mobile operators are a distinct group of customers for us. We believe an important opportunity with respect to mobile operators is to seek to use our unique network infrastructure and the wayleaves associated with it to support third-generation wireless network roll-out for mobile operator customers. Vodafone is already a significant client for high bandwidth services as it builds a transmission network to link its mobile switching sites. Although we expect to generate similar levels of turnover from this contract in future periods, this turnover will be non-cash turnover.

Due to certain strategic initiatives recently adopted by us and our parent company, we expect to decrease the proportion of turnover that we derive from our carrier customers over the near- to mid-term by reducing the number of carrier services that we sell. Nevertheless, we will continue to offer predominantly data services to carrier customers where we believe that the terms are sufficiently attractive.

Customer Relationship Management

We target sales through direct sales channels. We structure our sales teams around key accounts grouped into business units headed by area vice presidents. These business units focus on clearly defined turnover objectives in either designated single accounts or groups of accounts, depending on the size and complexity of these accounts. Each business unit’s area vice president is responsible for managing overall business relationships with existing accounts and growing turnover in line with targets. Each business unit’s structure varies slightly depending on particular customer circumstances. However, the units will all contain elements of account management, customer sales and engineering support. The area vice presidents will be able to draw upon specialist resources from the appropriate line management function depending upon the customer opportunity.

While we evaluate prospective new sales within the commercial services sector on the basis of profit margin, we compensate our sales teams based on turnover generated on each contract. However, we base the ultimate approval of all contracts on a number of factors, including estimated gross and operating profit margins and the incremental capital expenditure required. In the case of larger contracts, our approval process includes the input of a pricing committee that evaluates the anticipated financial returns of the contract.

Our service level agreements are also critical to our customer relationships. Our customer contracts contain these agreements and set the level of performance at which services are required to be delivered. To augment our existing customer service procedures, we have implemented a web-based portal that permits customers to place and track orders, to monitor the performance of services and network utilization, and to track trouble tickets.

Customer Relations

Set forth below are synopses of certain customer relations. They are not necessarily indicative of our entire customer base or of the services that we provide to other customers.

FCO: A Managed Private Network for the Foreign & Commonwealth Office

In May 2000, we signed a contract with the FCO to install a global managed voice and data network. We provide the FCO with secure, high-speed voice, data and messaging services to 14,000 users in British embassies, consulates and high commissions worldwide. We have agreed to provide these services until 2010. In March 2004, we completed the roll out of this worldwide network. The FCO Telecommunications Network, or FTN, now extends to 256 sites in 148 countries.

The connectivity established under this relationship enables critical applications such as instantly connecting UK diplomats around the world, allowing them to deal with sensitive issues in both a proactive and reactive manner. In addition, other UK government departments that share FCO offices around the world now use the FTN. The scale and complexity of the services we provide in our FCO relationship underlines our extensive experience in the government sector over the last 15 years.

Managed Telecom Service for the UK Government

The UK government awarded our predecessor company a 10-year commercial relationship in 1996 to operate the MTS, under which we were to provide the UK government (through the OGCbuying.solutions, the direct counterparty) with a full range of managed voice services. Today, the MTS managed voice service is one of the largest private voice networks in Europe, supporting upwards of 80 major UK government departments, including the main executive offices of the UK government in Whitehall. The scope of voice service includes the provision of a fully managed telephony service, on-site private branch exchanges, handsets and a 24-hour central telephone operator bureau. The network carries between 15 and 20 million call minutes per month. We currently support over 580 sites and approximately 116,000 handsets. Starting in 1997, we began to add managed data wide area network, or WAN, services, conferencing and other services to our managed voice offering and now have approximately 180 such sites serviced with a WAN.

In May 2004, we expanded the MTS framework agreement to provide for migration of existing customers to IP-converged services. We also extended the terms of the overall framework of our relationship by two years to December 2008. At this time we committed to IP-enable the entire MTS telephony infrastructure, including the introduction of a full portfolio of flexible and mobile working telecommunications services.

Successful Network Upgrade for Camelot

In 1994, our predecessor company entered into a relationship with Camelot, the operator of the United Kingdom’s national lottery, to provide managed services. The contract requires maintenance of access to lottery terminals in a minimum of 24,500 retail outlets in the UK. We renewed this relationship with Camelot in 2002 for a seven-year period. At that time, we agreed to upgrade Camelot’s lottery network technology from a legacy network to an integrated services digital network, or ISDN. The ISDN services form part of a major investment Camelot has made in the lottery’s technology, infrastructure, terminals and marketing. During 2003, we successfully completed the rollout of this ISDN service for Camelot, migrating all of the approximately 26,000 lottery retailers across Britain onto the new infrastructure.

The actual maximum call rate that has hit the live network is approximately 40,000 calls per minute, with substantially greater capacity available. Importantly, the new technology improves network reliability with much increased built-in redundancy, leading to fewer faults and ensuring optimal terminal availability. The new network also enhances diagnostic capabilities, pinpointing problems within the network and resolving them quickly, thereby minimizing terminal downtime. We expect the new technology platform to perform over the life of Camelot’s renewed operating license to 2009.

Managed Voice and Data Solutions for the UK Rail Community

We have almost 10 years of experience as a provider of managed voice and data services to the UK rail sector. BR Telecommunications, which was acquired by our predecessor in December 1995, was formed to operate and manage the telecommunications system for the entire UK rail system when British Rail was privatized in 1994. As such, we have customer relationships with the TOCs, which own and operate the trains, and with Network Rail, which maintains the track and stations that the TOCs use. Unlike our other major customers, several of our rail community customers are also important suppliers. For example, we lease fiber optic and copper cable from Network Rail, and receive certain maintenance services from Thales, to which we also provide certain services. Those relationships are described in detail in “—Network Rail and British Railways Board.”

We currently provide two main services to the UK rail community: Railnet, a managed voice VPN service; and a managed data WAN. Railnet provides voice connectivity and network management services among the TOCs, Network Rail and Thales. Railnet’s voice network comprises approximately 262 sites, including switches and other hardware, currently connecting approximately 60,000 handsets dispersed through the entire UK rail infrastructure. Since 1996, we have provided a managed data WAN service to certain of the TOCs, which enables data connectivity between local area networks of the individual TOCs. In March 2004, we were awarded a 10-year contract by the Rail Settlement Plan, or RSP, part of the Association of Train Operating Companies, to provide the UK rail sector with an industry-wide managed IP VPN service in support of the National Reservations Service, or NRS. The NRS application interconnects all station offices and allows travel agents to establish availability and book tickets.

We have been in discussions with Network Rail and the TOCs with respect to an upgrade of the entire Railnet switching infrastructure to an IP-converged platform. This will enable the current Railnet estate to be migrated to an IP-converged platform. We are currently moving forward with providing this service to selected TOCs which will ultimately allow our customers to use this platform for a fully converged service (voice, data and video).

Fujitsu

We have a number of relationships with Fujitsu, including indirect government contracts. End-users under these contracts include HMCE and the Magistrates Courts Service in England and Wales. We also have a private circuit contract with Fujitsu itself.

Since August 1999, we have provided managed voice and data services to HMCE. Although we currently offer data services to HMCE, Fujitsu is migrating away from our data offering and we expect this turnover stream to decrease accordingly. The remainder of the contract expires in February 2010. Since December 2000, we have provided an IP VPN service to the Magistrates Courts Service. Through this relationship, we provide a managed data service to in excess of 400 Magistrates Courts in England and Wales. The contract expires at the end of March 2007. Since April 2000, we have provided Fujitsu with private circuits, which Fujitsu used to build its own UK network for the delivery of services to its clients. The contract runs on a rolling one-year term. We believe that we have been successful with Fujitsu due to our flexibility and ability to accommodate Fujitsu’s end-users’ specific requirements. We are currently attempting to develop our relationship with Fujitsu further to encompass all sectors of its operations, not just UK government operations. Opportunities may include bandwidth services, and European IP VPN and public switched telephone network services.

In addition, in March 2004, we entered into a Master Services Agreement, or MSA, with Fujitsu. This contract currently covers our direct dial voice services and private leased line products, and we intend to expand the services already provided to cover the majority of our products. To date, Fujitsu has placed orders for all the services already listed on the MSA. Direct dial services and leased lines are already installed, and a European IP VPN service and non-geographic services have recently been ordered. See Item 3.D. “Risk Factors—Risks Related to Our Business and Industry—Our turnover is concentrated in a limited number of customers.”

EDS (Her Majesty’s Prison Service)

We have provided Her Majesty’s Prison Service with data WAN communications services since 1988. In June 2000, EDS signed a 12-year systems integration contract with Her Majesty’s Prison Service. We subsequently signed a 12-year sub-contract with EDS to provide and manage all wide area voice and data telecommunications. Under the contract, we provide managed voice services to approximately 150 prison sites in England and Wales and managed data services to approximately 190 sites in England and Wales. This fully managed service includes the provision, support and refresh of all aspects of telephony services, including private branch exchange and cabling and telephone handsets. In addition, we provide IP data WAN services and a number of value added services such as a 24-hour central telephone operator bureau, standby resilience and disaster recovery services. We plan to evolve the agreement during the contract term with commitments to develop the telecommunications services into a fully converged IP-enabled infrastructure capable of supporting voice, data and video services.

Vodafone UK

In 2003, Vodafone UK selected us to provide it with its core fiber optic based network. The network links all of Vodafone UK’s major switching and data centers in a resilient manner, supporting its entire core communications connectivity. The broadband infrastructure allows Vodafone UK to accommodate both recent rapid increases in mobile telephony traffic and the projected increased demand for mobile data services such as general packet radio service, to third-generation and next-generation services. Under our supply and maintenance agreement, we provide dark fiber routes among all the switch sites, giving Vodafone UK the flexibility and autonomy to self-provide broadband capacity between these strategic locations in line with increases in traffic and new service volumes. This solution gives Vodafone UK the ability to control the network and a single core network supplier. The entire network became operational in stages throughout 2003 and was successfully completed in 2004.

Summary of Network and Other Assets

We operate a high capacity and resilient optical transport network which consists of approximately 10,300 route kilometers of optical fiber cable. Approximately 80% of this fiber cable runs in troughs along the UK rail network. Our network extends to 150 towns and cities, reaching within two kilometers of 64% of UK central business delivery addresses tracked by Royal Mail. Our core optical fiber network interconnects to local network providers at 156 points of presence, or PoPs, and 36 main switching units. This number of interconnections provides us with extensive customer reach at an advantageous cost of access.

Our network consists of both leased and owned assets. Measured by fiber kilometers (route kilometers multiplied by fiber strands per route segment, a standard industry measure that accounts for different levels of capacity among different route segments), we own approximately 80% of our network assets and lease the remainder. Some of the routes on which we run owned fiber are also constituted by leased fiber. Some routes consist solely of owned fiber and some consist solely of leased fiber. Even in some routes constituted by both leased and owned fiber, we rely on both the leased fiber and the owned fiber to make that route service our customers.

Our entire nationwide fiber optic network footprint currently contains lit fiber and has significant dark fiber. We own approximately 70% of the currently lit fiber that is used in our core backbone and approximately 29% of the currently lit fiber on the interconnections to BT. Wherever possible, when usage increases require us to light additional capacity, we light our owned fiber rather than leased fiber. We believe that our existing network reach and capacity are sufficient to support a substantially increased turnover stream and customer base with modest incremental capital expenditure.

The table below summarizes our owned and leased network assets (which includes fiber with respect to IRUs).

	Fiber Kilometers
	Total km	% of Total km	Lit km	% of Total Lit km
Wholly owned	328,451	83.1%	108,873	71.6%
Leased from Network Rail	57,711	14.6%	33,943	22.3%
Leased from third parties	9,163	2.3%	9,163	6.1%

Total	395,325	100.0%	151,979	100.0%

The transport network comprises a dense wavelength division multiplexing, or DWDM, network and a Synchronous Digital Hierarchy, or SDH, network, comprising 17 DWDM point-to-point systems and 805 SDH network elements. This supports core transport capacity for voice and data networks, as well as bandwidth services for commercial and carrier customers. At present, the network carries live traffic equivalent to 20,620 E1 circuits (a standard measure of capacity in the industry, equal to 2 Mbps), and the network has significant additional capacity to carry additional traffic. The network connects to BT at all PoPs and at 47 locations there are also direct partial private circuit, or PPC, interconnects. PPCs are the circuits from the point of interconnection with BT to the customer location. In total, we use around 10,188 digital private circuits to access many of our customers, while 78 of our main customer sites are directly connected by our own fiber to the network.

Our voice network consists of seven public switches that can support up to 600 million minutes per month of BT-interconnected voice traffic. Additionally, other dedicated switches support Camelot’s national lottery network, and we deployed two fully operated VoIP switches in 2000, at locations in the Docklands and Slough. Our switching capacity is approximately 70% used in the core and only 29% on the interconnects to BT. The network supports approximately 1,500 customer private branch exchanges, or PBXs, that directly support more than 200,000 users. The voice network is pivotal to the provision of managed voice services to our corporate, government and rail customers.

The data networks consist of a state of the art multiprotocol label switching, or MPLS, enabled IP backbone and also an asynchronous transfer mode/frame relay, or ATM/FR, core that supports certain services such as DSL based products. These networks support over 200 IP VPNs which include approximately 7,000 end points. The ATM/FR network provides the core infrastructure for dedicated equipment customer IP VPNs and provides the core backbone for the UK lottery network. There are also many UK government departments that require legacy services and approximately 1,100 legacy network access points are provided for these services. We also operate a high speed IP network that supports IP transit (mainly internet peering). We are also able to provide direct access to the internet for ISPs corporate customers and multinational IP VPNs.

The strategic configuration of our voice network means that over 95% of voice traffic is terminated with BT at the “single tandem” rate. BT interconnect call termination tariffs are based on a five-tier charging structure that reflects the distance a call has to be carried through the BT network, from where it is handed to BT to where it is terminated by BT. A call is terminated at a local exchange; if the call is handed to BT at the local exchange this attracts the lowest possible tariff. Each local exchange is connected to a number of ‘tandem’ exchanges, so if the call is handed to BT at a tandem exchange that is directly connected to the required local exchange, this will attract the next lowest tariff (known as single tandem). Above this there are three further tariffs based on the distance a call traverses the BT network (0 to 100km, 100 to 200km, more than 200km). In order to attract the lowest tariff for all calls, we would need to connect to all local exchanges. It would be very expensive to provide the necessary circuits and equipment to accomplish this, which is not justified by traffic volumes. We are now reviewing the business case for connecting to selected local exchanges, where this would give additional cost advantage. Initially, 68 local exchanges have been identified and are in the process of being provisioned. We are mindful of BT’s plans to close a large number of local exchanges, eventually consolidating to about 129 points of connection as part of their next-generation networks. See “Regulation—Next Generation Networks”. Any further investment will need to ensure that the expected benefits will actually be obtained as the BT network evolves.

The table below summarizes some of the key statistics associated with our network.

Optical Transport Network

Route kilometers of fiber	10,300 km

Fiber utilization (approximately)	37%

Fiber-connected customers	78

On-network SDH circuits	10,794

E1 equivalent circuits	20,620

LEC tail circuits (digital)	10,188

PoP sites	156

SDH nodes	805

BT PPC interconnects	47

Voice Network

BT voice interconnects	36

Public switches	9

Special service switches	5

Customer PBX	1,775

IP / ATM Networks

Government IP VPN MPLS nodes	5

High Speed IP Network/core access nodes	36

ATM and FR nodes	7/60

IP VPNs (Datalink Direct Service)	200

Managed Services End-Points (CPE routers)	7,000 (approximately)

We manage our UK transport network from one of our parent’s affiliate’s London network operations center. Its staff and functions are integrated with those of our parent. We refer to this center as the Global Network Operations Center, or GNOC. The GNOC provides full network monitoring and management capabilities across our network and portions of our parent’s network. We operate additional network management centers in Basingstoke and Crewe that support the managed voice, managed data and IP VPN networks that we operate for our customers.

Market and Competitive Position

The general telecommunications business in the United Kingdom, as well as globally, continues to be very competitive with a significant amount of competition resulting from liberalizations and de-regulation. However, the market in which we operate in the United Kingdom has much more limited competition as it is primarily based on providing complex and high-value added managed services.

We currently compete with different divisions of BT, Energis, COLT, Thus, Kingston and Cable and Wireless. In some sectors and geographies, we also compete with NTL, Equant, Fibernet, Kingston and Viatel, as well as numerous resellers of voice services such as Centrica and OneTel. COLT, Thus and Kingston have a less extensive national footprint than we do. COLT, Thus and Kingston are not geographically present in large portions of the United Kingdom. BT, Cable and Wireless and Energis can claim genuine national presence and have significant network assets. We have recently seen particular competition from BT with aggressive pricing, especially in the railways sector. Moreover, many of these competitors are better capitalized than we are, in some instances as a result of recent reorganizations.

Although our competitive position suffered during our old parent’s chapter 11 process, especially in respect of our inability to make customer acquisitions, we are securing substantial new customers again.

Financial Restructuring

Although we were not part of our parent’s bankruptcy proceedings, we underwent a restructuring process along with our parent. The number of people we employ has decreased from a peak at the end of 2000 of approximately 1,700 to 561 at December 31, 2004, resulting in turnover per head increasing three-fold over the period. For example, we have disposed of, or shut down, certain parts of our business, including our mobile telephone business (sold to Generation Telecom) and our train operations positioning system (outsourced to Teletech).

During our restructuring, we closely examined many parts of our business to determine whether they were duplicative across our business as a whole and, where this was the case, we eliminated or greatly reduced functions. Our parent’s global organization provides some of our necessary functionality today, and in turn our UK-based functions serve the wider requirements of Europe in many instances. In addition, our parent has recently implemented a new business realignment plan involving staff and other cost reduction programs, and the realignment of its product and service portfolio and our business was included as part of this new plan.

We believe that further restructuring is unlikely as there are few further opportunities in this area and the process is essentially complete.

Key Partnerships and Relationships

There are a number of partnerships and commercial relationships which are key to the current and continued success of our business. We have developed a number of these over the past two years.

BT is a significant supplier of ours and has been working closely with us on improved delivery cycles and improved procurement opportunities.

ECS United Kingdom plc has been providing capital finance through a leasing arrangement for the FCO project roll-out for more than a year and they are very supportive of other such future arrangements and opportunities. Siemens UK, now a customer of ours, is also a key supplier, and works with us for product innovation and introductions to improve our overall service offering.

Inter-company Agreements for UK Trading

Our business operation is dependent on a number of our parent’s and its affiliates’ global corporate functions and access to its network and services elsewhere in the world. In turn, our business provides services to our affiliates in Europe and termination facilities for international circuits in the United Kingdom. The costs of these services are described in more detail in Item 7.B. “Major Shareholders and Related Party Transactions—Related Party Transactions—Inter-company Agreements” and Item 5.A. “Operating and Financial Review and Prospects—Overview—Relationship with Our Parent Company and its Affiliates.”

The interactions are as follows:

•	GC Pan European Crossing (UK) Limited provides co-location space at Slough and Docklands to facilities that form part of our UK network.

•	We provide a dark fiber cable route to GC Pan European Crossing (UK) Limited for the route from Whitesands in Cornwall to London.

•	Our parent’s Customer Network Operations Centers provide network management for our customers’ networks globally, including our customers in the United Kingdom.

•	Our parent company provides finance, legal, product management, marketing, engineering, IT, and corporate support to varying degrees. These are embodied in an allocation of our parent’s corporate overhead, which is charged to us.

•	We provide private line termination for UK-based customers of other entities in the Global Crossing Group.

•	We provide termination for inbound voice minutes from the US and the rest of the world (this is much greater than outbound traffic).

•	Our parent provides termination of outbound minutes that originate in the UK.

Network Rail and British Railways Board

British Rail originally developed a significant portion of our network in the 1980s and early 1990s. During that time, British Rail was a state-owned enterprise which owned and operated the national railway system in the United Kingdom. British Rail used its extensive network of railway property and rights of way to install fiber-optic and copper telecommunications network across the United Kingdom. As part of the privatization of British Rail in 1994, portions of these network assets and associated liabilities were transferred to a newly created company. Other portions of these network assets and customer contracts for the provision of telecommunications services over the network were assigned to BR Telecommunications, which was eventually acquired by our predecessor company.

At the time of their formation, BR Telecommunications and Network Rail entered into a number of agreements. The principal agreements include:

•	The BR Telecommunications lease of Network Rail facilities. BR Telecommunications leased certain fiber cables, distribution facilities, and transmission and switching equipment from Network Rail. The lease also covered certain copper cables and PABX equipment, which we use to deliver managed voice services to TOCs. We refer to these latter items of the lease as the copper assets. In connection with its plans to modernize the signaling system on the UK railways, Network Rail issued a notice to terminate our entitlement to use the copper assets, which termination was to become effective March 31, 2005. In November 2004, we entered into a capacity purchase agreement with Network Rail that provides us with the right to use capacity over these copper assets until March 2010.

•	The Network Rail lease of BR Telecommunications capacity. Network Rail retained the right to a specified amount of capacity to be carried over the assets originally leased to BR Telecommunications, in exchange for annual payments. We refer to this agreement as the grant of use. This grant of use was supplanted by a telecommunications service agreement effective in March 2005 which operates more like one of our commercial customer contracts.

•	The deed of grant. BR Telecommunications holds a deed of grant giving it easement rights to retain existing equipment and to install new equipment on Network Rail lands and property.

Our predecessor acquired BR Telecommunications in December 1995, and we acquired our predecessor in 1999. In mid-2000, Thompson CSF acquired the remaining Racal businesses (other than our predecessor). Following this acquisition, Racal, which had certain agreements in place to provide maintenance services along the network with what was now our company, changed its name to Thales Telecommunications Services Limited.

Under the deed of grant with Network Rail, we now own long-term wayleave rights until at least 2046 over Network Rail’s land, permitting us to maintain existing leased and owned fiber and network equipment, and providing our right to lay new fiber and install new equipment on Network Rail property, subject to the payment of specified wayleave payments to Network Rail. We have a management agreement with Network Rail that regulates any new network layout. This is a very cost effective and easy way for us to extend our network in the UK. This mechanism has been used extensively and profitably during the period of the operation of this agreement.

Regulation

Preliminary

On July 25, 2003, the United Kingdom implemented four EU Communications Directives, or the directives, including:

•	the Framework Directive (Directive 2002/21/EC);

•	the Access Directive (Directive 2002/19/EC);

•	the Authorization Directive (Directive 2002/20/EC); and

•	the Universal Services Directive (Directive 2002/22/EC).

The directives establish a new regime for the regulation of electronic communications networks, or EC networks, and electronic communications services, or EC services, and this regime is codified by the Communications Act 2003, or the 2003 Act.

An EC network is a transmission system for the conveyance of electrical, magnetic or electro-magnetic energy, of signals of any description and contains apparatus, including that used for switching or routing, and includes software and stored data as described in s.32(1) of the 2003 Act. An EC service means a service consisting in or having as its principal feature, the conveyance of signals via EC networks, but excludes content services, as explained more fully by s.32(2) of the 2003 Act. We use an EC network and provide EC services, and therefore we must comply with the general conditions.

As a result of the 2003 Act, operators of EC networks no longer need to apply for or hold a license to run their networks, as was the case under the old regime set out in the Telecommunications Act 1984, or the 1984 Act. Instead, general conditions apply which we more particularly describe below.

Within certain constraints, these general conditions are prescribed by the industry regulator, OFCOM, as described in s.45 et seq. of the 2003 Act. In some circumstances or in respect of certain operators of EC networks, there are specific conditions with which those operators must comply where relevant. On December 29, 2003, OFCOM took over all the functions and duties previously carried out by the Office of Telecommunications, which was established under the 1984 Act. OFCOM was established under the Office of Communications Act 2002.

Licensing and Authorization

Operators of EC networks who comply with the general conditions and the specific conditions (to the extent they are applicable to them) are entitled or authorized to run EC networks and provide EC services without seeking any form of authorization from OFCOM.

The general conditions apply to all operators of EC networks or providers of EC services. Many of these conditions are largely similar to those contained in our principal license granted under s.7 of the 1984 Act—the public telecommunications operator, or PTO, license. Subject to certain exceptions, the licenses granted under the 1984 Act were revoked upon the coming into force of the 2003 Act (this included the PTO license we held).

General Conditions

The principal purposes of the general conditions are to ensure service and network interoperability and efficient network access, as well as the need to protect the interests of end-users. In respect of end-users, OFCOM has a duty under s.52(1) of the 2003 Act to set such general conditions as it considers appropriate for securing that public communications providers establish and maintain procedures and policies for, among other things, the handling of complaints, information about service standards and remedies. OFCOM also has duties to establish general conditions that it considers appropriate in connection with telephone numbering; this relates to the adoption and allocation issues and the National Telephone Numbering Plan as explained by s.56 – s.63 of the 2003 Act. 77.

Specific Conditions

Specific conditions fall into four broad categories: the universal service obligation; access-related conditions; privileged supplier conditions and conditions; applying to those operators of EC networks having significant market power, or SMP. Below is a brief analysis of those specific conditions which have or may have a direct impact on us.

The principal purpose of the universal service obligation is to ensure that a connection to the public telephone network and access to publicly available telephone services is available from any fixed location in the United Kingdom, as set out by s.65 of the 2003 Act. Obligations to provide uniform pricing, itemized billing, directories and call-box services are also required by the universal service obligation. Other than in the Hull area, OFCOM has specified BT in the UK as a universal service provider. The 2003 Act, in s.71, provides a mechanism through which communications providers, to whom the general conditions apply, would contribute to the costs BT incurs in providing universal services. Currently, OFCOM considers that the burden on BT to provide these services is not unfair, and therefore BT benefits from neither compensation or other cost sharing devices. If OFCOM determines otherwise, it may have a financial impact on us. This is the subject of a consultation exercise that closed on March 21, 2005. A further statement from OFCOM is expected soon.

Access related conditions include conditions relating to the provision of network access and interoperability for the purpose of securing efficiency between the persons who make these services available, sustainable competition between them and benefits for end-users as set out in s.73(2) of the 2003 Act. Access related conditions may be issued by OFCOM to any EC networks operators if these networks are required for achieving end-to-end connectivity to end-users and OFCOM may require interconnection of networks concerned.

These conditions may also be applied through an SMP determination, as described below. An SMP determination has been made regarding BT.

One example of an access condition is the Electronic Communications Code, or the EC Code. The EC Code, formerly known as the Telecommunications Code, is set out in Schedule 2 of the 1984 Act. This has been amended by s.106 of the 2003 Act, and the amendments are contained in Schedule 3 of that statute. The EC Code is applied by OFCOM, with the procedure for making directions and consultation being set out in §107 et seq. of the 2003 Act, and relates to the certain rights of EC networks operators to install and maintain communications apparatus on, under and over land which is owned by a third party. In practice, the EC Code requires the EC networks operator and a third party to agree whether the operator may enter a third party’s land, but in the absence of this type of an agreement, the operator can apply to court for an appropriate order.

SMP applies to any operator who enjoys a position that amounts to dominance of the relevant market, a concept explained in s.78(1) of the 2003 Act. According to s.78(2), dominance of the market is to be interpreted as per Article 14 of the Framework Directive. The process of making an SMP finding must be applied in accordance with guidelines laid down by the European Commission and concepts of EC competition law. Where OFCOM has made a determination that a dominant provider has SMP in an identified services market, it is required to impose, and to subsequently apply, any further conditions on the relevant operator that it considers appropriate, as explained in s.87 of the 2003 Act, called the SMP conditions. This duty is ongoing in that OFCOM must continue to review the communications market and where it finds that the EC networks operator is no longer dominant in the relevant economic market, OFCOM must revoke the relevant SMP condition and in doing so following the same procedure it uses when it imposes SMP conditions.

Under the 2003 Act, SMP conditions may apply in relation to access to networks, pricing in relation to this access, carrier selections and pre-selection and network price control. Because we are a user of BT facilities, the manner in which the SMP conditions are applied to BT has a direct financial impact on us. Since the 2003 Act came into force, OFCOM has been carrying out a number of market reviews.

The market reviews tend to address very specific markets. In broad terms, these have covered leased lines, wholesale narrowband internet termination, fixed narrowband wholesale access, call origination, conveyance and transit market, retail and broadband markets. To varying degrees, the outcomes of these market reviews have a direct financial impact on us.

Regarding price controls, the key measures for us are (1) wholesale termination of calls from fixed networks to mobile handsets and BT wholesale leased lines, (2) partial private circuits and (3) interconnect prices. These product-specific regulations are at varying stages of completion. In respect of wholesale call termination and call transit by BT, the current price control regime is due to expire on September 30, 2005 and OFCOM is currently consulting with the communications industry with a view to determining whether a new regime should be put in place and, if so, what form these controls should take. In respect of partial private circuits, OFCOM has put in place a trial charge-control period that commenced October 1, 2004, and will end on September 30, 2008. There is also expected to be a revision of the commercial terms of BT’s wholesale line rental product in the coming months.

The privileged supplier conditions are provided for in s.77 of the 2003 Act. The primary relevance of the privileged supplier conditions to us is that there were certain conditions in BT’s PTO license (granted pursuant to the 1984 Act) which remain in effect. Some of these provisions are of particular importance to our business. For example, the obligation to allow interconnection on cost-oriented, transparent and non-discriminatory terms and the entitlement of so-called Schedule 2 operators to interconnection rights. Other important rights preserved under s.77 include local exchange lines by BT to other operators, wholesale line rental (the ability of other operators, including us, to rent access lines on wholesale terms from BT and resell them to the end-user) and carrier preselection, or CPS, which allows customers on BT’s network to access another network operator by pre-selecting that operator.

OFCOM has made a number of important decisions on the subject of CPS and work is underway at the industry level to negotiate the commercial framework in which BT and competing players will operate. It is difficult to predict with any certainty the financial impact that these arrangements will have on us at this stage.

Enforcement of Conditions

Where OFCOM determines that there are reasonable grounds for believing that an EC Networks operator is contravening or has contravened general conditions or specific conditions, OFCOM may, pursuant to s.94 of the 2003 Act, notify the operator of its contravention. Having received a s.94 notice, the operator concerned is entitled to make representations to OFCOM in response, or otherwise it may comply with the condition it has contravened or remedy the consequences of the contravention. If, having given the operator reasonable time to make representations, OFCOM is satisfied that the contravention specified in the s.94 notice exists and has not been remedied, OFCOM may issue an enforcement notice, which will require the operator to comply with the contravened condition or remedy the consequences of the contravention. The operator concerned has a duty to comply with the enforcement notice, with this duty being enforceable by OFCOM in civil proceedings as explained in s.95(6) of the 2003 Act.

Where an operator fails to comply with either the s.94 notice or an enforcement notice or both, s.96 of the 2003 Act provides that OFCOM may, in certain circumstances, impose a penalty on the relevant operator. The amount of the penalty is not to exceed 10% of the turnover of the operator’s relevant business as calculated for the period of 12 months ending March 31 before the time the contravention or enforcement notice was issued. s.98 et seq. of the 2003 Act also contain rights for OFCOM to require an operator to suspend activities in cases where a condition breach is serious and/or repeated or where the requirement to desist is urgent.

An EC networks operator must comply with all conditions applicable to it, whether general or specific, and enforcement notices made against it. This duty is owed to any person affected by the operator’s contravention of a condition. Where a breach of this duty causes any person to sustain loss or damage or induces a breach of this duty to cause this kind of loss or damage, then this type of breach of duty may be actionable by the affected person, as set out by s.104 of the 2003 Act. Where a body corporate commits an offense under the 2003 Act, its directors, managers, secretaries and officers with similar roles or persons purporting to act in any similar capacity may be held to have committed a criminal offense where the relevant offence is committed with their consent or connivance or is attributable to their neglect.

OFCOM Strategic Review

OFCOM has a continuing duty under s.3 of the 2003 Act to ensure, among other things, that there is a wide range of EC services available throughout the United Kingdom (s.3(2)(b)). In performing this duty, OFCOM must consider the desirability of promoting competition, effective forms of self-regulation, innovation and investment (s.3(4)). Accordingly, and with a view to fulfilling this duty, OFCOM periodically undertakes sector-focused consultations in which interested parties, or EC network operators, are invited to take part.

In December 2003, OFCOM announced a strategic review of telecoms which was to take place throughout 2004, or the strategic review. Unlike previous sector-focused consultations, the strategic review purports to take an overarching look at the UK telecoms sector.

The strategic review addresses issues that are significant to our business: namely, the manner in which effective and sustainable competition can be achieved in the UK telecom market; whether there is scope for a significant reduction in regulation; the incentivization of efficient and timely investment in next-generation networks; and whether there remains a case for the structural or operational separation of BT. Accordingly, if any change in regulatory policy arises from this strategic review then this will be important to our business.

The strategic review is being undertaken in three phases. Phase 1 examines the current position and prospects for the UK telecoms sector. Phase 2 identifies and assesses options for OFCOM’s strategic approach to the telecom market and Phase 3 is an assessment of the two previous phases. The Phase 1 consultation document was issued on April 28, 2004. OFCOM’s proposals regarding forming Phase 2 (containing a preliminary analysis of the Phase 1 consultation) was published on November 18, 2004.

These proposals are intended to prepare the ground for a new regulatory framework while the market undergoes what amounts to a move from analogue to digital; away from the switched-circuit fixed line networks of the past and towards next-generation networks based on IP.

OFCOM is proposing that the most effective way to deliver the changes it requires will be for regulation to address the barriers that have historically prevented competitive wholesale access to BT’s network. OFCOM has identified a number of economic bottlenecks upon which BT’s competitors are largely or wholly reliant. No statements or consultations have been made since February 3, 2005, the end of Phase 2. However, OFCOM’s summary and industry responses indicate that most respondents agree about the need for entrance equivalence for bottleneck services. BT broadly accepts this principle but wishes to distinguish between new bottleneck products that could be built in as developed and equivalence for existing products, which would be an expensive procedure. OFCOM is proposing remedies that will ensure competitive equality of access to those bottlenecks, in order that sustainable competition can flourish.

The consultation makes significant reference to the forward-looking importance of broadband services to the UK. The BT products affected include Local Loop Unbundling and DataStream; in voice they include Carrier Pre-Select and Wholesale Line Rental.

Real equality of access would, in OFCOM’s view, mean that BT will be required to offer competitors the same or similar:

•	wholesale products and prices, as are made available by BT to its own retail businesses; and

•	transactional processes, as are made available by BT for the use of its own retail businesses.

Delivering this is likely to require BT to make changes to its wholesale products, product development process and transactional processes. It may also require BT to commit to substantive behavioral and organizational changes. The initial timescale for the three phases of strategic review was January 2004 to December 2004. Currently, Phase 1 and Phase 2 are complete. The third and final phase is scheduled to end during summer 2005. If a satisfactory regulatory settlement cannot ultimately be achieved, then the Chief Executive of OFCOM (addressing an industry seminar on February 24, 2005) stated that OFCOM would, if necessary, refer BT to the Competition Commission in accordance with the provisions of the Enterprise Act 2002.

Next-Generation Networks

On November 25, 2004, OFCOM commenced a consultation into future arrangements for access and interconnection in so-called next-generation networks, or NGNs. This consultation ended on January 3, 2005, and no responses have, as yet, been published. As a key prerequisite for the development of these networks is the availability of access and interconnection to BT’s network, the consultation concentrates on BT’s NGN (which BT has termed its 21st Century Network, or 21CN).

In considering these matters, OFCOM has drawn from the principles proposed in Phase 2 of its Strategic Review, and has considered their practical application to NGNs in general and 21CN in particular.

NGNs essentially deliver convergence between the traditional world of public switched telephone networks, or PSTN, and the new world of data networks. From an operator’s perspective they provide a means of migrating from the old world to the new world, delivering substantial cost savings due to the economies of scope inherent in a single converged network. From a consumer’s perspective they can offer innovative new services, greater control and personalization, ease of migration between services, and offering continuity for existing PSTN services.

BT set out specific proposals for 21CN during 2004 and this is likely to be one of the most significant deployments of NGN technology anywhere in the world. However, other network operators, including most of the operators that compete with BT in the UK market, are known to be developing similar deployment plans.

BT’s plans for 21CN are for a new single multi-service network to replace all of its existing networks. One of BT’s stated aims for this program is to reduce its existing costs by £1 billion per year by 2008 or 2009. BT has also set out several key milestones for its program, including:

•	broadband services will be available to 99.6% of UK homes and businesses by summer 2005;

•	the mass migration of PSTN customers is anticipated to start in 2006, and reach more than 50% by 2008; and

•	broadband dial tone is expected to be available to most customers in 2009.

Whether these plans and milestones are aspirational rather than achievable is not yet clear. However, it is clear that the development of 21CN and OFCOM’s regulation of BT in this area will have a major effect on our business planning in the near future.

Traffic Management Act 2004

The Traffic Management Act 2004, or the 2004 Act, was enacted on July 22, 2004. In all cases where legislation has recently passed through the legislature, it is difficult to comment with certainty as to what the outcome will be. However, the 2004 Act allows legislation that contains several provisions that may have a material financial impact on us and the telecommunications industry generally. The 2004 Act provides for a new regulatory regime for utility companies’ street works and gives highway authorities, in most cases the Highways Agency, more-effective controls over those works. The secondary legislation that will set out the new regulations has not yet been implemented.

Important provisions in the 2004 Act include: the requirement for lane rental permits (s.32); increased controls over when works can be undertaken (s.43) and what routes the works may take (s.44); new powers to prevent highways being repeatedly dug up and restrictions imposed by notice to prevent these repeated works until prescribed dates (s.51); and increased fines for noncompliance and the introduction of fixed penalty notices (s.40 and s.41 respectively). Of these provisions, only s.40 is currently in force as of April 8, 2005. These were implemented by the Traffic Management Act 2004 (Commencement No 1 and Transitional Provision) (England) Order 2004 SI 2004/2380 and the Traffic Management Act 2004 (commencement No. 2) (England) Order 2004 SI 2004/3110, respectively. As a result of 6f s.40, the maximum fine for certain summary offenses under the New Roads and Street Works Act 1991 has now increased from a level 3 fine (currently £1,000) to a level 4 fine (currently £2,500) or a level 5 fine (currently £5,000) depending on the offense. The increase in penalties does not apply in relation to offenses committed before October 4, 2004. The 2004 Act applies to England and Wales only, although the Transport (Scotland) Bill which contains comparable provisions has received first assent from the Scottish Parliament.

Industry

Developments within the Telecommunications Industry

Historically, the majority of telecommunications networks supported voice calls and were built with copper wires used for point-to-point voice connectivity, interconnected with basic switching systems. These networks were designed to carry voice calls in their native analogue form and had limited capability. For increased efficiency the voice signals were digitized and multiplexed together for higher speed transmission over optical fibers. The process of multiplexing was basic, allocating a fixed amount of the available network resource to each signal, but it still increased flexibility by allowing low-speed digital signals to be combined with the digitized voice signals for transmission over optical fibers.

The development of complex digital applications—for example the exchange of information over the internet, business transactions using e-commerce, and video streaming services, together with the increased connectivity opportunities as more and more users subscribe to internet-based services, has driven modern network operators to develop much higher speeds of connectivity and advanced protocols for managing the interconnection of individual applications.

Competitors in the industry now seek to increase efficiency and flexibility, using the principle of “convergence” for all switching and transmission applications based on the “packet” principle. Complex digital applications use the packet principle to divide up information into manageable packets, then combine the packets from several applications together for high-speed transmission. This packet principle can be applied to all digital applications and extended to digitized voice signals, thereby “converging” in a common packet-based switching and transmission network. The protocol used to manage the interconnection of these packets is IP, which has been accepted as the industry standard.

This principle of convergence is a common development across the core of most operators’ networks. Access to these networks from customers is achieved through a number of different methods and technologies. Copper networks are still used with advanced modulating techniques, known as broadband, to support high-speed digital access. The incumbent operators generally have control over the copper networks. Because it is cost prohibitive for the newer operators to develop copper networks, various regulatory rulings are used to enable wider access to the copper network. Alternatively, wireless is becoming an increasingly attractive method for network access, for mobile access and fixed, high-speed access, such as the new WI-FI “hot-spots.”

Key Industry Sectors

The telecommunications market generally consists of four basic sectors:

•	long distance services;

•	local exchange services;

•	wireless services; and

•	data/managed network services.

Telecommunications providers will offer one or more of these services to business or consumer segments.

Several telecommunications carriers focus on providing traditional voice and data services to business and residential customers. Long distance carriers, on the other hand, primarily provide only the connection between two local networks, transferring voice transmissions over a larger, interconnected regional or national network. Local exchange services carriers may provide traditional voice services that connect end-user customers within a designated local area, and these carriers often provide the local portion of most long distance calls or the broadband connections. Many telecommunications providers provide both local and long distance services. Wireless carriers transmit voice and data transmissions made through a wireless network to a mobile phone or other mobile device, such as a laptop computer enabled with WI-FI.

Some telecommunications providers, including us, have built and operate networks to efficiently support the developing trend in demand for increasingly complex digital applications, and to continue to provide voice services, through solutions employing the principles of converged networks. The efficiency and inherent flexibility of a converged network means that network services can be grouped and managed to provide a customer-specific solution. Customers of managed services typically include multinational corporations, government agencies or other large organizations.

Network Technology for Managed Services

Managed services have been available for some time, but were generally limited to managed data wide area networks, or data WAN, with modest facilities for voice calls. The technology traditionally used for these early managed services was ATM and frame relay, and these networks still predominate in the industry. ATM and frame relay networks use packet-switching technology to transmit both data and voice. Packet switching divides information such as voice, video or data into bits of data that are packaged into data cells. Cells are routed between local networks using ATM technology, which organizes the cells and transmits them over a common network to another end-point based on specifications coded onto the cells.

Most telecommunications carriers with this type of network deploy multi-platform switches for both frame relay and ATM. These multi-platform switches can convert any type of data to a cell or packet and transmit them through different types of data networks. Transmission of data in this manner requires a data protocol, which permits computers to transmit and exchange packets of information using a common software language. Protocols are the critical technology in data networking because they dictate the speed, flexibility, security and integrity with which data can be exchanged between computers.

IP has become the protocol used for the management of wide area connectivity for most digital applications and digital voice, such as VoIP, applications. Within an operator’s network, ATM and frame relay may still be used to manage the IP connections across the network, but increasingly for converged networks the IP connections are managed by another technology known as multi-protocol label switching, or MPLS.

MPLS is a set of protocols for provisioning and managing multiple protocol networks. MPLS uses a technique known as label switching to forward data through a network and it facilitates very high-speed data connections. MPLS overlays a packet-switched IP network to help better manage traffic flow and provides virtual links or tunnels through the network to improve the efficiency of connections.

Telecommunications Services Management

Management of telecommunications services has become an integral part of many companies’ strategies to gain competitive advantages. The IP and MPLS developments allow voice and data networks to converge and to offer increased security on public networks, and through this technology operators are able to allocate and manage network resources on a customer-by-customer basis, creating within their network IP VPNs.

The growing availability of services benefiting from converged networks, and the complexities of managing these services internally, are forcing companies to outsource larger portions of their telecommunications functions to specialized providers of IP VPNs, thereby creating cost savings and allowing them to focus on their core businesses. The market growth in IP VPNs is providing operators with the economies of scale to develop new and innovative communications services, which further benefit customers and ultimately reduce customers’ telecommunications costs.

Furthermore, the provision of services utilizing IP VPNs to manage all aspects of communications requirements within a customer enterprise is becoming increasingly attractive to a broader range of customers, particularly as this enables them to benefit from this technology without having to make subscale investments.

C.	Organizational Structure

We set forth in the diagram below a simplified corporate organizational chart for us, the issuer, our parent company and its shareholders. We also reflect in this diagram certain of our existing debt obligations.

STT, a Singapore company, is in the business of media and telecommunications services, investment holdings and management services.

D.	Property, Plants and Equipment

Property

We operate from approximately 118 properties (comprising 10 freeholds and 108 leaseholds) in the United Kingdom. The majority of our leasehold properties are held on standard commercial terms prevailing in the market at the time the leases were entered into. We occupy the following main premises:

Town	Floor areas sqf	Ownership	Use
Basingstoke	10,045	Leasehold	Network/office
Basingstoke	42,744	Leasehold	Network/office
Basingstoke	19,345	Leasehold	Office
Crewe	19,421	Leasehold	Network/office
Slough*	26,749	Leasehold	Network/office
London**	61,751	Leasehold	Office
London	11,840	Leasehold	Network
Leigh	6,834	Leasehold	Network
Liverpool	6,040	Leasehold	Network
York	5,000	Leasehold	Network/office

*	Currently leased to GC Pan European Crossing (UK) Limited, our affiliate. We occupy under a group sharing arrangement but have applied to the landlord to assign the lease to us.
**	Currently leased to GC Pan European Crossing (UK) Limited, our affiliate. We occupy the premises under a floor-sharing agreement.

IT Systems

Our financial IT systems are Oracle (Version 10.7) based. Our human resources systems are based on a corporate SAP service and our payroll system is outsourced to ADP. Our billing system is largely run on Expresscom.

We have recently implemented Metasolv as the core of our service management system, performing the following key functions:

•	Provisioning workflow engine. Providing a disciplined framework for the provision cycle and ensuring that service configuration and network inventory data are captured at the time of provision.

•	Service configuration database. Housing a structured information set that will provide master records in accordance with robust data structures for all service instances.

•	Network inventory database. On a service basis, Metasolv is being populated with inventory data or provided with links to other platforms where these are more appropriate to master inventory data.

We will be migrating our financial system to SAP later this year.

Insurance

Our parent company generally maintains property, business interruption, general liability and related insurance coverage for the GCL group of companies for which we are named insureds.

ITEM 5.	OPERATING AND FINANCIAL REVIEW AND PROSPECTS

A.	Operating Results

Overview

You should read the following discussion together with the financial statements and the related notes to those financial statements contained elsewhere in this annual report. We have prepared the financial statements in accordance with UK GAAP. UK GAAP differs in certain significant respects from US GAAP. For a discussion of the differences between UK GAAP and US GAAP as they apply to us, see note 26 to our audited financial statements included elsewhere in this annual report.

Some of the information in the review set forth below and elsewhere in this annual report includes forward-looking statements that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” and Item 3.D. “Key Information—Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in the forward-looking statements contained in this annual report.

Turnover

We are one of the leading UK providers of managed network communications services. We are an indirect, wholly owned subsidiary, and the principal UK telecommunications business, of Global Crossing. We derive turnover primarily from two types of customers: commercial customers and carrier customers (which include mobile network operators).

The table below sets forth our turnover from both of these bases for the three years ended December 31, 2002, 2003 and 2004. The table below allocates contracts between carrier and commercial based customers on the determination of their classification as of December 31, 2004.

	Year ended December 31,
	2002	2003	2004
	(in millions)
Commercial	£215.9	£235.8	£235.3
	82.3%	81.9%	87.2%
Carrier	£44.5	£50.9	£34.0
	17.0%	17.7%	12.6%

Over the three years ended December 31, 2004, our primary focus was on maintaining and expanding our existing base of commercial customers, which we believe allows us to preserve a recurring turnover stream and stable margins. We believe that our managed service portfolio helps ensure that we retain our integrated partner status with our customers as they develop and deploy their telecommunications strategies. For example, we renewed almost every one of our commercial customer contracts due for expiration during our parent company’s chapter 11 proceedings, and in fact grew commercial turnover over that period. Our commercial customers are typically large organizations with significant annual telecommunications budgets which, along with the long-term nature of the contracts, have provided us with significant recurring turnover.

Accordingly, we intend to continue this focus and expect to maintain turnover from commercial customers at over 80% of total turnover for the foreseeable future. In addition, due to certain strategic initiatives recently adopted by us and our parent company, we expect that the proportion of turnover that we derive from our commercial customers over the near to mid-term will increase as a result of a reduction in the amount of certain carrier services that we sell. We believe that we will be able to maintain our overall gross margins as this turnover mix changes because, in general, we derive higher gross margins from our commercial customer base than from our carrier customer base. We anticipate that this margin will stabilize even as we experience an expected reduction in overall turnover as a result of this strategic initiative. Nevertheless, as a secondary focus, we will continue to offer predominantly data services to carrier customers where we believe the terms are sufficiently attractive.

The industry in which we compete is experiencing significant pricing pressure from customers. This pricing pressure is currently more prevalent in the carrier sector, but we experience it in our commercial customer relationships as well. Although we benefit generally from stable turnover from our long-term commercial contracts, these customer relationships remain dynamic and we often re-negotiate prices for our services even when a contract is not yet up for renewal. When this happens, we typically take advantage of the opportunity to increase the services available under the contract or to provide for migration to a single IP-based platform as part of our migration strategy, which we believe leads to increased turnover. Some of our long-term contracts contain built-in mechanisms pursuant to which our customers benefit from price reductions. In these cases, too, we attempt to provide additional services or migration under the contract in order to help offset the effect of pricing pressure, and typically we have been successful in this respect.

We have commenced, and intend over the next three years to complete, the migration of our entire customer base from legacy voice and data services to IP-based services. We are currently developing a platform that integrates voice, data and video services on a fully converged basis. We anticipate that these business plans will increase our total turnover and enable us to realize network and operating efficiencies. The migration also allows our customers to re-sign or extend the scope of their contracts and to purchase services at lower unit costs than they currently pay for legacy services.

Cost Control Initiatives

We have achieved cost reductions over the financial periods discussed in this section from two primary sources:

•	a financial restructuring that involved headcount reductions and decreases in other operating expenses; and

•	reductions in our cost of access charges, which comprise the most significant portion of our operating expenses.

The financial restructuring began in early 2001, the major part of it was implemented in 2002 and it is now completed. However, we continue to streamline our business, which may result in the elimination of further positions or other restructuring costs in the future. The cost of access reductions occurred from late 2002 to the first half of 2004 as a result of certain regulatory changes and from internally generated cost reduction projects. In addition, our parent has recently implemented a new business realignment plan involving staff and other cost reduction programs and the realignment of its product and service portfolio, and our business was included as part of this new plan. We expect to garner additional cost savings from similar cost of access reduction initiatives in the future.

Our Financial Restructuring

In the late 1990s and continuing into 2000, the industry in which we operate experienced rapid growth and generally projected even faster growth into the foreseeable future. At that time, we and most of our competitors believed that customer acquisition and network reach were the highest priorities for growing businesses in our industry. When Global Crossing acquired Racal in November 1999, Racal employed over 1,000 people. In addition, Global Crossing employed several hundred people in the United Kingdom who subsequently became part of our company. We continued to add headcount to build our network and to acquire customers during this time because of the anticipated growth.

By late 2000, it was clear that industry growth would be much slower than projected and we began to re-evaluate our projections and our priorities. In early 2001, we concluded that we no longer required the extensive organizations that we had created to expand the network and to pursue a wide range of customers. Based on that conclusion, we undertook a series of headcount reductions beginning in late 2001. While we completed the majority of this activity by March 2002, we have continued it at a reduced level through the present time. We reduced headcount from a peak in late 2000 of approximately 1,700 full-time employees and contractors to approximately 650 full-time employees and contractors at December 31, 2002, to 561 full-time employees and contractors at December 31, 2004. Although we are not currently planning any large-scale redundancy programs, we have limited our recent hiring to essential replacements and turnover-earning vacancies and the addition of some key financial personnel.

In addition to headcount reductions, our financial restructuring involved a process of aggressive reductions in discretionary spending. We greatly reduced our independent IT and product development function, moving this to a global function and thereby acquiring significant benefits from scale. We also undertook a real estate consolidation program and a rationalization of amounts paid for external professional fees.

Primarily as a result of this restructuring of our business plan:

•	our administrative expenses decreased each year from 2001 to 2004, and by an aggregate amount of £92.9 million (exclusive of an impairment charge of £66.4 million recorded in 2001), or 71.5%, during this period; and

•	our distribution costs decreased from 2001 to 2004 by an aggregate amount of £11.9 million, or 54.0%.

Cost of Access Reductions

In addition to cost savings from our financial restructuring, we have achieved improvements in operating performance over the periods presented through:

•	a reduction in the absolute amount of cost of access charges, together with a reduction in the portion of our total cost of services made up of cost of access, in each case as a result of regulatory developments; and

•	internally generated cost reduction projects, which have included the elimination of multiple circuits on a single node, improving efficiency of termination and correlation projects that identify costs of circuits relating to discontinued services.

We have a cost of access management team that develops and executes cost reduction initiatives in order to make incremental improvements in lowering our cost of access in an effort to maintain or improve our gross margins.

Regulatory Initiatives

We improved our operating performance through the adoption in mid-2002 of a wholesale leased line product provided by BT, called Partial Private Circuits, or PPCs. PPCs are the circuits from the point of interconnection with BT to the customer location. The introduction of this product, which BT must now make available to us and other competitors and which uses cost-based pricing, followed extensive regulatory lobbying by the industry, including by us. We estimate that, on a circuit-by-circuit basis, we save approximately 30% of the cost of a retail leased line by switching it to a PPC.

BT continues to develop the PPC product type in response to both bilateral and industry-wide initiatives and we expect that these developments will be useful to us during the course of 2005 and beyond. We have already switched a substantial majority of our leased lines to PPCs and we intend to continue this transition. We expect this will result in continued cost of access reductions. Although the transition to PPCs requires some amount of capital expenditure, we do not consider it to be material to our overall results of operations.

In addition to PPCs, by utilizing the carrier pre-select product from BT, we have been able to reduce our termination charges for retail telephony services in the United Kingdom by approximately 75%.

With the support of other regulatory initiatives, we believe there are further savings opportunities relating to the existing regulatory cost structure. An OFCOM decision of June 2004 mandated a significant reduction in mobile termination charges between September 2004 and March 31, 2006. Vodafone and O2, which operate GSM networks in a specified band, have been required to reduce their average termination charges to us from around 8 pence per minute to 5.63 pence per minute. Similarly, T-Mobile and Orange, which operate GSM networks in a different specified band, have been required to reduce their average termination charges to us from around 9.5 pence per minute to 6.31 pence per minute. Mobile operators have been permitted to continue to vary the charges by time of day.

In 2004, we also obtained cost reductions through the PPC and the Standard Interconnect Agreement price control regimes and expect to receive further annual price reductions under such controls. GCUK procures a wide range of wholesale services from BT under the terms of BT’s Standard Interconnect Agreement. This standard form contract consists of a preference interconnect contract on common terms offered to all operators seeking to interconnect their networks with BT for the transmission of a large range of standard services. Historically, the regulator has imposed on BT a series of charge controls aimed at reducing the price of the standard services offered by BT. The current control period will expire on September 30, 2005 and we are currently involved in consultations with OFCOM over what form of regime may be put in place with effect from October 1, 2005.

We intend to continue to be active in the regulatory field by engaging with OFCOM, government officials and politicians as appropriate, directly on our own account, through various EU institutions and through our participation in industry-wide forums.

OFCOM is currently conducting a strategic sector review that will establish policy in relation to several of their high-level objectives. We expect a number of significant developments in the telecommunications regulatory scheme as a result. Consistent with our past experience, we anticipate that we will be able to influence these developments in a manner that fosters a fairer environment for industry participants such as us.

OFCOM has indicated that policy focus is intended to support the growth of greater competition, innovation and investment certainty in the UK telecommunications sector. The proposals are intended to prepare the ground for a new regulatory framework as the market undergoes a move away from the traditional switched-circuit fixed line networks towards next-generation networks based on IP.

This strategic review is expected to target further sector-specific regulation in areas where competition has yet to develop and OFCOM has indicated that it will be concentrating its efforts on ensuring equality of access by competing operators to enduring monopoly facilities and processes. The review project has three phases. The first phase has been completed. Responses of the industry to the second phase were summarized by OFCOM on March 31, 2005. The third and final phase is scheduled to end during summer 2005.

However, while a number of future regulatory measures are expected to be beneficial to us, including the continuation of price-capping regimes in relation to PPC charges and call termination and transit charges, there is much less certainty regarding the future interworking arrangements for next-generation IP networks. Industry participants have already begun to consider what pricing model will eventually be determined by OFCOM and this may or may not result in an outcome that is beneficial to us.

Internal Cost Reduction Projects

We have also reduced our cost of access by implementing certain internal programs. Our aggregation projects focus on the elimination of multiple circuits on a single node in favor of a single circuit that can handle the same or a greater amount of traffic on a more cost-efficient basis. In 1999, we introduced “Project Reach,” which is based on cost-effective establishment of retail interconnections with BT. Finally, our “correlation” initiatives involve assuring that we are not operating and incurring costs related to circuits for discontinued services as well as combing our leased line database for potentially redundant circuits that can be terminated.

Effect on Margins

In part because of the cost of access reductions discussed above and our changing services mix between carrier and commercial services, our gross profits increased from £42.4 million for the year ended December 31, 2002 to £88.9 million for the year ended December 31, 2003 and £92.6 million for the year ended December 31, 2004.

UK GAAP requires that we include within cost of sales such items as expenses under operating leases for leased lines and other customer-specific equipment and related depreciation, amortization and third-party maintenance. For US reporting purposes, such costs would not be included in cost of sales, which is consistent with the presentation of results used by other companies in our industry.

Accordingly, we utilize margin after cost of access when comparing our performance to gross margins of other companies. Margin after cost of access is defined as turnover less our cost of access, expressed as a percentage of turnover. Our cost of access was

£126.7 million, £109.2 million and £88.5 million for the years ended December 31, 2002, 2003 and 2004, respectively, and the corresponding margin after costs of access was 51.7%, 62.1% and 67.2%, respectively, for these years.

Largely because of the restructuring process and the cost control initiatives discussed above, we experienced a turnaround from an operating loss of £43.0 million in 2002 (excluding discontinued operations losses of £1.3 million), to an operating profit of £24.8 million in 2003 and £45.5 million in 2004.

Long-Term Contracts

Turnover from commercial customers with whom we have a multi-year contractual relationship provided 72.1% of our turnover in 2003 and 76.9% of our turnover for the year ended December 31, 2004. In total, turnover from commercial customers represented 81.9% of our 2003 turnover and 87.2% of our turnover in 2004. We typically base our prices on a variety of factors such as service levels, unit volumes, diversity requirements and network management needs. With a few exceptions, we do not usually negotiate a committed minimum or threshold turnover or usage base in these contracts. In addition, our customer relationships are dynamic and we often renegotiate on the basis of price even when a contract is not yet up for renewal. Moreover, some of our long-term contracts contain built-in mechanisms pursuant to which our customers benefit from price reductions. However, in general, we are able to maintain overall turnover and margins by including additional services and promoting the migration to next-generation networks which can be more effectively run on a more cost-effective basis.

Cash-Generating Business

In each of the three years ended December 31, 2002, 2003 and 2004, we were a cash generating business with cash flow from operating activities in each of those financial years of £70.4 million, £61.8 million and £58.9 million, respectively. Our network was largely built out prior to 2002 and since that time, we have reduced our capital expenditures, which for each of 2002, 2003 and 2004 was £55.1 million, £28.2 million and £7.8 million, respectively. With a network that is substantially complete, we are able to add customers and services with moderate incremental capital expenditure, helping us to maintain our margins despite a competitive environment.

Our parent company required that our management focus on cash performance during its chapter 11 bankruptcy proceedings and we have continued this focus since the chapter 11 proceedings ended. We maintain daily reporting of our cash position and measure our performance against our expected cash flows weekly. The expected impact on short-term and long-term cash performance is a critical topic in each significant business decision, including when we negotiate new contracts and renegotiate existing contracts with customers.

Trends and Factors Affecting Future Results

We believe that the most important factor affecting our future results will be our ability to maintain our existing customers, particularly our large commercial customers. We have long-term contracts with the majority of our commercial customers, and our ability to renew those contracts will be a primary factor in our financial success. Growing our relationships with our existing customers and migrating them to IP-based platforms are other important factors in increasing our turnover.

Historically, our attrition rate on commercial turnover from existing customers has approximated one to two percent on an annual basis. We expect our attrition rate to be slightly higher in 2005. The Department of Work & Pensions of the UK Government and Fujitsu (as prime contractor under a contract through which we provide services to Her Majesty’s Customs & Excise, or HMCE) have notified us that they will be discontinuing the purchase of certain of our data services. In addition, BT Global Solutions and Royal Bank of Scotland have discontinued their voice and data services, respectively. As a result, our income streams on these contracts have decreased substantially.

Our strategy for addressing the pricing pressure that our industry is currently experiencing will be an important factor for our financial success. Although we are experiencing this in both the carrier sector and the commercial sector, it is more prevalent in the carrier sector. However, our primary focus is on our commercial customers, and so we anticipate that we will be less affected by these pricing trends than we otherwise would be.

In order to acquire new customers, we believe that a key success factor will be our ability to build cooperative relationships with system integrators, or SIs. Large commercial organizations are increasing their use of SIs to coordinate or manage the outsourcing of their telecommunications services. SIs have assisted us in pursuing new customers and have allowed us to bundle our services with the equipment or applications that they provide. We currently serve several very large customers through SI relationships and we will need to continue improving our ability to partner with successful SIs in order to win significant new commercial customers.

Results of Operations

Turnover. Turnover, which excludes discounts, value added tax and similar sales taxes, represents the amount receivable in respect of telecommunications services, including network and other services, long-term IRU agreements, and installation services, which are accounted for on the accruals basis to match turnover with provision of service.

Network and Other Services. Network services comprise the sale of transmission of voice, data, IP traffic and short-term network capacity. Turnover from network services is recognized in the period the services are utilized by the customer. Other services comprise design and deployment of customer premises equipment, maintenance and network management for commercial customers. Turnover from the provision of other services that are contracted to be performed continuously over the contract term is recognized evenly over the period of each contract. For services invoiced in advance, amounts are deferred until provision of the service. We assess whether turnover should be recorded gross as principal or net as agent based on the features of the relevant arrangements, including whether we hold ourselves out as an agent, establish the price, provide customer remedies, perform part of the service and assume the credit risk.

Long-Term IRU Agreements. Sales of network capacity and dark fiber to third parties pursuant to long-term IRU agreements are accounted for as turnover and recognized at the time of delivery and acceptance where substantially all the risks and rewards have transferred to the customer. Indicators of such transfer include that the purchaser’s right of use is exclusive and irrecoverable, the asset is specific and separable, the term of the contract is for the major part of the asset’s useful economic life, the attributable costs of carrying value can be measured reliably, and no significant risks are retained by us. During the years ended December 31, 2002, 2003 and 2004 we had no IRU agreements meeting these turnover recognition requirements and, accordingly, this turnover is recognized in a manner consistent with service contracts.

Installation Service. We amortize turnover related to installation services on a straight line basis, over the average contracted customer relationship (typically 24 months). In situations where the contracted period is significantly longer than the average, the actual contract term is used.

Non-monetary Transactions. Turnover from contracts involving the provision of capacity in exchange for receiving capacity or other services is not recognized on the basis that the capacity does not have a readily ascertainable market value. We did not have any non-monetary transactions in the three years ended December 31, 2002, 2003 and 2004.

Cost of Sales. Our cost of sales consists of four primary components, including:

•	cost of access (including for rights-of-way and wayleaves);

•	customer-specific costs for operating leases and cost-plus arrangements;

•	depreciation and amortization of installation costs; and

•	third-party maintenance costs.

Cost of access is the cost associated with transporting traffic to and from our customers’ premises from and to the closest point of entry on our network or between POPs on our network where we require additional capacity or service protection. These costs are the largest component of our cost structure, accounting for at least 50% of our cost of sales in all of the financial periods discussed in this section.

We purchase access services in several forms, including:

•	fixed-cost leases to secure dedicated connections to our network for managed service customers, including “local loop” and PPCs;

•	fees for the minute-of-use, or MOU, charges for international voice services;

•	MOU charges for domestic local service providers to terminate both local and long-distance calls that originate on our network; and

•	leased facilities, both domestic and international, to supplement and strengthen our network or improve our network reach.

In the case of fixed cost leases, local loop suppliers (predominantly, although not solely, BT Group) charge initial connection fees when we take on new ISDN/PSTN circuits from them and we treat these fees as prepaid costs and amortize them as expenses on a straight-line basis over the average contracted lifetime of the customer contract (typically two years). If the contracted period is significantly longer than the average, the actual contract term is used. We accrue and recognize our other costs of sales in line with recognition of the related turnover.

We also include expenses in respect of rights-of-way and wayleaves in our cost of access. These costs arise both as a result of our existing network and when we add additional capacity.

Customer-specific costs relate primarily to the cost of leasing customer-specific equipment for commercial customers who are purchasing our services under long-term contracts. This includes voice equipment for certain of our managed voice customers. Other costs included in this category are cost-plus arrangements.

Depreciation expenses that we include in cost of sales relate to the depreciation of technical property and equipment, principally telecommunications equipment like switches, IP routers, add-drop multiplexers, transmission equipment and customer premises equipment, as well as software, computer equipment, terrestrial cable and fiber and leasehold improvements. Amortization expenses consist of amortization of installation costs.

Third-party maintenance costs are costs we pay to unaffiliated companies to provide maintenance services for the portion of our network which we either own or have acquired under a long-term right of use. The majority of these expenses relate to the cost of maintaining customer-specific equipment for managed service commercial customers. We also contract for the maintenance of our network including that portion of our network which lies along railway routes.

Distribution Costs

Our distribution costs consist of the fixed and variable compensation we pay to our sales force and the overhead associated with our sales offices and marketing efforts. This overhead includes selling and distribution expenses arising from advertising and marketing, professional services and office expenses and facilities costs.

Administrative Expenses

Administrative expenses include the salaries we pay to our employees, excluding salaries for our sales force which is recorded under Distribution Costs, and the overhead costs associated with our headquarters and back-office activities. This overhead includes administrative expenses arising from professional services, advertising and marketing, office expenses and facilities costs and depreciation. A portion of these costs result from the worldwide allocation management fee referred to under “—Relationship with our Parent Company and its Affiliates—Operational Relationships” below.

Finance Charges, net

Our net finance charge consists of the interest we pay on our third-party debt and capital leases, offset by the interest we earn on our bank deposits and receive on our finance leases out. We paid no interest on our inter-company loans, all of which were repaid or forgiven by December 31, 2004. During the year ended December 31, 2004, we incurred interest on the STT bridge facility (£1.4 million) and on our notes (£0.6 million). Other than the inter-company loans, the STT bridge facility and the notes, our only other debt consisted of capital leases. Certain network fiber and telecommunications equipment is subject to finance leases and we incurred £4.0 million, £3.4 million and £1.4 million in finance charges under such leases in the years ended December 31, 2002, 2003 and 2004, respectively.

Tax

We have generated a profit in the past two years but have been able to eliminate all of our tax liability for these years by using a portion of the unrecognized losses carried forward from prior years. At December 31, 2004, we had net operating losses carried forward of £258.0 million. We do not believe that there is any restriction under current law or regulations that will limit our ability to continue carrying these net operating losses forward or to apply them to offset future taxable income.

Comparison of Financial Results

Comparability of our year-on-year financial results is affected by the fact that we sold our cellular business to a third party in January 2002 and, as a result, treated it as a discontinued operation in the results for the year ended December 31, 2002.

International Financial Reporting Standards

We intend to provide consolidated financial statements in accordance with International Financial Reporting Standards, or IFRS, for our financial year ending December 31, 2005 (and comparable IFRS information for the financial year ending December 31, 2004). We have initiated a project to manage the transition from UK GAAP to IFRS and have begun the process of interpreting the accounting standards that will apply from 2005 onwards, setting our future accounting policies in accordance with IFRS and identifying the detailed accounting and disclosure requirements that may necessitate changes to our financial information systems. As this project is still ongoing, we are not in a position to quantify the full effect of the differences between IFRS and UK GAAP on our results or financial position.

Relationship with Our Parent Company and its Affiliates

Operational Relationships

We have a number of operating and financial relationships with our parent company and its affiliates, or the parent company group. For example, we have historically assisted the parent company group in terminating voice traffic within the UK while the parent company group assists us with terminating international voice traffic. We benefit from a broad range of corporate functions conducted by the parent company group, including senior management activities, human resources, corporate development and other functions and services. In addition, we share certain portions of our network with the parent company group as well as certain personnel who may have functional responsibilities for both our business as well as our parent’s European and global businesses. Lastly, we share tax losses accrued by us and some of our affiliates with other UK affiliates of our parent company.

The costs of these functions and services have been historically allocated on a basis that we believe is a reasonable reflection of the utilization of each service provided to or the benefit received by our parent and subsidiaries of our parent. The allocated costs, while reasonable, may not necessarily be indicative of the costs that would have been incurred by us if we had performed these functions or received these services as a stand-alone entity. Contemporaneous with the offering of the notes, we entered into a series of inter-company agreements in order to document more clearly the way in which we govern these relationships. Under the terms of these agreements, effective October 1, 2004, all services that the parent company had in the past provided to us are to continue to be available to us on a non-exclusive basis and the pricing for each of these services is based on a formula that allocates costs based on actual use, market prices or on our percentage of the overall group turnover or assets, as applicable. Payments of amounts under the agreements are subject to an annual limitation, although any amounts exceeding that limitation will be permitted to be paid if such amounts are permitted under the indenture governing the notes. In some cases, the costs of these services are borne solely by our parent company. We also entered into other inter-company agreements with our parent company including those relating to allocating costs of shared resources and voice termination.

These formulas may be changed from time to time, so long as they remain within the Transfer Pricing Guidelines for Multinational Enterprises and Tax Administration of the Organization for Economic Co-operation and Development, or OECD, guidelines. See Item 7.B. “Major Shareholders and Related Party Transactions—Related Party Transactions—Inter-company Agreements.” We do not expect the new agreements to have a material impact on our cost structure as (a) amounts of actual costs charged to us are subject to actual usage; (b) we have the ability to change the method of allocation in accordance with OECD guidelines; and (c) the amounts of actual costs charged to us are subject to the application of the limitations provided for in the corporate services agreement, one of the inter-company agreements.

We have historically included an annual worldwide allocation management fee in our financial statements under “Administrative Expenses” for any administrative service that our parent company or its affiliates provided to us (such as legal or IT services). This continued in 2004 and we will continue to account for the net financial effect of these services in that line item.

Parent Restructuring

Our parent company underwent a financial restructuring process in 2004 that involved, among other things:

•	our entering into a bridge facility, to which we refer as the STT bridge facility, under which we borrowed $125.0 million; the proceeds of the STT bridge facility were used to repay a portion of certain amounts due to our immediate parent company under outstanding inter-company loans and the GCL group then used these funds for general corporate purposes,

•	our parent company entering into a restructuring agreement, or the restructuring agreement, with certain affiliates of STT, to restructure certain debt, including debt outstanding under the STT bridge facility, and

•	our issuance of the notes in connection with our parent company’s restructuring plan.

See “—Liquidity and Capital Resources—Indebtedness—The STT Bridge Facility.”

Financial Relationships

Our old parent company and a number of its subsidiaries commenced bankruptcy proceedings in January 2002 and our parent company subsequently emerged from those proceedings in December 2003. However, we were not part of those proceedings and continued to fulfil our financial obligations during this time. As a result of these bankruptcy proceedings, and pursuant to the plan of reorganization that resulted from them, inter-company claims against these companies were substantially eliminated and discharged by offset, distribution, cancellation or contribution of these claims. This resulted in the forgiveness of significant inter-company debtor and creditor balances. As of December 31, 2003 (the end of the month during which the bankruptcy proceedings were concluded), our inter-company debts were reduced by £162.3 million and our inter-company receivables from other members of the group excluding our parent (totaling £24.8 million) were eliminated.

We also serve as a source of funding for our parent company and its affiliates. Since the second quarter of 2003, we have periodically upstreamed a portion of our positive cash flow to our parent company and its affiliates. On December 23, 2004, the STT bridge facility was acquired by GCL. See “—Liquidity and Capital Resources – Indebtedness – The STT Bridge Facility.” Immediately thereafter, the STT bridge facility was settled and we upstreamed £122.7 million of the remainder to our immediate parent company, BidCo, as partial repayment of loans from BidCo to us. BidCo then waived the remaining amount of these loans such that there were no inter-company loans outstanding as at December 31, 2004. For a more detailed description of these transactions, see “—Liquidity and Capital Resources—Financing.” We intend to continue to serve as a source of funding for our parent company and its affiliates. Subject to the covenants in the notes and applicable restrictions under English law, we will periodically upstream our excess cash flow through loans or dividends.

The proceeds of the offering of the notes and the implementation of the related restructuring and recapitalization of our parent and its subsidiaries contemplated by the restructuring agreement were necessary for our parent to meet its continued liquidity requirements. Our parent’s ability to fund its business plan is subject to certain risks and uncertainties. See Item 3.D. “Key Information—Risk Factors.”

Results of Operations

The following table summarizes our profit and loss account for the years ended December 31, 2002, 2003 and 2004.

	Year ended December 31,
	2002	2003	2004
	(in thousands)
Turnover	£262,279	£288,020	£269,889
Cost of sales	(219,835)	(199,124)	(177,283)

Gross profit	42,444	88,886	92,606

Operating expenses:
Distribution costs	(12,276)	(9,647)	(10,128)
Administrative expenses	(74,531)	(54,424)	(36,973)

	(86,807)	(64,071)	(47,101)

Operating profit/(loss)
Continuing operations	(43,027)	24,825	45,505
Discontinued operations	(1,336)	—	—

	(44,363)	24,825	45,505
Finance charges, net	(1,406)	(3,753)	(4,787)
Tax	—	—	5,064

Profit/(loss)	£(45,769)	£21,072	£45,782

Depreciation & amortization
Cost of sales	£37,621	£38,217	£39,694
Administrative expenses	5,532	3,512	1,339

	£43,153	£41,729	£41,033

The following table presents our profit and loss account for the years ended December 31, 2002, 2003 and 2004, as a percentage of turnover:

	Year ended December 31,
	2002	2003	2004
Turnover	100.0%	100.0%	100.0%
Cost of sales	(83.8)%	(69.1)%	(65.7)%
Gross profit	16.2%	30.9%	34.3%
Operating expenses:
Selling and distribution costs	(4.7)%	(3.3)%	(3.8)%
Administrative expenses	(28.4)%	(18.9)%	(13.7)%
Operating profit/(loss)
Continuing operations	(16.4)%	8.6%	16.9%
Discontinued operations	(0.5)%	—	—

	(16.9)%	8.6%	16.9%

Finance charges, net	(0.5)%	(1.3)%	(1.8)%
Tax	—	—	1.9%
Profit/(loss)	(17.5)%	7.3%	17.0%

2004 Compared with 2003

Turnover

	Year ended December 31,
	2003	2004	Change	% Change
	(in thousands)
Commercial	£235,757	£235,301	£(456)	(0.2)%
Carrier	50,948	33,984	(16,964)	(33.3)%
Inter-company	1,315	604	(711)	(54.1)%

Total	£288,020	£269,889	£(18,131)	(6.3)%

Although the overall decrease in commercial turnover between 2003 and 2004 was not material, it largely resulted from offsetting increases and decreases in turnover generated by various customers. Our revenue increased by £18.1 million primarily as a result of higher commercial turnover streams from our relationship with MTS (including from the addition, in March 2004, of IND as a new end-user under that framework agreement) and our relationships with Steria (due to new data installations from October 2003 through to June 2004), with Network Rail (due to an increased requirement for extensions as they brought back in-house a large number of their previously outsourced maintenance contracts) and with Camelot (due primarily to full-period recognition in 2004 of turnover associated with a fully rolled-out ISDN service completed in early 2004). These increases in commercial turnover streams were partially offset by decreased turnover from other customers including Cable and Wireless (Norwich Union) and the Department of Works and Pensions of the UK government, which was consistent with our expectations after termination notifications in respect of our data services that were issued to us in 2001. The increases were also partially offset by decreased turnover from EDS (the systems integrator through which we provide services to Her Majesty’s Prison Service) to whom we provided certain services in 2003 that did not recur in 2004.

The decrease in carrier turnover was primarily due to the expiration in 2003 of an agreement we had with T-Systems, which allowed us to offer our carrier customers very competitive rates for terminating traffic with UK and European mobile operators. Following the termination of this agreement, we stopped committing resources to the pursuit of this turnover stream. This led to decreased carrier turnover from certain customers, including Telewest, Wavecrest and OneTel.

Cost of Sales

	Year ended December 31,
	2003	2004	Change	% Change
	(in thousands)
Cost of access	£109,213	£88,457	£(20,756)	(19.0)%
Customer-specific costs(1)	30,773	28,716	(2,057)	(6.7)%
Depreciation and amortization	38,217	39,694	1,477	3.9%
Third-party maintenance	20,921	20,416	(505)	(2.4)%

	£199,124	£177,283	£(21,841)	(11.0)%

(1)	For operating leases and cost-plus arrangements only.

The decrease in our cost of sales is directly attributable to our ability to manage our cost of access, decreasing it from 37.9% of turnover to 32.8% of turnover between 2003 and 2004. This change resulted primarily from lower carrier volumes, reduced BT line rentals as a result of the wholesale pricing change effected by the move to PPCs and savings on the cost of digital lines (compared to analogue lines) after our new network roll-out for Camelot.

Operating Expenses

Distribution Costs

	Year ended December 31,
	2003	2004	Change	%Change
	(in thousands)
Staff costs	£9,423	£9,775	£352	3.7%
Other	104	109	5	4.8%
Advertising and marketing	120	244	124	103.3%

	£9,647	£10,128	£481	5.0%

The increase in our distribution costs was directly associated with a general salary increase for our sales force. Our distribution costs represented 3.3% of our total turnover in the year ended December 31, 2003 and 3.8% of our total turnover in the year ended December 31, 2004.

Administrative Expenses

	Year ended December 31,
	2003	2004	Change	% Change
	(in thousands)
Staff costs	£24,671	£23,760	£(911)	(3.7)%
Professional services	2,209	2,213	4	0.2%
Office expenses and facilities costs	13,591	10,718	(2,873)	(21.1)%
Depreciation	3,512	1,339	(2,173)	(61.9)%
Management fee	12,597	7,364	(5,233)	(41.5)%
Restructuring charges	2,690	(1,112)	(3,802)	(141.3)%
Other	(4,846)	(7,309)	(2,463)	(50.8)%

	£54,424	£36,973	£(17,451)	32.1%

Our administrative expenses decreased from 18.9% of turnover to 13.7% of turnover in 2004 due in part to a decrease of £5.2 million in our management charge because of reduced head-office costs and a favorable movement in our restructuring costs of £3.8 million due to a change in certain of our assumptions around restructuring, such as those surrounding break clauses and subletting. In addition, £2.9 million of the decrease in administrative expenses was attributable to the general cost-cutting measures introduced in 2002, resulting in a decrease in our office expenses and facility costs and relatively flat staff costs. Another £2.5 million of the decrease was attributable to other expenses primarily due to project cost recoveries exceeding actual costs incurred by us. Also, our depreciation expenses reduced by £2.2 million between 2003 and 2004 as many of our assets became fully depreciated.

Finance Charges, net. Our finance charges, net, increased by £1.0 million, or 27.6%, to £4.8 million in the year ended December 31, 2004 of £3.8 million in the year ended December 31, 2003. This increase was primarily due to interest on the STT bridge facility (£3.0 million) and on the notes, partially offset by a decrease in interest on finance leases.

Tax. In the year ended December 31, 2004, we recognized a deferred tax asset for the first time. This was because there was sufficient positive evidence of the future realization of our tax asset which had been created by prior years’ losses. This has led to a tax benefit of £5.1 million compared with a zero charge or credit for the year ended December 31, 2003.

2003 Compared with 2002

Turnover

	Year ended December 31,
	2002	2003	Change	% Change
	(in thousands)
Commercial	£215,894	£235,757	£19,863	9.2%
Carrier	44,530	50,948	6,418	14.4%
Inter-company	1,856	1,315	(541)	(29.1)%

Total	£262,280	£288,020	£25,740	9.8%

The increase in turnover from commercial services was attributable mainly to the continued roll-out of services to the FCO, a general increase in the user base under a relationship we have with a systems integrator for the UK government, certain one-off cabling work done for Her Majesty’s Prison Service under our agreement with EDS, a general increase in the user base under our MTS framework agreement and the roll-out in 2003 of the ISDN service for Camelot. The increased turnover streams from these customers were partially offset by lost turnover resulting from the continual reduction in the Cable and Wireless (Norwich Union) relationship and of the data services we provide under the agreement with the Department of Works and Pensions of the UK government.

The increase in our carrier services turnover primarily due to the fact that we had an agreement, effective only during 2003, with T-Systems which allowed us to offer carrier customers very competitive rates for terminating traffic with UK and European mobile operators. This led to carrier turnover increases from customers such as Hutchison Network Services, Energis and Telewest partially offset by decreased carrier turnover streams from OneTel and MCI Worldcom. We were more actively engaged in 2002 in seeking out carrier turnover than we were in 2003.

Cost of Sales

	Year ended December 31,
	2002	2003	Change	% Change
	(in thousands)
Cost of access	£126,725	£109,213	£(17,512)	13.8%
Customer-specific costs(1)	33,132	30,773	(2,359)	7.1%
Depreciation and amortization	37,621	38,217	596	1.6%
Third-party maintenance	22,357	20,921	(1,436)	6.4%

	£219,835	£199,124	£(20,711)	9.4%

(1)	For operating leases and cost plus arrangements only.

The decrease in cost of sales is primarily attributable to our ability to manage our cost of access decreasing it from 48.3% of turnover to 37.9% of turnover between 2002 and 2003. The cost of access decrease resulted primarily from reduced BT line rentals as a result of the wholesale pricing change effected by the regulatory move to PPCs and availability of carrier pre-select services as well as the internally generated cost reduction projects described in “—Overview—Our Financial Restructuring—Cost of Access Reductions—Internal Cost Reductions Projects.” The remaining costs included in cost of sales remained relatively consistent between periods. The cost of sales decrease is also attributable to a lesser degree to a decrease in customer-specific costs which resulted from a decrease in previously outsourced activities brought in-house in 2003 (and which were then reflected in administrative expenses) and because of the fact that the new Camelot network was not fully installed until 2003.

Operating Expenses

Distribution Costs

	Year ended December 31,
	2002	2003	Change	% Change
	(in thousands)
Staff costs	£11,795	£9,423	£(2,372)	(20.1)%
Professional services	21	96	75	357.1%
Advertising and marketing	378	120	(258)	(68.3)%
Office expenses and facilities costs	82	6	(76)	(92.7)%
Other	—	2	2	100%

	£12,276	£9,647	£(2,629)	(21.4)%

The decrease in our distribution costs from 4.7% of turnover in 2002 to 3.3% of turnover in 2003 resulted from a reduction in our staff costs as a result of our financial restructuring discussed above under “—Operating Results—Overview—Cost Control Initiatives—Our Financial Restructuring.”

Administrative Expenses

	Year ended December 31,
	2002		2003	Change	% Change
	(in thousands)
Staff costs	£30,518	(1)	£24,671	£(5,847)	(19.2)%
Professional services	2,982		2,209	(773)	(25.9)%
Office expenses and facilities costs	19,076		13,591	(5,485)	(28.8)%
Restructuring charges	21,645		2,690	(18,955)	(87.6)%
Depreciation	5,532		3,512	(2,020)	(36.5)%
Management fee	6,984		12,597	5,613	(80.4)%
Discontinued operations	1,336		—	(1,336)	(100)%
Other	(13,542)		(4,846)	8,696	64.2%

	£74,531		£54,424	£(20,107)	27.0%

(1)	This amount is net of capitalized overhead of £3.9 million due to staff costs that we capitalized in connection with our network build-out in prior periods.

The decrease in administrative costs was primarily associated with the cost reductions achieved through our financial restructuring and certain cost controls that we put in place which had a greater effect in 2003 than in 2002 partially offset by an increase in other costs.

We recorded a £21.6 million restructuring charge in the year ended December 31, 2002, compared with a £2.7 million restructuring charge in the year ended December 31, 2003. In addition, our staff costs and office expenses and facilities also decreased in 2003 as a direct result of the full-year impact of restructuring actions completed throughout 2002.

The decrease in our management charge was caused primarily by a decrease in the overall headcount at our head office and associated costs.

The increase in other administrative expenses was primarily related to a £4.4 million decrease in foreign exchange gains from 2002 to 2003 resulting largely from certain inter-company loans and amounts due to creditors denominated in dollars. The dollar decreased in value against the pound sterling over this period. The remaining decrease in other expenses was mainly related to a gain of £2.6 million on the sales of assets in 2002 which did not recur in 2003.

Our administrative expenses represented 18.9% of our total turnover in 2003 and 28.4% of our total turnover in 2002.

Finance Charges, net. Our finance charges, net, increased £2.3 million to £3.8 million in the year ended December 31, 2003 from £1.4 million in the year ended December 31, 2002. This increase was primarily due to additional capital leases in support of the FCO contract.

International Financial Reporting Standards

We intend to provide consolidated financial statements in accordance with IFRS for our financial year ending December 31, 2005 (and comparable IFRS information for the financial year ending December 31, 2004). We have initiated a project to manage the transition from UK GAAP to IFRS and have begun the process of interpreting the accounting standards that will apply from 2005 onwards, setting our future accounting policies in accordance with IFRS and identifying the detailed accounting and disclosure requirements that may necessitate changes to our financial information systems. We are currently not in a position to quantify the full effect of the differences between IFRS and UK GAAP on our results of operations or financial position.

Recently Issued US GAAP Accounting Pronouncements

In December 2004, the FASB issued revised SFAS No. 123R, “Share-Based Payment,” or SFAS No. 123R. SFAS No. 123R sets accounting requirements for “share-based” compensation to employees and requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation. SFAS No. 123R is effective in annual periods beginning after June 15, 2005. As we already follow the fair value provisions of SFAS No. 123, our adoption of SFAS No. 123R is not expected to have a material impact on our consolidated results of operations or financial position.

In December 2004 the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29,” or SFAS No. 153. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. SFAS No. 153 is to be applied prospectively for non-monetary exchanges occurring in fiscal periods beginning after June 15, 2005. Our adoption of SFAS No. 153 is not expected to have a material impact on our consolidated results of operations or financial position.

Effect of Inflation

There have been no material effects of inflation on our results of operations.

Critical Accounting Policies

We prepare financial statements in conformity with UK GAAP, the application of which requires management to make judgments, estimates and assumptions that affect the reported assets and liabilities at the date of the financial statements and turnover and expenses during the period.

Critical accounting policies are those that are the most important to the portrayal of our balance sheet, profit and loss and cash flows and require management to make difficult, subjective or complex judgments and estimates about matters that are inherently uncertain. Management bases its estimates on historical experience and other assumptions that it believes are reasonable. We also prepare a reconciliation of our net profit/(loss) and equity shareholder’s deficit to US GAAP. Our critical accounting policies are discussed below and should be read in conjunction with our disclosure of significant accounting policies provided in note 26 to the financial statements and the US GAAP disclosures provided in note 26 to the financial statements.

Turnover and Related Provisions

Installation Turnover and Connection Costs

Installation turnover and the associated connection costs related to installation are recognized on a straight line basis over the average contracted customer relationship (typically 24 months). In situations where the contracted period is significantly longer than the average, the actual contract term is used.

Provisions for Credit Notes

During each reporting period, we must make estimates for potential future sales credits to be issued in respect of current revenues, related to billing errors, service interruptions and customer disputes. We analyze historical credit activity and changes in customer demands related to current billing and service interruptions when evaluating our credit note provision requirements. We reserve for known billing errors and service interruptions as incurred. We review customer disputes and reserve against those we believe to be valid claims. We also estimate a general sales credit reserve related to unknown billing errors and disputes based on such historical credit activity. The determination of the sales credit and customer dispute credit reserve requirements involves significant estimation and assumption. The actual credit notes issued may deviate from this estimate due to changes in the underlying data. We review the estimates every period and may be required to adjust the estimate in a subsequent period. There have been no material adjustments in any of the periods presented. The provision for credit notes was £4.4 million and £3.7 million at December 31, 2003 and 2004, respectively. The expense recorded in the years ended December 31, 2002, 2003 and 2004 was £14.3 million, £7.4 million and £3.8 million, respectively.

Provisions for Bad Debts

During each reporting period, we make estimates for potential losses resulting from the inability of our customers to make required payments. The provision for bad debts was £1.5 million and £0.3 million as of December 31, 2003 and 2004, respectively. The bad debt expense for the years ended December 31, 2002, 2003 and 2004 was £1.1 million, £0.8 million and £0.3 million, respectively. We analyze our provision requirements using several factors, including the length of time the receivables are past due, changes in the customer’s creditworthiness, the customer’s payment history, the length of the customer’s relationship with us, the current economic climate, current industry trends and other relevant factors. We use a risk assessment scale of one to five for our carrier customers, and any with a rating of four and five have provisions set up for a portion of their outstanding balances based on aging of such balances. If a provision was set up against customers with a rating of three, it would increase our provision at December 31, 2004 by £0.1 million. In addition to this reserve calculation, a specific provision requirement review is performed on customer accounts with larger balances. Changes in the financial viability of significant customers, worsening of economic conditions and changes in our ability to meet service level requirements may require changes to our estimate of the recoverability of the receivables. In some cases receivables previously provided for are recovered through litigation and are recognized as a reduction in the bad debt expense in the period realized. Appropriate adjustments are recorded to the period in which these changes become known.

Cost of Access Accruals

Cost of access, our single largest expense amounting to approximately £126.7 million, £109.2 million and £88.5 million, or 48.3%, 37.9% and 32.8% of turnover for the years ended December 31, 2002, 2003 and 2004, respectively, is expensed as incurred. The recognition of these costs involves the use of various management estimates and assumptions and requires reliance on non-financial systems. Consistent with other costs recorded in each reporting period, we incur a significant amount of services for which suppliers have not yet billed to us during that period. We therefore need to make significant estimates for our access costs, specifically regarding traffic, resulting in usage-based access costs. Our cost of access is primarily comprised of usage based voice charges paid to other carriers to originate and/or terminate switched voice traffic, charges for leased lines for dedicated facilities and local loop (“last mile”) charges from both domestic and international carriers, along with internet peering charges incurred in transporting IP traffic and other enhanced services. The usage based voice charges are a direct result of the traffic volume in the particular month for which we do not have invoices at the time of the close of our monthly reporting period. We utilize the minute volumes reported by internal usage reports from our switched network that feed into an internal access system, which also maintains our access supplier contract and tariff rates on a rate table to assist in estimating our usage based access costs. Dedicated facility access costs are also estimated based on the number of circuits and the average circuit costs, based on our internal records, adjusted for contracted rate changes. Management continuously monitors the accuracy of our systems to measure network volumes and track circuits, and our rate tables are updated frequently to maintain the accuracy of the rate structure we have with our access providers and per the current regulated tariff rates. After payment of the invoices from the access providers (which can take 90 days to receive following the close of the monthly reporting period), we evaluate whether we require an aggregate adjustment to the total accrual. In certain instances, we engage in a reconciliation process with the access providers in order to arrive at a mutual understanding of the appropriate level of charges. We typically maintain an accrual for the amount subject to dispute and generally withhold payment until the dispute is settled. Due to the complexity of the combination of changing regulations, pricing fluctuations, measuring traffic volumes and new supplier agreements, the estimates are subject to change. Changing regulations regarding access rules and related charges also create uncertainty regarding how the changes may impact our rate tables maintained internally. In spite of the difficulties involved in the estimation process, we believe we have established adequate access cost accruals due to our overall approach.

Valuation of Fixed Assets

We assess fixed assets that have finite useful economic lives for potential impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable or otherwise as required by accounting standards. Factors that would indicate potential impairment include the following:

•	significant under-performance relative to expected historical or projected future operating results;

•	significant changes in the use of its assets or the change in business strategy;

•	significant changes in technology and regulatory environments; and

•	significant negative industry or economic trends.

Recoverability of assets is measured under UK GAAP by a comparison of the carrying amount of an asset to its recoverable amount, calculated as the higher of the net selling price or the discounted future net cash flows expected to result from the use of the asset and its eventual disposition. Recoverability of assets is measured under US GAAP by a comparison of the carrying amount of an asset to the sum of the undiscounted identifiable cash flows expected to result from the use of the asset and its eventual disposition.

If the assets are considered to be impaired, the impairment recognized is measured under both UK GAAP and US GAAP as the amount by which the carrying amount of the assets exceeds the net realizable value of the assets and is recorded as a charge to operating income. The most significant estimates made in determining discounted future net cash flows include the selection of the appropriate discount rates, residual asset values, our estimated long-term growth rates and the number of years on which to base the cash flow projections. While we believe that our assumptions are appropriate, such estimated amounts could differ materially from what will actually occur in the future.

Based on our assessment of recoverability, we have no such impairments during the years ended December 31, 2002, 2003 and 2004.

Pension Benefits

Our employees participate in two occupational pension schemes: the Railways Pension Scheme, which is a defined benefit scheme; and the Global Crossing Pension Scheme, which has a defined contribution section and a defined benefit section. The company accounts for retirement benefits in accordance with, SSAP 24 “Accounting for Pension Costs,” or SSAP 24, and provides additional disclosures as required by UK GAAP FRS 17 “Retirement Benefits,” or FRS 17. Under US GAAP, pensions are accounted for in accordance with SFAS 87 “Employers’ Accounting for Pensions,” or SFAS 87.

The pension assets, liabilities and expense recorded are based on a number of actuarial assumptions. These assumptions include discount rate, the expected long-term rate of return on plan assets and inflation rates. The assumptions are based on current market conditions, historical information and consultation with and input from our actuaries. These assumptions are reviewed triennially for SSAP 24 and annually for FRS 17 and SFAS 87. While we believe that the assumptions we used are appropriate based on available information, these assumptions may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter lives of participants. These differences may result in a significant impact on the amount of our future pension expense and resulting asset or liability.

Income Taxes

We have significant deferred assets related primarily to net operating losses, or NOLs. The realization of these assets is not assured and is dependent on the generation of sufficient taxable income in the future. Management has exercised judgment in determining the extent of the realization of these losses based upon estimates of future taxable income. Where there is an expectation that on the balance of probabilities there will not be sufficient taxable profits to utilize these NOLs, the asset has not been recorded. If actual events differ from management’s estimates, or to the extent that these estimates are adjusted in the future, any changes to the realizability of these estimates could materially impact our financial position and results of operations. At December 31, 2003, no deferred tax assets were recognized due to uncertainty surrounding the realization of such assets. At December 31, 2004, we recognized £5.1 million of deferred tax assets under UK GAAP and £9.2 million under US GAAP due to changes in our estimates of future tax profitability and continuing evidence of sustained profitability. Due to the push down of the fresh start accounting applied at GCL, the recognition of these deferred tax assets did not result in a deferred tax benefit, but rather was recorded as reductions to intangible assets and equity.

At December 31, 2004, we had gross deferred tax assets of £76.4 million and £66.4 million under UK and US GAAP, respectively, which we did not recognize on the balance sheet due to insufficient positive evidence of the future realization of those assets.

Change of Accountants

Deloitte & Touche LLP informed us that it was not seeking reappointment as our principal accountants for any periods subsequent to December 31, 2003 and, as such, has performed no audit or review procedures for any period subsequent to December 31, 2003. On December 14, 2004 Deloitte & Touche LLP resigned as our principal accountant. On December 15, 2004 Ernst & Young was engaged by us and the issuer as auditors.

During the three most recent fiscal years, none of the reports on our financial statements contained an adverse opinion or a disclaimer of opinion, or were qualified as to audit scope or accounting principles. These reports were, however, modified for an explanatory note on our ability to continue as a going concern. During the reporting periods, there were no matters of disagreement with Deloitte & Touche on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make a reference thereto in its reports on the financial statements. In addition, during the reporting period, there were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K. During the fiscal years ended December 31, 2002 and 2003 and through the date of this annual report, neither we nor anyone acting on our behalf consulted Ernst & Young regarding any matter described in Item 304(a)(2)(i) or (ii) of Regulation S-K of the SEC.

B.	Liquidity and Capital Resources

Cash Flow

The table below shows our net cash flow for the years ended December 31, 2002, 2003 and 2004.

	Year ended December 31,
	2002	2003	2004
	(in thousands)
Net cash inflow from operating activities	£70,415	£61,790	£58,912
Returns on investments and servicing of finance	(1,406)	(2,077)	(5,018)
Capital expenditure	(55,059)	(28,239)	(7,811)
Management of liquid resources	(37,000)	2,000	14,273
Financing	24,384	(22,636)	(75,293)
Increase/(decrease) in cash	1,334	10,838	(14,937)

Net cash inflow from operating activities consists of two major ongoing components and in 2002 included a non-cash loss on disposal of assets of £7.6 million. The two major components are: operating profit/(loss) before depreciation; and changes in working capital, which can be either positive or negative. Within working capital, the major items are increases and decreases in creditors and debtors. We include inter-company trade payables and receivables in those categories, as well as certain inter-company financial obligations that do not qualify as debt.

Returns on investments and servicing of finance include interest received on bank deposits, interest received on finance lease receivables, interest paid on external obligations such as the STT bridge facility and the notes, and the interest portion of finance lease obligations.

Management of liquid resources represents amounts deposited or withdrawn from treasury deposits at our bank. Deposits decrease our cash while withdrawals increase our cash. Cash at bank excludes deposits which are shown as short-term investments. From 2002 through 2003, our financing activities consisted of financing of loans and repayments of loans from group companies, as well as payments or receipts under capital leases. In 2004, financing activities included amounts borrowed under the STT bridge facility, the issuance of the notes and repayments of loans from group companies.

Net Cash Flow from Operating Activities

Our cash inflow/(outflow) before changes in working capital was £(0.2) million in 2002, £60.7 million in 2003 and £79.9 million in 2004, which were impacted primarily by the change in operating profit between the years. We generated £70.7 million, and £1.1 million from changes in working capital items in 2002 and 2003, respectively. In 2004, we used £20.7 million of working capital. The significant cash flow generated from working capital in 2002, compared to the working capital changes in 2003, was primarily a result of stronger management of debtors, with a resulting decrease in the amounts owed to us, and a focused management of our creditors, with a resulting increase in amounts owed to our suppliers at the end of the year. The net change in working capital of £21.0 million from 2003 to 2004 was largely due to the reduction in our inter-company creditor positions.

Returns on Investment and Servicing of Finance

We pay interest on our finance leases and the notes and receive interest income on our cash balance and on our own finance leases. Interest expense fluctuates from period to period as additional assets are covered by our finance leases and as current leases expire. In 2004, we paid interest of £3.0 million on the STT bridge facility (which facility was not in place in 2003).

Capital Expenditure

We reduced our level of capital expenditure from the year ended December 31, 2002 by 48.7% to £28.2 million for the year ended December 31, 2003. Our capital expenditure for the year ended December 31, 2004 was £7.8 million due to a lower than average level of capital projects. In the early part of 2002, we were still building out the network but this is now substantially complete and our capital expenditures have accordingly decreased. In the next few years we expect to continue to pursue a focused and disciplined capital expenditure program. We plan to maintain and enhance our existing network in order to improve our services and to meet customer requirements. We anticipate that our capital expenditures for the medium term will consist almost exclusively of product development related expenditures tied to turnover growth (for example, investments in customer premises equipment) and maintenance expenses. However, we may have to increase our expenditures as a result of regulatory requirements or to keep up with technological innovations implemented by our competitors.

Financing

We finance our operations out of operating cash flows, finance leases and, in the past, loans from group companies. In 2002, we had net cash inflows from financing of £24.4 million as a result of loans drawn down from group companies. As our business began to generate more cash in 2003, we were able to repay £19.4 million of those loans, contributing to a net financing cash outflow of £22.6 million in that year. During 2004, we used cash on hand, operating cash flow and proceeds from the STT bridge facility and the offering of the notes to repay loans. In addition, on each occasion that we drew down on the STT bridge facility and used the funds to repay inter-company loans, Bidco forgave a portion of our inter-company loans in recognition of the fact that we had to pay interest on the STT bridge facility (the inter-company loans bore no interest). During 2004, these inter-company loans were reduced from £328.9 million at December 31, 2003 to zero by December 31, 2004. This reduction was achieved by a combination of repayment, assignment and waiver: £73.0 million was funded from cash on hand and operating cash flow, £68.6 million was from the borrowing under the STT bridge facility, £122.7 million was from the offering of the notes, £61.0 million was waived and inter-company trading debts due to the company of £3.6 million were assigned against the loan.

Indebtedness

Senior Secured Notes

On December 23, 2004, we issued $200 million in aggregate principal amount of 10.75% US dollar-denominated senior secured notes and £105 million aggregate principal amount of 11.75% pound sterling-denominated senior secured notes. The dollar- and sterling-denominated notes were issued at a discount of approximately $3.0 million and £1.5 million, respectively. The notes mature on the tenth anniversary of their issuance and interest is due each June 15 and December 15, beginning on June 15, 2005.

The notes are senior obligations of the issuer and rank equal in right of payment with all of its future debt. We have guaranteed the notes as a senior obligation ranking equal in right of payment with all of our existing and future senior debt. The notes are secured by certain assets of the company and the issuer including the capital stock of the issuer.

The notes were issued under an indenture which includes covenants and events of default that are customary for high-yield senior note issuances. For a description of some of these restrictive covenants and other provisions of the indenture, see Item 10.C. “Additional Information—Material Contracts—Indenture.” A loan or dividend payment by us to our parent and its affiliates is a restricted payment under the indenture governing the notes. Under the indenture such a payment (i) may be made only if we are not at such time in default under the indenture and would be permitted at such time to incur additional indebtedness under the applicable debt incurrence test and (ii) subject to certain additional restrictions, is limited to 50% of our operating cash flow, as defined in the indenture. Under the terms of the indenture governing the mandatory convertible notes, loans made from us to our parent or its other subsidiaries must be subordinated to the payment of obligations under the mandatory convertible notes. The terms of any inter-company loan made by us to our parent or its other subsidiaries must be agreed by the board of directors of the company, including its independent members, who are also members of its audit committee. In addition, within 120 days after the end of the period beginning on December 23, 2004 and ending on December 31, 2005 and for each 12-month period thereafter, GCUK must offer to purchase a portion of the notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date, with 50% of operating cash flow (as defined in the indenture) from that period. To the extent that noteholders do not fully participate in the repurchase offer, the loan or dividend of any remaining proceeds up to this additional 50% of operating cash flow (as defined in the indenture) to GCL and its affiliates will be permitted, subject to the limitations on restricted payments described above.

Pursuant to a registration rights agreement dated as of December 23, 2004, we agreed to file a registration statement with the US Securities and Exchange Commission relating to an offer to exchange the notes for publicly tradable notes that have identical terms (except for terms concerning additional interest and transfer restrictions). Under the registration rights agreement, we are required to (a) no later than 180 days after the issue date of the notes, submit confidentially or file such exchange offer registration statement with the SEC; and (b) no later than 240 days after the issue date of the notes, use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act. The exchange notes together with the unregistered notes that remain outstanding after the completion of the exchange offer will be treated as a single class of debt securities under the indenture. We expect that the dollar-denominated exchange notes will be eligible for trading in the Private Offerings, Resales, and Trading through Automatic Linkages Market, commonly referred to as the Portal Market.

The STT Bridge Facility

On May 18, 2004, our parent company and we reached agreement with an STT affiliate to provide to us certain amounts aggregating $100.0 million in financing at specified dates under a senior secured loan facility, or the STT bridge facility. We were the borrower under the STT bridge facility. On October 8, 2004, our parent company announced that it had entered into a restructuring agreement with certain affiliates of STT to restructure certain of its debt, including its debt outstanding under the STT bridge facility. On October 8, 2004, under the terms of the restructuring agreement, STT agreed to increase the amount available under the STT bridge facility to $125.0 million on the same terms. The STT bridge facility was secured by a second priority lien on certain of our assets and a second priority pledge of our capital stock by BidCo. In addition, the STT bridge facility was guaranteed by GCL and each subsidiary that received an economic benefit from the loan proceeds.

The STT bridge facility originally matured on December 31, 2004 and initially bore interest at a rate equal to one-month LIBOR plus 9.9%. Every 90 days after the May 18, 2004 closing, the spread over LIBOR increased by 0.5% and we were required to pay a 1.0% per annum fee on any undrawn portion of this facility.

We used the proceeds from the loans under the STT bridge facility to repay a portion of certain amounts due to other group companies under outstanding inter-company loans and the group companies then used these funds for general corporate purposes. In addition, for each drawdown we took on the STT bridge facility and repaid inter-company loans, our immediate parent company forgave a portion of these inter-company loans (which were payable on demand but which did not bear interest) as consideration for the interest we paid on the STT bridge facility.

On December 23, 2004, the company was recapitalized in connection with a restructuring plan completed by GCL to refinance its indebtedness. As part of the restructuring, the STT bridge facility was acquired by GCL. On the same date, the STT bridge facility was settled in connection with the offering of the notes.

Inter-company Debt

Prior to the year ended December 31, 2002, we funded our operations primarily through loans and cash advances from our parent and BidCo. These loans did not bear interest but were payable on demand. At December 31, 2003, the balance under these loans was £328.9 million. Throughout 2004, we made periodic repayments on these loans from cash on hand and operating cashflow (£73.0 million), proceeds from the STT bridge facility (£68.6 million) and from the notes (£122.7 million). Inter-company trading debts due to the company of £3.6 million were assigned against the loan and the balance remaining (£61.0 million) was waived resulting in a zero balance as at December 31, 2004.

Our Lease Obligations

Our lease obligations consist of finance leases and operating leases. We have three finance leases. The largest is with Network Rail, which covers fiber and equipment on the rail network. The aggregate amount due under this lease is £29.5 million. The second finance lease aggregates payments of £5.8 million and covers voice equipment supporting the FCO contract. The third finance lease aggregates payments of £4.3 million and covers some of our voice customers in addition to our own PBX’s.

Our operating leases cover both leases of real property and leases of equipment. The real property leases require us to make payments aggregating approximately £86.6 million. Substantially all of the remaining operating lease obligations relate to voice equipment.

Available Liquidity and Capital Resources Historically

Our liquidity requirements arise primarily from capital expenditures (including our capital leases) and, subsequent to our borrowing under the STT bridge facility and the notes, interest expense. To a lesser extent, we require liquidity to fund our working capital requirements. Since the second quarter of 2003, our cash flows from operations have been sufficient to meet our liquidity needs. Accordingly, we have periodically upstreamed a portion of our cash on hand and excess cash to our parent company and its affiliates, aggregating £19.4 million in 2003 and £264.3 million in 2004 (of which £73.0 million was from cash on hand and operating cash flow, £68.6 million was from the borrowings under the STT bridge facility and £122.7 million was from the offering of the notes).

Future Sources and Uses of Liquidity

We expect that our parent company will continue to use us as a source of funding for itself and its affiliates, subject to the covenants in the notes and restrictions under English law and that we will continue, if approved by our board of directors, periodically to upstream our excess cash flow through loans or dividends. In view of the losses which we have accumulated, it will not be possible for us to pay dividends to our shareholder, an indirect subsidiary of our parent, until such time as these losses have been reduced to the extent of any available profit. It is anticipated, therefore, that we will not be in a position to pay dividends for some time, and any funds to be upstreamed to our parent would be made by us by way of an inter-company loan. Our ability to upstream cash to our parent and its affiliates by an inter-company loan is restricted by the indenture governing the notes and by English law. These restrictions will limit the amount and terms relating to funds sent to our parent and its affiliates. The terms of any inter-company loan made by us to our parent or its subsidiaries will be determined by our board of directors, including our independent board members. The terms of the notes permit certain upstream payments including, subject to certain restrictions, upstreaming at least 50% of our operating cash flow, as defined in the indenture.

We expect to record significant interest expense in the future as a result of interest payable on the notes. However, the reduction in interest expense from the STT bridge facility will, to a certain extent, offset interest payable on the notes.

We expect that operating cash flow will suffice to permit us to service interest on the notes for a period of at least one year and to continue to upstream cash for use by our parent company and its affiliates.

C.	Research and Development, Patents and Licenses

Not applicable.

D.	Trend Information

See “—Operating Results” and “Liquidity and Capital Resources” for a discussion of the information required by this item.

E.	Off-Balance Sheet Arrangements

We no longer guarantee any indebtedness of our parent company.

In December 2004, we entered into a five-year cross currency swap transaction with an affiliate of Goldman, Sachs & Co. to minimize exposure to any dollar/sterling currency fluctuations related to interest payments on the dollar-denominated notes. In connection with the swap transaction, the affiliate of Goldman, Sachs & Co. was granted a security interest in the collateral securing the notes ranking equally with the security interest of the noteholders. The security interest secures all obligations owed to the affiliate of Goldman, Sachs & Co. if a default occurs on the swap transaction or if the swap transaction is terminated. Depending on prevailing currency exchange rates, these obligations may be substantial. Any proceeds resulting from the exercise of security interests in the collateral will be shared pro rata among it and the noteholders. The swap transaction converts the fixed 10.75% interest rate on the $200.0 million dollar-denominated notes to a fixed 11.65% interest rate on £102.8 million, which represents a foreign exchange rate of £1.00 = $1.945. However, we do not record the notional amounts of derivative instruments on the balance sheet. Instead we record them at historical cost. The unrecognized liability on the swap as at December 31, 2004 was £2.4 million. Interest payable under the swap is recorded on an accruals basis at the contracted rate and is included in interest payable in the profit and loss account.

F.	Contractual Obligations

Tabular Presentation of Cash Commitments at December 31, 2004

	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Debt obligations (1)(2)	£447,913	£24,317	£48,634	£48,634	£326,328
Finance lease and hire purchase obligations	39,615	6,709	12,572	8,819	11,515
Operating lease obligations	139,007	21,463	34,973	30,022	52,549
Purchase obligations	97,133	30,711	37,659	22,028	6,735
Pension obligations	8,713	802	2,470	2,681	2,760

Total	£732,381	£84,002	£136,308	£112,184	£399,897

(1)	The amounts presented include both principal and interest. The principal repayment of the notes of approximately £208.8 million is included in the “More than 5 years” section of the table. The $200.0 million principal has been translated for all periods at the December 31, 2004 year-end rate of 1.926 US dollars to one pound sterling. The US dollar interest included in the period up to five years has been calculated using the swap rate of 1.945 US dollars for one pound sterling. The US dollar interest included in periods of more than five years has been calculated using the bond rate of 10.75% and has been translated at a rate of 1.926 US dollars to one pound sterling. The pound sterling interest has been calculated using the bond rate of 11.75%.

(2)	Under the indenture for the notes, within 120 days after the end of the period beginning on December 23, 2004 and ending on December 31, 2005 and each twelve month period thereafter, we must offer to purchase a portion of the notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date with 50% of the operating cash flow (as defined in the indenture) from that period. As such operating cash flow will vary from period to period and the repurchase is at the option of the noteholder, we cannot predict if any early purchases of the notes and related interest will occur.

ITEM 6.	DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

A.	Directors, Senior Management

We are not managed as a separate entity, but as part of the overall Global Crossing business. Global Crossing is a global organization which has organized all of the legal entities into three functional organizations: Sales and Marketing; Operations; and Corporate Services. The issuer’s board of directors consists of the same board of directors as ours. The business address of each director of the issuer and the company is Centennium House, 100 Lower Thames Street, London, EC3R 6DL. Certain of our senior managers have responsibilities for their respective functions in Europe in addition to their responsibility for the management of our company. In most instances, our and our parent’s senior management is not employed by us, but by one of our affiliates.

Our directors, executive management and senior management, and their ages and positions, are as follows:

Name	Age	Position
José Antonio Ríos	59	Director; Chief Administrative Officer of Global Crossing Limited

Phil Metcalf(1)	46	Director; Managing Director, GCUK

William Ginn(1)	38	Director; Vice President of Finance

Bernard Keogh	37	Director; Regional General Counsel—Europe

Dougald Robinson	49	Director; Vice President, European Regulatory Affairs

Shaun Tweed	39	Director of International Decision and Support

Robert Turnbull	52	Vice President, Access Management

Stephen Jenkins	45	Vice President, Global Crossing Marketing—Europe

Richard Sheard	34	Transmission Design Manager (UK)

Brad Kneller(1)	42	Vice President, Regional Operations

Keith Westcott	51	Senior Vice President, Europe

Keith Cameron(1)	44	Regional Vice President

Henri Pahlplatz	58	Vice President, Human Resources Europe

Dave Kenyon	50	Vice President, Global Transport Network Operations

(1)	Member of the company’s executive management.

José Antonio Ríos became President of Global Crossing International in May 2001 and Chief Administrative Officer of Global Crossing Limited in November 2002. Prior to joining our parent in 2001, Mr. Ríos served as President and CEO of Telefónica Media from 1999 to 2000 and served on the boards of more than 30 companies within the Telefónica group. During his tenure with Telefónica, Mr. Ríos served as Chairman of Atento, a Telefónica subsidiary. Prior to Telefónica, Mr. Ríos was the founding President and Chief Executive Officer of DIRECTV Latin America from 1995 to 1999, during which time he was also a Vice President of Hughes Electronics and a member of its management committee. From 1980 to 1995, he served as Chief Operating Officer and Corporate Vice President of the Cisneros Group of Companies.

In addition to his corporate responsibilities, Mr. Ríos served as Chairman of the Board of Global Marine Systems, a unit of our parent company, until August 2004. Mr. Ríos also serves as a director in over 57 other affiliates of our parent in 18 countries worldwide. Mr. Ríos also serves on the boards of RingCentral and Claxson Interactive Group Inc., and is a director of the prestigious Fundacion Pais Digital (Digital Nation Foundation). In addition, he serves as a board member of the Inter-American Dialogue’s Latin America Advisor, an organization comprised of top public and private sector officials invested in Latin America’s development and future. From 2000 to 2002, he served as Chairman of the supervisory board of Endemol Entertainment, Europe’s premier independent TV production company based in Holland.

Mr. Ríos and his family are long time supporters of Operation Smile, a non-profit organization that provides global medical assistance to children born with facial deformities. In October 2002, he became a founding member of its board of governors. Mr. Ríos holds a degree in Industrial Engineering from the Andres Bello Catholic University in Caracas.

Phil Metcalf became Managing Director of GCUK in October 2004. Previously, he held senior posts with Global Crossing affiliates in the UK and the US, including Global Construction from June 2001 to March 2002, Global Service Delivery and Assurance from April 2002 to August 2002, and Managing Director for Europe from April 2002 to August 2004. Additionally, from September 2002 to August 2004, he was CEO of Global Marine, which he successfully restructured and sold to new ownership. Prior to joining Global Crossing, Mr. Metcalf was employed by Stone and Webster Engineering (now part of the Shaw Group), where he worked for eight years in various capacities, including Head of Engineering, Head of IT, Project Manager, and ultimately Operations Director. Mr. Metcalf sits on the Boards of substantially all the Global Crossing legal entities in Europe, including the GCUK board and is Head of Security in the UK and Head of Safety in the UK.

William Ginn became Vice President of Finance of the company and joined the board of the company in April 2005. From April 2002 to December 2003, Dr. Ginn was the Chief Financial Officer of Cable and Wireless America, where as a member of the firm’s leadership team, he implemented a restructuring plan resulting in significant performance improvements. His previous responsibilities included serving as the Vice President of Finance for Cable and Wireless Global from April 2000 to March 2002, as well as several senior positions within Cable and Wireless UK.

Bernard Keogh became a director of GCUK in July 2004 and was appointed Regional General Counsel–Europe in January 2004. Prior to this, he held various roles within Global Crossing affiliates, which he joined in April 2000. From January 1999 to March 2000, he was the Chief Legal Adviser at the Commission for Communications Regulation, the telecommunications regulatory body in Ireland. From 1990 to 1999, he practiced law with William Fry, a leading corporate and commercial law firm in Dublin, Ireland.

Dougald Robinson became a director of GCUK in July 2004 and became Vice President, European Regulatory Affairs in February 2003. From January 1999 to February 2003, he held the position of Regulatory Affairs Manager. He was previously employed by BT, where he held various positions from June 1979 to October 1991 and at BRT, a telecommunications subsidiary of the UK rail company, from October 1991 to November 1995, where he was responsible for regulatory affairs, and at Racal from November 1995 to December 1999, where he was responsible for regulatory affairs. Mr. Robinson is a director of the UK Competitive Telecommunications Association, a trade organization that assists in developing UK telecoms policy.

Robert Turnbull became Vice President, Access Management in May 2001. From January 1998 to January 2001, he was Director Carrier Relations for Axxon Telecom, a switched reseller operating in Europe. Mr. Turnbull was previously employed by T-Mobile, Germany as Director, International Business Development from 1996 where he was responsible for acquisition of mobile licenses in Taiwan and Italy. Prior to T-Mobile, Mr. Turnbull worked for Cable and Wireless from 1973 to 1996 and held a number of technical, operational and management positions globally, including in the United States, Japan, Sweden and the United Kingdom.

Shaun Tweed became a director of GCUK in July 2004 and the Director of International Decision and Support in August 2004. He resigned as a director of GCUK in April 2005. He previously served in various other roles at Global Crossing affiliates, including Director of Finance Global Capital from January 2004 to July 2004, Director of Finance Global Service Delivery from January 2002 to December 2003, European Operations Controller from November 2000 to December 2001, and UK Finance Controller–Operations from August 1999 to October 2000. Prior to joining in 1999, he was employed as a finance manager at Alcatel from August 1993 to December 1996 and Reuters from January 1997 to July 1999. Mr. Tweed is a qualified member of the Association of Chartered Certified Accountants.

Stephen Jenkins became Vice President, Marketing (Europe) in November 2003, having joined in July 2000. From May 1999 to July 2000, he was head of International Carrier Sales at AT&T (UK) and prior to that Director of Information and Communications Technology at the Federation of the Electronics Industry from November 1994 to May 1999. Mr. Jenkins also held various positions at BT from October 1979 to November 1994.

Richard Sheard became Transmission Design Manager in 2001 and has responsibility for maintaining the engineering integrity and quality of the network. From 1995 to 2001, Mr. Sheard held positions in our UK predecessors, Racal and BRT, including Senior Design Engineer Access Networks, where he was responsible for the strategy to expand the UK access network, and Network Management Engineer (Transmission).

Brad Kneller became Vice President, Regional Operations in May 2001. Prior to joining, he was employed with a number of European Telecom Operators, including Telenordia, a BT joint venture, Versatel, a switched reseller, and Telfort, a BT joint venture. He was employed by NTL (CableTel), a UK cable operator and held the position of Operations Director from 1994 to 1997.

Mr. Kneller was employed by Racal, where he served as UK Commissioning Manager from 1991 to 1994. He began his career with Cable and Wireless, spending nine years as a member of the company’s overseas operations staff and held various positions in the Caribbean and the Middle East.

Keith Westcott became Senior Vice President, Europe in June 2004. Prior to joining, Mr. Westcott was a Senior Vice President at Via Networks from November 2002 to June 2004 and from May 1999 to May 2002 he was the UK & Ireland Managing Director for KPNQwest. He also held various sales director and product marketing roles at AT&T from August 1988 to February 1997. From September 1980 to August 1988 he worked for Olivetti-Data.

Keith Cameron became the Regional Vice President in March 2002. From January 2001 to February 2002, he was the UK Sales Director. Prior to joining, Mr. Cameron was the European Sales Director of AT&T UK from May 1996 to December 2000. He also worked for BT from April 1993 to April 1996 as a sales manager within the financial services sector. Mr. Cameron has an honors degree in computer science from the University of Edinburgh.

Henri Pahlplatz became the Vice President, Human Resources–Europe in October 1999. Prior to joining, he was employed by Compaq Corporation, who had previously acquired Digital, where he served as Statutory & HR Director from September 1994 to October 1999 for Digital Equipment’s Swiss and Dutch subsidiary and the European headquarters. From April 1992 to October 1992, he was HR Director Continental Europe for Northern Telecom in France. From October 1992 to September 1994, he worked as independent consultant in Switzerland and served from October 1992 to July 1993 as Vice President, Human Resources, Europe for Tandy Grid Systems in Switzerland. From March 1983 to October 1992, he held various senior positions at Hewlett Packard in the Netherlands and in their European headquarters.

Dave Kenyon became Vice President, Global Transport Network Operations in June 2002. He previously held various other positions at Global Crossing Limited affiliates, including European Operations Director, Global Data Services from July 2001 to June 2002, European Network Operations Director–Operations from January 2001 to July 2001, and Business Integrations Director–Business Performance from November 2000 to January 2001. Prior to joining, he worked for THUS plc, where he served as Support Services Director–Operations from February 2000 to October 2000 and Operations Manager–Operations from January 1999 to February 2000. From January 1996 to June 1999, he held various positions at ScottishTelecom, most recently as Network Operations Manager. Prior to 1995, Mr. Kenyon held various positions with ScottishPower plc and Manweb plc.

B.	Compensation

Our Director and Executive Compensation

The aggregate remuneration (which consists of salary, bonus and other annual compensation) paid by us or by a member of the GCL group of companies to all of our directors and executive management (totaling five persons(1)) for the 2004 financial year was approximately £971,580.41(2). This does not include the compensation paid to José Antonio Ríos as he is not directly involved in the day-to-day management of GCUK. Of this aggregate compensation, approximately £831,077.01 was paid in salaries, including bonuses. For 2004, the highest paid director or executive received £413,169, including salary, bonuses, benefits-in-kind and pension contributions.

We did not compensate our directors independently for their services in their capacity as members of the board of directors.

(1)	William Ginn is a member of the company’s executive management; however, his compensation is not included as he did not join the company until April 2005.
(2)	Bernard Keogh’s compensation was translated from euros to pounds sterling at £1.00 = €1.472, the average noon buying rate for the year ended December 31, 2004.

Our directors and senior management held the following stock options as of December 31, 2004:

Name	Number of Securities Underlying Option/ SARs Granted		Exercise or Base Price ($/Sh)	Expiration Date
José Antonio Ríos	110,000		$10.16	December 9, 2013
	22,000		$15.39	December 9, 2013
	30,587	*		December 9, 2013

	162,587

Philip Metcalf	30,000		$10.16	December 9, 2013
	6,600		$15.39	December 9, 2013
	10,896	*		December 9, 2013

	47,496

Keith Cameron	22,000		$10.16	December 9, 2013
	4,000		$15.39	December 9, 2013
	2,400	*		December 9, 2013

	28,400

Dougald Robinson	2,000		$15.39	December 9, 2013
	1,200	*		December 9, 2013

	3,200

Brad Kneller	10,000		$10.16	December 9, 2013
	2,000		$15.39	December 9, 2013
	1,200	*		December 9, 2013

	13,200

Bernard Keogh	2,000		$15.39	December 9, 2013
	1,200	*		December 9, 2013

	3,200

*	Restricted stock units
(1)	Securities covered by options: common shares of GCL.

Our Parent’s Director and Executive Compensation

Our Parent’s Stock Option Plan

Our parent’s board of directors has requested that the shareholders of our parent vote to amend our parent’s 2003 Global Crossing Limited Stock Incentive Plan, or the 2003 Plan. Below is a summary of certain important features of the 2003 Plan. The following summary of the 2003 Plan does not include all of the information included in the 2003 Plan. Certain of our directors, officers and employees benefit from this plan. Moreover, certain people with significant operational control over us are not actually employed by us but by our parent or its affiliates and they also benefit from this plan. We do not have any other independent stock option plan.

Awards

Kinds of awards that can be granted under the plan. The 2003 Plan provides incentives through the granting of (i) stock options, (ii) stock appreciation rights or (iii) other stock-based awards, including, without limitation, restricted share units, or RSUs.

Eligible participants. Any common law employee of our parent or any of our parent’s subsidiaries, any member of our parent’s board of directors or the board of directors of any of our parent’s subsidiaries, or any consultant who performs bona fide services for our parent or for any of our parent’s subsidiaries is eligible to participate in the 2003 Plan if selected by our parent’s compensation committee.

Shares available for Awards under the Plan. The 2003 Plan currently allows our parent to issue up to 4,878,261 shares of our parent’s Common Stock, par value $0.01 per share. If the proposal to amend the 2003 Plan is approved by our parent’s shareholders, the number of shares allowed to be issued under the 2003 Plan will be increased to 8,378,261. Through December 31, 2004, options to purchase an aggregate of 2,703,600 shares and 1,386,709 RSUs representing an aggregate of 4,090,309 shares have already been granted under the 2003 Plan. Together, the aggregate number of options and RSUs granted through December 31, 2004, net of shares returned to the 2003 Plan due to the termination or lapse of awards, account for 3,795,352 of the 4,878,261 available shares issuable under the 2003 Plan. The issuance of shares or the payment of cash upon the exercise of an award reduces the total number of shares available under the 2003 Plan. Shares which are subject to awards which terminate or lapse will again be available for grant under the 2003 Plan. Shares subject to awards may consist, in whole or in part, of unissued shares or treasury shares.

Restrictions on the number of Awards an individual Participant may receive. The maximum number of shares for which options and stock appreciation rights may be granted during a calendar year to any participant is 1,000,000. The maximum number of shares for which other stock-based awards (as described below) intended to be deductible by us under Section 162(m) of the US Internal Revenue Code of 1986, as amended, or the Code, that may be granted to any participant during a calendar year is 500,000 (or $10,000,000 if the amount is not expressed in shares).

Options

Types of Options available for grant under the Plan. An option is a right to purchase shares at a future date at a pre-established price. Options granted under the 2003 Plan may be, as determined by our parent’s compensation committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related award agreements, and shall be subject to the 2003 Plan and to such other terms and conditions as the compensation committee shall determine. The option price per share shall be determined by our parent’s compensation committee, but shall not be less than 100% of the fair market value of the shares on the date an option is granted.

When Options become exercisable. Options granted under the 2003 Plan are exercisable at such time and upon such terms and conditions as may be determined by the compensation committee, but in no event will an option be exercisable more than ten years after the date it is granted. The vesting schedule for the options and the other terms and conditions of exercise will be provided in a related award agreement or in a notice of grant.

How Participants exercise Options. Except as otherwise provided in the 2003 Plan or in an award agreement, an option may be exercised for all, or from time to time any part, of the shares for which it is then exercisable. The exercise date of an option shall be the later of the date a notice of exercise is received by us and, if applicable, the date payment is received by us.

The purchase price for the shares as to which an option is exercised is payable to us in full at the time of exercise in cash. If the applicable award agreement permits, the exercise price may also be paid, at the election of the participant and subject to such requirements as may be imposed by the compensation committee, in shares having a fair market value equal to the aggregate option price for the shares being purchased; partly in cash and partly in such shares; or through the delivery of irrevocable instructions to a broker to deliver promptly to us an amount equal to the aggregate option price for the shares being purchased.

Dividend or other stockholder rights with respect to Shares underlying Options. A participant shall not have any rights to dividends or other rights of a stockholder with respect to shares subject to an option until the participant has given written notice of exercise of the option, paid in full for such shares and, if applicable, has satisfied any other conditions imposed by the compensation committee pursuant to the 2003 Plan. If and to the extent permitted by the compensation committee, a participant may elect to defer receipt of the shares in respect of which an option is exercised pursuant to any deferred compensation plan of the our parent which contemplates such deferral, subject to compliance with recently-enacted Section 409A of the Code, which establishes substantial new limitations with respect to deferred compensation plans.

Special requirements applicable to ISOs. An incentive stock option, or “ISO,” is an option that meets certain requirements for favorable tax treatment provided by Section 422 of the Code. This favorable treatment and related requirements are described in greater detail below under the heading “Taxes—ISOs.” No ISO may be granted to any participant who, at the time of grant, owns more than ten percent of the total combined voting power of all classes of our stock or of any of our subsidiaries, unless (1) the option price for such ISO is at least 110% of the fair market value of a share on the date the ISO is granted, and (2) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any participant who disposes of shares acquired upon the exercise of an ISO either (1) within two years after the date of grant of such ISO, or (2) within one year after the transfer of shares underlying the ISO to the participant, must notify the Company of such disposition and of the amount realized upon such disposition.

Stock Appreciation Rights

Description of Stock Appreciation Rights. A stock appreciation right is a right to receive payment for each share subject to the stock appreciation right in an amount equal to the excess of that share’s fair market value on the date of exercise over the exercise price per share. Under the 2003 Plan, a stock appreciation right may be granted independent of an option or in conjunction with an option (or a portion thereof). A stock appreciation right granted in conjunction with an option:

•	may be granted at the time the related option is granted or at any time prior to the exercise or cancellation of the related option,

•	shall cover the same shares covered by an option (or such lesser number of shares as the compensation committee may determine), and

•	shall be subject to the same terms and conditions as such option except for such additional limitations as are contemplated by the 2003 Plan (or such additional limitations as may be included in an award agreement).

Each stock appreciation right granted independent of an option shall entitle a participant upon exercise to an amount equal to (1) the excess of (A) the fair market value on the exercise date of one share over (B) the exercise price per share, times (2) the number of shares covered by the stock appreciation right. Each stock appreciation right granted in conjunction with an option, or a portion thereof, shall entitle a participant to surrender to us the unexercised option, or the related portion thereof, and to receive from us in exchange therefor an amount equal to (1) the excess of (A) the fair market value on the exercise date of one share over (B) the option price per share, times (2) the number of shares covered by the option, or portion thereof, which is surrendered.

Exercise price of Stock Appreciation Rights. The exercise price per share of a stock appreciation right shall be an amount determined by the compensation committee but in no event shall such amount be less than the greater of: the fair market value of a share on the date the stock appreciation right is granted or, in the case of a stock appreciation right granted in conjunction with an option, or a portion thereof, the option price of the related option, and an amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges.

Exercise of Stock Appreciation Rights. Stock appreciation rights may be exercised from time to time upon actual receipt by us of written notice of exercise stating the number of shares with respect to which the stock appreciation right is being exercised. The date a notice of exercise is received by us shall be the exercise date of the stock appreciation right.

Form of payment. Payment for stock appreciation rights shall be made in shares or in cash, or partly in shares and partly in cash (any such shares valued at their fair market value), all as shall be determined by the compensation committee. No fractional shares will be issued in payment for stock appreciation rights, but instead cash will be paid for a fraction or, if the compensation committee should so determine, the number of shares will be rounded downward to the next whole share.

Limitations on the grant of Stock Appreciation Rights. The compensation committee may impose, in its discretion, such conditions upon the exercisability or transferability of stock appreciation rights as it may deem fit. Our parent does not expect to award stock appreciation rights payable in cash to any participant. Any stock appreciation right awarded pursuant to the 2003 Plan will be subject to the conditions specified in the US Internal Revenue Service, or IRS, guidance with respect to the treatment of Stock Appreciation Rights under Section 409A of the Code.

Other Stock-Based Awards

Types of other Stock-Based Awards. The compensation committee, in its sole discretion, may grant awards of shares, awards of restricted shares and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares, including, without limitation, RSUs.

Terms of Other Stock-Based Awards. Other stock-based awards may be in such form, and dependent on such conditions, as the compensation committee shall determine, including, without limitation, the right to receive one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other stock-based awards may be granted alone or in addition to any other awards granted under the 2003 Plan. Subject to the provisions of the 2003 Plan, the compensation committee shall determine to whom and when other stock-based awards will be made, the number of shares to be awarded under (or otherwise related to) such other stock-based awards, whether such other stock-based awards shall be settled in cash, shares or a combination of cash and shares, and all other terms and conditions of the awards (including, without limitation, the vesting provisions).

RSUs. The compensation committee may, in its sole discretion, determine to award RSUs to participants. RSUs allow a participant to receive a specified number of Shares at a specified future date or dates, or the vesting date, subject to such participant’s continuous employment through such date. Such future date(s) may be determined based on the completion of a specified period of service, the occurrence of a specific event, the attainment of performance objectives or such other criteria as the compensation committee may determine. Generally, if the participant leaves our parent or its affiliates for any reason before the vesting date, the unvested RSUs are forfeited. The vesting date and the other terms and conditions of an RSU award will be set forth in the award agreement.

Performance-based Awards. Other stock-based awards may be granted in a manner which is deductible by us under Section 162(m) of the Code (or any successor section thereto). A performance-based award is an award that vests or becomes payable based on the attainment of written performance goals approved by the compensation committee for a performance period established by the compensation committee. The applicable performance goals, which under Section 162(m) must be objective, shall be based upon one or more of the following criteria: (1) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), (2) net income, (3) operating income, (4) earnings per share, (5) book value per share, (6) return on shareholders’ equity, (7) expense management, (8) return on investment, (9) improvements in capital structure, (10) profitability of an identifiable business unit or product, (11) maintenance or improvement of profit margins, (12) stock price, (13) market share, (14) revenues or sales, (15) costs, (16) cash flow, (17) working capital, (18) return on assets, and (19) cash on hand.

The foregoing criteria may relate to our parent, one or more of our parent’s subsidiaries or one or more of our parent’s divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the compensation committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code, the performance goals may be calculated without regard to extraordinary items.

Restrictions on the number of Performance-Based Awards a Participant can receive. The maximum amount of a performance-based award during a calendar year to any participant shall be (x) with respect to performance-based awards that are granted in shares, 500,000 shares and (y) with respect to performance-based awards that are not granted in shares, $10,000,000.

Payment of Performance-Based Awards. The compensation committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given participant and, if they have, to so certify and ascertain the amount of the applicable performance-based award. No performance-based awards will be paid for such performance period until such certification is made by the compensation committee. The amount of the performance-based award actually paid to a given participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the compensation committee. The amount of the performance-based award determined by the compensation committee for a performance period shall be paid to the participant at such time as determined by the compensation committee in its sole discretion after the end of such performance period; provided, however, that a participant may, if and to the extent permitted by the compensation committee and consistent with the provisions of Section 162(m) and Section 409A of the Code, elect to defer payment of a performance-based award.

Adjustments Upon Certain Corporate Events

Effect of Share dividend or split, or a reorganization, recapitalization, merger or similar corporate event. In the event of any change in the outstanding shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate exchange, or any distribution to shareholders of shares other than regular cash dividends, the compensation committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to: the number or kind of shares or other securities issued or reserved for issuance pursuant to the 2003 Plan or pursuant to outstanding awards, the option price, and/or any other affected terms of such awards.

Effect of a change in control. Except as otherwise provided in an award agreement, and subject to compliance with Section 409A of the Code, in the event of a change in control (as defined in the 2003 Plan), the compensation committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any award (including, without limitation, (1) the acceleration of an award, (2) the payment in cash, shares or any combination thereof in exchange for the cancellation of an award and/or (3) the requiring of the issuance of substitute awards that will substantially preserve the value, rights and benefits of any affected awards previously granted under the 2003 Plan) as of the date of the consummation of the change in control.

Other Information About the Plan and the Awards

Transferability of Awards. An award is not transferable or assignable, except by will or the laws of descent and distribution, unless otherwise determined by the compensation committee. Any permitted transferees (as defined in the 2003 Plan) may exercise an award in the same manner as a participant.

Transferability of Shares received under the Plan. The 2003 Plan contains no restrictions on the resale of vested shares acquired under the 2003 Plan. Certain of our parent’s directors and certain officers may be deemed to be “affiliates” of Global Crossing within the meaning of the Securities Act. Under the provisions of the Securities Act such persons may not be free to dispose of the Shares acquired under the 2003 Plan unless there is an effective registration statement or an applicable exemption under the Securities Act covering such disposition.

Plan administration. The 2003 Plan is administered by our parent’s compensation committee, which has the power to delegate its duties and powers in whole or in part to any subcommittee thereof. Each member of the compensation committee must qualify as a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as an “outside director” within the meaning of Section 162(m) of the Code at the time he or she takes any binding action with respect to an option under the 2003 Plan.

The compensation committee is authorized to interpret the 2003 Plan, to establish, amend and rescind any rules and regulations relating to the 2003 Plan, and to make any other determinations that it deems necessary or desirable for the administration of the 2003 Plan. The compensation committee may correct any defect or supply any omission or reconcile any inconsistency in the 2003 Plan in the manner and to the extent the compensation committee deems necessary or desirable. Any decision of the compensation committee in the interpretation and administration of the 2003 Plan, as described therein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, participants and their beneficiaries or successors). The compensation committee shall have the full power and authority to establish the terms and conditions of any award consistent with the provisions of the 2003 Plan and to waive any such terms and conditions at any time (including, without limitation, acceleration or waiving any vesting conditions).

Duration of the Plan. The 2003 Plan became effective as of December 8, 2003 and was approved by our shareholders in its original form. No awards may be granted under the 2003 Plan after the tenth anniversary of the effective date. However, awards granted prior to the effective date may extend beyond that date. The administration of the 2003 Plan shall continue in effect until all matters relating to the payment of awards previously granted have been settled.

Plan amendment or termination. Our parent’s board of directors may amend, alter, suspend, discontinue or terminate the 2003 Plan, but no amendment, alteration, suspension, discontinuation or termination may be made without the approval of our parent’s shareholders, if their approval is necessary to comply with any tax, regulatory, exchange or other listing requirements applicable to the 2003 Plan. Notwithstanding anything to the contrary in the 2003 Plan, our parent’s board of directors may not amend, alter or discontinue the provisions described under “Adjustments Upon Certain Corporate Events—Effect of a change in control” after the occurrence of a change in control.

Additionally, the compensation committee may not waive any conditions or rights under, or amend any terms of, or alter, suspend, discontinue, cancel or terminate any award, either prospectively or retroactively, without the consent of a participant or beneficiary, if any such waiver, amendment, suspension, discontinuance, cancellation or termination would impair the rights under any award held by such participant or beneficiary pursuant to the 2003 Plan.

Our parent intends to amend the 2003 Plan on or prior to December 31, 2005 to the extent it deems necessary or appropriate to comply with the recently-enacted Section 409A of the Code and all related IRS guidance.

Impact of Awards on a recipient’s employment status with the Company. The granting of an award under the 2003 Plan imposes no obligation on our parent or any of its subsidiaries to continue the employment of a participant and does not lessen or affect our parent’s or its subsidiaries’ rights to terminate the employment of such participant. No one has any right to be granted any award, and there is no obligation for uniformity of treatment of participants or other award beneficiaries.

Successors and assigns. The 2003 Plan shall be binding on all of our parent’s successors and assigns and on each participant, including without limitation, the estate of each such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of each such participant’s creditors.

Taxes

Recent U.S. Tax Law Changes. In October 2004, the U.S. Congress enacted tax legislation establishing new rules and limitations with respect to non-qualified deferred compensation plans. This legislation (codified in Section 409A of the Code) applies to stock appreciation rights, RSUs and other stock based awards under the 2003 Plan and to the deferral of option or other equity award gains pursuant to a separate non-qualified deferred compensation plan. The requirements of Section 409A include, but are not limited to, limiting distributions of deferred compensation to specified dates (generally, separation from employment, death, disability, a date specified at the time of grant or deferral, hardship and a “change in control”, as defined in IRS guidance), requirements as to the timing of deferral elections and limitation on the ability to change deferral elections. Failure to comply with the new rules will result in immediate taxation of amounts deemed improperly deferred, plus a 20% additional penalty tax and interest charges on late tax payments.

In December 2004, the IRS issued interpretive guidance clarifying the application of Section 409A to various equity-based awards and providing transition rules for 2005. Among other things, the guidance states that a plan will not violate Section 409A if it is amended on or prior to December 31, 2005 to bring it into documentary compliance with the rules and the plan is operated in good faith compliance with the provisions of Section 409A pending such amendment. The IRS is expected to provide additional interpretive guidance later in the year regarding documentary compliance and other matters. Our parent intends to amend the 2003 Plan to comply with the new deferred compensation rules under Section 409A of the Code and all related IRS guidance within the applicable transition period and to operate the plan in good faith compliance with such rules until such amendment.

The following is a summary of the United States federal income tax consequences with respect to the 2003 Plan and the grant and exercise of awards under the 2003 Plan. This summary is not intended to be a complete description of all possible tax consequences, and does not include any discussion of state, local or non-U.S. income tax consequences or the effect of gift, estate or inheritance taxes, any of which may be significant. In addition, this summary does not apply to every specific transaction that may occur.

ISOs. Under present law, a participant will not realize taxable income upon either the grant or the exercise of an ISO, and the employer will not receive a corresponding income tax deduction at either such time. So long as the participant does not sell shares acquired upon exercise of the ISO within either (i) two years after the date of the grant of the ISO or (ii) one year after the date of exercise, a subsequent sale of the shares will be taxed as long- term capital gain or loss. If the participant, within either of the above periods, disposes of shares acquired upon exercise of the ISO, the participant will generally realize as ordinary income an amount equal to the lesser of (i) the gain realized by the participant on such disposition or (ii) the excess of the fair market value of the shares on the date of exercise over the exercise price. In such event, the employer generally would be entitled to an income tax deduction equal to the amount recognized as ordinary income by the participant, subject, where applicable, to compliance with Section 162(m) of the Code. Any gain in excess of such amount realized by the participant as ordinary income would be taxed as short-term or long-term capital gain (depending on the holding period). The difference between the exercise price and the fair market value of the shares at the time the ISO is exercised will be an adjustment in computing alternative minimum taxable income for the purpose of the alternative minimum tax imposed by Section 55 of the Code.

Nonqualified Stock Options. Under present law, a participant will not realize taxable income upon the grant of a nonqualified stock option, or NQSO, having an exercise price equal to the fair market value of the underlying stock as of the grant date (as required by the 2003 Plan) and the employer will not receive a corresponding income tax deduction at such time. Upon exercise of an NQSO, the participant will generally realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price. The employer is generally allowed an income tax deduction equal to the amount recognized as ordinary income by the Participant, subject, where applicable, to compliance with Section 162(m) of the Code.

Any ordinary income realized by a participant upon exercise of an NQSO will increase his tax basis in the shares thereby acquired. Upon a subsequent sale of the shares, the participant will recognize short-term or long-term capital gain or loss depending upon his or her holding period for the shares. The holding period for capital gains purposes begins on the date of the exercise pursuant to which such shares were acquired.

A participant who surrenders shares in payment of the exercise price of an option will not recognize gain or loss on his surrender of such shares. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and holding period as the shares surrendered. The participant will recognize ordinary income equal to the fair market value of the balance of the shares received and such shares will then have a tax basis equal to their fair market value on the exercise date, and the holding period will begin on the exercise date.

Stock Appreciation Rights. Under present law, a participant will not realize taxable income upon grant of a stock appreciation right and the employer will not receive a corresponding tax deduction at that time. A stock appreciation right that is payable only in shares should not be taxable until exercise. Upon exercise, a participant would recognize ordinary income equal to the fair market value of the shares received on such exercise, and the employer would receive a corresponding deduction. A stock appreciation right that may be settled for cash will be subject to Section 409A of the Code. The participant should recognize taxable ordinary income upon vesting equal to the excess of the fair market value of the shares on such date over the exercise price. Any failure to pay such tax would result in the imposition of penalty taxes and interest under Section 409A.

RSUs. Under present law, a participant should not realize taxable income upon the grant of an RSU and the employer would not expect to receive a corresponding income tax deduction at such time. Upon distribution to a participant of the shares underlying an RSU (provided that the shares underlying the RSU are distributed to the participant promptly following the occurrence of specified vesting date(s)), such participant should recognize ordinary income equal to the fair market value of such shares as of the date of distribution and we would expect to be allowed an income tax deduction equal to such amount, subject, where applicable, to compliance with Section 162(m) of the Code. The participant’s tax basis in the shares received will generally equal the amount of income recognized. Upon a subsequent sale of the shares, the participant will recognize short-term or long-term capital gain (or loss) depending on his or her holding period for the shares.

Other Stock-Based Awards. Amounts received by the participant upon the grant of other stock-based awards are ordinarily taxed at ordinary rates when received. However, if such other stock-based awards consist of property subject to restrictions on transfer and a substantial risk of forfeiture, the amounts generally will not be taxed until the transfer restrictions or forfeiture provisions lapse (unless the participant makes an election under Section 83(b) of the Code within 30 days after grant), and will be taxed based on the fair market value of the property on the date of such lapse. Subject to Section 162(m) of the Code, the employer is generally allowed an income tax deduction, equal to the amount recognized as ordinary income by the participant, at the time such amount is taxed. The participant’s tax basis in the property will generally equal the amount of income recognized. Upon a subsequent sale of the property, the participant will recognize short-term or long-term capital gain (or loss) depending on his or her holding period for the property.

Other stock-based awards that constitute deferred compensation pursuant to Section 409A may be taxable at grant unless the award complies with the provisions of Section 409A. A participant who receives an award that does not comply with the applicable provisions would be subject to an additional 20% tax penalty as well as additional interest charges. Our parent does not intend to grant awards that do not comply with Section 409A.

Withholding Taxes. Our parent’s compensation committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise of an award (or, in the case of RSUs, the distribution of shares underlying such award). Unless the compensation committee specifies otherwise, the participant may elect to pay a portion or all of such withholding taxes by (1) delivery in Shares or (2) having Shares withheld by our parent from any shares that would have otherwise been received by the participant.

Employment Agreements

Our affiliates have entered into separate employment agreements with Messrs. Metcalf, Turnbull, Keogh, Robinson and Tweed. We do not have employment agreements with them. We entered into an employment agreement with Dr. Ginn in connection with his employment as Vice President, Finance. We entered into an employment agreement with Mr. Cameron in connection with his appointment as officer. In addition, the terms of Messrs. Ríos’s and Metcalf’s employment have been defined, in part, by the Global Crossing Limited Key Management Protection Plan, or GCLKMPP.

In connection with our parent company’s emergence from bankruptcy, it adopted the GCLKMPP. This plan provides enhanced severance benefits for executive officers and certain other of our parent company’s key employees, including Messrs. Ríos and Metcalf. Under the GCLKMPP, if their employment is terminated by our parent company (other than for cause or by reason of death or disability), or if they terminate employment for “good reason” (generally, an unfavorable change in employment status or compensation), the plan entitles them to receive (i) guideline bonus opportunity (reduced by any cash severance benefit otherwise paid to the executive under any applicable severance plan or other severance arrangement) plus a lump sum payment equal to two times the sum of his annual base salary in the case of Mr. Ríos, and a lump sum payment equal to his annual base salary in the case of Mr. Metcalf, (ii) a pro rated annual target bonus for the year in which the termination occurs, (iii) continuation of his life and health insurance coverages for up to two years in the case of Mr. Ríos and one year in the case of Mr. Metcalf, and (iv) payment for outplacement services in an amount not to exceed 30% of this base salary.

Global Crossing Network Center (UK) Ltd., or GCNCUKL, entered into an employment agreement with Mr. Metcalf on September 4, 2000, as amended by letters dated May 24, 2002 and November 13, 2002, providing for his employment as Senior Vice President of Operations and Customer Care. The September 4, 2000 employment agreement superceded the original agreement signed in March 1999. GCNCUKL may terminate the employment agreement at any time with six months’ notice, or immediately without notice or with pay in lieu of notice in the event of Mr. Metcalf’s gross misconduct or gross negligence in the performance of his duties or in the event of a serious breach, or repeated breaches.

We entered into an employment agreement with Dr. Ginn on January 31, 2005. If, during a three-month probationary period, Dr. Ginn’s employment is terminated through no fault of his own, as a consequence of a change of ownership, sale or closure of the business, he is entitled to three months’ notice from the company. Following the probationary period, Dr. Ginn is entitled to six months’ notice from the company.

Global Crossing Services Europe Limited, or GCSEL, entered into an employment agreement with Mr. Keogh on February 23, 2000, as subsequently amended, providing for his employment as Regional General Counsel—Europe. Either GCSEL or he may terminate the employment agreement with four weeks’ prior written notice. GCSEL may terminate the employment agreement immediately if he is in gross default or willful neglect of his duties or commits any serious breach or non-observance of the terms of the agreement, commits any grave misconduct or gross default or any conduct tending to bring himself or GCSEL into disrepute, is unable to fulfill his duties for medical reasons for any consecutive period of 90 days or for periods aggregating 12 weeks or more in any period of 52 consecutive weeks, is adjudged bankrupt or makes any arrangement with creditors, or is convicted of certain criminal offenses.

GCNCUKL entered into an employment agreement with Mr. Turnbull on May 8, 2001, as amended by the letter dated November 8, 2004, providing for his employment as Vice President, Cost of Access. GCNCUKL may terminate the employment agreement at any time with four weeks’ notice, with one additional notice week added on per year of employment after the fourth year of employment, or immediately without notice or with pay in lieu of notice in the event of Mr. Turnbull’s gross misconduct or gross negligence in the performance of his duties or in the event of a serious breach, or repeated breaches.

We entered into an employment agreement with Mr. Cameron on October 10, 2000, providing for his employment as Director, Corporate & Indirect Sales (UK). We may terminate the employment agreement at any time with four weeks’ notice, with one additional notice week added on per year of employment after the fourth year of employment. His employment agreement may be immediately terminated without notice or with pay in lieu of notice in the event of Mr. Cameron’s gross misconduct or gross negligence in the performance of his duties or in the event of a serious breach, or repeated breaches.

Our predecessor company, Racal, entered into an employment agreement with Mr. Robinson on January 23, 1998, providing for his continuous employment as Regulatory Affairs Manager in the International Carriers Division.

GCNCUKL entered into an employment agreement with Mr. Tweed on November 13, 2000, providing for his employment as Financial Controller European Operations. GCNCUKL may terminate the employment agreement at any time with four weeks’ notice, with one additional notice week added on per year of employment after the fourth year of employment, or immediately without notice or with pay in lieu of notice in the event of Mr. Tweed’s gross misconduct or gross negligence in the performance of his duties or in the event of a serious breach, or repeated breaches.

C.	Board Practices

Our board of directors is currently composed of five members. The board currently has no committees. Each director has one vote. Resolutions are adopted by a majority vote of those present. Under our articles of association, we are required to have a minimum of two directors and at least two directors must be present for a quorum. It is the intention of our board of directors to appoint two independent directors on or before June 23, 2005. Following the appointment of these two additional directors, our board will consist of seven members in total. It is our board’s intention to create an audit committee of the board with customary terms of reference concurrent with the appointment of the new directors. The audit committee will be composed of a majority of independent directors. Under its proposed terms of reference, the audit committee will have principal oversight of our financial statements and the appointment of our auditors. It is anticipated that the independent directors will also review and approve any changes to our inter-company agreements. Under our articles of association, directors are not required to retire by rotation.

D.	Employees

We share certain employees with our parent. Approximately 86 people currently have functions within our company but are not employed by us. These employees are employed by our parent or one of our parent’s subsidiaries. Similarly, there are currently approximately 90 employees employed by us but who devote some amount of their time to either our parent or one of our parent’s other subsidiaries.

The number of employees at year end for each of the years ended December 31, 2002, 2003 and 2004 was 651, 613 and 561, respectively.

The following table provides information about our employees as at December 31, 2004. In addition to the responsibilities that these employees have within our business, they will devote a proportion of their time to supporting the other legal entities within their respective functional areas in Europe.

Function Group	Part Time	Full Time	Total
Global Access Management	0	10	10
Sales	0	37	37
Marketing	0	16	16
Carrier Sales	0	5	5
Client Support & Engineering	0	36	36
Finance	2	37	39
Real Estate	0	6	6
Procurement	0	5	5
Human Resources	0	6	6
Legal	0	2	2
Corporate Communications	0	2	2
Information Systems	0	1	1
IT Applications	0	11	11
IT Operations	0	22	22
Strategic Development	0	7	7
Customer Operations	1	20	21
Transport & Infrastructure Eng	0	14	14
Global Operations	5	298	303
Service Platform Engineering	0	11	11
Transmission Network Operations	0	7	7

Total	8	553	561

We believe employee relations are excellent, with no significant time lost to industrial action in recent years.

We have a recognition and procedural agreement with the Transport and Salaried Staff’s Association and the National Union of Rail, Maritime and Transport Workers unions for various of our 51 staff on former railway terms and conditions. The agreement provides procedural arrangements for dealing with any collective issues relating to all contractual conditions of employment, including pay and benefits, working hours, holiday entitlements and principles of grading structures.

Training

Due to our focus on service quality, we give training considerable emphasis. Training is the responsibility of our parent’s Global Learning & Development Group. The major training actions that are currently taking place include:

•	Enterprise-wide. Courses include Learning Management System (one automated platform/gateway to all L&D components), eLearning programs (a range of e-learning modules including technology skills), Cisco training and Telecommunications Network Management & Support.

•	Sales. Courses include soft skills (Strategic Selling & Account Planning, Cisco Account Management Development), product training (IP-VPN, in-house product training) and system training, Fast Track for New Starters.

•	Operations system training. Courses include ClarifyClearSupport, Merlin, Xchange and EON.

E.	Share Ownership

See “—Compensation” and Item 7.A. “Major Shareholders and Related Party Transactions—Major Shareholders” for a discussion of the information required by this item.

ITEM 7.	MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

A.	Major Shareholders

Save as to one share, held by a nominee shareholder, the issuer is wholly owned by the guarantor, which in turn is wholly owned by our immediate parent company, which in turn is wholly owned by GCL.

As of April 1, 2005, STT Crossing Ltd. beneficially owned 6,600,000 common shares and all 18,000,000 senior preferred shares of GCL. As of April 1, 2005, there were 22,499,225 shares of common stock and 18,000,000 senior preferred shares issued and outstanding. The senior preferred shares are convertible pursuant to a certificate of designations into GCL common stock on a one-for-one basis (subject to dilution adjustment). Together, the common stock and senior preferred shares held by STT Crossing and any of its subsidiaries that are shareholders of GCL from time to time constitute 60.7% of GCL’s aggregate outstanding voting stock. To our knowledge, STT Crossing has sole voting and investment power with respect to these shares. In addition, STT Crossing Ltd. and STT Hungary Liquidity Management LLC own $250.0 million aggregate principal amount of senior mandatory convertible notes, convertible into shares of GCL under a prescribed formula, subject to dilution adjustments until June 23, 2005.

Based on information provided in Form 13D-A/2 filed by such shareholders on May 26, 2004, STT Crossing Ltd. is a subsidiary of Temasek Holdings (Private) Limited, or Temasek, and is located at 10, Frere Felix De Valois Street, Port Louis, Mauritius. Temasek, through its ownership of STT Crossing, may be deemed to have voting and dispositive power over the shares; however, pursuant to Rule 13d-4 under the Exchange Act, Temasek expressly disclaims beneficial ownership of such shares.

B.	Related Party Transactions

Inter-company Agreements

Upon the closing of our offering of the notes, we entered into a series of inter-company agreements with GCL and certain of our affiliates that were effective as of October 1, 2004 to formally document the way in which these relationships are governed and formalize the method of payment for the services under these agreements. Fees for these services are generally estimated and paid quarterly, with an annual make-whole payment for any outstanding amounts. The inter-company agreements document terms that are substantially the same as those that informally governed the relationship between our parent company and us prior to the closing of the offering of the notes, with the exception of the payment terms. Our board of directors approved the terms of each inter-company agreement. Each agreement may be terminated (i) at the request of any party to such agreement with one year’s prior written notice or (ii) immediately in the event of a change of control under the indenture governing the notes or the maturity, redemption or defeasance of the notes, in each case pursuant to the terms of the indenture governing the notes.

Corporate Services Agreement

We have entered into a corporate services agreement with GCL or GCDC, and GCEL. The agreement is effective as from October 1, 2004. Both GCDC and GCEL are subsidiaries of GCL. Pursuant to the agreement’s terms, the other parties to the agreement will provide, or have third-party agents provide, certain corporate services to us on a non exclusive basis, including information systems, legal, tax, finance and accounting, mergers and acquisitions, management, human resources, office and facilities, corporate development, network engineering, risk management, and product development. The agreement also provides for the allocation of (i) management bonus, (ii) charitable contributions and (iii) depreciation and amortization of certain shared assets. We are not obligated to use the corporate services provided for in the agreement. If, at any point during the agreement’s term, the parties no longer provide a corporate service to GCL’s other subsidiaries, they are not obligated to provide such service to us.

We will be charged for the corporate services that we choose to obtain based on:

•	our turnover relative to other subsidiaries of GCL for legal, tax, finance and accounting, mergers and acquisitions, management, charitable contributions, office and facilities, corporate development, product development, and risk management services;

•	a pro rata allocation of headcount for information services and human resources; or

•	a pro rata allocation of property, plant and equipment for network engineering.

In addition, we will be charged for cash-based bonuses to management of GCL and its subsidiaries based on our turnover relative to other subsidiaries of GCL, but non-cash-based bonuses will be allocated in full to GCL or, in either case, on such basis as may be reasonably considered to be within the Transfer Pricing Guidelines for Multinational Enterprises and Tax Administration of the Organization for Economic Co-operation and Development, or the OECD guidelines.

Payment of any Restricted Corporate Services Fee under the agreement may only be made to the extent permitted under the terms of the indenture governing the notes. Under the agreement, “Restricted Corporate Services” means the amount of service fees under the agreement (excluding the amount of any management bonuses) for a fiscal year that exceed the Service Fee Limit for such fiscal year minus any such service fees required to be paid by law, regulation or any competent governmental taxing authority. Under the agreement, “Service Fee Limit” means an amount in pounds sterling, calculated on an annual basis that (i) for the three months ending December 31, 2004 shall equal £2.9 million, (ii) for 2005 shall equal £11.6 million, and (iii) for each fiscal year thereafter is equal to the product of (x) the service fees paid by us under the agreement (excluding the amount of any management bonus) for the preceding fiscal year and (y) 1.50; provided, however, that the amount determined under clause (iii) may not exceed £23.2 million.

Amounts due pursuant to this agreement will be estimated and paid quarterly, with an annual make-whole payment for any amounts outstanding. The corporate services provided for in the agreement cost us approximately £4.7 million, £11.7 million and £7.2 million for the years ended December 31, 2002, 2003 and 2004, respectively.

Shared Resources Agreement

We have entered into a shared resources agreement with GCL pursuant to which we will provide to GCL’s other subsidiaries, on a non exclusive basis, the use of certain of our assets and pursuant to which GCL’s other subsidiaries will provide to us the use of certain of their assets, on a non exclusive basis. The agreement is effective as from October 1, 2004.

The assets provided for under the agreement include staffing and administrative assets, fiber, leased circuits, network equipment, racking space, real estate and such other assets as reasonably deemed necessary for the relevant network’s efficient operation. Neither GCUK nor GCL’s other subsidiaries are obligated to use any assets provided for in the agreement. The parties to the agreement will be charged based on:

•	the market price for fiber, leased circuits, racking space, and network equipment;

•	with respect to staffing and administrative assets, pro rata allocation will be based on either (x) a reasonable estimate of resources committed or (y) a reasonable estimate of time spent on such services to GCUK, plus a reasonable markup based on the OECD guidelines;

•	real estate will be charged based on their share of lease or carrying costs based on a percentage of square meter use of such real estate by GCUK to use by other GCL subsidiaries (except that the costs of leasing the premises located at Centennium House, 100 Lower Thames Street, London EC3R 6DL, England, will be allocated in full to GCUK); and

•	intellectual property costs will be allocated in full to GCL, or alternatively, in each case, on such basis as may reasonably be considered to be within the OECD guidelines.

Fees due pursuant to this agreement will be estimated and paid quarterly, with an annual make-whole payment for any amounts outstanding. The use of assets similar to the assets provided for in the agreement cost us approximately £2.3 million, £0.9 million and £0.6 million for the years ended December 31, 2002, 2003 and 2004, respectively.

Voice Termination Agreement

We have entered into a voice termination agreement with GCL and GCSEL, a GCL subsidiary, to allocate the costs of voice and data transport and termination services among the parties. The agreement is effective as from October 1, 2004. To the extent that each of GCL’s subsidiaries and us carry voice or data traffic over our respective networks for third parties, we agreed to also do so for other subsidiaries of GCL to the extent necessary to gain access to a third-party carrier’s network.

Termination fees will be charged based on a formula taking into account GCUK’s international long distance voice turnover, multiplied by the gross margin of international activity for GCL’s subsidiary carriers in Europe after deducting GCUK’s third-party costs for international voice termination, or, alternatively, on such basis as may reasonably be considered to be within the OECD guidelines.

GCUK’s portion of the operating expenses relating to its use of international voice over GCL’s sub-sea network, or applicable sub-sea costs, will be based on our international long distance voice turnover as a percentage of GCL subsidiaries’ consolidated total international turnover multiplied by GCL’s consolidated cost of operating sub-sea cable or, alternatively, on such basis as may reasonably be considered to be within the OECD guidelines. Pursuant to the agreement’s terms, GCSEL will obtain sub-sea voice transport and termination services for us from GCL’s other subsidiaries and voice transport and termination services for GCL’s other subsidiaries from us, administer billings between us and GCL’s other subsidiaries for fees incurred in connection with voice transport and termination services, and provide related administrative tasks and services. Fees due pursuant to this agreement will be estimated and paid quarterly, with an annual make-whole payment for any amounts outstanding. The services provided for in the agreement cost us approximately £1.2 million, £11.5 and £12.5 million for years ended December 31, 2002, 2003 and 2004.

Tax Agreement

We have entered into a tax agreement with GCL that establishes the basis upon which certain tax matters in the United Kingdom, including the surrender of tax losses and the re-allocation of income or gain where permitted by UK tax law, between us and other GCL subsidiaries subject to tax in the United Kingdom, will be conducted.

Insurance Proceeds Agreement

Our parent company generally maintains property, business interruption, general liability and related insurance coverage for the GCL group of companies for which we are named insureds. We have entered into an insurance proceeds agreement under which all proceeds from any insurance policy held by GCL or any of its subsidiaries, to the extent such results resulted from an event or occurrence at GCUK or resulted from the property or assets of GCUK, shall be paid to us.

Asset Transfer Agreement

On December 31, 2004, GCL and GCUK entered into an agreement under which GCL agreed to cause its subsidiaries to transfer certain assets to GCUK, on or before January 31, 2005, or take such other action so as to maintain the credit rating of the notes. Further to that agreement, GCUK entered into an agreement pursuant to which GCUK acquired, effective December 31, 2004, £21.9 million of operating assets in consideration for the issue of one thousand of its ordinary shares to BidCo.

The Security Arrangement Agreement

Concurrently with the completion of the offering of the notes, GCL issued $250.0 million aggregate principal amount of the mandatory convertible notes. Certain affiliates of STT are the intial holders of all the mandatory convertible notes. On December 23, 2004, we entered into a security arrangement agreement that governs the relationship between us, the issuer, the holders of the notes and the holders of the mandatory convertible notes.

The security arrangement agreement substantially limits the rights of the trustee, the collateral agent and the noteholders to exercise their remedies under the security documents for the notes. The security arrangement agreement provides that, until the earlier of (i) repayment in full of the mandatory convertible notes, and (ii) the disposal by STT Communications Ltd. and its affiliates of any and all of their interest in the mandatory convertible notes, the trustee, the collateral agent and the noteholders may not sell or dispose of any of the assets of GCUK or any of its subsidiaries pursuant to an enforcement action under the security documents, unless:

•	such sale or disposal is (i) pursuant to a public auction or (ii) for fair market value (taking into account the circumstances giving rise to such sale or disposal) as certified by an independent, internationally recognized investment bank;

•	such sale or disposal is for cash consideration payable at closing;

•	in the case of a sale or disposal of shares in GCUK or any of its subsidiaries, such sale or disposal is of all of the shares in such person held by the relevant obligor; and

•	simultaneously with the receipt in full of the completion monies relating to such sale or disposal, the shares or other assets being sold or otherwise disposed of are unconditionally released and discharged from all liens created by the security documents in favor of the noteholders.

•	See Item 3.D. “Risk Factors—Risks Related to the Notes and the Structure—The ability of the collateral agent to foreclose on the secured property may be limited.” The security arrangement agreement expressly states that, except as expressly set out therein, nothing in the security arrangement agreement shall affect the rights and remedies of the trustee and the noteholders as unsecured creditors under the notes and the guarantee.

The security arrangement agreement provides that without the consent of the holders of the mandatory convertible notes (i) the indenture governing the notes may not be amended; and (ii) subject to certain exceptions, the noteholders may not take, accept or receive the benefit of any guarantee or lien in respect of the notes from our parent company or any of its subsidiaries (other than the GCUK and its subsidiaries).

C.	Interests of Experts and Counsel

Not applicable.

ITEM 8.	FINANCIAL INFORMATION

A.	Consolidated Statements and Other Financial Information

See Item 18.

A.7.	Legal Proceedings

UK Office of Fair Trading Investigation

In 2002, the OFT commenced an investigation regarding an allegation that various subsea cable operator entities, including us, had engaged in an illegal agreement collectively to boycott a location in the United Kingdom as a location for the landing of subsea telecommunications cables. We responded to that investigation in 2002, denying any wrongdoing. In August 2003, the OFT extended its investigation regarding allegations of price fixing and information sharing on the level of fees that the subsea entities would pay landowners for permission to land submarine telecommunication cables on their land. We responded to this part of the investigation on October 10, 2003. We have cooperated fully with the investigation and have supplied substantial volumes of factual materials, including a number of formal witness statements. By a letter dated December 2, 2004, the OFT informed us that its investigation will be continuing and that it will be issuing a Statement of Objections to a number of parties under investigation. The OFT has not, however, indicated which parties will be receiving such a statement and to date no findings have been made against us, and we continue to deny any wrongdoing. On April 5, 2005, we received a request for the production of certain information to which we have responded. If the OFT determines that we engaged in anti competitive behavior, the OFT may impose a fine up to a maximum of 10% of our turnover in this field of activity in the United Kingdom for up to three years preceding the year in which the infringement ended.

B.	Significant Changes

None.

ITEM 9.	THE OFFER AND LISTING

A.	Offer and Listing Details

Not applicable.

B.	Plan of Distribution

Not applicable.

C.	Markets

The notes are listed on the Irish Stock Exchange and an application will be made to register the exchange notes on the Irish Stock Exchange.

D.	Selling Shareholders

Not applicable.

E.	Dilution

Not applicable.

F.	Expenses of the Issue

Not applicable.

ITEM 10.	ADDITIONAL INFORMATION

A.	Share Capital

Not applicable.

B.	Memorandum and Articles of Association

Pursuant to GCUK’s memorandum of association, GCUK’s objects include (i) to carry on business as a general commercial company; (ii) to carry on the business of designing, manufacturing, developing, promoting, selling, marketing, facility managing, dealing in, repairing, importing and exporting telecommunications of every kind and description, data communications and computer based equipment, networks, software and systems of every kind and description, security, industrial control, energy management, process control systems of every kind and description, all electronic, aeronautical, electrical or other equipment, apparatus, systems, devices and instruments of every kind and description, plant and machinery of every kind and description; (iii) to invest and deal with moneys of the company not immediately required in any manner whatsoever; (iv) to lend any monies or assets of the company to such persons, firms or companies and on such terms as may be considered expedient, and either with or without security, and to invest and deal with monies and assets of the company not immediately required in any manner and to receive money and securities on deposit, at interest or otherwise; and (v) to borrow or raise money and to secure or discharge any debt or obligation of or binding on the company in such manner as may be thought fit.

The company’s articles of association include the following provisions: (i) in certain circumstances, premption rights conferred on existing members and any other restrictions on transfer of shares are (in each case) disapplied, and the directors are forbidden from declining to register, or suspending registration of, any such transfer of shares; and (ii) the consent of the holders of not less than three-fourths in nominal value of the issued share capital of the company is required for any resolution to wind-up the company as a result of any bankruptcy or insolvency proceedings applied to other group members incorporated outside the United Kingdom, including without limitation any proceedings under chapter 11 of the United States Bankruptcy Code or any statutory modification or re-enactment thereof. Subject to the requirements of the Companies Act 1985, the members shall not pass a special resolution to wind up the company voluntarily pursuant to section 84 of the Insolvency Act 1986 or any statutory modification or re-enactment thereof solely as a result of the existence of insolvency or bankruptcy proceedings affecting other group members incorporated outside the United Kingdom, including without limitation any proceedings under chapter 11 of the United States Bankruptcy Code or any statutory modification or re-enactment thereof.

GCUK’s articles of association do not prevent a director who has properly disclosed his interest in any contract or arrangement from counting towards the quorum in any meeting or voting in connection with such contract or arrangement. Subject to the requirements of the Companies Act 1985, the memorandum of association and the articles of association, the directors may exercise all powers of the company (including the right to borrow) other than as may be specifically prescribed by the shareholders by special resolution. The directors are not required to retire annually and the 70-year age limit for directors does not apply to this company. The articles of association may be altered by a special resolution of the shareholders.

C	Material Contracts

Indenture

The issuer has issued $200 million in aggregate principal amount of 10.75% dollar-denominated senior secured notes due 2014 and £105 million in aggregate principal amount of 11.75% sterling-denominated senior secured notes due 2014 under an indenture, dated as of December 23, 2004, among the issuer, GCUK as the guarantor, certain other guarantors and The Bank of New York as trustee.

The notes mature on the tenth anniversary of their issuance and interest on the notes is due each June 15 and December 15, beginning on June 15, 2005. The notes are senior secured obligations of the issuer and rank equal in right of payment with all of its future debt. We have guaranteed the notes as a senior obligation ranking equal in right of payment with all of our existing and future senior debt.

The notes are secured by certain of our and the issuer’s assets, including the capital stock of the issuer, but a significant portion of our assets do not serve as collateral for the notes. See “—Debenture” below. The notes are secured by a security assignment of the inter-company loan from the issuer to us of the proceeds of the offering. The issuer and we are permitted to incur certain liens on the collateral pursuant to the indenture’s terms and these permitted liens have priority over the liens in favor of the notes and the guarantee.

The issuer may redeem the notes in whole or in part, at any time on or after December 15, 2009 at redemption prices decreasing from 105.375% (for the dollar-denominated notes) or 105.875% (for the sterling-denominated notes) in 2009 to 100% of the principal amount in 2012 and thereafter. At any time before December 15, 2009, the issuer may redeem either or both series of notes, in whole or in part, by paying a “make-whole” premium, calculated in accordance with the indenture. The issuer may also redeem up to 35% of the principal amount of either series of notes before December 15, 2007 using the proceeds of certain equity offerings. The issuer may also redeem either or both series of notes, in whole but not in part, upon certain changes in tax laws and regulations.

If we experience a change of control (as such term is defined in the indenture), the noteholders will have the right to require the issuer to purchase some or all of their notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of repurchase.

If there is a payment default on or an acceleration of the notes or in the case of certain enforcement events, STT Communications Ltd (or one of its affiliates), for so long as it together with its affiliates owns not less than 50% in aggregate principal amount of the mandatory convertible notes may, but is not required to, purchase the notes from the noteholders at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest.

The indenture contains certain covenants which, among other things, restrict our ability to: (i) incur or guarantee additional indebtedness; (ii) pay dividends or make other distributions to repurchase or redeem our stock; (iii) make investments or other restricted payments; (iv) create liens; (v) enter into certain transactions with affiliates; (vi) enter into agreements that restrict the ability of our material subsidiaries to pay dividends; and (vii) consolidate, merge or sell all or substantially all of our assets.

We agreed to file a registration statement with the US Securities and Exchange Commission relating to an offer to exchange the notes for publicly tradable notes that have identical terms (except for terms concerning additional interest and transfer restrictions). The exchange notes together with the unregistered notes that remain outstanding after the completion of the exchange offer will be treated as a single class of debt securities under the indenture. We expect that the dollar-denominated exchange notes will be eligible for trading in the Private Offerings, Resales, and Trading through Automatic Linkages Market, commonly referred to as the Portal Market.

Debenture

As security for our obligations under the indenture, the issuer and we agreed to grant a charge upon certain of our assets pursuant to a debenture, dated as of December 23, 2004, among GCUK and the issuer as chargors and The Bank of New York as collateral agent. Our obligations under the indenture are secured by a charge over certain of our and the issuer’s assets, including the capital stock of the issuer, but a significant portion of our assets do not serve as collateral for the notes. Specifically, the collateral securing the notes does not include:

•	certain parts of the network leased by us, including any telecommunications cables and other equipment under a finance lease with Network Rail under which we lease approximately 23% of our lit fiber (calculated by fiber kilometers);

•	any rights, title, interest or obligations under certain specified excluded contracts, including (i) any contracts in which our counterparty is a UK governmental entity and (ii) any contract in which our counterparty is a contractor or subcontractor to a UK governmental entity;

•	any equipment or assets owned by us located on the premises of the parties to excluded contracts and any equipment or assets used exclusively by us in connection with the provision of services and the performance of obligations under such contracts;

•	property that we have pledged to Camelot in connection to our relationship with them and any equipment subject to our contract relating to Freenet; or

•	any contract or agreement (or rights or interests thereunder) which, if charged, would constitute a breach or default or result in the invalidation or unenforceability of any rights, title or interest of the chargor under such contract or agreement.

Security Arrangement Agreement

On December 23, 2004, we entered into a security arrangement agreement with the issuer, certain affiliates of STT and The Bank of New York as trustee and collateral agent. For a summary of certain provisions of the security arrangement agreement, see Item 7.B. “Major Shareholders and Related Party Transactions—Related Party Transactions—The Security Arrangement Agreement.”

Intercreditor Agreement

The Bank of New York, as trustee on behalf of the noteholders, has entered into an intercreditor and collateral agency agreement, or the intercreditor agreement, with an affiliate of Goldman, Sachs & Co., or the interest hedge secured party. As described in Item 5.E. “Operating and Financial Review and Prospects—Off Balance Sheet Arrangements,” we have entered into an interest hedge agreement with the interest hedge secured party to minimize our exposure to any dollar/sterling currency fluctuations related to interest payments on the dollar-denominated notes. The intercreditor agreement grants the interest hedge secured party a security interest in the collateral securing the notes that ranks equally with the security interests of the noteholders.

Under the intercreditor agreement, the trustee, acting as collateral agent, will hold the liens and security interests in the collateral granted pursuant to the security documents for the notes with sole authority to exercise remedies under the security documents. The collateral will secure all obligations owed to (i) the collateral agent under the intercreditor agreement and the security documents, (ii) the trustee and the noteholders under the indenture and (iii) the interest hedge secured party under the interest hedge contract.

Any proceeds resulting from the exercise of security interests will be shared among the noteholders and the interest hedge secured party on a pro rata basis based on (a) with respect to the noteholders, the principal amount of the notes then outstanding, plus accrued and unpaid interest and additional amounts, if any, thereon and (b) with respect to the interest hedge secured party, the net value of the interest hedge contract, if positive, determined at the time of the application of proceeds.

Affiliate Subordination Agreement

GCUK, GCL and certain of its affiliates (such affiliates, together with GCUK, the GCL affiliated parties) and the trustee for the mandatory convertible notes entered into an affiliate subordination agreement, dated as of December 23, 2004. Pursuant to that agreement, the GCL affiliated parties agreed to subordinate all inter-company obligations, including inter-company indebtedness and inter-company accounts payable, between or among GCL, any of the GCL affiliated parties and any “restricted subsidiary” under the mandatory convertible notes indenture to the prior payment in full in cash of all obligations with respect to indebtedness and obligations of GCL under the mandatory convertible notes, of the guarantors under the mandatory convertible notes and of the other GCL affiliated parties that are parties to that indenture under the indenture (including post-bankruptcy interest and interest accruing after any similar proceeding or event). However, the GCL affiliated parties (including GCUK) may make or shall be entitled to receive, as the case may be, principal and interest payments on this subordinated debt as long as there is no default under the mandatory convertible notes indenture.

Network Rail

We lease certain telecommunications cable and related equipment from Network Rail Infrastructure Limited, or Network Rail, under a finance lease agreement between GCUK (then BR Telecommunications Limited) and Network Rail (then Railtrack plc), dated June 30, 1994. The lease also covered certain copper cable and PABX equipment. In connection with its plan to modernize the signaling system on the UK railways, Network Rail issued a notice to terminate the lease of such copper cable and PABX equipment, which termination was to become effective March 2005. On November 10, 2005, we entered into a capacity purchase agreement with Network Rail that provides us the right to use capacity over such copper cable and the PABX equipment until March 2010. The deed of grant between GCUK (then BR Telecommunications Limited) and Network Rail (then Railtrack plc), dated February 9, 1994, grants GCUK easement rights to retain its equipment and install new equipment on Network Rail’s property. For a summary of these agreements and our relationship with Network Rail, see Item 4.A. “Information on the Company—History and Development of the Company—Network Rail and British Railways Board.”

D.	Exchange Controls

Not applicable.

E.	Taxation

UK Taxation

The following summary describes certain UK tax consequences of the ownership of the notes but does not purport to be comprehensive. Except where expressly stated, the summary relates only to the position of those persons who are the absolute beneficial owners of their notes and the interest thereon and may not apply to special situations, such as those of dealers in securities. Furthermore, the discussion below is generally based upon provisions of UK tax law and UK Revenue & Customs practice as of the date hereof. These provisions may be repealed, revoked or modified (possibly with retrospective effect) so as to result in UK tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of the notes should consult their own tax advisers concerning UK tax consequences in the light of their particular situations as well as any consequences arising under the law of any other relevant tax jurisdiction. No representations with respect to the tax consequences to any particular holder of notes are made hereby.

Interest on the Global Notes

The notes constitute “quoted Eurobonds” within the meaning of section 349(3)(c) of the UK Income and Corporation Taxes Act 1988, or ICTA, provided they are listed on a “recognized stock exchange” within the meaning of section 841 of ICTA. The Ireland Stock Exchange is currently recognized for these purposes. Accordingly, as the notes are listed on the Ireland Stock Exchange, payments of interest on the notes may be made without withholding on account of UK income tax.

Interest on the notes constitutes UK source income for UK tax purposes and, as such, may be subject to income tax by direct assessment even where paid without withholding except in the hands of a holder who is exempt from UK income tax under the terms of an applicable double taxation treaty or otherwise. However, interest on a UK source received without deduction or withholding on account of UK tax will not be chargeable to UK tax in the hands of a noteholder who is not resident for tax purposes in the United Kingdom unless that noteholder carries on a trade, profession or vocation in the United Kingdom through a UK branch or agency in connection with which the interest is received or to which the notes are attributable. There are exemptions for interest received by certain categories of agents (such as brokers and investment managers).

Accrued Income Scheme—Individual Noteholders

For the purposes of the provisions known as the “Accrued Income Scheme,” a transfer of a note by a holder who is resident or ordinarily resident in the United Kingdom or a holder who carries on a trade in the United Kingdom through a branch or agency to which the note is attributable, may give rise to a charge to tax on income in respect of an amount as is just and reasonable.

Taxation of Chargeable Gains—Individual Noteholders

For the purposes of UK taxation of chargeable gains, notes which are denominated in pounds sterling are expected to be treated as “qualifying corporate bonds” by the UK Revenue & Customs. Accordingly, for UK chargeable gains tax purposes, no chargeable gain or allowable loss should arise on the disposal of notes which are so denominated.

Notes which are denominated in US Dollars will not be “qualifying corporate bonds” for the purposes of United Kingdom taxation of chargeable gains. Accordingly, a holder of notes which are so denominated who is resident or ordinarily resident in the United Kingdom, or who carries on a trade in the United Kingdom to which the holding of the notes is attributable, may realize a chargeable gain or allowable loss on the disposal of their holding of notes, including a gain or loss which is attributable to exchange differences between the euro and pound sterling.

UK Corporation Tax Payers

Holders of the notes within the charge to UK corporation tax will not be subject to the methods of taxation set out in “—Accrued Income Scheme—Individual Noteholders.” Any profits and gains (including interest) and profits or gains arising from currency fluctuations arising from the notes in the hands of those holders will generally be charged to tax as income in each accounting period on a basis reflecting the treatment in the statutory accounts of the holders, calculated in accordance with the holder’s authorized accounting methods.

Stamp Duty and Stamp Duty Reserve Tax

No stamp duty or stamp duty reserve tax is payable on the issuance or transfer of the notes.

European Directive on the Taxation of Savings Income

The EU has adopted a Directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required from a date not earlier than January 1, 2005 to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State, except that Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless during such period they elect otherwise. In the United Kingdom, this Directive has been implemented by the Reporting of Savings Income Information Regulations 2003 (SI2003/3297).

United States Federal Income Tax Considerations

The following discussion is based upon the provisions of the Code, the applicable US Treasury regulations promulgated or proposed under the Code, judicial authority and current administrative rulings and practice, all as in effect as of the date of this annual report. Legislative, judicial or administrative changes or interpretations may occur in the future that may be retroactive and that could alter or modify the continued validity of the following statements and conclusions.

Except as specifically noted, this discussion is limited to the US federal income tax considerations that apply to a beneficial owner of a note and who or which is, for US federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for US federal tax purposes) created or organized under the laws of the United States or any political subdivision of or within the United States;

•	an estate, the income of which is subject to US federal income tax regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more US persons have authority to control all substantial decisions of the trust, or a US holder.

Certain aspects of US federal income taxation relevant to a beneficial owner of a note that is an individual, a corporation, an estate or a trust other than a US holder, or a non-US holder, are also discussed below. The discussion below assumes that the notes will be treated as debt for US federal income tax purposes. The discussion assumes that any original issue discount, or OID, on a note is a de minimis amount, within the meaning of the US Treasury regulations relating to OID. Under these regulations, a note will have OID to the extent the principal amount of the note exceeds its issue price. Further, if a note has any OID, it will be de minimis if it is less than 1/4% of the principal amount of the note multiplied by the number of full years included in its term. The discussion does not address all aspects of US federal income taxation that might be relevant to particular holders due to their personal investment circumstances or status, nor does it discuss the consequences to investors subject to special treatment under the US federal income tax laws, such as dealers in securities or foreign currency, brokers, taxpayers that have elected mark-to-market accounting, financial institutions or “financial services entities,” insurance companies, tax-exempt organizations or private foundations, taxpayers holding notes as part of a “straddle,” “hedge,” “conversion transaction,” “constructive sale” or other integrated investment, US holders that have a “functional currency” other than the US dollar, US expatriates or former long-term residents of the United States and persons subject to the alternative minimum tax. This discussion does not address any special rules that may apply if the holder receives principal in installment payments or if a note is called before the maturity date. This discussion also does not take into consideration any US federal income tax implications if:

•	GCUK or the issuer consolidates or merges with or into any other person or sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its assets to another person; or

•	GCUK or the issuer is succeeded by a successor entity.

Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold the notes through a partnership or other pass-through entity. Moreover, the effect of any applicable state, local or foreign tax laws or the applicability of US federal gift or estate taxation is not discussed. Holders are urged to consult their own tax advisors regarding the US federal, state, local and other tax considerations of the acquisition, ownership and disposition of the notes.

Except as otherwise indicated below, this discussion is generally limited to the tax consequences to beneficial owners of the notes that are initial holders of the notes, that hold the notes as capital assets (within the meaning of Section 1221 of the Code) and that received the notes in an exchange offer for the unregistered notes that were purchased at the “issue price,” which for this purpose is the first price at which a substantial amount of the notes are sold to the public for money, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

The references in the discussion concerning foreign currency, exchange rates and exchange gain or loss apply only to the sterling-denominated notes.

Each holder should consult its own tax advisor concerning the application of US federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction to its particular situation.

US Holders

Stated Interest on Notes. Stated interest on a note will be taxable to a US holder as ordinary income either at the time it accrues or is received in accordance with the US holder’s method of accounting for tax purposes. Stated interest paid on a note will be includible in income by a US holder in an amount equal to the US dollar value of the interest, regardless of whether a payment is in fact converted to US dollars at that time. If the US holder uses the cash method of accounting for tax purposes, the US dollar value of the interest is determined using the spot rate at the time payment is received. If a US holder uses the accrual method of accounting for tax purposes, the US dollar value of the interest is determined using the average exchange rate during the relevant accrual period (or partial accrual period for interest paid in a subsequent taxable year) or, if elected, the spot rate (a) on the last day of the relevant accrual period (or partial accrual period) or (b) on the payment date, if that date is within five business days of the last day of the accrual period or taxable year. Any spot rate election will apply to all debt instruments held by the US holder at the beginning of the first taxable year to which the election applies or afterwards acquired and will be irrevocable without the consent of the US IRS. Any differences in the exchange rate between the rate at which interest on a note is included in income and the spot rate on the payment (or disposition) date for interest will result in exchange gain or loss on the related amount of interest, and will generally be treated as ordinary income or loss for US federal income tax purposes. The US dollar value of interest accrued or received, adjusted for any exchange gain or loss as to the amount accrued, generally will be a US holder’s tax basis in the foreign currency received as interest on a note.

Additional Amounts and Special Additional Interest. We intend to treat the possibility that we will pay additional amounts (i.e., the amount of interest provided in the notes to prevent any net reduction for withholding taxes, determined using the withholding tax rate applicable to the US holder) or special additional interest (i.e., the additional payments made under the unregistered notes in the event the unregistered notes are not exchangeable for notes registered under the US Securities Act within a prescribed period) as a remote or incidental contingency, within the meaning of applicable US Treasury regulations. Accordingly, the gross amount of any additional amounts or special additional interest should be includible in gross income by a US holder as ordinary interest income at the time that amount is received or accrued in accordance with the US holder’s method of accounting for tax purposes in the same manner as discussed above under “—Stated Interest on Notes.” Consequently, the amount a US holder would include in gross income with respect to a note could exceed the amount received by the US holder as stated interest should additional amounts or special additional interest be due under the notes.

Withholding Taxes. Any UK taxes withheld and not refunded to a US holder will be treated as foreign taxes eligible for credit against that holder’s US federal income tax liability, at the election of the US holder, subject to generally applicable limitations and conditions, including that the US holder claim any applicable treaty benefits. Alternatively, those taxes are eligible for deduction in computing the US holder’s taxable income. Stated interest, additional amounts and special additional interest generally will be foreign source “passive” income for US foreign tax credit purposes unless those amounts are subject to a withholding tax of 5% or more, in which case they will be “high withholding tax” interest. Under recent legislation, the separate foreign tax credit basket for “high withholding tax interest” will be eliminated for taxable years beginning after December 31, 2006, and amounts which would have been treated as high withholding tax interest will be included in the passive income category. The calculation of foreign tax credits involves the application of complex rules that depend on a US holder’s particular circumstances. Accordingly, investors are urged to consult their tax advisors regarding their ability to claim a credit for any foreign withholding taxes paid under the notes.

Sale, Exchange or Redemption. Unless a non recognition provision applies, the sale, exchange, redemption (including under an offer by us) or other disposition of a note will be a taxable event for US federal income tax purposes. In that event, a US holder will recognize gain or loss equal to the difference between:

•	the amount of cash plus the fair market value of any property received upon that sale, exchange, redemption or other taxable disposition (other than amounts attributable to accrued interest); and

•	the US holder’s adjusted tax basis in the note.

A US holder’s adjusted tax basis in a note generally will equal the cost of the note (net of accrued interest) to the US holder, which is the US dollar value of the foreign currency purchase price of the note translated at the spot rate for the date of purchase or, in some cases, the settlement date. The conversion of US dollars into foreign currency and the immediate use of that foreign currency to purchase a note generally will not result in a taxable gain or loss for a US holder. A US holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a note equal to the US dollar value of that foreign currency on the date of receipt.

Except to the extent of exchange gain or loss discussed below, gain or loss recognized by a US holder of a note will be capital gain or loss and will be long-term capital gain or loss if the note has been held, or treated as held, by the US holder for more than one year at the time of sale, exchange, redemption or other disposition. If the US holder is an individual, any capital gain generally will be subject to US federal income tax at preferential rates if specified minimum holding periods are met. The deductibility of capital losses is subject to limitations.

Upon the sale, exchange, retirement or repayment of a note, a US holder will recognize exchange gain or loss to the extent that the rate of exchange on the date of retirement or disposition differs from the rate of exchange on the date the note was acquired or deemed acquired. Exchange gain or loss is recognized, however, only to the extent of total gain or loss on the transaction. For purposes of determining the total gain or loss on the transaction, a US holder’s tax basis in a note will generally equal the US dollar cost of the note. Exchange gain or loss recognized by a US holder will generally be treated as ordinary income or loss.

Any gain realized by a US holder on the sale, exchange or redemption of a note generally will be treated as US source income for US foreign tax credit purposes. Any loss realized upon a sale, exchange, redemption or other disposition of a note generally will be allocated against US source income for US foreign tax credit purposes.

Information Reporting and Back-up Withholding

Payments of interest and principal on a note and the proceeds from the sale or redemption or other disposition of a note paid to a US holder, other than a corporation or other exempt recipient, will be reported to the Internal Revenue Service. A US holder may be subject to US back-up withholding on interest and principal paid on a note and proceeds from the sale or redemption or other disposition of a note unless the US holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a correct taxpayer identification number certified under penalties of perjury, certifies as to no loss of exemption from back-up withholding and otherwise complies with the applicable requirements of the back-up withholding rules.

Interest on a note paid to a non-US holder through the US office of any broker, US or foreign, or paid outside the United States to a non-US holder through a US person, or a person with certain enumerated US relationships (or a US-related person) is subject to information reporting and possible back-up withholding unless documentation and other requirements are satisfied. The payment of principal on a note and the proceeds from the sale or redemption or other disposition of a note by a non-US holder to or through the US office of any broker, US or foreign, or the non-US office of a US person or a US-related person, will be subject to information reporting and possible back-up withholding unless:

•	the owner certifies its non-US status under penalties of perjury or otherwise establishes an exemption; and

•	the broker lacks actual knowledge, or reason to know, that the holder is a US holder or that the conditions of any other exemption are not, in fact, satisfied.

The back-up withholding tax rate is currently at a rate of 28%. Any amount withheld under the back-up withholding rules will be creditable against the holder’s US federal income tax liability, subject to satisfaction of certain procedural requirements. Holders of notes are urged to consult their tax advisors to determine whether they qualify for exemption from US withholding and the procedure for obtaining an exemption, if applicable.

THE PRECEDING DISCUSSION OF THE MATERIAL US FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

F.	Dividends and Paying Agents

Not applicable.

G.	Statements by Experts

Not applicable.

H.	Documents on Display

The issuer and we will file a registration statement on Form F-4 under the Securities Act of 1933 or, the Securities Act, with the SEC with respect to our offering of the exchange notes. However, we are not, and, prior to the effectiveness under the Securities Act with respect to the exchange offer of the notes, are not expected to be, required to file reports with the SEC with respect to the notes or to deliver an annual report to holders of the notes pursuant to the Exchange Act. However, we will be subject to the disclosure obligations described in the indenture governing the notes. Under these obligations, so long as the notes are outstanding, we will furnish you, or any prospective purchaser of the exchange notes, you designate, with the information required to be delivered by Rule 144A(d)(4) under the Securities Act when we receive a written request to do so from you. Written requests for information should be addressed to William Ginn, Global Crossing (UK) Finance plc, Centennium House, 100 Lower Thames Street, London EC3R 6DL. Our telephone number is +44 (0) 845 000 1000.

Following the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act, applicable to foreign private issuers and fulfill the obligation by filing with or furnishing reports to the SEC. You may read and copy any document we file with or furnish to the SEC without charge at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material may be obtained by mail from the Public Reference Branch of the SEC at such address, at prescribed rates. Please call the SEC at l-800-SEC-0330 for further information on the public reference room.

As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit-recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as US companies whose securities are registered under the Exchange Act. A copy of each report submitted in accordance with applicable US securities laws is available for public review at our principal executive offices.

I.	Subsidiary Information

Not applicable.

ITEM 11.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to various market risks arising from adverse changes in market rates and prices, such as foreign currency rates and interest rates. Our treasury activities, including an assessment of our market risks, are controlled by our treasury function and are based on policies and procedures approved by our board of directors. We do not enter into derivatives or other financial instruments to manage our exposure to these risks or for trading or speculative purposes. We have not historically engaged in hedging activities because we have not had significant liabilities in currencies other than the pound sterling (except for a non-interest-bearing inter-company loan repaid in 2003 and the STT bridge facility that was drawn down and extinguished in 2004). Nor have we had significant trading activities in currencies other than the pound sterling. We entered into a hedging arrangement in respect of the amount of the coupon payments of our dollar-denominated notes in order to hedge the effect of dollar/sterling currency fluctuations with respect to the first five years’ interest payments due on those notes. In addition, we may enter into derivative financial instruments in future periods if we believe that it is an appropriate way to manage our market risks.

Foreign Exchange Risk

We operate primarily in the United Kingdom and more than 95% of our invoices are denominated in our functional currency. Approximately half of our debt is denominated in US dollars. Substantially all of our remaining assets and liabilities, excluding our obligations to other group companies and short-term financing, are denominated in our functional currency.

At December 31, 2004, we had £103.8 million ($200.0 million) of obligations outstanding under the US dollar-denominated notes. A 10% weakening in sterling against the US dollar would result in a foreign currency loss of £11.5 million.

We entered into a five year cross-currency interest rate swap transaction with an affiliate of Goldman, Sachs & Co. to minimize exposure to any dollar/sterling currency fluctuations related to interest payments on the dollar-denominated ($200 million) notes. The swap transaction converts the US dollar currency rate on interest payments to a specified pound sterling amount. At December 31, 2004 there was an unrecognized liability of £2.4 million on the swap.

As of December 31, 2003 and December 31, 2004, we had net payables of £31.4 million and £14.3 million, respectively, in currencies other than pounds sterling. In the years ended December 31, 2003 and 2004, we recognized a foreign currency gain of £5.5 million and £6.0 million, respectively, on our non-functional currency net payables and loans. A 10% weaker rate of sterling against the dollar and other currencies would result in a foreign currency gain of £2.9 million and £1.5 million, respectively.

Interest Rate Risk

We are subject to interest rate risk on our finance leases and hire purchase obligations, which were £42.9 million and £39.6 million at December 31, 2003 and December 31, 2004, respectively. During the year ended December 31, 2004, the STT bridge facility was subject to interest rate risk. The interest rate for this debt was initially set at one-month LIBOR plus 9.9%. Every 90 days after the May 18, 2004 closing, the spread over LIBOR increased by 0.5% and we were required to pay a 1.0% per annum fee on any undrawn portion of this facility. Due to the short-term nature of the facility we did not enter into any financial instrument to mitigate the risk.

As part of GCL’s recapitalization plan completed on December 23, 2004, our parent company acquired this debt and it was subsequently settled and repaid.

Interest on the notes is fixed and payable semi-annually. The dollar-denominated notes bear interest at 10.75% and the sterling-denominated notes bear interest at a rate of 11.75%. If market interest rates were to decrease substantially below the fixed rates, we would be incurring above-market interest expense.

ITEM 12.	DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Not applicable.

PART II

ITEM 13.	DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

None.

ITEM 14.	MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS

None.

ITEM 15.	CONTROLS AND PROCEDURES

Review of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed by a public company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include many aspects of internal control over financial reporting.

Although GCUK is not currently subject to Rule 13a-15 under the Exchange Act, in connection with the preparation of this annual report we have conducted a preliminary review of the effectiveness of our disclosure controls and procedures. As part of such review, we considered the evaluation by the parent company of the disclosure controls and procedures of the GC Group, including ourselves, as discussed in Amendment No. 1 to GCL’s 2004 annual report filed on Form 10-K/A on April 28, 2005. We also considered the matters discussed below relating to internal control over financial reporting that arose in connection with the audit of GCUK’s 2004 financial statements which are included elsewhere in this annual report. Based upon this review, we have concluded that our disclosure controls and procedures were not effective at a reasonable assurance level as of December 31, 2004.

Review of Internal Control over Financial Reporting

Management assumes responsibility for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) or 15d-15(f) under the Exchange Act. Those rules define internal control over financial reporting as a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•	Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the company;

•	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting cannot provide absolute assurance of the prevention or detection of misstatements. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Effective for the year ended December 31, 2006, under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”) and Item 308 of the SEC’s Regulation S-K, we expect that our management will be required to assess the effectiveness of the company’s internal control over financial reporting. Additionally, we expect that our independent registered public accounting firm will be required to provide an audit report containing their opinions on the effectiveness of the company’s internal control over financial reporting and management’s assessment thereof. However, GCL, our parent company, was required for the year ended December 31, 2004 to adhere to the requirements of SOX 404 and Item 308 of Regulation S-K. Accordingly, GCL conducted an evaluation of the effectiveness of internal control over financial reporting based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Criteria”). We participated in GCL’s evaluation insofar as such evaluation encompassed the operations of GCUK.

In its evaluation, GCL identified two material weaknesses in its internal control over financial reporting as of December 31, 2004. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company’s ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected. The material weaknesses identified by GCL are summarized as follows:

•	GCL did not maintain appropriate control over non-routine processes, estimation processes and account reconciliations in the overall financial close process. This resulted in significant audit adjustments by its independent registered public accounting firm during the course of the year. The material weakness resulted from the following significant deficiencies: (1) diverse billing and general ledger systems not being properly integrated with each other and requiring significant manual intervention; (2) insufficient supervision of accounting personnel and insufficient review of account reconciliations; (3) several instances of amounts recorded not being substantiated by detailed and documented support; and (4) accounting personnel being unable to substantiate recorded amounts in certain cases.

•	GCL did not maintain appropriate control over the estimation processes for the allowance for bad debt and sales credits. The process deficiencies related to supervision of and communications among accounting personnel responsible for the establishment of these allowances, and lack of integration among the systems used in the aging of accounts receivable.

In light of the material weaknesses described above, GCL concluded that it did not maintain effective control over financial reporting based upon the COSO Criteria.

As GCUK is subject to a shared control environment with GCL, certain of the above-described control issues applicable to GCL are also applicable to GCUK. In addition, in connection with its audit of our 2004 financial statements included elsewhere in this annual report, Ernst & Young identified the following control issues specific to GCUK:

•	GCUK prepares no standalone monthly management accounts in UK GAAP with relevant commentary and analysis for senior management. The preparation of such standalone accounts, in addition to the monthly accounts GCUK provides to GCL management in US GAAP, would facilitate more effective monitoring of GCUK’s business and financial reporting;

•	GCUK lacks adequate staffing resources in certain areas in the business, including billing and revenue assurance and general finance; and

•	GCUK’s financial function has limited IFRS experience, which experience will be necessary as GCUK transitions from UK GAAP to IFRS reporting.

Given that GCUK is subject to a shared control environment with GCL, and in light of the above-described control issues specific to GCUK, we have concluded that GCUK had a material weakness in its internal control over financial reporting with respect to its overall financial close process as of December 31, 2004, with which Ernst & Young concurs.

Ernst & Young has advised us that the internal control issues referenced above did not affect its unqualified report on our financial statements as of December 31, 2004 and for the year then ended included in this annual report. In addition, Deloitte & Touche LLP agreed to the inclusion in this annual report of its unqualified report on our financial statements as of December 31, 2003 and for the years ended December 31, 2002 and December 31, 2003.

Management’s Remediation Plans

In response to the material weaknesses in GCL’s internal control over financial reporting described above, GCL has implemented certain remediation measures and is in the process of creating and implementing additional remediation plans. Such remediation activities, some of which involve the participation of GCUK, include the following:

•	The hiring of William I. Lees, Jr., an executive with accounting and financial management expertise, to serve as Chief Accounting Officer of GCL. The principal responsibility of the position is to oversee all accounting and financial reporting matters for the GC Group.

•	The hiring of William Ginn, an executive with accounting and financial management expertise, to serve as principal financial officer for GCUK. This is a new position created to oversee all accounting and financial reporting matters for GCUK.

•	An assessment of the worldwide accounting organization in order to develop detailed improvement plans, including the addition of experienced accounting personnel to provide additional oversight and supervision within the finance organization.

•	The initiation of programs providing ongoing training and professional education and development plans for the accounting organization and improving internal communications procedures.

•	The establishment of written policies and procedures to ensure that account reconciliations and amounts recorded are substantiated by detailed and contemporaneous documentary support.

•	The identification of IT strategies to further automate and integrate, and thereby improve, the reporting processes and systems by removing unnecessary manual interfaces.

GCL expects to complete implementation of the measures necessary to remediate the above-described material weaknesses in GCL’s internal control over financial reporting by the end of the third quarter of 2005. We believe that the implementation of these remediation measures by the GC Group will also significantly enhance GCUK’s internal control over financial reporting.

In anticipation of the financial reporting obligations of GCUK and to address issues affecting internal controls that were identified at the time of the consummation of the note offering by GCUK in December 2004, we at such time announced our intention to pursue certain remedial actions. We have made significant progress in implementing such remedial actions, as detailed below.

•	We hired William Ginn in the second quarter of 2005 to serve as GCUK’s principal financial officer.

•	We are currently in the process of recruiting five additional full-time accountants and in the interim we have seconded consultants to provide assistance to our finance organization.

•	We are in advanced discussions with two prospective independent directors and expect to appoint these two individuals to the GCUK board of directors and to establish an audit committee composed of a majority of independent directors by June 2005.

•	We are in the process of implementing a new financial reporting application and expect to complete such implementation later in 2005.

In addition, in order to ensure that all internal control issues described above that are specific to GCUK are appropriately addressed, the following additional remediation plans are being implemented:

•	We expect to begin preparing for our senior management standalone monthly management accounts in UK GAAP (with reconciliations to US GAAP accounts), together with relevant commentary and analysis, later in 2005.

•	We will ensure that GCL’s assessment of the worldwide finance organization and planned ongoing training and professional education and development plans include the enhancement of IFRS experience at GCUK such that we are appropriately prepared for the transition to IFRS reporting.

Changes in Internal Control over Financial Reporting

During the year ended December 2004, the following changes were made to GCUK’s internal control over financial reporting:

•	implemented additional controls to reduce risk from segregation of duties issues;

•	consolidated all security functions under a central organization that reports directly to GCL’s Chief Information Officer;

•	took steps to strengthen and standardize controls over access to sensitive systems, including implementing new security tools and procedures;

•	developed and tested a contingency plan using back-up hardware and periodic software to ensure continuity of certain outdated financial applications; and

•	developed comprehensive documentation for information technology policies.

ITEM 16.	[RESERVED]

ITEM 16A.	AUDIT COMMITTEE FINANCIAL EXPERT

The company has undertaken to establish an audit committee of the board to be comprised of a majority of independent directors on or prior to June 23, 2005. After the formation of the audit committee, the board expects to designate an appropriate member of the committee as an audit committee financial expert.

ITEM 16B.	CODE OF ETHICS

GCL, our parent company, has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our board of directors has adopted our parent company’s code of ethics as our own. This code of ethics is available on our parent company’s website.

ITEM 16C.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following fees were paid or are payable to the company’s and the issuer’s auditors for the years ended December 31, 2003 and 2004.

	2003	2004
	(£ thousands)
Audit Fees	£118	£2,183
Audit related Fees(1)	12	—
Tax Fees	—	—
All Other Fees	—	—

Aggregate fees for professional services	£130	£2,183

(1)	Represents costs associated with audits of our employee benefit plans.

ITEM 16D.	EXEMPTIONS FROM LISTING STANDARDS FOR AUDIT COMMITTEES

Not applicable.

ITEM 16E.	PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS

Not applicable.

PART III

ITEM 17.	FINANCIAL STATEMENTS

We have responded to Item 18. “Financial Statements” in lieu of this item.

ITEM 18.	FINANCIAL STATEMENTS

Global Crossing (UK) Telecommunications Limited

Global Crossing (UK) Telecommunications Limited

Report of Independent Registered Public Accounting Firm

To the Members of Global Crossing (UK) Telecommunications Limited

We have audited the accompanying consolidated balance sheet of Global Crossing (UK) Telecommunications Limited as of December 31, 2004, and the related consolidated profit and loss account and statement of cash flow for the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Crossing (UK) Telecommunications Limited at December 31, 2004 and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those generally accepted in the United States (see Note 26 of Notes to the Financial Statements).

/s/ Ernst & Young LLP

Ernst & Young LLP

London

28 April, 2005

Global Crossing (UK) Telecommunications Limited

Report of Independent Registered Public Accounting Firm

To the Members of Global Crossing (UK) Telecommunications Limited

We have audited the accompanying balance sheet of Global Crossing (UK) Telecommunications Limited at December 31, 2003, and the related profit and loss accounts, and cash flow statements for the years ended December 31, 2002 and 2003. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Global Crossing (UK) Telecommunications Limited is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Global Crossing (UK) Telecommunications Limited at December 31, 2003, and the results of its operations and its cash flows for the years ended December 31, 2002 and 2003 in conformity with accounting principles generally accepted in the United Kingdom.

The accompanying financial statements have been prepared assuming that Global Crossing (UK) Telecommunications Limited will continue as a going concern. There is uncertainty over the company’s ability to continue to meet its debts as they fall due if intercompany creditor balances are called for repayment, the guarantee provided by the company to its parent company’s lenders is exercised, or the company is required to repay the additional funding it obtained in 2004. These conditions raise substantial doubt about the company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 26 to the financial statements.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Reading, United Kingdom

December 9, 2004

Global Crossing (UK) Telecommunications Limited

Consolidated Profit and Loss Accounts

(in thousands)

		Year ended December 31,
	Note	2002	2003	2004
Turnover	3	£262,279	£288,020	£269,889
Cost of sales	4	(219,835)	(199,124)	(177,283)

Gross profit	4	42,444	88,896	92,606

Distribution costs	4	(12,276)	(9,647)	(10,128)
Administrative expenses	4	(74,531)	(54,424)	(36,973)

		(86,807)	(64,071)	(47,101)

Operating profit/(loss)
Continuing operations	4	(43,027)	24,825	45,505
Discontinued operations	4	(1,336)	—	—

	4	(44,363)	24,825	45,505
Finance charges, net	6	(1,406)	(3,753)	(4,787)

Profit/(loss) on ordinary activities before taxation		(45,769)	21,072	40,718
Taxation on profit/(loss) on ordinary activities	8	—	—	5,064

Profit/(loss) for the year		£(45,769)	£21,072	£45,782

There were no recognized gains and losses other than as shown in the consolidated profit and loss accounts above, and accordingly no consolidated statements of total recognized gains or losses has been presented.

The accompanying notes are an integral part of these consolidated financial statements.

Global Crossing (UK) Telecommunications Limited

Consolidated Balance Sheets

(in thousands)

		December 31,
	Note	2003	2004
Fixed assets
Goodwill	11	£—	£—
Tangible assets	12	185,981	186,477
Trade investment		4	4

		185,985	186,481

Current assets
Debtors: amounts receivable in less than one year (including amounts receivable from group companies of £42,972 and £3,802, respectively)	13	114,867	65,138
Debtors: amounts receivable in more than one year	13	13,845	18,422
Investment—short term deposits		35,000	20,727
Cash at bank and in hand		15,403	466

		179,115	104,753
Creditors: amounts falling due within one year (including amounts owed to group companies of £395,927 and £5,743, respectively)	14	(491,945)	(93,961)

Net current assets/(liabilities)		(312,830)	10,792

Total assets less current liabilities		(126,845)	197,273

Creditors: amounts falling due after more than one year	15	(165,439)	(343,959)
Provisions for liabilities and charges	17	(16,561)	(12,481)

Net liabilities		£(308,845)	£(159,167)

Capital and reserves
Called-up share capital	19	£100	£101
Share premium	19	—	21,895
Profit and loss account	20	(308,945)	(181,163)

Equity shareholder’s deficit	21	£(308,845)	£(159,167)

The accompanying notes are an integral part of these consolidated financial statements.

Global Crossing (UK) Telecommunications Limited

Consolidated Cash Flow Statements

(in thousands)

		Year ended December 31,
	Note	2002	2003	2004
Net cash inflow from operating activities	9	£70,415	£61,790	£58,912
Returns on investments and servicing of finance	9	(1,406)	(2,077)	(5,018)
Capital expenditure	9	(55,059)	(28,239)	(7,811)

Cash inflow before management of liquid resources and financing		13,950	31,474	46,083
Management of liquid resources	9	(37,000)	2,000	14,273
Financing	9	24,384	(22,636)	(75,293)

Increase/(decrease) in cash		£1,334	£10,838	£(14,937)

Reconciliation of Net Cash Flow to Reduction/(Increase) in Net Debt

	Year ended December 31,
	2002	2003	2004
Increase/(decrease) in cash in the year	£1,334	£10,838	£(14,937)
Cash outflow/(inflow) from increases/(decreases) in short term deposits	37,000	(2,000)	(14,273)
Cash outflow from repayments of loans provided by group companies	—	19,403	334,147
Cash inflow from loans provided by group companies	(27,138)	(100)	(160)
Cash inflow from STT Bridge Loan Facility	—	—	(68,570)
Cash inflow from Senior Secured Notes	—	—	(196,095)
Cash outflow from repayment of finance lease obligations	6,976	7,789	7,704

Change in net debt resulting from cash flow	18,172	35,930	47,816
Assignment of STT Bridge Loan Facility to Global Crossing Limited	—	—	66,043
Increase in debt due to Global Crossing Limited	—	—	(66,043)
Waiver of debt provided by group companies	—	115,610	61,043
Foreign exchange movements on loans provided by group companies	5,707	2,362	(53)
Foreign exchange movements on STT Bridge Loan Facility	—	—	2,527
Foreign exchange movements on Senior Secured Notes	—	—	760
Changes in lease related accruals	4	(421)	2,731
Lease disposals	—	—	1,555
New finance leases	(1,310)	(3,791)	(8,672)

Reduction in net debt	22,573	149,690	107,707
Net debt at beginning of year	(493,727)	(471,154)	(321,464)

Net debt at end of year	£(471,154)	£(321,464)	£(213,757)

The accompanying notes are an integral part of these consolidated financial statements.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

1. Description of Business

Global Crossing (UK) Telecommunications Limited (“GCUK”), formerly Racal Telecommunications Limited (“Racal”) is a company registered in the United Kingdom (“UK”). GCUK is one of the leading UK providers of managed network communications services. GCUK provides a wide range of telecommunications services, marketing these services through two channels, commercial services and carrier services. GCUK provides its customers with managed voice, data and Internet Protocol (“IP”) services tailored to their specific requirements. GCUK’s commercial customer base includes over one hundred UK government departments, as well as information technology systems integrators, rail sector customers and major corporate customers. Other commercial services include pre-sales engineering and customer premise equipment (“CPE”) design, equipment procurement, provisioning and installation, and ongoing end-to-end CPE and network management and maintenance support. GCUK’s carrier customers include leading communications service providers. GCUK also provides to their carrier customers indefeasible rights to use (“IRU”) dark fiber and empty ducts.

GCUK is part of a group of companies (the “Group Companies” or the “GC Group”) owned by Global Crossing Limited (formerly GC Acquisition Ltd.), a company organized under the laws of Bermuda in 2002 (“GCL”). GCL is the successor to Global Crossing Ltd (“Old GCL”), as a result of the consummation of the transactions contemplated by the Joint Plan of Reorganization, as amended (the “Plan of Reorganization”) of Old GCL and certain of its debtor subsidiaries, pursuant to chapter 11 of title 11 of the United States Bankruptcy Code. GCUK’s immediate parent company is Global Crossing (Bidco) Limited (“GC Bidco”), an indirect wholly owned subsidiary of GCL.

On October 22, 2004, Global Crossing (UK) Finance Plc (“GC Finance”) was created as a wholly owned special purpose financing subsidiary of GCUK. This entity was formed for the sole purpose of acting as a financing company for the issuance of debt securities and other financing arrangements and has no separate operations. GCUK and GC Finance are collectively referred to as the “Company”.

Recapitalization

During the year ended December 31, 2004, the Company entered into a short term debt agreement with a subsidiary of Singapore Technologies Telemedia Pte Ltd, GCL’s 61.5% controlling parent that provided $125 million of financing (“STT Bridge Loan Facility”), which the Company could use to repay certain of its outstanding intercompany loans with these borrowings.

On December 23, 2004, in connection with a recapitalization plan completed by GCL to restructure its indebtedness, the Company was recapitalized as follows:

•	The borrowings under the STT Bridge Loan Facility were acquired by GCL, in exchange for an increase in the debt due to GCL. The STT Bridge Loan was immediately exchanged by GCL for 4.7% mandatory convertible notes of GCL.

•	The Company issued $200.0 million aggregate principal amount of 10.75% senior secured notes due 2014 (the “US Dollar Senior Secured Notes”) and £105.0 million aggregate principal amount of 11.75% senior secured notes due 2014 (collectively, the “Senior Secured Notes”) (see Note 16).

•	The Company entered into a hedging arrangement with a financial institution in respect of interest payments for the first five years on the US Dollar Senior Secured Notes to hedge against certain effects of United States dollar (“US dollar”)/pounds sterling currency fluctuations. (See Note 25.)

•	The Company repaid £191.3 million of intercompany debt. The remaining intercompany debt of £ 61.0 million was forgiven. In addition, £21.0 million of intercompany net payables were forgiven. The forgiveness of the intercompany debt and intercompany net payables is reflected as a contribution of capital.

Based on its business plan, the Company’s directors believe the Company has the liquidity needed to fund its operations for the foreseeable future.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

2. Accounting Policies

Basis of preparation

The consolidated financial statements include the accounts of GCUK and its wholly owned subsidiary after elimination of intercompany accounts and transactions, and have been prepared in accordance with applicable UK accounting standards (“UK GAAP”), under the historical cost convention. In preparing the financial statements, the directors have formed a judgement that there is reasonable expectation that the group has adequate resources to continue in operational existence for the foreseeable future. For this reason they continue to adopt the going concern basis in preparing these financial statements. A summary of the principal accounting policies is set out below, all of which have been applied consistently throughout the year and the preceding years as presented.

Use of estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of turnover and expenses during the reporting period. Actual results could differ from those estimates. The estimates are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the evaluation.

Turnover recognition

Turnover, which excludes discounts, value added tax and similar sales taxes, represents the amount receivable in respect of telecommunications services, including network and other services, long term IRU agreements, and installation services, which are accounted for on the accrual basis to match turnover with provision of service.

Network and other services. Network services are generated from the sale of transmission of voice, data, IP traffic and short term network capacity. Turnover from network services is recognized in the period the services are utilized by the customer. Other services are generated from design and deployment of CPE, maintenance and network management for commercial customers. Turnover from the provision of other services which are contracted to be performed continuously over the contract term is recognized evenly over the period of each contract. For services invoiced in advance, amounts are deferred until provision of the service. The Company assesses whether turnover should be recorded gross as principal or net as agent, based on the features of such arrangements including whether the Company holds itself out as an agent, establishes the price, provides customer remedies, performs part of the service, and assumes the credit risk.

Long term IRU agreements. Sales of network capacity and dark fiber to third parties pursuant to long term IRU agreements are accounted for as turnover and recognized at the time of delivery and acceptance where substantially all the risks and rewards have transferred to the customer. Indicators of such transfer include: the purchaser’s right of use is exclusive and irrecoverable, the asset is specific and separable, the term of the contract is for the major part of the asset’s useful economic life, the attributable costs of carrying value can be measured reliably, and no significant risks are retained by the Company. During the years ended December 31, 2002, 2003 and 2004, there were no IRU agreements meeting these turnover recognition requirements and, accordingly, turnover is recognized in a manner consistent with service contracts.

Installation service. The Company amortizes turnover related to installation services on a straight line basis over the average contracted customer relationship (typically 24 months). In situations where the contracted period is significantly longer than the average, the actual contract term is used.

Non-monetary transactions. Turnover from contracts involving the provision of capacity in exchange for receiving capacity, or other services, is not recognized on the basis that the capacity does not have a readily ascertainable market value. The Company had no non-monetary transactions in the years ended December 31, 2002, 2003 and 2004.

Cost of access

Cost of access primarily comprises usage-based voice charges paid to other carriers to originate and/or terminate switched voice traffic and charges for leased lines for dedicated facilities. Access costs are expensed as the services are received from our access providers and are determined based on the volume of access received, as measured by the Company’s network, and the access rates determined by arms length third party access provider contracts and/or tariff rates determined by the applicable regulatory authority. At the close of each reporting period, the Company records a provision for its best estimate of access costs.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

Operating leases

Costs of the network relating to the acquisition of capacity under operating leases are deferred and are amortized over the lesser of the term of the lease or the estimated useful life of the capacity.

Connection costs

The Company is charged initial connection fees when taking on new Integrated Services Digital Network/Public Switch Telephone Network circuits from local loop suppliers, predominantly, although not solely, from BT Group. These circuits are purchased by the Company solely and specifically for the purposes of providing connectivity over the final leg of the connection between a customer’s premises and the Company’s network. Such initial connection costs are treated as prepaid costs within debtors, and amortized as expenses on a straight line basis over the required lifetime of material contracts or the average contracted customer relationship.

Foreign currencies

Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into pounds sterling at the rates ruling at that date with any gains and losses recorded in the consolidated profit and loss accounts unless such items are hedged with a derivative instrument. Transactions denominated in foreign currencies are translated into pounds sterling at the rates ruling at the dates of the transactions with any gains or losses reflected in administrative expenses in the consolidated profit and loss accounts.

The Company’s foreign currency gains for the years ended December 31, 2002, 2003, and 2004 were £9.6 million, £5.5 million and £6.0 million, respectively.

Goodwill

Goodwill representing any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired arising on the acquisition of businesses, is capitalized and amortized on a straight line basis over its useful economic life. The Company periodically evaluates the carrying values of its fixed assets, including goodwill, whenever events or circumstances indicate that the carrying amount of these assets may not be recoverable or the estimated useful life has changed. Impairment is measured by comparing the carrying amount of a fixed asset or of an income-generating unit with the ‘recoverable amount,’ that is, the higher of its net realizable value and its ‘value in use.’ ‘Value in use’ is calculated by discounting the expected future cash flows, using a discount rate based on an estimate of the rate that the market would expect on an equally risky investment.

Tangible fixed assets

Tangible fixed assets, which includes amounts under finance leases, are stated at cost, net of depreciation and any provision for impairment. Major enhancements are capitalized, while expenditures for repairs and maintenance are expensed as incurred. Costs recorded prior to a network segment’s completion are reflected as construction in progress, which are reclassified to network assets at the date each segment of the applicable system becomes operational.

Construction in process includes direct expenditures for construction of network systems and is stated at cost. Capitalized costs include costs incurred under the construction contract; advisory, consulting and legal fees; interest; direct internal costs and operating costs; and amortized finance costs incurred during the construction phase. Once it is probable that a network system will be constructed, costs directly identifiable with the cable system under development are capitalized. Costs relating to the evaluation of new projects incurred prior to the date the development of the network system becomes probable are expensed as incurred. The Company did not capitalize any interest in any periods presented as it did not have any significant interest costs in periods when assets were being constructed.

Depreciation is provided on all tangible fixed assets, except freehold land and construction in process, at such rates as to write off the cost less estimated residual value of each asset on a straight line basis over its expected useful life as follows:

Network assets	7 – 25 years
Fixtures and fittings, tools and equipment	3 – 7 years
Leasehold improvements	Lesser of the lease term or 10 years

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

When property or equipment is sold, retired or otherwise disposed of, the cost and accumulated depreciation is reversed from the accounts, with any resulting gains or losses reflected in the consolidated profit and loss accounts.

The Company periodically evaluates the recoverability of its tangible fixed assets for impairment whenever events or circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. An impairment loss is recognized for the difference between the carrying amount of the fixed assets being evaluated and the estimated fair value of the assets. Impairment is measured by comparing the carrying amount of a fixed asset or of an income-generating unit with the ‘recoverable amount,’ that is, the higher of its net realizable value and its ‘value in use.’ ‘Value in use’ is calculated by discounting the expected future cash flows, using a discount rate based on an estimate of the rate that the market would expect on an equally risky investment.

Provisions for doubtful accounts and credit notes

The Company provides for doubtful accounts and sales credits. Provisions for doubtful accounts are charged to administrative expenses while provisions for sales credits are charged against turnover. The adequacy of the provisions is evaluated periodically by the Company utilizing several factors including the length of time the receivables are past due, changes in the customer’s credit worthiness, the customer’s payment history, the length of the customer’s relationship with the Company, the current economic climate, current industry trends and other relevant factors. Service level requirements are assessed to determine sales credit requirements where necessary. Changes in these estimates are charged or credited to the consolidated profit and loss accounts in the period of the change. If circumstances occur, such as changes in the financial viability of significant customers, an economic downturn, or changes in the Company’s ability to meet service level requirements, the estimates of the recoverability of the Company’s receivables could be reduced by a material amount.

Investment—short term deposits

The Company considers cash deposits which have maturities of greater than 24 hours to be current asset investments and, accordingly, they are reflected as short term deposits on the balance sheet and as liquid resources in the cash flow statements.

Cash at bank and in hand

The Company considers cash in banks and deposits repayable on demand to be cash at bank and in hand. Deposits repayable on demand are those that can be withdrawn at any time without notice and without penalty or have an agreed maturity of not more than 24 hours.

Pension costs

For the defined benefit elements of the Company’s pension schemes, the pension costs, which are periodically calculated by professionally qualified actuaries, are charged against the consolidated profit and loss accounts so that the expected cost of providing pensions is recognized during the period in which benefit is derived from the employees’ services. The costs of the various pension schemes may vary from the funding dependent upon actuarial advice with any difference between pension cost and funding being treated as an accrual or prepayment.

For the defined contribution elements of the Company’s pension schemes, the pension costs charged to the consolidated profit and loss accounts are the contributions payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments in the consolidated balance sheets.

Taxation

UK corporation tax is provided at amounts expected to be paid (or recovered) using the tax rates and laws that have been enacted or substantially enacted by the balance sheet date. Deferred tax is recognized in respect of all timing differences that have originated but not reversed at the balance sheet date where transactions or events have occurred at the balance sheet date that result in an obligation to pay more or less tax in the future. Timing differences are differences between the Company’s taxable profits and its results as stated in the consolidated financial statements that arise from the inclusion of gains and losses in tax assessments in periods different from those in which they are recognized in the consolidated financial statements. A net deferred tax asset is regarded as recoverable and therefore recognized only when, on the basis of all available evidence, it can be regarded as more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

Deferred tax is measured at the average tax rates that are expected to apply in the periods in which the timing differences are expected to reverse based on tax rates and laws that have been enacted or substantially enacted by the balance sheet date. Deferred tax assets and liabilities are not discounted.

Extinguishment of deferred income obligations

The Company enters into agreements with its customers that may result in the receipt of non-refundable cash before the relevant criteria for income recognition have been satisfied and as a result a liability is recorded as deferred income. When these agreements are terminated, for example through settlement agreements, the remaining deferred income balances are recognized as other income in operating expenses in the consolidated profit and loss accounts. Accordingly, the derecognition of these liabilities does not result in any turnover recognition by the Company. During the years ended December 31, 2002, 2003 and 2004, there was no extinguishment of deferred income obligations.

Restructuring

The Company recognizes a restructuring provision once there is a constructive obligation in respect of a past event. For severance costs, this is when the Company has raised an expectation that it will carry out the restructuring and has in place a detailed formal plan. For property lease costs, this is when the Company vacates the property. Such amounts are recognized in the consolidated profit and loss accounts utilizing an appropriate discount rate.

Leases

Tangible fixed assets held under finance leases and hire purchase contracts and the related lease obligations are recorded in the consolidated balance sheets at the fair value of the leased assets at the inception of the lease. The excess of the lease payments over the recorded lease obligations is treated as a finance charge and amortized over each lease term to give a constant rate of charge on the remaining balance of the obligations.

Rentals payable under operating leases are charged and recognized on a straight line basis over the lease term, even if the payments are not made on such a basis.

Lessor accounting

Amounts receivable under finance leases are recorded in the consolidated balance sheets at the amount of the net investment in the lease. Finance charges receivable are allocated between periods so as to produce a constant periodic rate of return on the net investment. Rental income from operating leases is recognized on a straight line basis over the lease term.

Concentration of risk

A significant portion of the Company’s turnover comes from a limited number of customers. For the years ended December 31, 2002, 2003 and 2004, 51.7%, 51.7%, and 58.5% of turnover was derived from the ten top commercial customers, respectively. These customers are made up of public and rail sector clients and commercial organizations. These represented £25.5 million (56%) and £27.0 million (60.8%) of debtors at December 31, 2003 and 2004, respectively.

During the year ended December 31, 2004 two customers were each responsible for turnover that exceeded 10% of total turnover, accounting for £31.3 million, or 11.6%, and £29.1 million, or 10.8%, respectively. The trade debtor balances for these two customers comprised £9.4 million, or 21.2%, of the consolidated trade debtors balance at December 31, 2004. During the year ended December 31, 2003 one customer accounted for £29.9 million or 10.4% of turnover. The trade debtor balance for this customer comprised £7.7 million, or 16.8%, of the debtors balance at December 31, 2003. During the year ended December 31, 2002, no individual customer accounted for more than 10% of turnover.

The Company relies on a limited number of third parties for the timely supply of equipment and services relating to its network infrastructure. If these suppliers experience interruptions or other problems delivering these network components on a timely basis, operating results could suffer. In certain instances the Company relies on a single supplier that has proprietary technology which has become core to the Company’s infrastructure and business. If it becomes necessary to seek alternative suppliers, the Company may be unable to obtain satisfactory replacement suppliers on economically attractive terms, on a timely basis or at all.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

Share-based compensation

The Company records share-based compensation expense for awards it grants to its employees in its own shares and does not record compensation when granted by its parent company. If applicable, the Company records share-based compensation expense for the excess of the market value of the option on the date of grant over the option price. The Company did not grant any share-based compensation in its own shares during the years ended December 31, 2002, 2003 and 2004.

Decommissioning provision

The Company records a provision for the estimated costs of decommissioning the Company’s equipment installed at third party premises on expiry of a long-term contract at the time turnover is recognized on the related sale.

Dilapidation provision

At the inception of each lease, the Company records a provision for the estimated costs required to return leased properties to their original state in accordance with the respective third party lease agreements. The provision is based on the estimated present value of the obligation utilizing an appropriate discount rate.

Derivative instruments

Derivative instruments are recorded at historical cost amounts, with fair values shown as a disclosure item. The Company does not record the notional amounts of derivative instruments on the consolidated balance sheets. Interest payable or receivable under interest rate and cross currency interest rate swaps is recorded on an accruals basis at the contracted rate and recorded in interest payable in the consolidated profit and loss accounts. Cross currency interest rate swaps are used to hedge the interest payments on foreign currency denominated debt.

Fair value of financial instruments

The Company does not enter into financial instruments for trading or speculative purposes. The carrying amounts of financial instruments classified as current assets and liabilities approximate their fair value due to their short maturities. The fair values of non-current financial instruments are based on market quotes, current interest rates or management estimates as appropriate.

Reclassifications

Certain reclassifications and additional disclosures have been made to prior-year financial statements to conform to the current year presentation.

International Financial Reporting Standards

The Company has initiated a project to manage the transition from UK GAAP to International Financial Reporting Standards (“IFRS”) and has begun the process of (i) interpreting the accounting standards that will apply from 2005 reporting onwards, (ii) setting its future accounting policies in accordance with IFRS, and (iii) identifying the detailed accounting and disclosure requirements that may necessitate changes to the financial information systems. As this project is still ongoing, the Company is not in a position to quantify the full effect of the differences between IFRS and UK GAAP on the Company’s results of operations or financial position.

3. Turnover

	Year ended December 31,
	2002	2003	2004
	(in thousands)
Provision of telecommunication services	£257,924	£283,880	£262,731
Long term IRU agreements	4,355	4,140	7,158

Total turnover	£262,279	£288,020	£269,889

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

The Company operates as one business segment with turnover derived from two types of third party customers, commercial customers and carrier customers located in the UK, and from Group Companies. The commercial customers are made up of public sector clients, rail industry and other commercial organizations. The carrier customers are mobile and fixed line operators with capacity requirements in the UK. The Company services these customers with assets and personnel located in the UK.

The following represents a summary of turnover by type of customer:

	Year ended December 31,
	2002	2003	2004
	(in thousands)
Commercial	£215,894	£235,757	£235,301
Carrier	44,530	50,948	33,984

	260,424	286,705	269,285
Group Companies	1,855	1,315	604

Total turnover	£262,279	£288,020	£269,889

4. Cost of sales, gross profit and other operating expenses

	Cost of sales	Gross profit	Distribution costs	Administrative expenses	Operating profit/(loss)
	(in thousands)
Year ended December 31, 2002
Continuing operations	£(219,835)	£42,444	£(12,276)	£(73,195)	£(43,027)
Discontinued operations	—	—	—	(1,336)	(1,336)

Total	£(219,835)	£42,444	£(12,276)	£(74,531)	£(44,363)

Year ended December 31, 2003
Continuing operations	£(199,124)	£88,896	£(9,647)	£(54,424)	£24,825

Year ended December 31, 2004
Continuing operations	£(177,283)	£92,606	£(10,128)	£(36,973)	£45,505

Discontinued operations comprise the Company’s cellular operations, which were not consistent with the Company’s strategic objectives. The trade and assets associated with this business were sold to a third party in January 2002.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

5. Profit/(loss) on ordinary activities before taxation

	Year ended December 31,
	2002	2003	2004
	(in thousands)
Profit/(loss) on ordinary activities has been arrived at after charging/ (crediting):
Auditors’ remuneration and expenses:	£151	£118	£162
Depreciation of tangible fixed assets (Note 12):
—owned assets	33,082	35,073	33,603
—leased assets	3,455	758	830
Payments under operating leases:
—hire of plant and machinery	22,579	21,155	22,878
—other operating leases	7,749	8,413	8,425
Receipts under operating lease sublets	(825)	(813)	(826)
Loss on disposal of discontinued operations	1,336	—	—
Loss on disposal of assets	7,585	—	6
Exceptional cost—redundancy costs (Note 18)	7,471	594	737
Exceptional cost—facility closings (Note 18)	14,174	2,096	—
Exceptional gain—release of restructuring provision (Note 18)	—	(1,450)	(1,112)
Exceptional gain—rates rebate arising from reduction in agreed rateable value	(7,452)	(3,260)	(2,114)

Arthur Andersen resigned as the Company’s auditor effective July 31, 2002 and was replaced by Deloitte & Touche. Deloitte & Touche converted to LLP status on August 1, 2003. The figures above for Deloitte & Touche LLP cover both Deloitte & Touche and Deloitte & Touche LLP. Deloitte & Touche LLP resigned as the Company’s auditor effective December 14, 2004, and was replaced by Ernst & Young LLP.

6. Finance charges, net

	Year ended December 31,
	2002	2003	2004
	(in thousands)
Interest payable and similar charges
Finance charges on hire purchase contracts and finance leases	£(3,991)	£(3,417)	£(1,391)
Unwinding of discount on provisions and other long-term liabilities	—	(1,676)	(1,428)
Interest payable on STT Bridge Loan Facility	—	—	(3,023)
Interest payable on Senior Secured Notes	—	—	(598)
Amortization of deferred finance charges	—	—	(26)
Interest payable on bank loans and overdrafts	—	(3)	(6)
Other interest payable	(108)	(377)	(22)

	(4,099)	(5,473)	(6,494)

Interest receivable and similar income
Finance lease interest receivable	1,010	683	497
Interest receivable on cash and investments	1,683	1,037	1,210

	2,693	1,720	1,707

Finance charges, net	£(1,406)	£(3,753)	£(4,787)

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

7. Pension schemes

The Company’s employees participate in two occupational pension schemes, the Global Crossing Pension Scheme (the “Global Scheme”) and the Global Crossing Shared Cost Section of the Railways Pension Scheme (the “Railways Scheme”). The assets of these schemes are held separately from those of the Company in independently administered trusts. Contributions to the schemes in respect of the Company’s defined benefit obligations are charged to the consolidated profit and loss accounts so as to spread the cost of pensions over employees’ working lives with the Company. Pension costs for the years ended December 31, 2002, 2003 and 2004 were £2.1 million, £1.7 million and £1.7 million, respectively.

The Global Crossing Pension Scheme

The Global Scheme is an occupational pension scheme with two sections. The defined contribution section is used to provide ongoing pension benefits for its employees. The defined benefit section provides for each employee who was a member of a Racal pension scheme at May 24, 2000, a benefit that represents the additional pension arising from pay increases over and above the statutory revaluation that is applied to the benefits earned in the relevant Racal scheme prior to that date. No further defined benefit entitlements are accruing.

The Company’s pension obligations are assessed by a qualified actuary on the basis of triennial valuations. The most recent formal valuation of the Global Scheme at March 31, 2004 has been completed using the projected unit credit funding method. Provisional calculations have been conducted by a qualified actuary for the purposes of estimating the Company’s pension charge for the year and the Global Scheme’s liabilities at December 31, 2004. The employer made annual contributions to the defined benefit section of £0.3 million, £0.2 million and £0.2 million for the years ended December 31, 2002, 2003 and 2004, respectively.

The Global Scheme also provides defined contribution benefits and the cost for the years ended December 31, 2002, 2003 and 2004 was £1.9 million, £1.4 million and £1.4 million, respectively.

The Global Crossing Shared Cost Section of the Railways Pension Scheme

The Company’s pension obligations are assessed by a qualified actuary on the basis of triennial valuations. The last full valuation of the Railways Scheme was carried out at December 31, 2001, using the projected unit method. This valuation was updated to December 31, 2004. A full actuarial valuation at December 31, 2004 is currently in progress and will be available by December 31, 2005.

The assumptions that have the most significant effects on the results of the valuation are those relating the rate of return on investments to the rates of increase to salaries and pensions. It was assumed that investment returns would be at 5.68% per annum and 6.30% per annum for existing assets and new investments respectively, that salary inflation would average 4.0% per annum and that present and future pensions that are guaranteed to increase in line with limited price indexation would increase at the rate of 2.5% per annum.

The most recent actuarial valuation of the Railways Scheme shows that the market value of the scheme’s assets was £26.9 million and that the actuarial value of those assets represented 114% of the benefits that had accrued to members after allowing for expected future increases in earnings. The contributions of the Group Companies and employees remain at 7.5% and 5% of earnings respectively.

The employer contribution rate to the scheme for the year ended December 31, 2004 was 7.5% of pensionable salary benefits. The costs of the scheme are paid 60% by the Company and 40% by the employees. The sharing of the cost in this manner has been recognized when determining the net pension asset (i.e. a surplus attributable to employees has been identified) and the employer’s current service cost, the expected return on the plan assets and interest on pension liabilities (these items are derived by taking 60% of the full charge).

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

The employer made annual contributions to the defined benefit section of £0.4 million, £0.1 million and £0.1 million for the years ended December 31, 2002, 2003 and 2004, respectively.

Both Pension Schemes

The total defined benefit cost was £0.2 million, £0.3 million and £0.2 million for the years ended December 31, 2002, 2003 and 2004, respectively. This included £0.1 million, £0.1 million and £0.1 million in respect of the amortization of surpluses/deficits that are being recognized over 10 years and 13 years (the average remaining service life of employees in the Global Scheme and Railways Scheme, respectively).

A total prepayment of £2.4 million (representing a provision of £0.7 million for the Global Scheme and a prepayment of £3.1 million for the Railways Scheme) in compliance with the reporting requirements of Statement of Standard Accounting Practice (“SSAP”) 24, “Accounting for Pension Costs,” is included under ‘Debtors: amounts receivable in more than one year’ in the consolidated balance sheet at December 31, 2004. At December 31, 2003, a total prepayment of £1.8 million is included under ‘Debtors: amounts receivable in more than one year’ in the consolidated balance sheets.

SSAP 24 disclosures

The figures included in the accounts in respect of the group pension scheme are based on an actuarial valuation carried out at March 31, 2004 for the Global Scheme and December 31, 2001 for the Railways Scheme. The valuation for the Railways Scheme does not take into account any impact of the fall in general stock market values since December 31, 2001. Any such impact will be reflected once FRS 17 is adopted, which is expected to be prior to the results of the next triennial valuations (at April 1, 2007 and December 31, 2004, respectively) being incorporated. The December 31, 2004 valuation for the Railway Scheme is underway and is expected to be incorporated during the year ended December 31, 2005.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

FRS 17 disclosures

In accordance with the transitional arrangements for the implementation of FRS 17, the following closing consolidated balance sheet information is given for each defined benefit scheme. The data provided as follows is based on a review conducted by a qualified independent actuary at December 31, 2002, 2003 and 2004 respectively:

	GC Shared Cost Section, Railways Pension Scheme			The Global Crossing Pension Scheme
	December 31,			December 31,
	2002	2003	2004	2002	2003	2004
Assumptions
Rate of increase in salaries (including merit/promotion)	4.00%	4.50%	3.75%	4.00%	4.50%	3.75%
Rate of increase of pensions in payment	2.00%	2.50%	2.75%	2.00%	2.50%	2.75%
Discount rate	5.50%	5.50%	5.25%	5.50%	5.50%	5.25%
Inflation assumption	2.00%	2.50%	2.75%	2.00%	2.50%	2.75%
Long-term expected rate of return
Fixed Interest Bonds	4.50%	4.75%	4.50%	4.50%	4.75%	4.50%
Equities	8.00%	8.25%	8.00%	8.00%	8.25%	8.00%
Other	8.00%	8.25%	8.00%	N/A	4.50%	4.25%

Average	7.70%	7.70%	7.30%	5.80%	6.10%	6.00%

	GC Shared Cost Section, Railways Pension Scheme			The Global Crossing Pension Scheme			Total
	December 31,			December 31,			December 31,
	2002	2003	2004	2002	2003	2004	2002	2003	2004
	(in thousands)
Balance Sheet
Fixed Interest Bonds	£2,003	£3,980	£2,530	£1,806	£1,250	£1,420	£3,809	£5,230	£3,950
Equities	15,644	17,670	19,540	1,013	1,050	1,470	16,657	18,720	21,010
Property	2,754	1,750	2,420	—	—	—	2,754	1,750	2,420
Other	—	—	1,290	—	400	440	—	400	1,730

Total market value of assets	20,401	23,400	25,780	2,819	2,700	3,330	23,220	26,100	29,110
Present value of scheme liability	(19,544)	(22,110)	(25,820)	(6,257)	(4,980)	(5,800)	(25,801)	(27,090)	(31,620)

Surplus/(deficit) in the scheme	857	1,290	(40)	(3,438)	(2,280)	(2,470)	(2,581)	(990)	(2,510)
Unrecoverable surplus	—	—	—	—	—	—	—	—	—
Surplus attributable to employees	(343)	(510)	16	—	—	—	(343)	(510)	16

Surplus/(deficit)	£514	£780	£(24)	£(3,438)	£(2,280)	£(2,470)	£(2,924)	£(1,500)	£(2,494)

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

	GC Shared Cost Section, Railways Pension Scheme			The Global Crossing Pension Scheme			Total
	December 31,			December 31,			December 31,
	2002	2003	2004	2002	2003	2004	2002	2003	2004
Analysis of the amount that would be charged to operating profit
Employer’s current service cost	£223	£250	£290	£210	£100	£110	£433	£350	£400

Analysis of the amount that would be credited to other finance income/(charged to other finance cost)
Expected return on pension plan assets	£1,213	£910	£1,070	£389	£160	£170	£1,602	£1,070	£1,240
Interest on pension liabilities	(782)	(630)	(740)	(462)	(340)	(280)	(1,244)	(970)	(1,020)

Net return	£431	£280	£330	£(73)	£(180)	£(110)	£358	£100	£220

Analysis of amount that would be recognized in consolidated Statements of Total Recognized Gains and Losses
Actual return less expected return on plan assets	£(5,924)	£3,400	£1,710	£274	£(260)	£330	£(5,650)	£3,140	£2,040
Experience gains/(losses) arising on plan liabilities	2,596	—	—	(583)	1,950	(850)	2,013	1,950	(850)
Changes in assumptions underlying the plan liabilities	—	(3,137)	(3,200)	(348)	(472)	280	(348)	(3,609)	(2,920)
Increase in unrecoverable surplus	—	—	—	—	—	—	—	—	—
Increase in surplus attributable to employees	1,104	(167)	526	—	—	—	1,104	(167)	526

Actuarial loss recognized in consolidated Statement of Total Recognized Gains and Losses	£(2,224)	£96	£(964)	£(657)	£1,218	£240	£(2,881)	£1,314	£(1,204)

Reconciliation of surplus/(deficit)
Surplus/(deficit) in plan at beginning of the year	£2,162	£514	£780	£(2,750)	£(3,438)	£(2,280)	£(588)	£(2,924)	£(1,500)
Employer’s current service cost	(223)	(250)	(290)	(210)	(100)	(110)	(433)	(350)	(400)
Employer’s contributions	368	140	120	252	220	270	620	360	390
Other finance income/(cost)	431	280	330	(73)	(180)	(110)	358	100	220
Actuarial gain/(loss)	(2,224)	96	(964)	(657)	1,218	(240)	(2,881)	1,314	(1,204)

Surplus/(deficit) in plan at end of the year	£514	£780	£(24)	£(3,438)	£(2,280)	£(2,470)	£(2,924)	£(1,500)	£(2,494)

History of experience of gains and losses
Actual return less expected return on plan assets amount	£(5,924)	£3,400	£1,710	£274	£(260)	£330	£(5,650)	£3,140	£2,040
Percentage of plan assets	(29)%	15%	7%	10%	(10)%	10%	24%	12%	7%
Experience gains/(losses) on plan liabilities amount	£2,596	£—	£—	£(583)	£1,950	£(850)	£2,013	£1,950	£(850)
Percentage of the present value of plan liabilities	13%	—%	—%	(9)%	39%	(15)%	8%	7%	(3)%
Total loss recognized in consolidated Statement of Total Recognized Gains and Losses amount	£(2,224)	£96	£(964)	£(657)	£1,218	£(240)	£(2,881)	£1,314	£(1,204)
Percentage of the present value of plan liabilities	(11)%	—%	(4)%	(11)%	25%	(4)%	(11)%	5%	(4)%

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

Had FRS 17 been fully adopted, the reserves and net asset position would have been as follows:

	December 31,
	2002	2003	2004
	(in thousands)
Equity shareholder’s deficit	£(467,416)	£(308,845)	£(159,167)
Less: pension fund asset under SSAP 24	(1,700)	(1,795)	(2,385)
Add: pension fund liability under FRS 17	(2,924)	(1,500)	(2,494)

Revised equity shareholder’s deficit	£(472,040)	£(312,140)	£(164,046)

8. Tax on profit/(loss) on ordinary activities

Reconciliation of tax charge

The tax differs from the standard rate of corporation tax in the UK of 30%. The differences are explained as follows:

	Year ended December 31,
	2002	2003	2004
	(in thousands)
Profit/(loss) on ordinary activities before taxation	£(45,769)	£21,072	£40,718

Tax on profit/(loss) at 30%	(13,731)	6,322	12,215

Factors affecting tax charge for the year:
Expenses not deductible for tax purposes	756	1,098	685
Taxable amounts credited to reserves	—	6,080	—
Deficit of tax allowances over book depreciation	(14,301)	(8,658)	(5,630)
Other timing differences	5,873	1,225	(14,479)
Unrecognized tax losses carried forward	8,805	—	7,209
Current year loss surrendered as group relief	12,598	—	—
Utilization of group relief	—	(281)	—
Utilization of losses brought forward	—	(5,786)	—

Current tax for the year	—	—	—
Deferred tax for the year	—	—	(5,064)

Total tax for the year	£—	£—	£(5,064)

There was no current taxation charge recorded during the years ended December 31, 2002, 2003, and 2004.

There was no deferred tax charge or credit in the years ended December 31, 2002 and 2003 as there was no deferred tax asset or liability recognized in these years. However, at the end of each of these years there was a significant deferred tax asset, which has been principally generated by the Company’s losses to date. This deferred tax asset was not recognized due to the uncertainty surrounding its crystallization. In the year ended December 31, 2004, the Company recognized a £5.1 million deferred tax asset, and corresponding deferred tax benefit, due to sufficient positive evidence of the future realization of those assets.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

Net deferred tax assets and liabilities are as follows:

	December 31,
	2003	2004
	(in thousands)
Accelerated capital allowances	£10,389	£3,713
Other timing differences	19,408	430
Tax losses available	53,801	77,313

	83,598	81,456
Deferred tax assets – not provided	(83,598)	(76,392)

	£—	£5,064

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

The Company’s tax loss carryforward was £179.3 million and £258.0 million at December 31, 2003 and 2004, respectively.

9. Reconciliation of operating profit to operating cash flows

	Year ended December 31,
	2002	2003	2004
	(in thousands)
Operating profit/(loss)	£(44,363)	£24,825	£45,505
Loss on disposal of assets	7,585	—	6
Depreciation	36,537	35,831	34,433
Working capital:
Decrease/(increase) in debtors	4,159	(5,404)	38,744
Increase in pension funding	(460)	(95)	(590)
Increase/(decrease) in creditors	54,272	8,915	(54,989)
Increase/(decrease) in provisions	12,685	(2,282)	(4,197)

Net cash inflow from operating activities	£70,415	£61,790	£58,912

Analysis of cash flows
Return on investments and servicing of finance:
Interest received	£1,683	£1,037	£1,317
Interest element of finance lease receivables	1,010	683	355
Interest paid	(108)	(380)	(3,028)
Interest element of finance lease obligations	(3,991)	(3,417)	(3,662)

Total return on investments and servicing of finance	£(1,406)	£(2,077)	£(5,018)

Capital expenditure:
Payments to acquire tangible fixed assets	£(57,589)	£(28,239)	£(7,811)
Receipts from sales of tangible fixed assets	2,530	—	—

Total capital expenditure	£(55,059)	£(28,239)	£(7,811)

Management of liquid resources:
Change in short term deposits	£(37,000)	£2,000	£14,273

Financing:
Repayments of loans provided by group companies	£—	£(19,403)	£(334,147)
Loans provided by group companies	27,138	100	160
STT Bridge Loan Facility	—	—	68,570
Senior Secured Notes	—	—	196,095
Repayment of capital lease obligations	(6,976)	(7,789)	(7,704)
Receipt from capital leases	4,222	4,456	1,733

Total financing	£24,384	£(22,636)	£(75,293)

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

10. Analysis of changes in net debt

	Cash	Loans due to Group Companies	Finance leases	STT Bridge Loan Facility	Senior Secured Notes	Short term deposits	Total
	(in thousands)
At January 1, 2002	£3,231	£(444,778)	£(52,180)	£—	£—	£—	£(493,727)
Cash flows	1,334	(27,138)	6,976	—	—	37,000	18,172
Other changes	—	5,707	(1,306)	—	—	—	4,401

At December 31, 2002	4,565	(466,209)	(46,510)	—	—	37,000	(471,154)
Cash flows	10,838	19,303	7,789	—	—	(2,000)	35,930
Other changes	—	117,972	(4,212)	—	—	—	113,760

At December 31, 2003	15,403	(328,934)	(42,933)	—	—	35,000	(321,464)
Cash flows	(14,937)	333,987	7,704	(68,570)	(196,095)	(14,273)	47,816
Other changes	—	(5,053)	(4,386)	68,570	760	—	59,891

At December 31, 2004	£466	£—	£(39,615)	£—	£(195,335)	£20,727	£(213,757)

11. Goodwill

Goodwill comprised the following at December 31, 2002, 2003 and 2004:

Goodwill
(in thousands)
Cost	£28,535
Depreciation and impairment	(28,535)

Net book value	£—

A review undertaken by the directors showed that the Company’s assets at December 31, 2000 were impaired. In accordance with the provisions of FRS 11, “Impairment of Fixed Assets and Goodwill” (“FRS 11”), the impairment charge was allocated first against goodwill, with the remainder being recorded as an impairment of tangible fixed assets. The net book value of goodwill was reduced to £nil in the 2000 financial statements, causing an exceptional expense within administrative expenses. The impairment review in relation to the 2002, 2003 and 2004 financial statements confirmed that the carrying value of goodwill remains £nil.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

12. Tangible fixed assets

	Leasehold improvements	Fixtures and fittings, tools and equipment	Network assets	Total
	(in thousands)
Cost
At January 1, 2004	£15,644	£34,401	£680,867	£730,912
Reclassifications	306	(315)	9	—
Additions	358	1,615	32,980	34,953
Disposals	—	(48)	—	(48)

At December 31, 2004	£16,308	£35,653	£713,856	£765,817

Depreciation
At January 1, 2004	£(10,875)	£(31,304)	£(502,752)	£(544,931)
Charge for the year	(664)	(681)	(33,088)	(34,433)
Disposals	—	24	—	24

At December 31, 2004	£(11,539)	£(31,961)	£(535,840)	£(579,340)

Net book value
At December 31, 2004	£4,769	£3,692	£178,016	£186,477

At December 31, 2003	£4,769	£3,097	£178,115	£185,981

The Company’s network assets include finance leases, operating leases and construction in process. At December 31, 2003 and 2004, the net book value of assets held under finance leases and hire purchase contracts was £6.5 million and £11.8 million, respectively. The Company subleased certain of these assets and received rental payments of £5.2 million, £5.1 million and £2.2 million in the years ended December 31, 2002, 2003 and 2004, respectively. The cost and accumulated depreciation of assets held to lease out under operating leases at December 31, 2003 and 2004 was £1.1 million giving a net book value of £nil. The cost and net book value of construction in progress (which is not depreciated) at December 31, 2003 and 2004 was £8.8 million and £5.4 million, respectively.

Impairment of tangible assets

During the year ended December 31, 2001, the Company recorded a £66.4 million impairment charge in accordance with FRS 11. This impairment review was updated in 2002, 2003 and 2004, and the directors believe no additional asset impairment charge is required for any of these years. In reaching this assessment, the directors have followed the provisions of FRS 11 and have considered the forecasted cash flows of the business.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

13. Debtors

	December 31,
	2003	2004
	(in thousands)
Amounts receivable in less than one year:
Trade debtors (billed)	£45,894	£44,371
Provisions	(5,887)	(4,038)

Trade debtors, net	40,007	40,333
Amounts receivable from Group Companies (Note 22)	42,972	3,802
Other debtors	10,822	1,095
Prepayments	13,060	15,615
Accrued income	5,896	3,754
Amounts receivable under finance leases	1,832	539
Value added tax	278	—

	114,867	65,138

Amounts receivable in more than one year:
Prepayments and accrued income	6,226	5,684
Amounts receivable under finance leases	4,231	3,744
Trade debtors	1,593	1,545
Deferred tax asset (Note 8)	—	5,064
SSAP 24 pension prepayment (Note 7)	1,795	2,385

	13,845	18,422

Total amounts due	£128,712	£83,560

Trade debtors are stated net of provisions for doubtful accounts and credit notes. The movement in the provisions is as follows:

	Year ended December 31,
	2002	2003	2004
	(in thousands)
Balance at beginning of year	£16,008	£11,301	£5,887
Charged to profit/(loss) during the year	15,377	8,194	3,822
Utilised during the year	(20,084)	(13,608)	(5,671)

Balance at end of year	£11,301	£5,887	£4,038

14. Creditors: amounts falling due within one year

	December 31,
	2003	2004
	(in thousands)
Trade creditors	£35,120	£30,836
Amounts owed to Group Companies (Note 22)	395,927	5,743
Other creditors	1,074	3,115
Obligations under finance leases and hire purchase contracts (Note 15)	7,850	6,709
Other taxes and social security costs	728	758
Accruals	25,064	16,570
Deferred income	26,182	30,230

	£491,945	£93,961

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

15. Creditors: amounts falling due after more than one year

	December 31,
	2003	2004
	(in thousands)
Obligations under finance leases and hire purchase contracts	£35,083	£32,906
Senior Secured Notes (Note 16)	—	195,335
Other creditors	1,303	1,564
Deferred income	129,053	114,154

	£165,439	£343,959

Obligations under finance leases and hire purchase contracts:
Falling due within one year	£7,850	£6,709
Falling due between two and five years	18,533	21,390
Falling due after five years	16,550	11,516

	£42,933	£39,615

Obligations under finance leases and hire purchase contracts are secured against hybrid transmitter networks and bear finance charges at rates ranging from 8.4% to 11.7% per annum.

16. Debt

Senior Secured Notes consists of the following:

	December 31,
	2003	2004
	(in thousands)
10.75% US Dollar Senior Secured Notes, due 2014, net of unamortized discount of £1.5 million and deferred financing costs of £5.2 million	—	£97,092
11.75% Pound Senior Secured Notes, due 2014, net of unamortized discount of £1.5 million and deferred financing costs of £5.3 million	—	98,243

	—	£195,335

Senior Secured Notes

As discussed in Note 1, on December 23, 2004, GC Finance issued $200.0 million in aggregate principal amount of 10.75% United States denominated senior secured notes (the “US Dollar Senior Secured Notes”) and £105.0 million in aggregate principal amount of 11.75% Pound sterling senior secured notes (collectively, the “Senior Secured Notes”). The Senior Secured Notes were issued at a discount of approximately £3.1 million. The Senior Secured Notes mature on the tenth anniversary of their issuance with interest due and payable each June 15 and December 15. The discount and the fees associated with the issuance of the Senior Secured Notes are amortized over the term of the notes on the effective interest rate method.

The Senior Secured Notes are senior obligations of GC Finance and rank equal in right of payment with all of its future debt. GCUK has guaranteed the Senior Secured Notes as a senior obligation ranking equal in right of payment with all of its existing and future senior debt. The Senior Secured Notes are secured by certain assets of the Company, including the capital stock of GC Finance.

GC Finance may redeem the Senior Secured Notes in whole or in part, at any time on or after December 15, 2009, at redemption prices decreasing from 105.375% (for the US Dollar Senior Secured Notes) or 105.875% (for the pounds sterling denominated notes) in 2009 to 100% of the principal amount in 2012 and thereafter. At any time before December 15, 2009, GC Finance may redeem either or both series of notes, in whole or in part, by paying a “make-whole” premium, calculated in accordance with the Senior Secured Notes indenture. GC Finance may also redeem up to 35% of the principal amount of either series of notes before December 15, 2007 using the proceeds of certain equity offerings. GC Finance may also redeem either or both series of notes, in whole but not in part, upon certain changes in tax laws and regulations.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

The Senior Secured Notes were issued under an indenture, which includes covenants and events of default that are customary for high-yield senior note issuances. The indenture governing the Senior Secured Notes limits the Company’s ability to, among other things: (i) incur or guarantee additional indebtedness, (ii) pay dividends or make other distributions to repurchase or redeem its stock; (iii) make investments or other restricted payments, (iv) create liens; (v) enter into certain transactions with affiliates (vi) enter into agreements that restrict the ability of its material subsidiaries to pay dividends; and (vii) consolidate, merge or sell all or substantially all of its assets.

A loan or dividend payment by the Company to GCL or other Group Companies is a restricted payment under the indenture governing the Senior Secured Notes. The indenture permits certain restricted payments including, subject to certain restrictions, upstreaming at least 50% of the Company’s operating cash flow as defined in the indenture.

Retired STT Bridge Loan Facility

On May 18, 2004, the Company entered into an agreement with a subsidiary of Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”), GCL’s controlling shareholder, to provide it with up to $100.0 million in financing under a senior secured loan facility (the “STT Bridge Loan Facility”). This agreement was amended on November 2, 2004 to increase the availability thereunder to $125 million. The entire $125.0 million under the STT Bridge Loan Facility was borrowed as of November 5, 2004. The Facility was initially scheduled to mature on December 31, 2004 and initially bore interest at a rate equal to one-month London interbank offered rate (“LIBOR”) plus 9.9%. Every 90 days after May 18, 2004 closing, the spread over LIBOR increased by 0.5%. In addition, the Company was required to pay a fee of 1.0% per annum on any undrawn portion of the STT Bridge Loan Facility. On December 23, 2004, the Facility was terminated as part of the debt restructuring discussed in Note 1.

17. Provisions for liabilities and charges

	Decommissioning costs	Dilapidations	Facility closings (Note 18)	Total
	(in thousands)
At January 1, 2004	£146	£2,579	£13,836	£16,561
Amounts credited to the profit and loss account	—	(167)	(1,112)	(1,279)
Adjustments arising from unwinding of discount	—	153	1,208	1,361
Adjustments arising from changes in discount rate	—	67	—	67
Utilized in the year	(146)	(248)	(3,835)	(4,229)

At December 31, 2004	£—	£2,384	£10,097	£12,481

The provision for decommissioning represented the estimated costs of decommissioning the Company’s equipment installed at third party premises on the expiration of a long-term contract. The Company fully utilized this provision during the year ended December 31, 2004.

The dilapidation provision is the estimated costs required to return leased properties to their original state in accordance with the respective third party lease agreements based on the estimated present value of the obligation utilizing an appropriate discount rate. The Company has entered into various property leases that primarily expire between 1 year and 115 years from the balance sheet date.

18. Restructuring costs

As a result of the slowdown in the telecommunications industry, the Company’s Board of Directors approved a restructuring plan which resulted in the elimination of approximately 338, 285, 11, and 33 positions during the years ended December 31, 2001, 2002, 2003 and 2004, respectively, across the Company’s business functions and job classes.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

In 2002, as part of the plan, the Company implemented a significant consolidation of offices and other real estate facilities. As a result of these initiatives, the Company vacated approximately 129,000, and 11,000 square feet of space during the years ended December 31, 2002 and 2003 and recorded provisions for continuing building lease obligations and estimated broker commissions, offset by anticipated third party sublease payments. Also, during 2003 the Company reassessed the adequacy of the restructuring provision and determined the restructuring provision had to be increased due to the weak market for subletting the space.

The table below details the movements in the restructuring reserve for the years ended December 31, 2001, 2002, 2003 and 2004:

	Employee Redundancies	Facility Closings	Total
	(in thousands)
Balance at January 1, 2001	£—	£—	£—
Charges to the profit and loss accounts	6,657	—	6,657
Utilized in the year	(6,409)	—	(6,409)

Balance at December 31, 2001	248	—	248
Charges to the profit and loss accounts	7,471	14,174	21,645
Utilized in the year	(6,129)	—	(6,129)

Balance at December 31, 2002	1,590	14,174	15,764
Charges to the profit and loss accounts	594	2,096	2,690
Provision release	(1,450)	—	(1,450)
Adjustment arising from unwinding of discount	—	1,338	1,338
Adjustment arising from change in discount rate	—	417	417
Utilized in the year	(734)	(4,189)	(4,923)

Balance at December 31, 2003	—	13,836	13,836

Charges to the profit and loss accounts	737	—	737
Provision release	—	(1,112)	(1,112)
Adjustment from unwinding of discount	—	1,208	1,208
Utilized in the year	(462)	(3,835)	(4,297)

Balance at December 31, 2004	£275	£10,097	£10,372

Employee redundancy payments are expected to be made in 2005. The remaining facilities closing payments are expected to be made over the life of the associated lease agreements which terminate between the years 2010 and 2021.

19. Called-up share capital

	December 31,
	2003	2004
	(in thousands)
Authorized
2,000,000 ordinary shares of £1 each	£2,000	£2,000

Called-up, allotted and fully paid
100,000 and 101,000 ordinary shares of £1 each at December 31, 2003 and 2004, respectively	£100	£101

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

Effective December 31, 2004, the Company purchased £21.9 million of assets from GC Bidco, in exchange for 1,000 shares of the Company’s £1 par value ordinary shares. GC Bidco purchased these assets from other Group Companies for £21.9 million which represented the net book value of the assets on the date of acquisition.

20. Movement on profit and loss account

	Year ended December 31,
	2002	2003	2004
	(in thousands)
Retained loss at beginning of year	£(421,747)	£(467,516)	£(308,945)
Profit/(loss) for the year	(45,769)	21,072	45,782
Capital contribution (Note 22)	—	137,499	82,000

Retained loss at end of year	£(467,516)	£(308,945)	£(181,163)

21. Reconciliation of movements in equity shareholder’s deficit

	Year ended December 31,
	2002	2003	2004
	(in thousands)
Opening equity shareholder’s deficit	£(421,647)	£(467,416)	£(308,845)
Profit/(loss) for the year	(45,769)	21,072	45,782
Issuance of shares (Note 19)	—	—	21,896
Capital contribution (Note 22)	—	137,499	82,000

Closing equity shareholder’s deficit	£(467,416)	£(308,845)	£(159,167)

22. Related parties

Transactions with Group Companies

The Company has a number of operating and financial relationships with GCL and other Group Companies. For example, the Company benefits from a broad range of corporate functions conducted by the GC Group, including senior management activities, human resources, corporate development and other functions and services. In addition, the Company has historically assisted the GC Group in terminating voice traffic within the UK while the GC Group assists the Company with terminating international voice traffic. In addition, the Company shares certain portions of its network with the GC Group, as well as certain personnel who may have functional responsibilities for both its business and GC Group’s European and global businesses. The Company also shares tax losses accrued by it and some of its affiliates with other UK entities of the GC Group (the “UK Group”).

These functions and services are performed by various members of the GC Group and the costs are allocated using various methods. Prior to 2004, the resulting related party debtor and creditor balances were generally not settled in cash between the Group Companies; rather the balances fluctuated as a result of these various transactions. During the years ended December 31, 2003 and 2004 a net of £21.9 million and £21.0 million, respectively, of these creditor balances were forgiven as described below.

The costs of these functions and services have historically been allocated on a basis that the GC Group believes is a reasonable reflection of the utilization of each service provided to, or the benefit received by, each of the Group Companies. The allocated costs, while reasonable, may not necessarily be indicative of the costs that would have been incurred by the Company if it had performed these functions or received these services as a stand-alone entity.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

In connection with its recapitalization during the fourth quarter of 2004, the Company entered into a series of intercompany agreements with the GC Group that were effective as of October 1, 2004 to formally document the way in which these relationships are governed and formalize the method of payment for the services under these agreements. Fees for these services are generally estimated and paid quarterly, with an annual make-whole payment for any outstanding amounts. The intercompany agreements are substantially the same as those that have informally governed the relationship between the GC Group and the Company, with the exception of the payment terms. The Company’s Board of Directors approved the terms of each of the intercompany agreements. The intercompany agreements may be terminated (i) at the request of any party to such agreement with one year’s prior written notice or (ii) immediately in the event of a change of control under the indenture governing the Senior Secured Notes or the maturity, redemption or defeasance of the Senior Secured Notes, in each case pursuant to the terms of the indenture governing the notes.

Corporate services

Corporate services include costs associated with operating expenses and administrative costs. The total costs of these functions and services are allotted to the Group Companies based on a worldwide allocation. The worldwide allocation is based on a pro rata allocation of turnover, net tangible assets, headcount, or a combination thereof, which varies for the type of costs being allocated. The factor applied to each type of cost is based on the factor(s) most closely aligned with that cost.

Operating expenses include office and facilities costs, depreciation and amortization of certain shared assets, and network engineering all of which are charged based on a pro rata allocation of net tangible fixed assets. Administrative services include tax, finance and accounting, information systems, human resources, management, legal, administrative, risk management and charitable contributions. Costs for tax, finance and accounting, mergers and acquisition services, corporate development, product development, management, legal, administrative, and risk management services are charged based on the Company’s turnover relative to the other Group Companies. Information services and human resource costs are charged based on a pro rata allocation of headcount. Other administrative costs are allocated based on turnover or turnover and net tangible fixed assets. The total cost of the services included in administrative expenses in the consolidated profit and loss accounts was £4.7 million, £11.7 million, and £3.9 million for the years ended December 31, 2002, 2003 and 2004, respectively. The total actual cost of services related to the year ended December 31, 2004 was £6.6 million; however, a £2.7 million credit was also recorded during the year due to a reassessment of the costs recharged by the GC Group during the year ended December 31, 2003.

Shared resources

The Company provides Group Companies, on a non-exclusive basis, the use of certain of its assets, and the Group Companies provide the Company the use of certain of its assets, on a non-exclusive basis. Such assets include staffing and administrative assets, fiber, leased circuits, network equipment, racking space, real estate and such other assets as reasonably deemed necessary for the relevant network’s efficient operation. The parties to these intercompany shared resources agreements are charged based on (i) the market price for fiber, leased circuits, racking space, and network equipment; (ii) a pro rata allocation for staffing and administrative assets based on either a reasonable estimate of resources committed or a reasonable estimate of time spent of such services, plus a reasonable markup in accordance with the Transfer Pricing Guidelines for Multinational Enterprises and Tax Administration of the Organization for Economic Co-operation and Development; and (iii) the share of lease or carry costs based on a percentage of square meter usage for real estate. Fees for these services are estimated and paid quarterly, with an annual make-whole payment for any outstanding amounts. The net cost of the use of these assets included in administrative expenses in the consolidated profit and loss accounts was £2.3 million, £0.9 million and £0.6 million, for the years ended December 31, 2002, 2003, and 2004, respectively. In addition, the Company makes payments, primarily payroll, on behalf of a Group Company, and is reimbursed for these payments. These transactions have no impact on the consolidated profit and loss accounts.

Voice termination services

The Company carries international voice traffic and terminates calls on behalf of certain Group Companies. These Group Companies provide the Company with similar services. The costs of these services are incurred by the company that carries the traffic or terminates the call, while the corresponding customer contract, and therefore turnover, is held by a different entity. The Company which incurs these costs charges a corresponding amount to the Group Company which holds the customer contract. The charges to

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

GCE and GCT resulted in a reduction to the Company’s cost of sales of £1.2 million, £11.5 million and £12.5 million during the years ended, December 31, 2002, 2003 and 2004, respectively.

In addition, during the years ended December 31, 2002, 2003 and 2004, the Company sold £1.9 million, £1.3 million and £0.6 million, respectively, of capacity on its network to Group companies, which was recognized as turnover.

Other transactions

Tax sharing

The Company and the UK Group share tax losses as allowed by UK tax law. Under the tax sharing, losses can be utilized by any entity within the UK Group in the period in which they are generated.

Prior to 2004, there was no formal arrangement in place that provided for compensation between the entities in relation to the losses obtained or forgiven. As a result, the entity which surrendered its tax loss was not compensated by the other UK Group company that benefited. During the year ended December 31, 2002, the Company surrendered tax benefits of £12.6 million to other UK Group Companies. During the year ended December 31, 2003, the Company received £0.3 million of tax benefits surrendered by other UK Group Companies. There was no accounting recognition of these transactions because the losses were not recorded due to uncertainty over the ability to utilize and because there was no compensation for losses surrendered.

The Company entered into a formal tax agreement with GCL, which was effective October 1, 2004, that established the basis of conduct for certain tax matters in the UK, including the surrender of tax losses and the reallocation of income or gains where permitted by UK tax law, between the Company and other Group Companies subject to tax in the UK. The claimant company will pay the surrendering company an amount equal to the amount surrendered multiplied by the average corporate tax rate for the period in which relief is deemed. There was no tax sharing during the year ended December 31, 2004.

Non-monetary transactions

Effective December 31, 2004, the Company purchased £21.9 million of assets from GC Bidco, in exchange for 1,000 shares of the Company’s £1 par value ordinary shares. The assets were purchased at GC Bidco’s net book value and will be amortized over the remaining useful lives. Such assets include fiber, network equipment, and certain computer software and hardware equipment. The Company intends to lease the use of the purchased assets to other Group Companies in 2005.

Other

During the years ended December 31, 2002, 2003 and 2004, the Company incurred £1.9 million, £2.2 million and £2.2 million, respectively, of lease costs for certain office space for which other members of the GC Group, specifically, GC Pan European Crossing Networks BV (“GC PEC Networks”) and GC Pan European Crossing UK Ltd (“GC PEC UK”) are contractually liable. (See Note 24.)

The Company has certain employees that are eligible to receive stock based compensation awards in connection with certain GCL plans. These include, but are not limited to, stock options, stock appreciation rights and restricted stock units. The Company is not charged for any compensation expense associated with the granting of these awards to its employees by GCL. During the years ended December 31, 2003 and 2004, there were three and five employees, respectively, who received such awards.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

The debtor and creditor balances as a result of the aforementioned transactions with Group Companies are as follows:

	December 31,
	2003	2004
	(in thousands)
Debtor balances due from:
South American Crossing Ltd	£34,732	£—
Global Crossing Services Europe Ltd	—	3,604
GT UK Ltd	1,343	—
Global Crossing Telecommunications Inc	4,042	—
Other Group Companies	2,855	198

	£42,972	£3,802

Credit balances due to:
Global Crossing Development Co	£16,294	£4,341
Global Crossing Network Services Ltd	16,881	—
Global Crossing Europe Ltd	11,808	1,137
Global Crossing Telecommunications Inc	7,080	—
South American Crossing Ltd	6,621	—
Global Crossing (Bidco) Limited	5,164	—
Other Group Companies	3,145	265

	£66,993	£5,743

Loans from and to Group Companies

The intercompany loans due to Group Companies are as follows:

	December 31,
	2003	2004
	(in thousands)
GC Bidco	£328,834	£—
Other Group Companies	100	—

	£328,934	£—

The average intercompany loan balances outstanding are as follows:

	Year ended December 31,
	2002	2003	2004
	(in thousands)
GC Bidco	£448,301	£436,007	£262,314
Global Crossing Holdings Ltd	17,487	9,903	—

	£465,788	£445,910	£262,314

Through 2002, the Company received non interest bearing loans, primarily from GC Bidco, in order to fund its daily operations. These loans had no established repayment terms and were due on demand. During the year ended December 31, 2003 when the Company became profitable and cash generative, the £19.4 million Global Crossing Holding Ltd loan was repaid at the request of Old GCL. During the year ended December 31, 2004, the Company repaid £334.1 million of the loans from Group Companies. In

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

addition, during the years ended December 31, 2003 and 2004, £115.6 million and £61.0 million, respectively, of the loans were forgiven, as described below.

The Company has not historically made significant loans to Group Companies. Under the terms of the indenture governing the convertible notes of GCL, loans from the Company made to GCL or another Group Company must be subordinated to the payment of obligations under the GCL’s convertible notes. The terms of any intercompany loan by the Company to GCL or another Group Company must be agreed by the Board of Directors of the Company.

Intercompany debt guarantee and balance waivers

The Company was party to a guarantee agreement whereby GCL’s Senior Secured Notes were secured by an interest over certain of the Company’s assets and a pledge of the capital stock of the Company by GC Bidco. In connection with this guarantee and as compensation to the Company, a number of intercompany claims of Old GCL and other members of the GC Group were forgiven during the year ended December 31, 2003. In connection with its recapitalization during the fourth quarter of 2004, additional intercompany balances were waived. The following summarizes the intercompany debtor and creditor balances forgiven:

	Year ended December 31,
	2003	2004
	(in thousands)
Debtor balances due from:
Global Crossing International Networks Ltd	£—	£6,680
Global Crossing Ireland Limited	12,711	—
International Optical Network Ltd	—	1,019
GT UK Ltd	4,942	1,418
Global Crossing Network Centre (UK) Ltd	1,833	—
Global Crossing North America Inc	1,047	—
ALC Communications Corporation	2,020	—
Other Group Companies	2,220	895

	£24,773	£10,012

Creditor balances due to:
Global Crossing Development Co	£22,923	£—
GC Pan European Crossing UK Ltd	20,592	—
Global Crossing Communications International Ltd	—	16,881
Global Crossing Bidco Ltd	—	12,074
Global Crossing Holdings Ltd	2,997	—
Global Crossing Ireland Ltd	—	1,544
Other Group Companies	150	470

	46,662	30,969
Loan due to Global Crossing (Bidco) Limited	115,610	60,876
Other Group Companies	—	167

	115,610	61,043

Net intercompany creditor balance waived	£137,499	£82,000

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

23. Ultimate parent company and controlling party

At December 31, 2004, the Company’s directors regarded Temasek Holdings (Private) Limited (“Temasek”), a company incorporated in the Republic of Singapore, as the ultimate parent company and ultimate controlling party. The largest group, which includes the Company and for which financial results are prepared, is that headed by Temasek, whose registered office is 60B Orchard Road, # 06-18, Tower 2, Singapore 238891.

The Company’s immediate parent company is GC Bidco, a company registered in England and Wales. The consolidated financial statements of GC Bidco include the results of the Company and are available to the public from Companies House.

24. Commitments and contingencies

Leases

The Company had annual commitments under noncancelable operating leases as follows:

	December 31,
	2003		2004
	Land and buildings	Other assets	Land and buildings	Other assets
	(in thousands)
Payable on operating leases that expire
—within one year	£240	£1,289	£75	£425
—between two and five years	68	10,205	383	4,412
—after five years	8,294	4,524	5,717	10,451

	£8,602	£16,018	£6,175	£15,288

The following table presents a schedule of future minimum commitments under noncancelable leases at December 31, 2004:

	Year ended December 31,
	Operating	Finance
	(in thousands)
2005	£21,463	£10,154
2006	17,490	9,560
2007	17,483	8,002
2008	17,031	6,693
2009	12,991	5,200
Thereafter	52,549	15,958

Total minimum lease payments	£139,007	55,567

Less: amount representing interest		(15,952)

Present value of minimum lease payments		39,615
Less: current portion		(6,709)

Obligations under finance leases and hire purchase contracts		£32,906

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

The leases have various expiration dates and renewal options through 2119. Certain of the Company’s operating lease agreements include scheduled rent increases over the term of the lease. A portion of these payments have been reserved as part of the restructuring provision. (See Note 18.)

As previously noted, the Company incurs lease costs for certain office space it uses in London although GC PEC Networks and GC PEC UK are contractually liable for these obligations. The Company’s directors confirm that it is the Company’s intention to continue to meet all contractual costs on this property on behalf of GC PEC UK and GC PEC Networks and, accordingly, the commitment has been treated in these accounts as if it were the Company’s lease.

Purchase commitments

The Company has purchase commitments with third party access vendors that require it to make payments to purchase network services, capacity and telecommunications equipment through 2008. Some of these access vendor commitments require the Company to maintain minimum monthly and/or annual billings, in certain cases based on usage. In addition, the Company has purchase commitments with third parties that require it to make payments for operations, administration and maintenance services for certain portions of its network through 2025. The minimum commitment at December 31, 2004 is £93.4 million and is payable over periods of one to twenty-three years. Additionally, at December 31, 2004, the Company had entered into agreements for £3.6 million of future capital expenditures.

Contingencies

UK Office of Fair Trading. In 2002, an investigation was commenced by the UK Office of Fair Trading (the “OFT”), regarding an allegation that various subsea cable operator entities, including the Company, had engaged in an illegal agreement to collectively boycott a location in the UK as a means for the landing of subsea telecommunications cables in the UK. The Company responded to that investigation in 2002 denying the allegation.

In August 2003, the OFT extended its investigation in respect of allegations of price fixing and information sharing on the level of fees that the subsea entities would pay landowners for permission to land submarine telecommunication cables on their land in the UK. The Company responded to those allegations on October 10, 2003. The Company has cooperated fully with the investigation and has supplied additional factual materials including a number of formal witness statements. By letter dated December 2, 2004, the OFT informed the Company and others that its investigation is continuing and that it will be issuing a Statement of Objections to a number of parties under investigation. The OFT has not, however, indicated which parties will be receiving such a statement and to date no findings have been made against the Company and the Company continues to deny any wrongdoing. In the event that the OFT determines that the Company engaged in anti-competitive behavior, the OFT may impose a fine up to a maximum of 10% of the responsible party’s turnover in the field of activity in the UK for up to three years preceding the year on which the infringement ended.

Network Rail. A portion of the Company’s network is subject to a finance lease with Network Rail, the owner of the railway infrastructure in the UK. The finance lease includes provisions addressing copper cable and PABX equipment used by the Company to deliver managed voice services to UK train operating companies (the “Copper Provisions”). Under a prior agreement, the Copper Provisions of the finance lease could have been terminated on twelve months’ notice. In connection with its plans to modernize the signaling system on the UK railways, Network Rail issued a notice to terminate the Copper Provisions, which termination would have become effective March 31, 2005.

The prospective termination of the Copper Provisions raised an issue regarding the Company’s ability to continue to provide managed voice services to train operating companies in the UK and could also have led to breaches of certain customer contracts pursuant to which the Company agreed to provide these services beyond March 31, 2005. As a result, negotiations were entered into with Network Rail to put in place a new agreement. On November 11, 2004, a new five-year agreement was put in place, enabling the Company to continue to serve these customers on commercially acceptable terms, and furthermore providing a revenue stream for services being provided to Network Rail over the same period.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

Litigation

From time to time, the Company has been a party to various legal proceedings arising in the ordinary course of business. In the opinion of the Company’s directors there are currently no proceedings in respect of which there exists a reasonable possibility of adverse outcome that would have a material effect on the Company’s consolidated balance sheet, consolidated profit and loss accounts or consolidated statement of cash flows.

25. Derivatives and other financial instruments

Treasury policy and risk management

The Company’s treasury management is conducted primarily by GCL on behalf of the Group Companies. GCL is responsible for raising financing for operations, together with associated liquidity management, and the management of foreign exchange and interest rate risk. Treasury operations are conducted within a framework of policies and guidelines authorized and reviewed by the GCL Audit Committee, who receive regular updates of treasury activity. Financial instruments are entered into for risk management purposes only. It is the GC Group’s policy that all hedging is to cover known risks and that no trading in financial instruments is undertaken.

The Company’s principal risks are its exposures to changes in interest rates and currency exchange rates, which both arise from the Company’s sources of financing. Following evaluation of those positions, the Company, as directed by the group treasury management, selectively enters into derivative financial instruments to manage these exposures.

Interest rate management

The Company has financial exposures to interest rates, arising primarily from finance leases and the Senior Secured Notes. These exposures are primarily managed by borrowing at fixed rates of interest. At December 31, 2003 and 2004, the Company’s borrowings, excluding finance leases, are at fixed rates of interest. During the year ended December 31, 2004, the Company has entered into a cross currency interest rate swap (described below) which has swapped the 10.75% US dollar interest rate to a 11.65% pound sterling rate at an exchange rate of £1 to $1.945 for interest payments due between June 2005 and June 2010 on the US Dollar Senior Secured Notes. The maturity of the swap was set to generally match the non-call period of the Senior Secured Notes.

The Company’s finance leases incur interest based on the rates inherent in the finance lease agreement.

Currency exchange rates

The Company operates primarily in the UK and more than 95% of its revenue and operating costs are denominated in pounds sterling. In addition, substantially all of the Company’s assets and liabilities, excluding obligations to other Group Companies and third party financing, are denominated in pounds sterling.

At December 31, 2003 and 2004, the Company had net payables of £27.3 million and £5.7 million, respectively, denominated in currencies other than pounds sterling. In the years ended December 31, 2003 and 2004, the Company recognized a foreign currency gain of £5.5 million and £6.0 million, respectively, on the liabilities denominated in other currencies.

The Company assesses its currency exchange exposure and enters into financial instruments, as it believes necessary to, manage this risk. At December 31, 2004, the Company had US dollar-denominated debt of £102.3 million on which it must pay interest on a semi-annual basis beginning on June 15, 2005. The Company has entered into a five year cross currency interest rate swap to minimize exposure of any US dollar to pounds sterling currency conversion for the interest payments due on the US Dollar Senior Secured Notes. This cross currency interest rate swap converts the US dollars to pounds sterling at a rate of £1 to $1.945 and swaps the interest rate on the associated payments from 10.75% to 11.65%.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

The Company has not entered into any currency swap agreements for the principal amount of the US dollar denominated debt. At December 31, 2003 and 2004, the split of aggregate borrowings, including finance leases, into their core currencies was US dollar nil and 43.0%, respectively and pounds sterling 100% and 57.0%, respectively.

Interest rate risks

The interest rate profile of the Company’s long term debt, including finance leases, was as follows:

	December 31, 2004				Weighted averages for fixed rate debt
	Fixed Rate	Floating Rate	Interest Free	Total	Interest rate	Weighted average period for which the rate is fixed
	(in thousands)
Pound Sterling	£97,092	£32,906	£—	£129,998	11.75%	10 years
US Dollar	98,243	—	—	98,243	11.20%	10 years

	£195,335	£32,906	—	£228,241

	December 31, 2003				Weighted averages for fixed rate debt
	Fixed Rate	Floating Rate	Interest Free	Total	Interest rate	Weighted average period for which the rate is fixed
	(in thousands)
Pound Sterling	£—	£35,083	£328,934	£364,017	—	—
US Dollar	—	—	—	—	—	—

	£—	£35,083	£328,934	£364,017

Further details of interest rates on long term borrowings are given in Note 16.

The Company’s loans from Group Companies did not incur interest (see Note 22). The Company’s finance leases incur interest at floating rate of 9.2%, which is inherent in the finance lease agreements.

Cash and short term deposits of £50.4 million and £21.2 million December 31, 2003 and 2004, respectively comprises cash at bank of £15.4 million and £0.5 million and short term bank deposits of £35.0 million and £20.7 million in a variety of maturities of up to one month, all attracting overnight money market rates of interest.

Currency risks

The Company’s currency exposures, after hedging, give rise to the net currency gains and losses recognized in the consolidated profit and loss accounts. Such exposures comprise the net monetary assets and liabilities of the GC Group that are not denominated in the functional currency of the operating unit involved and principally consist of the US Dollar Senior Secured Notes. The following table presents the exposure of net foreign currency monetary assets (liabilities):

	December 31,
	2003				2004
	US dollars	Euros	Canadian dollars	Total	US dollars	Euros	Total
Functional currency of the Company
Pounds Sterling	(31,692)	682	(348)	(31,358)	(109,378)	3,000	(106,378)

Liquidity risks

The profile of the GC Group’s financial liabilities, other than short-term creditors, is shown in Note 15. The profile of provisions is shown in Note 17.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

Fair values

Set out below is a comparison by category of the book values and the estimated fair values of the GC Group’s financial assets and financial liabilities, and associated derivative financial instruments. Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that the Company would realize upon a disposition nor do they indicate the Company’s intent or ability to dispose of the financial instruments. The fair values of the Senior Secured Notes, excluding the deferred finance charges, and the cross currency interest rate swap are estimated based upon the market quotes. The fair value of trade debtors greater than one year is estimated based upon the net present value of the carrying value using a discount rate equivalent to that expected to be received on an interest bearing third party debtor balance. The fair value of the financial instruments associated with finance leases have been estimated as equal to book value due to the variable nature of the interest on the financial instruments. The remaining financial instruments have been estimated as equal to the carrying value due to their short term nature.

	Year ended December 31,
	2003		2004
	Book value	Fair value	Book value	Fair value
	(in thousands)
Primary financial instruments held or issued to finance the Company’s operations:
Cash at bank and in hand	£15,403	£15,403	£466	£466
Investments – short term deposits	35,000	35,000	20,727	20,727
Debtor amounts receivable in less than one year	13,845	13,845	18,422	18,422
Trade debtors greater than one year	1,593	1,188	1,545	1,212
Amounts receivable under finance leases	3,744	3,744	4,231	4,231
Obligations under finance leases and hire purchase contracts falling due after more than one year	35,083	35,083	32,906	32,906
Senior Secured Notes	—	—	195,335	197,591
Derivative financial instruments held to manage the interest rate and currency profile:
Cross currency interest rate swap	—	—	—	(2,440)

Hedges

The GC Group’s policy is to hedge the currency exchange exposure related to the first five years of interest payments on the US Dollar Senior Secured Notes. Gains and losses on hedging instruments, which are eligible for hedge accounting treatment, are not recognized until the hedged position is recognized.

The unrecognized gains and losses on instruments used for hedging, and the movements therein are as follows for the year ending December 31, 2004. There were no such instruments in the years ending December 31, 2002 and 2003.

	Gains	Losses	Total
	(in thousands)
Gains and losses arising before the beginning of the year that were not recognized in the year	—	—	—
Gains and losses arising in the year that were not recognized in the year	—	£(2,440)	£(2,440)
Unrecognized gains and losses on hedges at the end of the year	—	(2,440)	(2,440)
Of which:
Gains and losses expected to be recognized in the next year	—	£(488)	£(488)
Gains and losses expected to be recognized after the next year	—	(1,952)	(1,952)

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

26. Reconciliation to United States Generally Accepted Accounting Principles

The Company’s consolidated financial statements have been prepared in accordance with UK GAAP, which differs in certain material respects from accounting principles generally accepted in the United States (“US GAAP”). Such differences involve methods for measuring the amounts in the consolidated financial statements, as well as additional disclosures required by US GAAP. The principal differences between UK GAAP and US GAAP applicable to the Company are quantified and described below.

Profit/(loss) & equity shareholder’s deficit

The effects of the application of US GAAP on profit/(loss) are set out below:

		Predecessor		Successor
	Note	Year ended December 31, 2002	January 1, to December 9, 2003	December 10, to December 31, 2003	Year ended December 31, 2004
		(in thousands)		(in thousands)
Profit/(loss), under UK GAAP		£(45,769)	£18,618	£2,454	£45,782
Push down of GCL’s fresh start accounting:	(A)
Fair value adjustments (i)		—	12,580	—	—
Reset of shareholder’s deficit (ii)		—	297,549	—	—
Deferred income (iv)		—	—	(273)	(6,204)
Depreciation and amortization (v)		—	—	1,243	19,212
Long term IRU agreements	(B)	(431)	(377)	(25)	(369)
Third party services agreements	(C)	596	899	60	103
Restructuring costs	(D)	17,775	(1,165)	111	5,087
Straight line rent	(E)	(215)	(202)	(13)	69
Pensions	(F)	(1,693)	(162)	—	(793)
Dilapidation provisions	(G)	(1,468)	120	8	(148)
Share-based compensation	(H)	—	—	(12)	(770)
Income taxes	(J)	12,598	(263)	(1,088)	(22,123)

Net income/(loss), under US GAAP		£(18,607)	£327,597	£2,465	£39,846

The effects of the application of US GAAP on equity shareholder’s deficit are set out below:

	Note		December 31, 2003	December 31, 2004
	(in thousands)
Equity shareholder’s deficit, under UK GAAP			£(308,845)	£(159,167)
Push down of GCL’s fresh start accounting:	(A	)
Reset of shareholder’s deficit (iii)			1,515	1,515
Deferred income (iv)			(273)	(6,477)
Depreciation and amortization (v)			1,243	20,455
Long term IRU agreements	(B	)	(25)	(394)
Third party services agreements	(C	)	60	163
Restructuring costs	(D	)	111	5,198
Straight line rent	(E	)	(13)	56
Pensions	(F	)	—	(793)
Dilapidation provisions	(G	)	8	(140)
Derivative accounting	(I	)	—	(2,398)
Income taxes	(J	)	(1,070)	(4,690)

Shareholder’s deficit, under US GAAP			£(307,289)	£(146,672)

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

Consolidated Statements of Changes in Shareholder’s Deficit under US GAAP:

Total Shareholder’s Deficit
(in thousands)
Balance at January 1, 2002 (predecessor)	£(448,702)
Net loss for the period ended December 31, 2002	(18,607)
Change in additional minimum pension liability	2,117
Change to distribution to Group Companies—tax sharing	(12,598)

Balance at December 31, 2002 (predecessor)	(477,790)

Net profit for the period ended December 9, 2003	327,597
Capital contribution—debt waivers	137,499
Capital contribution—tax sharing	263
Change in additional minimum pension liability	196
Establishment of reorganization reserve	(297,549)

Balance at December 9, 2003 (successor)	(309,784)

Net profit for the period ended December 31, 2003	2,465
Capital contribution—tax sharing	18
Share-based compensation	12

Balance at December 31, 2003 (successor)	(307,289)

Net profit for the period ended December 31, 2004	39,846
Shares issued	21,896
Capital contribution—debt waivers	82,000
Reduction in reorganization reserve—deferred tax benefit	18,503
Unrealized loss on derivative financial instrument	(2,398)
Share-based compensation	770

Balance at December 31, 2004 (successor)	£(146,672)

Consolidated Statements of Other Comprehensive Income/(Loss)

The following presents the Company’s consolidated statements of comprehensive income/(loss) prepared in accordance with US GAAP:

	Predecessor		Successor
	Year ended December 31, 2002	January 1 to December 9, 2003	December 10 to December 31, 2003	Year ended December 31, 2004
	(in thousands)		(in thousands)
Net income/(loss), under US GAAP	£(18,607)	£327,597	£2,465	£39,846
Other comprehensive income/(loss):
Change in minimum pension liability	2,117	196	—	—
Unrealized loss on derivative financial instrument	—	—	—	(2,398)

Comprehensive income/(loss)	£(16,490)	£327,793	£2,465	£37,448

There are no material tax effects related to the items included above.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

(A) Push down of GCL’s fresh start accounting

On December 9, 2003 (the “Effective Date”), GCL emerged from bankruptcy and implemented “fresh start” accounting and reporting in accordance with the American Institute of Certified Public Accountants Statement of Position No. 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”).

Fresh start accounting required GCL to allocate its reorganization value, which was determined pursuant to, among other things, the Plan of Reorganization and ST Telemedia’s equity investment for 61.5% ownership, to its respective assets and liabilities based upon their preliminary estimated fair values. An independent appraiser was engaged to assist in this allocation and in determining the fair market value of tangible and intangible assets.

Although the Company itself did not file for bankruptcy, it has recorded the push down of GCL’s fresh start accounting adjustments associated with the Company in accordance with the push down accounting requirements of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) 54, “Application of “Push Down” Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase”. Under fresh start reporting, a new entity is deemed to be created for financial reporting purposes. References to the “Company” in respect of time periods prior to the Effective Date are references to the “Predecessor” entity whereas such references in respect of time periods commencing with the Effective Date are references to the “Successor” entity.

Since fresh start reporting materially changes the amounts previously recorded in a company’s financial statements prepared under US GAAP, a black line separates the financial data pertaining to periods after the adoption of fresh start reporting from the financial data pertaining to periods prior to the adoption of fresh start reporting to signify the difference in the basis of preparation of financial information for each respective entity.

The impact of the push down accounting on the reconciliation between UK GAAP and US GAAP includes:

a) a split of the profit and loss recorded between successor and predecessor periods; and

b) the elimination of the cumulative US GAAP shareholder’s deficit and the establishment of a reorganization reserve within equity. This results in a cumulative fresh start adjustment between UK GAAP and US GAAP to reflect the difference in equity on the Effective Date and the individual UK GAAP and US GAAP adjustments since the Effective Date.

The application of push down accounting resulted in the following reconciling differences between UK GAAP and US GAAP:

(i) The fair value adjustments are as follows (in thousands):

Adjust deferred turnover to fair value	£79,402
Adjust carrying value of tangible fixed assets to reorganization value	(76,653)
Recognize intangible assets at fair value	9,179
Adjust pension assets and liabilities to fair value	(470)
Other	1,122

Total	£12,580

(ii) Elimination of historical shareholder’s equity, excluding share capital, which is reflected as a gain on reorganization in the consolidated profit and loss account and results in the establishment of a reorganization reserve within equity.

(iii) Elimination of the historical differences between UK GAAP and US GAAP, which were included in the historical shareholder’s equity that was eliminated in fresh start.

(iv) The adjustment to reflect deferred income at fair value results in a difference between UK GAAP and US GAAP. Under UK GAAP and US GAAP prior to fresh start there was deferred income related to the long term IRU agreements and other customer contracts. This represents the reversal of the turnover recognized under UK GAAP.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

(v) The adjustment to record tangible and intangible fixed assets at fair value results in a difference in the cost basis of the assets under UK GAAP and US GAAP. This represents the adjustments to depreciation expense and amortization expense resulting from the different cost bases of these assets. The intangible assets are being amortized over a period of six years, while the tangible assets are being depreciated over lives consistent with Company’s policy.

(B) Long term IRU agreements

The Company enters into long term IRU agreements with certain of its customers. Under UK GAAP, these agreements are recognized as turnover when (a) the purchaser’s right of use is exclusive and irrevocable, (b) the asset is specific and separable, (c) the term of the contract is for the majority of the asset’s useful economic life, (d) the attributable cost of carrying value can be measured reliably, and e) no significant risks are retained by the Company. For agreements that do meet these criteria, the turnover is deferred over the life of the agreement.

Under US GAAP, agreements entered into after the issuance of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 43 in June 1999 are required to be accounted for as operating-type leases, unless title is transferred to the lessee by the end of the lease term.

Based on the terms of these agreements, the Company has deferred income on all contracts entered into after June 1999 under both UK GAAP and US GAAP. Prior to June 1999, the turnover under US GAAP was recognized at the time the agreement was entered into with the customer, whereas under UK GAAP the turnover was deferred. This adjustment represents the difference for contracts entered into prior to June 1999.

This adjustment to profit/(loss) consists of the following:

	Predecessor		Successor
	Year ended December 31, 2002	January 1, to December 9, 2003	December 10, to December 31, 2003	Year ended December 31, 2004
	(in thousands)		(in thousands)
Reversal of deferred income	£(1,132)	£(1,062)	£(70)	£(1,116)
Reversal of depreciation of long term IRU assets	365	342	23	365
Reversal of wayleave costs	336	343	22	382

	£(431)	£(377)	£(25)	£(369)

This adjustment to shareholder’s deficit consists of the following cumulative differences:

	December 31,
	2003	2004
	(in thousands)
Reversal of deferred income	£(70)	£(1,186)
Long term IRU assets, net	23	388
Establishment of wayleave accrual	22	404

	£(25)	£(394)

(C) Third party services agreements

The Company has a telecommunications services agreement (“TSA”) with a customer, under which it is obligated to provide capacity service on its network. Under UK GAAP, the TSA is accounted for as a direct finance lease as substantially all risks and rewards of ownership transfers to the lessee. Under US GAAP, the TSA is accounted for as a service contract rather than a lease

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

agreement as it does not convey to the purchasers the right to control the use of the underlying network assets as defined by FASB’s Emerging Issues Task Force (“EITF”) Issue No. 01-8 “Determining Whether an Arrangement Contains a Lease”.

(D) Restructuring costs

The Company implemented certain initiatives to restructure its operations (see Note 18). The costs associated with these initiatives consist of severance costs and contractual obligations for which the Company will receive no future economic benefit.

Under UK GAAP, the Company recognizes a liability once there is a constructive obligation in respect of a past event. For severance costs this is when the Company has raised an expectation in those affected that it will carry out the restructuring and has in place a detailed formal plan. For property lease costs this is when the Company vacates the property and thus has demonstrated a commitment to the plan from which it cannot reasonably withdraw. These amounts are discounted based on the Company’s weighted average cost of capital.

Under US GAAP, through December 31, 2002, the criteria that had to be met in order to record a restructuring provision, including a requirement to communicate terms of a restructuring plan to employees prior to recognition of the related provision, were defined in the EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” and further discussed in SAB 100, “Restructuring and Impairment Charges.” Under EITF Issue No. 94-3, the Company does not discount these provisions. The Company adopted SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”) on January 1, 2003. SFAS No. 146 changed the criteria for recording a restructuring provision to consider future services required to be rendered to receive the one-time benefit. SFAS No. 146 also changed the criteria related to recognition of costs associated with the termination of contracts to include a distinction between early termination costs and continuing costs to be incurred without economic benefit. Application of these provisions has resulted in differences in both the timing and amount of restructuring charges recognized under US GAAP as compared to UK GAAP.

(E) Straight line rent

The Company has a lease for one of its properties under which certain periods were rent free. Under both UK GAAP and US GAAP, the Company records rental expense on a straight line basis over the life of the lease. Under UK GAAP, the period over which the benefit of the rent free period is straight lined is from the start of the lease until the date at which the rental payments are first revised to market rates. Under US GAAP, the period over which the benefit of the rent free period is straight lined is the initial lease term.

(F) Pensions

Under UK GAAP, pension plan assets and liabilities are assessed triennially, whereas US GAAP requires pension assets and liabilities to be assessed on an annual basis with the value of the liabilities calculated with reference to yields on high quality corporate debt. For the purposes of US GAAP, the actuarial assessments are more current than those used under UK GAAP for the years ended December 31, 2002, 2003 and 2004.

In addition, under US GAAP, where the value of the liability assessed without allowance for future salary increases (the accumulated benefit obligation or “ABO”) exceeds the fair value of plan assets, it may be necessary to record an additional liability in the current year.

The retirement plans summarized in Note 7 are reviewed annually in accordance with SFAS No. 87, “Employer’s Accounting for Pensions,” and the disclosures below have been presented in accordance with SFAS No. 132R, “Employers’ Disclosures about Pensions and Other Post Retirement Benefits (Revised).” Where appropriate, additional pension charges in respect of curtailment or settlement events have been calculated in accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits.”

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

The Company sponsors two defined benefit pension plans, the Global Scheme and the Railway Scheme (the “Plans”), as described in Note 7. The Company uses a December 31 measurement date for the Plans.

Changes in the projected benefit obligation for the Plans are as follows:

	Year ended December 31,
	2003	2004
	(in thousands)
Benefit obligation at beginning of year	£25,802	£27,213
Service cost	340	774
Interest cost	1,391	1,022
Actuarial loss/(gain) including settlement	1,376	3,292
Benefits paid	(1,783)	(745)
Interest cost attributable to employees	—	481
Employee contributions	87	96

Benefit obligation at end of year	£27,213	£32,133

Changes in the fair value of assets for the Plans are as follows:

	Year ended December 31,
	2003	2004
	(in thousands)
Fair value of plan assets at beginning of year	£23,220	£26,100
Actual return on plan assets, including settlement	4,218	2,936
Employer contribution	358	387
Employee contribution	87	96
Benefits paid	(1,783)	(745)

Fair value of plan assets at end of year	£26,100	£28,774

The funded status for the Plans is as follows:

	December 31,
	2003	2004
	(in thousands)
Funded status	£(1,113)	£(3,359)
Less employees’ share of surplus/(deficit)	(522)	14

Net funded status	(1,635)	(3,345)
Unrecognized net loss	—	1,506

Accrued benefit cost, net	£(1,635)	£(1,839)

The funded status reflects a £0.5 million adjustment recorded in the application of fresh start accounting.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

Amounts recognized in the consolidated statements of financial position consist of the following:

	December 31,
	2003	2004
	(in thousands)
Prepaid benefit cost	£783	£—
Accrued benefit cost	(2,418)	(1,839)
Accrued benefit liability	—	—
Accumulated other comprehensive income	—	—

Net amount recognized	£(1,635)	£(1,839)

Details of the effect on operations of the Plans are as follows:

	Year ended December 31,
	2002	2003	2004
	(in thousands)
Service cost	£433	£340	£774
Interest cost on projected benefit obligation	1,480	959	1,022
Expected return on plan assets	(1,586)	(1,080)	(1,206)
Net amortization and deferral	299	226	—

Net periodic pension cost	626	445	590
Curtailment and settlement	1,226	—	—

Total pension cost	£1,852	£445	£590

Actuarial assumptions used to determine benefit obligations for the Plans sponsored by the Company are as follows:

	December 31,
	2003	2004
Discount rate	5.5%	5.3%
Compensation increases	4.5%	3.8%

Actuarial assumptions used to determine net periodic benefit costs for the Plans are as follows:

	2002	2003	2004
Discount rate	5.8%	5.5%	5.3%
Compensation increases	4.3%	4.0%	3.8%
Expected long-term rate of return on plan assets	5.0-8.0%	4.5-8.0%	6.1-7.7%

The expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation.

The Railways Scheme represents approximately 88.6% of total assets of the Plans at December 31, 2004. The current planned asset allocation strategy was determined with regard to actuarial characteristics of each scheme. It is based on the assumption that equities will outperform bonds over the long term and is consistent with the overall objective of long-term capital growth. The expected long-term rate of return on plan assets was calculated by the plan actuary and is based on historic returns of each asset class held by the plan at the beginning of the year.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

The weighted-average asset allocations by asset category for the Plans are as follows:

	December 31,
	2003	2004
Equity securities	72%	72%
Debt securities	20%	15%
Other	8%	13%

Total	100%	100%

The Company expects to make total contributions to the Plans of £0.4 million in 2005.

At December 31, 2002, 2003 and 2004 the accumulated benefit obligation of the Global Scheme exceeded the fair value of the Global Scheme’s assets by £1.7 million, £0.7 million and £3.0 million, respectively. The Company recognized an additional minimum pension liability of £0.2 million, £nil million and £nil million for the years ended December 31, 2002, 2003 and 2004, respectively.

The projected benefit obligation, accumulated benefit obligation, and fair value of assets relating to the Global Scheme were £6.3 million, £5.1 million, and £3.3 million, respectively, at December 31, 2004 and £5.1 million, £3.4 million and £2.7 million, respectively, at December 31, 2003.

	Year ended December 31,
	2002	2003	2004
	(in thousands)
Decrease in minimum liability included in other comprehensive income	£2,117	£196	£—

The accumulated benefit obligation of the Global Scheme exceeds the fair value of the Plans’ net assets. Details of the effect on operations of the Global Scheme are as follows:

	Year ended December 31,
	2002	2003	2004
	(in thousands)
Service cost	£210	£95	£480
Interest cost on projected benefit obligation	723	343	300
Expected rate of return on plan assets	(587)	(182)	(162)
Net amortization and deferral	313	226	—
Settlement	1,000	—	—

Net cost	£1,659	£482	£618

The Railways Scheme’s accumulated benefit obligation of £12.9 million and £25.8 million did not exceed the fair value of the plan assets at December 31, 2003 or 2004, respectively.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

The following table summarizes expected benefit payments from the Company’s pension plans through 2014. Actual benefits payments may differ from expected benefit payments:

December 31, 2004
(in thousands)
2005	£802
2006	813
2007	822
2008	835
2009	841
2010 - 2014	4,600

(G) Dilapidation provisions

Under UK GAAP, a dilapidation provision is recorded to reflect the estimated net present value of costs required to return leased properties to their original state in accordance with the respective lease agreements, whereas under US GAAP, the provision is recorded at its gross value.

(H) Share-based compensation

Certain employees of the Company are eligible to receive share options to purchase GCL common shares under the share option plan of GCL. Under UK GAAP, share-based compensation expense is recorded in the entity which grants the options. Under US GAAP, share-based compensation expense is recorded at the entity receiving the services of the employee. For options granted prior to the Effective Date, the Company elected to account for its employees options in accordance with the provisions of Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations and, accordingly, recognized no compensation expense for share option grants unless the share options were granted at an exercise price lower than the trading price on the date of grant, or the options required variable accounting treatment. For options granted on or after the Effective Date, the Company adopted the fair value provisions of SFAS No. 123, “Accounting for Stock Based Compensation” (“SFAS 123”).

Had compensation expense been determined and recorded based upon the fair value recognition provisions of SFAS 123 for stock options awards granted prior to December 9, 2003, US GAAP stock-based compensation expense and net income would have been as follows (on a pro forma basis):

	Year ended December 31, 2002	January 1, to December 9, 2003
Net income/(loss), as reported	£(18,607)	£327,597
Add: Share-based employee compensation expense included in reported net income/(loss)	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(4,989)	(1,441)

Pro forma net income/(loss)	£(23,596)	£326,156

There were no share options granted for the year ended December 31, 2002 and the period January 1, 2003 to December 9, 2003. Accordingly, the stock-based compensation recognized in these periods was based on the fair value of the options granted in prior years using the Black-Scholes option-pricing model with weighted-average assumptions for these previously issued options.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

At December 9, 2003, the Company had 810,673 share options outstanding for the purchase of the Old GCL’s common shares by the employees of the Company. Pursuant to Old GCL’s Plan of Reorganization, all share option plans and options granted were cancelled. Information regarding options granted and outstanding for the purchase of the Old GCL’s common shares by employees of the Company is summarized below:

	Number of Options Outstanding	Weighted - Average Exercise Price
Balance at January 1, 2003	860,624	$17.31
Granted	—	—
Exercised	—	—
Cancelled/forfeited	(49,951)	13.50
Cancellation of stock options	(810,673)	17.49

Balance at December 9, 2003	—	$—

Share Option Plan

On the Effective Date, the Company adopted the fair value provisions of SFAS 123 under the prospective method for the share option awards granted on the Effective Date and thereafter. The impact on share-based compensation expense recognized in 2003 relating to these 2003 awards was an expense of approximately £12,000 for the period December 10, 2003 to December 31, 2003.

On the Effective Date, GCL adopted a new management share incentive plan (“the 2003 Share Incentive Plan”) whereby GCL is authorized to issue, in the aggregate, share awards of up to 4,878,261 common shares of GCL to any employee, director or consultant who is selected to participate in the 2003 Share Incentive Plan. Of those shares, non-qualified options to purchase 42,000 and 12,000 shares of GCL common stock were granted to three and five employees of the Company in the years ended December 31, 2003 and 2004, respectively.

The following are the assumptions used to calculate the weighted average fair value of stock options granted for the period December 10, 2003 to December 31, 2003 and the year ended December 31, 2004. For the period December 10, 2003 to December 31, 2003, as GCL did not have a historical basis for determining the volatility and expected life assumptions in the model due to GCL’s short market trading history, the assumptions used are an average of those used by a select group of telecommunications companies. In 2004, as GCL’s equity has a trading history of only one year, the volatility assumption used for 2004 represents a mean-average of the Company’s stock volatility during 2004 and an average of those used by a select group of telecommunications companies. The expected term is based on the average expected life for each of the portions of the award that vest on different dates.

	December 10 to December 31, 2003	Year Ended December 31, 2004
Dividend yield	0%	0%
Expected volatility	70%	72%
Risk-free interest rate	3.25%	3.94%
Expected life (years)	5	5
Attrition rate	6%	6%
Weighted average fair value of options granted	$10.16	$15.39

The related compensation cost is recognized on a straight line basis, provided that the amount amortized as of a given date may be no less than the portion of the options vested as of such date. The Company determines share-based compensation expense based on the number of awards expected to vest. Option awards vest evenly over a three year period from the date of grant.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

Information regarding the options granted and outstanding for the period December 9 to December 31, 2003 and for the year ended December 31, 2004 is summarized below:

	Number of Options Outstanding	Weighted - Average Exercise Price
Balance at December 9, 2003	—	—
Granted	42,000	$10.16
Exercised	—	—
Cancelled/forfeited	—	—

Balance at December 31, 2003	42,000	10.16
Granted	12,000	15.39
Exercised	—	—
Cancelled/forfeited	—	—

Balance at December 31, 2004	54,000	$11.32

Restricted Stock Units

During the year ended December 31, 2004, the Company’s employees were awarded 107,500 restricted stock units of GCL common stock under the 2003 Global Crossing Stock Incentive Plan. The restricted stock units vest and convert into common shares of GCL over a period between one and five years, with higher seniority employees having five year vesting periods. Granted but unvested units are forfeited upon termination of employment. Compensation expense is recorded on a straight line basis from the date of grant to the measurement date. The Company recorded compensation expense relating to the restricted stock units of £0.6 million during the year ended December 31, 2004.

The following table summarizes restricted stock units granted, forfeited and canceled for the year ended December 31, 2004:

	Number of Restricted Stock Units	Weighted - Average Issue Price
Balance at December 31, 2003	—	—
Granted	107,500	$29.26
Cancelled/forfeited	—	—

Balance at December 31, 2004	107,500	$29.26

(I) Derivative accounting

Under UK GAAP, the Company records its cross currency interest rate swap at historical cost of nil, and discloses its fair value (see Note 25.) Accrued interest is recorded at the appropriate hedged rate.

Under US GAAP, the Company applies SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” and has designated the cross currency interest rate swap as a cash flow hedge. Accordingly, the Company measures and records the fair value of the cross currency interest rate swap on its consolidated balance sheets. Changes in fair value of the effective portions of the cross currency interest rate swap are reported in other comprehensive income/(loss) and recognized in the consolidated profit and loss accounts when the hedged item is recognized in the consolidated profit and loss accounts. Any ineffective portion of the cross currency interest rate swap is recognized as a gain or loss in the consolidated profit and loss accounts in the current period. No ineffectiveness was recorded during the year ended December 31, 2004. Accrued interest is reported at the exchange rate prevailing at the balance sheet date.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

The impact on the profit and loss accounts is the same under both UK and US GAAP.

(J) Income taxes

The Company accounts for taxes in accordance with SFAS 109, “Accounting for Income Taxes” (“SFAS 109”) under US GAAP and in accordance with FRS 19, “Deferred Tax” (“FRS 19”) for UK GAAP. The impact of the differences between SFAS 109 and FRS 19 are described below.

Deferred tax assets and liabilities

SFAS 109 requires the recognition in full of deferred tax assets or liabilities for temporary differences between the reported carrying amount of an asset or liability and its corresponding tax basis. Deferred taxes are measured at the enacted tax rates. To the extent that it is more likely than not that all or a portion of the Company’s deferred tax assets will not be realized, a valuation allowance is recorded. Such assessment is based on the availability of both positive and negative evidence about future taxable profits.

Under UK GAAP, deferred tax is provided in full on timing differences which result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallize based on enacted or substantially enacted tax rates. Net deferred tax assets are recognized to the extent that it is regarded as more likely than not that they will be recovered.

The Company provides for deferred taxation in respect of timing differences, subject to certain exceptions, between the recognition of gains and losses in the financial statements and for tax purposes. Under US GAAP, deferred taxation is computed on all temporary differences between the tax bases and book values of assets and liabilities which will result in taxable or tax deductible amounts arising in future years. Temporary differences recognized mostly relate to differences between the carrying values of assets under US GAAP following the implementation of fresh start accounting and the carrying value for tax purposes of assets in respect of which tax relief is available. Deferred taxation assets under UK GAAP and US GAAP are recognized only to the extent that it is more likely than not that they will be realized.

At December 31, 2003 and 2004, the Company has approximately £82.8 million and £76.2 million, respectively, of net deferred tax assets and liabilities under US GAAP prior to valuation allowance. Included in these amounts are deferred tax assets on gross tax losses of £179.3 million and £258.0 million, respectively, which have an indefinite carryforward life. Due to the Company’s history of losses, no asset was recognized on the consolidated balance sheet at December 31, 2003 due to the uncertainty of future taxable profits. At December 31, 2004, £9.2 million of the Company’s US GAAP deferred tax assets have been recognized due to sufficient positive evidence of the future realization of those assets.

The net deferred tax assets and liabilities are as follows:

	December 31,
	2003	2004
	(in thousands)
Excess capital allowances	£10,389	£3,713
Other short term timing differences	19,408	430
Tax losses carry forward	53,801	77,313
Deferred taxes on US GAAP adjustments:
Deferred revenue	(11)	2,012
Fixed assets	(399)	(6,570)
Restructuring costs	(33)	(1,562)
Provisions	(2)	44
Other timing differences	(343)	201

	82,810	75,581
Valuation allowance	(82,810)	(66,402)

Net deferred tax asset	£—	£9,179

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

The UK GAAP tax expense/(benefit) is a follows:

	Year ended December 31,
	2002	2003	2004
	(in thousands)
UK Corporation tax on profit/(loss)	£(13,731)	£6,322	£12,215
Expenses not deductible for tax purposes	756	1,098	685
Taxable amounts credited to reserves	—	6,080	—
Current year loss surrendered as group relief	12,598	—	—
Utilization of group relief	—	(281)	—
Change in valuation allowance	377	(13,219)	(17,964)

UK GAAP tax expense/(benefit)	£—	£—	£(5,064)

Tax Sharing

The Company participates in a tax sharing arrangement with the UK Group whereby one member of the UK Group may utilize tax losses incurred by another member of the UK Group in the same tax year. Prior to 2004, there was no formal arrangement in place that provided for compensation between the entities in relation to these losses obtained or forgiven. Under UK GAAP, there is no accounting recognition for the surrender of tax losses and any tax losses transferred to the Company from other members of the UK Group are recorded as a tax benefit in that period. The Company entered into a formal tax agreement with GCL, which was effective October 1, 2004, that established the basis of conduct for certain tax matters in the UK, including the surrender of tax losses and the reallocation of income or gains where permitted by UK tax law, between the Company and other Group Companies subject to tax in the UK will be conducted. The claimant company will pay the surrendering company an amount equal to the amount surrendered multiplied by the average corporate tax rate for the period in which relief is deemed.

Under US GAAP, for tax sharing that is not based on a systematic, rational and consistent method of allocating tax losses among a group of companies that participate in the tax sharing arrangement, the difference between the cash flows that are paid or received under the tax sharing agreement and the method used to allocate taxes for financial reporting purposes is treated as an equity transaction and the corresponding income tax expense or benefit recorded in the consolidated profit and loss accounts.

As a result, the Company recognized a tax benefit of £12.6 million for the year ended December 31, 2002, for tax losses generated, but which were surrendered to other members of the UK Group. The Company recognized tax expense of £0.3 million for the year ended December 31, 2003, for its tax liability without consideration of tax losses received from other members of the UK Group. There was no tax sharing in the year ended December 31, 2004.

Push down of GCL’s Fresh Start Accounting

In valuing the assets and liabilities of the Company as part of fresh start accounting, the Company considered the fair values of the deferred tax assets and liabilities. Due to the Company’s history of losses and uncertainty of future taxable profits, the only deferred tax asset recognized in the opening balance sheet of the Successor entity was an amount equal to the tax loss carryforward of £1.1 million that was anticipated to be utilized against profits arising after the Effective Date through the end of the year. A full valuation allowance was recorded against the Company’s remaining net deferred tax assets.

Subsequent reductions in the amount of valuation allowance related to deferred tax assets existing at the Effective Date would be recorded as a reduction in “reorganization value in excess of amounts allocable to identifiable assets and other intangibles” until exhausted. The remaining tax benefits are reported as a reduction to the reorganization reserve in equity shareholder’s deficit. During the year ended December 31, 2004, the Company utilized net operating losses in existence at the Effective Date of £17.1 million and reduced the valuation allowance on the remaining assets by £9.1 million. Under push down of GCL’s fresh start accounting, £7.7 million tax benefit related to deferred tax assets existing at the Effective Date was credited against intangible assets, which reduced the intangible assets balance to zero. The remaining £18.5 million was recorded as a reduction to the reorganization reserve in equity shareholder’s deficit. For the period December 10 to December 31, 2003 and the year ended December 31, 2004, a deferred tax expense was recorded for US GAAP purposes of £1.1 million and £17.1 million, respectively, as a result of utilization of deferred tax assets.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

Classification Difference Between UK and US GAAP

Consolidated Statements of Cash Flows

The consolidated statements of cash flows prepared under UK GAAP in accordance with FRS 1, “Cash Flow Statements,” present substantially the same information as that required under US GAAP under SFAS No. 95, “Statement of Cash Flows.” The principle difference between the standards relates to the classification of items within the cash flow statements.

Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, equity dividends paid, management of liquid resources and financing activities. Under US GAAP, only three categories of cash flow activity are reported: operating, investing and financing activities. In addition, under UK GAAP cash and cash equivalents are defined as cash or cash equivalents accessible within 24 hours, whereas under US GAAP they are defined as cash and investments with an original maturity of less than ninety days.

A reconciliation between the consolidated statements of cash flows presented in accordance with UK GAAP to US GAAP classification, based on UK GAAP measurement principles, is shown below:

	Year ended December 31,
	2003	2004
	(in thousands)
Cash flow from operating activities:
Net cash inflow from operating activities under UK GAAP	£61,790	£58,912
Total return on investments and servicing of finance	(2,077)	(5,018)

Net cash provided by operating activities under US GAAP	59,713	53,894

Cash flow from investing activities:
Capital expenditure under UK GAAP	(28,239)	(7,811)

Net cash utilized by investing activities under US GAAP	(28,239)	(7,811)

Cash flow from financing activities:
Net cash inflow/(outflow) from financing under UK GAAP	(22,636)	(75,293)

Net cash provided/(utilized) by financing activities under US GAAP	(22,636)	(75,293)

Net increase in cash and cash equivalents under US GAAP	8,838	(25,741)
Cash and cash equivalents under US GAAP at beginning of the year	41,565	50,403

Cash and cash equivalents under US GAAP at end of the year	£50,403	£24,662

Consolidated Profit and Loss Accounts

There are classification differences between the Company’s reporting under UK GAAP and US GAAP. Under UK GAAP, the Company elects to present a Format One profit and loss account, where under US GAAP the Company reports its consolidated profit and loss account based on functional grouping of costs. These differences primarily relate to the following:

Cost of sales: Under UK GAAP, the Company presents cost of sales and gross profit. Under US GAAP, the Company segregates these amounts into costs of access, cost of sales, costs of maintenance, and depreciation and amortization and includes them with operating expenses. The Company does not present a gross profit.

Foreign currency gains/(losses): Under UK GAAP the Company includes foreign currency gains and losses within operating profit/(loss), whereas under US GAAP these amounts are included in other income.

Global Crossing (UK) Telecommunications Limited

Notes to the Consolidated Financial Statements

The following presents the Company’s condensed consolidated profit and loss accounts in accordance with US GAAP:

	Year ended December 31,
	2002	2003	2004
	(in thousands)
Revenue	£265,663	£290,922	£263,776
Operating expenses	(307,839)	(267,289)	(210,064)

Operating profit/(loss) from continuing operations	(42,176)	23,633	53,712
Reorganization items, net	(3,731)	305,038	—
Interest expense, net	(2,416)	(2,760)	(3,962)
Other income, net	18,454	5,502	7,155

Income/(loss) from continuing operations before income taxes	(29,869)	331,413	56,905
Income tax benefit/(expense)	12,598	(1,351)	(17,059)

Income/(loss) from continuing operations	(17,271)	330,062	39,846
Income/(loss) from discontinued operations	(1,336)	—	—

Net income/(loss)	£(18,607)	£330,062	£39,846

Consolidated Balance Sheets

Under UK GAAP, the Company presents deferred financing changes related to the Senior Secured Notes as a reduction to the debt liability. Under US GAAP these amounts are recorded as an asset.

Under UK GAAP cash and cash equivalents are defined as cash or cash equivalents accessible within 24 hours, whereas under US GAAP they are defined as cash and investments with an original maturity of less than ninety days.

Recently issued US GAAP accounting pronouncements

In December 2004 the FASB issued revised SFAS No. 123R, “Share-Based Payment”, (“SFAS No. 123R”). SFAS No. 123R sets accounting requirements for “share-based” compensation to employees and requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation. SFAS No. 123R is effective in annual periods beginning after June 15, 2005. As the Company already follows the fair value provisions of SFAS No. 123, the Company’s adoption of SFAS No. 123R is not expected to have a material impact on the Company’s consolidated results of operations or financial position.

In December 2004 the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29” (“SFAS No. 153”). SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is to be applied prospectively for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company’s adoption of SFAS No. 153 is not expected to have a material impact on the Company’s consolidated results of operations or financial position.